SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the registrant  ☒

Filed by a party other than the registrant  ☐

Check the appropriate box:

☒	Preliminary information statement	☐	Confidential, For Use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐	Definitive information statement

DEVCON INTERNATIONAL CORP.

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date Filed:

DEVCON INTERNATIONAL CORP.

595 South Federal Highway

Suite 500

Boca Raton, Florida 33432

INFORMATION STATEMENT

NOTICE

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Shareholder:

Notice is hereby given that on February 10, 2006 pursuant to Section 607.0704 of the Florida Business Corporation Act, we received the written consent, in lieu of a meeting, of the holders of a majority of our outstanding voting stock entitled to vote at a meeting of our shareholders:

(1)	Approving and adopting an amendment to our Articles of Incorporation that authorizes 10 million shares of preferred stock, with the terms of the shares of preferred stock, including the voting rights of the preferred stock, to be set from time to time by our Board of Directors; and

(2)	Approving and authorizing the private placement and the issuance of the to be created and issued Series A convertible preferred stock and common stock warrants and the subsequent issuance of shares of common stock issuable upon conversion of the to be created and issued Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock, which could, upon issuance, equal an amount that is 20% or more of our common stock outstanding prior to the date of issuance, in order to satisfy the Marketplace Rules of Nasdaq.

On February 10, 2006, we entered into a securities purchase agreement with certain accredited investors with respect to the private placement of an aggregate principal amount of $45,000,000 of notes, along with warrants to acquire an aggregate of 1,650,943 shares of our common stock subject to certain caps based upon the Nasdaq Marketplace Rules. The issuance of the notes and the warrants was completed as an initial step to the private placement of the Series A convertible preferred stock, which we anticipate issuing to the same accredited investors in exchange for the notes. The notes and warrants were issued to allow us to complete our acquisition of Guardian International, Inc. in a timely manner and avoid certain payments which would have been due to Guardian as a result of our failure to do so, including forfeiture of a $3 million deposit. We anticipate that the private placement investors will subsequently receive an aggregate of 45,000 shares of our Series A convertible preferred stock in exchange for notes bearing an aggregate principal amount equal to $45,000,000 and for no additional consideration. Accordingly, each share of our Series A convertible preferred stock will have a liquidation preference equal to $1,000. The transaction is subject to customary closing conditions. The sale of the notes and the common stock warrants and the closing of the Guardian acquisition occurred on March 6, 2006. The sale of the shares of our Series A convertible preferred stock is expected to take place on or before October 20, 2006.

On February 10, 2006, the holders of 3,082,640 shares of our issued and outstanding common stock representing approximately 51.4% of the votes entitled to be cast at a meeting of our shareholders executed a written consent approving the amendment to our Articles of Incorporation, the private placement, the issuance of the to be created and issued Series A convertible preferred stock and the common stock warrants and the subsequent issuance of the common stock issuable upon conversion of the to be created and issued Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock. These shareholders have also entered into a voting agreement under the terms of which they have agreed to vote the shares they represent in favor of the same matters if these matters are submitted to a vote of our shareholders at a meeting of our shareholders. The approval by the shareholders will not become effective until 20 days from the date this information statement is initially transmitted to our shareholders.

Our Board of Directors approved the actions listed above on January 30, 2006 and recommended that the Articles of Incorporation be amended to reflect the above actions. The proposed Articles of Amendment to the Articles of Incorporation will be filed with the Florida Secretary of State and will be effective when filed. The anticipated filing date will be approximately 20 days from the date this information statement is initially transmitted to our shareholders.

If the actions listed above were not adopted by the written consent of a majority of shareholders, it would have been necessary for the actions listed above to be considered by our shareholders at a special shareholders meeting convened for the specific purpose of approving the actions. We have elected not to call a special meeting of our shareholders in order to eliminate the costs of and time involved in holding a special meeting. Also, to complete the Guardian transaction in a timely manner and avoid forfeiture of the $3 million deposit we issued the notes and warrants and elected not to call a special meeting of our shareholders. Our management has concluded that it is in our best interests to address this matter in the manner stated herein. The elimination of the need for a special meeting of the shareholders to approve the actions is authorized by Section 607.0704 of the Florida Business Corporation Act, or the Florida Act, provided that notice of such action is given to our other shareholders within ten (10) days after the effectiveness of the approval of our shareholders. Section 607.0704 provides that the written consent of the holders of outstanding stock of each voting group entitled to vote having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote were present and voted, may be substituted for the special meeting. According to Section 607.1003 of the Florida Act, a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to amend the Company’s Articles of Incorporation. In a special meeting, our Board of Directors voted to utilize the written consent of a majority of our shareholders to approve the actions listed above. No other votes were required or necessary to adopt this amendment, and none are being solicited hereunder.

Pursuant to the rules and regulations promulgated by the Securities and Exchange Commission, or the Commission, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, an information statement must be sent to the holders of voting capital stock who did not sign a written consent at least twenty (20) days prior to the effective date of the actions listed above. This notice, which is being sent to all holders of record as of January 30, 2006, the record date, is intended to serve as the requisite notice under the Florida Act, including the notice required by Section 607.0704 of the Florida Act, and as the information statement required under the Exchange Act.

The date of this information statement is                          , 2006. The date on which this information statement will first be transmitted to our shareholders is on, or about                          , 2006.

By Order of the Board of Directors,

Stephen J. Ruzika

Chief Executive Officer and President

Boca Raton, Florida

                         , 2006

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

DEVCON INTERNATIONAL CORP.

595 South Federal Highway Suite 500

Boca Raton, Florida 33432

INFORMATION STATEMENT

INTRODUCTION

On January 30, 2006, our Board of Directors approved an amendment to our Articles of Incorporation to create and establish a new class of preferred stock in connection with a private placement of up to an aggregate of 45,000 shares of our Series A convertible preferred stock along with warrants to acquire shares of our common stock. A copy of the form of amendment to our Articles of Incorporation and form of common stock warrant are included in this information statement as Annexes A and B, respectively. Our Board of Directors authorized 10,000,000 shares of preferred stock, of which 45,000 will be designated Series A convertible preferred stock. The Series A convertible preferred stock will have the rights and preferences described in the form of Certificate of Designations of Series A convertible preferred stock, or the Certificate of Designations, included in this information statement as Annex C.

On February 10, 2006, we entered into a securities purchase agreement with certain accredited investors with respect to the private placement of an aggregate principal amount of $45,000,000 of notes, along with warrants to acquire an aggregate of 1,650,943 shares of our common stock, the exercise of which is subject to a cap based upon the Nasdaq Marketplace Rules. The issuance of the notes and the warrants was completed as an initial step to the private placement of the Series A convertible preferred stock, which we anticipate issuing to the same accredited investors in exchange for the notes. The notes and warrants were issued in order to allow us to complete our acquisition of Guardian International, Inc. in a timely manner and avoid certain payments which would have been due to Guardian as a result of our failure to do so, including forfeiture of a $3 million deposit. We anticipate that the private placement investors will subsequently receive an aggregate of 45,000 shares of our Series A convertible preferred stock in exchange for notes bearing an aggregate principal amount equal to $45,000,000 and for no additional consideration. Accordingly, each share of our Series A convertible preferred stock will have a liquidation preference equal to $1,000. The transaction is subject to customary closing conditions. The sale of the notes and the common stock warrants and the closing of the Guardian acquisition occurred on March 6, 2006. The sale of the shares of our Series A convertible preferred stock is expected to take place on or before October 20, 2006.

On February 10, 2006, the holders of 3,082,640 shares of our issued and outstanding common stock representing approximately 51.4% of the votes entitled to be cast at a meeting of our shareholders executed a written consent approving the amendment to our Articles of Incorporation, the private placement, the issuance of the to be created and issued Series A convertible preferred stock and the common stock warrants and the subsequent issuance of the common stock issuable upon conversion of the to be created and issued Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock. These shareholders have also entered into a voting agreement under the terms of which they have agreed to vote the shares they represent in favor of the same matters if these matters are submitted to a vote of our shareholders at a meeting of our shareholders.

As of the close of business on January 30, 2006, the record date, our records indicated that 6,003,404 shares of our common stock were issued and outstanding. This information statement is being mailed on or about                          , 2006 to holders of record of our common stock at the close of business on the record date, pursuant to Section 14(c) of the Exchange Act and Regulation 14C promulgated thereunder. Pursuant to federal securities laws, the amendment to our articles of incorporation and the private placement and the issuance of the to be created and issued Series A convertible preferred stock and common stock warrants will not be effective until twenty (20) days following the date this information statement is initially transmitted to our shareholders or shortly thereafter.

In this information statement, Devcon International Corp. is referred to as “Devcon,” “we,” “us,” “our,” or the “Company,” unless the context indicates otherwise.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Summary Term Sheet

This term sheet is a summary of the material terms of our proposals described in this information statement. To understand the transaction fully and for a more complete description of the terms related to the amendment to our Articles of Incorporation, the Guardian acquisition and the private placement, you should read carefully this entire document, including the annexes, and the documents to which we have referred you. This term sheet is qualified in its entirety by the more detailed information appearing elsewhere in this information statement.

Amendment to Articles of Incorporation (pages 25 through 27)

Our board of directors unanimously adopted a resolution seeking shareholder approval to amend our Articles of Incorporation to authorize 10 million shares of preferred stock. Currently, we await the effectiveness of shareholder approval of the amendment, which will occur after we comply with SEC rules and regulations concerning delivery of this information statement to our shareholders. Upon the effectiveness of shareholder approval and the private placement, we anticipate the following:

•	authorizing the creation of a new series of preferred stock to be designated “Series A Convertible Preferred Stock” with a liquidation preference equal to $1,000 per share;

•	issuing 45,000 shares of Series A convertible preferred stock to accredited investors in exchange for $45,000,000 of notes we previously issued on February 10, 2006; and

•	issuing warrants to acquire an aggregate of 1,650,943 shares of our common stock at an exercise price of $11.925 per share together with the shares of Series A convertible preferred stock.

The Private Placement (pages 28 through 88)

Background to Private Placement (pages 28 through 54)

We entered into a merger agreement, on November 9, 2005, with Devcon Acquisition, Inc., or the Merger Sub, and Guardian International, Inc., or Guardian. The acquisition was completed on March 6, 2006 and resulted in Devcon’s acquisition of Guardian. In connection with the merger:

•	Guardian became a wholly-owned subsidiary of Devcon;

•	we acquired all of the outstanding capital stock of Guardian for an aggregate cash price of $65.5 million;

•	the aggregate cash price consisted of (i) approximately $24.6 million paid to the holders of the common stock of Guardian, (ii) approximately $23.3 million paid to redeem both series of Guardian’s preferred stock, (iii) approximately $13.3 million used to assume and pay specified Guardian debt obligations and expenses, (iv) approximately $1.0 million used to satisfy specified expenses incurred by Guardian in connection with the merger and (v) approximately $3.3 million, or the balance of the purchase consideration, which has been placed in escrow;

•	Guardian common shareholders are expected to receive a pro rata distribution from the escrowed amount approximately six months after the closing, subject to reconciliation based upon recurring monthly revenue, or RMR, and net working capital levels as of closing and subject to other possible adjustments; and

•	we repaid $8.0 million of bridge financing we incurred from CapitalSource in connection with the completion of the Coastal acquisition.

Private Placement (pages 73 through 88)

As part of the financing to acquire Guardian:

•	we conducted a private placement of an aggregate principal amount of $45,000,000 of notes, together with warrants to acquire an aggregate of 1,650,943 shares of our common stock at an exercise price of $11.925 per share;

2

•	we entered into a securities purchase agreement, dated February 10, 2006, with certain accredited investors in connection with the private placement;

•	under the terms of the securities purchase agreement, we anticipate that the private placement investors will receive an aggregate of 45,000 shares of our to be created and issued Series A convertible preferred stock in exchange for the notes and for no additional consideration;

•	the securities purchase agreement was subsequently amended three times to provide for an extended closing date; and

•	each of the notes was subsequently amended to allow the maturity date to be extended up to January 1, 2007, in some circumstances, and to provide for provisions concerning redemption of the notes if a change of control occurs.

The actions that we undertake to complete the private placement and any related transactions require shareholder approval under either Florida law or the rules of Nasdaq. In compliance with these requirements, on February 10, 2006, holders of more than 50% of our common stock approved (i) the amendment to our articles of incorporation creating a new class of preferred stock, (ii) the issuance of the Series A convertible preferred stock, (iii) the issuance of the common stock warrants and the subsequent issuance of shares of common stock issuable upon conversion of the Series A convertible preferred stock and (iv) the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock. The approval of our shareholders, however, will not be effective until the Securities Exchange Commission rules and regulations relating to the delivery of this information statement to our shareholders have been fully satisfied. We anticipate that the sale of the shares of Series A convertible preferred stock will take place on or before October 20, 2006.

3

Page
About the Information Statement	1
Why did I receive this Information Statement?	1
What will I receive if the actions are completed?	1
When do you expect the actions to become effective?	1
Why am I not being asked to vote?	1
What do I need to do now?	1
What if I have questions?	1

Security Ownership	2
Voting Arrangements	6

Risk Factors	9
Risk Factors Relating to our Business Generally	9
Risk Factors Relating to our Electronic Security Services Division	13
Risk Factors Relating to our Materials Division and Construction Division	17
Risk Factors Relating to our Common Stock	22

Cautionary Note Concerning Forward-Looking Statements	24

Amendment to Articles of Incorporation	25
General	25
Preferences and Rights of Preferred Stock	27
Dilution	27
Dissenters’ Rights of Appraisal	27
Approval by Shareholders	27

Background to Private Placement—The Acquisition	28
General	28
Background of the Acquisition	28
Chronology of Transaction	32
Description of Devcon International Corp., Devcon Acquisition, Inc. and Guardian International, Inc. prior to completion of our acquisition of Guardian International, Inc.	36
Guardian’s Management’s Discussion and Analysis of Financial Condition and Results of Operations	41
Advantages and Disadvantages of the Acquisition	44
Fairness Opinion of Lehman Brothers, Inc.	45
Nasdaq National Market Listing	50
Source of Funds for the Acquisition	51
Terms of the Merger Agreement	51
Description of Guardian Acquisition Voting Agreement	53
Interests of Management, Directors and Significant Shareholders	54
Merger Sub Board of Directors and Management after the Acquisition	54
Intended Operations after the Acquisition	54
Accounting Treatment	54
Federal Income Tax Consequences of the Acquisition	54
No Shareholder Vote Regarding the Acquisition of Guardian	54

Guardian Selected Historical Financial Data	55

Unaudited Pro Forma Comparative Data	56

Devcon International Corp. Unaudited Pro Forma Condensed Consolidated Financial Statements	57

i

ANNEXES:
Annex A	—	Form of Articles of Amendment to Devcon International Corp. Articles of Incorporation
Annex B	—	Form of Common Stock Warrant
Annex C	—	Form of Certificate of Designations
Annex D	—	Agreement and Plan of Merger
Annex E	—	Securities Purchase Agreement (including February 24, 2006, May 22, 2006 and August 25, 2006 amendments)
Annex F	—	Lehman Brothers Fairness Opinion
Annex G	—	Guardian Acquisition Voting Agreement
Annex H	—	Form of Promissory Note (including April 12, 2006 and May 22, 2006 amendments)
Annex I	—	Form of Registration Rights Agreement
Annex J	—	Private Placement Voting Agreement

ii

About the Information Statement

Why did I receive this Information Statement?

Applicable laws require us to provide you information regarding the amendment to our Articles of Incorporation, the private placement, the issuance of the to be created and issued Series A convertible preferred stock and the common stock warrants and the subsequent issuance of the common stock issuable upon conversion of the to be created and issued Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock, even though your vote is neither required nor requested for these actions to become effective.

What will I receive if the actions are completed?

Nothing. The amendment will modify our Articles of Incorporation, the private placement will result in the issuance of to be created and issued Series A convertible preferred stock and common stock warrants and the subsequent issuance of the common stock issuable upon conversion of the to be created and issued Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock will occur upon the occurrence of any of these events.

When do you expect the actions to become effective?

The amendment to our Articles of Incorporation will become effective upon the filing of the Articles of Amendment to our Articles of Incorporation with the Florida Secretary of State. The private placement and the issuance of the to be created and issued Series A convertible preferred stock and the common stock warrants will become effective upon the filing of the Certificate of Designations with the Florida Secretary of State and the occurrence of the closing of this issuance. A copy of the form of amendment and the Certificate of Designations are included in this information statement as Annex A and C, respectively. We expect to file the Certificate of Designations and the amendment with the Florida Secretary of State twenty (20) days after the date this information statement is initially transmitted to our shareholders or shortly thereafter.

Why am I not being asked to vote?

The holders of a majority of the issued and outstanding shares of our common stock have already approved the amendment, the private placement and the issuance of the to be created and issued Series A convertible preferred stock and the common stock warrants and the subsequent issuance of the common stock issuable upon conversion of the to be created and issued Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock pursuant to a written consent in lieu of a meeting. Such approval, together with the approval of our Board of Directors, is sufficient under Florida law and any applicable Nasdaq Marketplace Rules, and no further approval by our shareholders is required.

What do I need to do now?

Nothing. This information statement is purely for your information and we do not require or request you to do anything.

What if I have questions?

If you have any questions, our principal executive offices are located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432, and you may contact George M. Hare, our Chief Financial Officer. Our telephone number is (561) 955-7300.

Security Ownership

Our voting securities outstanding as of January 30, 2006, the record date, consisted of 6,003,404 shares of common stock. The following table shows as of the record date (or such other date indicated in the footnotes below), the number of shares beneficially owned and the percentage ownership of our common stock, before and as adjusted to reflect the sale of the securities, by the following:

(a)	each person known to us to own beneficially more than 5 percent of the outstanding shares of our common stock;

(b)	each of our directors;

(c)	all individuals serving as our Chief Executive Officer or acting in a similar capacity during 2005;

(d)	our four most highly compensated executive officers other than our Chief Executive Officer, who had annual salary and bonus for 2005 in excess of $100,000; and

(e)	all of our directors and executive officers as a group.

	Common Stock Beneficially Owned Before Stock Sale (1)(2)
	Shares	Percent
Donald L. Smith, Jr. (3)	7,458,034	74.60%
Smithcon Family Investments, Ltd (4)	7,378,474	73.80%
Richard L. Hornsby (5)	108,499	1.80%
Gustavo R. Benejam (6)	19,000	*
W. Douglas Pitts (7)	26,000	*
Richard C. Rochon (8)	7,386,474	73.90%
Mario B. Ferrari (9)	6,008,000	59.95%
Per-Olof Lööf (10)	8,000	*
Stephen J. Ruzika (11)	7,395,141	74.00%
Donald L. Smith, III (12)	156,174	2.50%
Donald K. Karnes (13)	55,838	*
Coconut Palm Capital Investors I, Inc. (14)	7,378,474	73.80%
CSS Group, Inc. (15)	650,000	9.75%
RPCP Investments, LLLP (16)	7,378,474	73.80%
Patricia L. Armstrong Trust (17)	381,659	6.34%
David Rulien (18)	20,000	*
Ron Lakey (19)	7,378,474	73.80
Kevin M. Smith (20)	129,599	2.15%
George Hare(19)	7,378,474	73.80
P. Rodney Cunningham (21)	50,000	*
All directors and executive officers as a group (14 persons)	8,383,143	81.65%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each of the beneficial owners is 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.
(2)	Unless otherwise indicated, each person or group has sole voting and investment power with respect to all such shares. For purposes of the following table, a person is deemed to be the beneficial owner of securities that can be acquired by the person upon the exercise of warrants or options within 60 days of the record date. Each beneficial owner’s percentage is determined by assuming that options or warrants that are held by the person, but not those held by any other person, and which are exercisable within 60 days of the date of the table, have been exercised. The percentages calculated for beneficial ownership after completion of the private placement were calculated assuming (i) all of the shares of Series A convertible preferred stock being offered in the private placement are issued, sold and converted into shares of common stock and (ii) the exercise of all of the common stock warrants.

(3)	Mr. Smith’s holdings consist of (i) 305,481 shares directly owned by Mr. Donald L. Smith, Jr., (ii) 985,365 shares held by Smithcon Family Investments, Ltd., an entity controlled by Smithcon Investments, Inc., a corporation that is wholly owned by Mr. Smith, (iii) 17,628 shares held by Smithcon Investments and (iv) 79,560 shares issuable upon exercise of options that are presently exercisable, including 1,140 shares issuable upon options that will be exercisable within 60 days of the record date and does not include 1,140 shares issuable upon exercise of options that will not be exercisable within 60 days of the record date. Also includes 7,378,474 shares the beneficial ownership of which is held by a group of which the holder may be deemed to be a member by operation of a voting agreement entered into in connection with a Securities Purchase Agreement, dated February 10, 2006, between the Company and the institutional investors set forth therein and described below under “Voting Arrangements—Senior Management and Coconut Palm Voting Arrangement.” The shares beneficially owned by this group include all of the shares set forth earlier in this footnote except the 79,560 shares issuable upon exercise of options. The holder disclaims beneficial ownership of the shares of common stock attributed thereto pursuant to this voting agreement.
(4)	All 985,365 shares held by Smithcon Family Investments, Ltd. are deemed beneficially owned by Donald L. Smith, Jr. and are included in the above table for each of Mr. Smith and Smithcon Family Investments, Ltd. See footnote (3) for a description of the relationship between Smithcon Family Investments, Ltd. and Mr. Smith. Also includes 7,378,474 shares the beneficial ownership of which is held by a group of which the holder may be deemed to be a member by operation of a voting agreement entered into in connection with a Securities Purchase Agreement, dated February 10, 2006, between the Company and the institutional investors set forth therein and described below under “Voting Arrangements—Senior Management and Coconut Palm Voting Arrangement.” The shares beneficially owned by this group include all of the shares set forth earlier in this footnote. The holder disclaims beneficial ownership of the shares of common stock attributed thereto pursuant to this voting agreement.
(5)	Consists of (i) 78,499 shares directly owned by Mr. Hornsby and (ii) 30,000 shares issuable upon exercise of an option that is presently exercisable, granted by Mr. Donald L. Smith, Jr., to Mr. Hornsby to purchase shares of Mr. Smith’s common stock at an exercise price of $2.33 per share.
(6)	Consists of (i) 10,000 shares owned by Mr. Benejam and (ii) 9,000 shares issuable upon exercise of options that are presently exercisable.
(7)	Consists of (i) 17,000 shares owned by Mr. Pitts and (ii) 9,000 shares issuable upon exercise of options that are presently exercisable.
(8)

Consists of (i) 83,333 shares owned by Mr. Rochon, (ii) 8,000 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date and (iii) 83,333 shares issuable upon exercise of presently exercisable warrants. Additionally, includes 1,350,000 shares of common stock issuable upon exercise of presently exercisable warrants, all of which are owned of record and beneficially by RPCP Investments, LLLP. Assumes beneficial ownership of such shares is attributed to Mr. Rochon due to Mr. Rochon’s status as an officer and a director of RPCP Investments, Inc., the general partner of RPCP Investments, LLLP, and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by RPCP Investments, LLLP. Mr. Rochon disclaims beneficial ownership of these shares. Also, includes 2,000,000 shares of common stock and an additional 4,000,000 shares of common stock issuable upon exercise of presently exercisable warrants that Coconut Palm Capital Investors I, Inc. has the power to vote pursuant to proxies granted to Coconut Palm Capital Investors I, Inc., the general partner of Coconut Palm Capital Investors I, Ltd., by the limited partners of Coconut Palm Capital Investors I, Ltd. in connection with the redemption of their limited partnership interests. Pursuant to the proxies, Coconut Palm Capital Investors I, Inc., has the power to vote, in its sole discretion, all of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Assumes beneficial ownership of such shares is attributed to Mr. Rochon, due to Mr. Rochon’s status as the sole shareholder and an officer and a director of Coconut Palm Capital Investors I, Inc., and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by Coconut Palm Capital Investors I, Inc. Mr. Rochon disclaims beneficial ownership of these shares. The information with respect to Coconut Palm Capital Investors I, Inc. and RPCP Investments, LLLP is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006. See “Voting Arrangements—Coconut Palm Voting Arrangements.” Also includes 7,378,474 shares the beneficial ownership of which is held by a group of which the holder may be deemed to be a member by operation of a voting agreement entered into in connection with a Securities Purchase Agreement, dated February 10, 2006, between the Company and the institutional investors set forth therein and described below under “Voting Arrangements—Senior Management and Coconut Palm Voting Arrangement.” The shares beneficially owned by this group include all of the shares set forth earlier in this footnote except the 8,000 shares issuable upon exercise of options. The holder disclaims beneficial ownership of the shares of common stock attributed thereto pursuant to this voting agreement.

(9)	Includes 8,000 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date. Also, includes 2,000,000 shares of common stock and an additional 4,000,000 shares of common stock issuable upon exercise of presently exercisable warrants that Coconut Palm Capital Investors I, Inc. has the power to vote pursuant to proxies granted to Coconut Palm Capital Investors I, Inc., the general partner of Coconut Palm Capital Investors I, Ltd., by the limited partners of Coconut Palm Capital Investors I, Ltd. in connection with the redemption of their limited partnership interests. Pursuant to the proxies, Coconut Palm Capital Investors I, Inc., has the power to vote, in its sole discretion, all of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. See “Voting Arrangements—Coconut Palm Voting Arrangements.” Assumes beneficial ownership of such shares is attributed to Mr. Ferrari due to Mr. Ferrari’s status as an officer and a director of Coconut Palm Capital Investors I, Inc. and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by Coconut Palm Capital Investors I, Inc. Mr. Ferrari disclaims beneficial ownership of these shares. The information with respect to Coconut Palm Capital Investors I, Inc. is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006.
(10)	Consists of 8,000 shares issuable upon exercise of options that are presently exercisable.
(11)	Consists of (i) 181,533 shares directly held by Mr. Ruzika, (ii) 16,667 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date and does not include 33,333 shares issuable upon exercise of options that will not be exercisable within 60 days of the record date and (iii) 111,110 shares issuable upon exercise of presently exercisable warrants. Also, includes 650,000 shares of common stock issuable upon exercise of presently exercisable warrants, all of which are owned of record and beneficially by CSS Group, Inc. Assumes beneficial ownership of such shares is attributed to Mr. Ruzika due to Mr. Ruzika’s status as an officer and a director of CSS Group and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by CSS Group. Mr. Ruzika disclaims beneficial ownership of these shares. In addition, in connection with Mr. Ruzika’s redemption of his limited partnership interest in Coconut Palm Capital Investors I, Ltd., he granted a proxy to Coconut Palm Capital Investors, Inc. to vote, in its sole discretion, the 650,000 shares of our common stock issuable upon exercise of the warrants that he beneficially owns. The information with respect to CSS Group, Inc. is based solely on Amendment No. 1 to Schedule 13D, dated February 10, 2006. See “Voting Arrangements—Coconut Palm Voting Arrangements.” Also includes 7,378,474 shares the beneficial ownership of which is held by a group of which the holder may be deemed to be a member by operation of a voting agreement entered into in connection with a Securities Purchase Agreement, dated February 10, 2006, between the Company and the institutional investors set forth therein and described below under “Voting Arrangements—Senior Management and Coconut Palm Voting Arrangement.” The shares beneficially owned by this group include all of the shares set forth earlier in this footnote except the 16,667 shares issuable upon exercise of options. Mr. Ruzika disclaims beneficial ownership of the shares of common stock attributed thereto pursuant to this voting agreement.
(12)	Includes (i) 63,964 shares directly owned by Mr. Donald L. Smith, III and his wife, (ii) 38,200 shares beneficially owned that are held in trust by Donald L. Smith, III for the benefit of his children, to which latter shares Mr. Smith disclaims beneficial ownership and (iii) 54,010 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date and does not include 24,640 shares issuable upon exercise of options that will not be exercisable within 60 days of the record date.
(13)

Consists of (i) 36,394 shares owned by Mr. Karnes and (ii) 19,444 shares issuable upon exercise of presently exercisable warrants. In connection with Mr. Karnes’ redemption of his limited partnership interest in Coconut Palm Capital Investors I, Ltd., he granted a proxy to Coconut Palm Capital Investors I, Inc. to vote, in its sole discretion, 19,444 shares of our common stock that he beneficially owns and 19,444 shares of common stock issuable upon exercise of the warrants that he beneficially owns. See “Voting Arrangements—Coconut Palm Voting Arrangements.”
(14)	The address for Coconut Palm Capital Investors I, Inc. is 595 South Federal Highway, Suite 600, Boca Raton, Florida 33432. Consists of 2,000,000 shares of our common stock and an additional 4,000,000 shares of our common stock issuable upon exercise of presently exercisable warrants that Coconut Palm Capital Investors I, Inc. has the power to vote pursuant to proxies granted to Coconut Palm Capital Investors I, Inc., as general partner of Coconut Palm Capital Investors I, Ltd., by the limited partners of Coconut Palm Capital Investors I, Ltd. in connection with the redemption of their limited partnership interests. Pursuant to the proxies, Coconut Palm Capital Investors I, Inc., has the power to vote, in its sole discretion, the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. See “Voting Arrangements—Coconut Palm Voting Arrangements.” Beneficial ownership may also be attributed to Messrs. Rochon and Ferrari as described in footnotes (8) and (9) above, respectively. Messrs. Rochon and Ferrari disclaim beneficial ownership of these shares. The information with respect to Coconut Palm is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006. Also includes 7,378,474 shares the beneficial ownership of which is held by a group of which the holder may be deemed to be a member by operation of a voting agreement entered into in connection with a Securities Purchase Agreement, dated February 10, 2006, between the Company and the institutional investors set forth therein and described below under “Voting Arrangements—Senior Management and Coconut Palm Voting Arrangement.” The shares beneficially owned by this group include all of the shares set forth earlier in this footnote. The holder disclaims beneficial ownership of the shares of common stock attributed thereto pursuant to this voting agreement.
(15)	Consists of 650,000 shares of our common stock issuable upon exercise of presently exercisable warrants, all of which are owned of record and beneficially by CSS Group. In addition, beneficial ownership may be attributed to Mr. Ruzika as described in footnote (11) above. The information with respect to CSS Group is based solely on Amendment No. 1 to Schedule 13D, dated February 10, 2006. See “Voting Arrangements—Coconut Palm Voting Arrangements.”
(16)	The address for RPCP is 595 South Federal Highway, Suite 600, Boca Raton, Florida 33432. Consists of 1,350,000 shares of our common stock issuable upon exercise of presently exercisable warrants, all of which are owned of record and beneficially by RPCP Investments, LLLP. In addition, beneficial ownership of such shares may be attributed to RPCP Investments, Inc., the general partner of RPCP, due to its power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by RPCP. Beneficial ownership may also be attributed to Messrs. Rochon and Ferrari as described in footnotes (8) and (9) above, respectively. The information with respect to RPCP is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006. See “Voting Arrangements—Coconut Palm Voting Arrangements.” Also includes 7,378,474 shares the beneficial ownership of which is held by a group of which the holder may be deemed to be a member by operation of a voting agreement entered into in connection with a Securities Purchase Agreement, dated February 10, 2006, between the Company and the institutional investors set forth therein and described below under “Voting Arrangements—Senior Management and Coconut Palm Voting Arrangement.” The shares beneficially owned by this group include all of the shares set forth earlier in this footnote. The holder disclaims beneficial ownership of the shares of common stock attributed thereto pursuant to this voting agreement.
(17)	Consists of (i) 372,659 shares and (ii) 9,000 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date, all of which were formerly owned by Mr. Robert D. Armstrong, a former director of ours, who passed away on May 21, 2005.
(18)	Consists of 20,000 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date and does not include 30,000 shares issuable upon exercise of options that will not be exercisable within 60 days of the record date.
(19)

Consists of 7,378,474 shares the beneficial ownership of which is held by a group of which the holder may be deemed to be a member by operation of a voting agreement entered into in connection with a Securities Purchase Agreement, dated February 10, 2006, between the Company and the institutional investors set forth therein and described below under “Voting Arrangements—Senior Management and Coconut Palm

Voting Arrangement.” The holder disclaims beneficial ownership of the shares of common stock attributed thereto pursuant to this voting agreement.
(20)	Includes (i) 77,999 shares directly owned by Mr. Kevin M. Smith and his wife and (ii) 51,600 shares beneficially owned that are held in trust by Kevin M. Smith for the benefit of his children, to which latter shares Mr. Smith disclaims beneficial ownership. The information with respect to Mr. Smith is based solely on previously filed Form 4’s and his Separation Agreement with us, which became effective on June 15, 2005, and information provided to us by Mr. Smith through the record date.
(21)	Mr. Cunningham was a director nominee as of the record date. Effective as of February 15, 2006, Mr. Cunningham was appointed to our board of directors. Consists of (i) 25,000 shares directly held by Mr. Cunningham and (ii) 25,000 shares issuable upon exercise of presently exercisable warrants. Mr. Cunningham owns a limited partnership interest in Coconut Palm Capital Investors I, Ltd. and has granted a proxy to Coconut Palm Capital Investors I, Inc., the general partner of Coconut Palm Capital Investors I, Ltd., to vote in its sole discretion, all of his shares of our common stock. See “Voting Arrangements—Senior Management” and “Coconut Palm Voting Arrangements” below.

Voting Arrangements

Coconut Palm Voting Arrangements

On April 4, 2005, one of our shareholders, Coconut Palm Capital Investors I, Ltd., distributed an aggregate of 396,674 shares of our common stock plus warrants to purchase 396,674 additional shares of our common stock to certain of its limited partners in exchange for the redemption of their respective limited partnership interests. In accordance with Coconut Palm’s limited partnership agreement, Coconut Palm’s limited partners who had requested redemption paid to Coconut Palm an aggregate of $1,000.00 for legal fees incurred by Coconut Palm in connection with the redemption of the limited partnership interests. Coconut Palm’s limited partners include Coconut Palm Capital Investors I, Inc., which entity is also the general partner of Coconut Palm, CSS Group, Inc., RPCP Investments, LLLP, as well as Messrs. Ruzika, Rochon, Ferrari and Karnes. Messrs. Rochon and Ferrari also are officers and directors of Coconut Palm Capital Investors I, Inc. Mr. Ruzika is an officer and director of CSS Group, Inc. None of the above named limited partners were involved in the first distribution. In connection with the first distribution of shares, Coconut Palm’s limited partners who had been redeemed granted to Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, all of the securities owned by the limited partners at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders.

Subsequently, on April 14, 2005, Coconut Palm distributed an aggregate of 19,992 shares of our common stock plus warrants to purchase 19,992 additional shares of our common stock to its limited partners in exchange for the redemption of their respective limited partnership interests. In accordance with Coconut Palm’s limited partnership agreement, Coconut Palm’s limited partners who had requested redemption paid to Coconut Palm an aggregate of $250.00 for legal fees incurred by Coconut Palm in connection with the redemption of the limited partnership interests. Similar to the first distribution of shares, in connection with the second distribution of shares, Coconut Palm’s limited partners who had been redeemed granted to Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, all of the securities owned by the limited partners at any meeting of Devcon’s shareholders, as well as in any action by written consent of Devcon’s shareholders.

Finally, on June 28, 2005, Coconut Palm distributed 1,583,334 shares of our common stock plus warrants to purchase 3,583,334 additional shares of our common stock to its limited partners in exchange for the redemption of their respective limited partnership interests. This third distribution represented all of the remaining common stock and warrants held by Coconut Palm. No payment was made by the limited partners to Coconut Palm in connection with the third distribution of shares. Coconut Palm’s limited partners who had been redeemed did, however, grant to Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, all of the securities owned by the limited partners at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders.

The holders of the largest limited partner interests in Coconut Palm prior to the redemptions were CSS Group, Inc., an entity for which Stephen J. Ruzika, our Chief Executive Officer and President, serves as an officer and a director, and RPCP Investments, LLLP, an entity for which Richard C. Rochon, our Chairman of the Board, and Mario G. Ferrari, another director of ours, serve as officers and directors. As a result of these limited partner interest holdings, CSS Group, Inc. received, in exchange for the redemption of its limited partner interests, warrants to purchase 650,000 shares of our common stock, and RPCP Investments, LLLP received, in exchange for the redemption of its limited partner interests, warrants to purchase 1,350,000 shares of our common stock.

Other holders of substantially smaller limited partner interests include Richard C. Rochon, our Chairman of the Board who received in exchange for the redemption of his limited partner interests 83,333 shares of our common stock and warrants to purchase 83,333 shares of our common stock, Stephen J. Ruzika, our Chief Executive Officer and President, who received in exchange for the redemption of his limited partner interests 111,110 shares of our common stock and warrants to purchase 111,110 shares of our common stock, Donald K. Karnes, a director of ours, who received in exchange for the redemption of his limited partner interests 19,444 shares of our common stock and warrants to purchase 19,444 shares of our common stock and P. Rodney Cunningham, another director of ours who received in exchange for the redemption of his limited partner interests 25,000 shares of our common stock and warrants to purchase 25,000 shares of our common stock.

The proxy granted by these limited partners to Coconut Palm Capital Investors I, Inc. terminates upon the transfer of the securities to a third party.

Senior Management and Coconut Palm Voting Arrangement

On February 10, 2006, the holders of 3,082,640 shares of our issued and outstanding common stock representing approximately 51.4% of the votes entitled to be cast at a meeting of our shareholders executed a written consent approving the amendment to our Articles of Incorporation, the private placement, the issuance of the to be created and issued Series A convertible preferred stock and the common stock warrants described in this information statement and the subsequent issuance of the common stock issuable upon conversion of the to be created and issued Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock. These shareholders have also entered into a voting agreement under the terms of which they have agreed to vote the shares they represent in favor of the same matters if these matters are submitted to a vote of our shareholders at a meeting of our shareholders. The parties to this voting agreement consisted of Stephen J. Ruzika, Donald L. Smith, Jr., Smithcon Family Investments, Ltd., Smithcon Investments, Inc., George Hare, Ron G. Lakey, Richard C. Rochon, Coconut Palm Capital Investors I, Ltd. and Coconut Palm Capital Investors I, Inc. Messrs. Ruzika, Hare and Lakey are executive officers of ours, and Messrs. Smith and Rochon are members of our board of directors. Smithcon Family Investments, Ltd. is a family limited partnership through which Mr. Smith beneficially owns some shares of our common stock and Smithcon Investments, Inc. is the general partner of Smithcon Family Investments, Ltd. As discussed previously, Coconut Palm Capital Investors I, Inc. was granted a proxy to vote, in its sole discretion, shares of our common stock owned by the former limited partners of Coconut Palm Investments I, Ltd. and is a party to the voting agreement both in its capacity as proxy holder as well as on its own behalf with respect to the shares of our common stock it owns directly. The approval by the shareholders will not become effective until 20 days from the date this information statement is initially transmitted to our shareholders. See “Private Placement—Description of the Private Placement Voting Agreement”.

Arrangements Possibly Resulting in a Change in Control

As of the record date, no single party has control over Devcon. The shareholder who owns beneficially and of record the largest number of shares is our founder and former Chairman, Chief Executive Officer and President, Donald L. Smith, Jr., who owns of record, directly and indirectly through control of Smithcon Family Investments, Ltd. and Smithcon Family Investments, Inc., 1,308,474 shares, or approximately 21.8% of the outstanding shares of our common stock. In addition, as outlined in Note 3 to the Security Ownership table set forth above, including the ownership of options that are presently exercisable or exercisable within 60 days of the record date and including Mr. Smith’s participation in the voting agreement described under “Senior Management and Coconut Palm Voting Arrangement” described above, Mr. Smith beneficially owns an aggregate of 7,458,034 shares, or approximately 74.6% of the outstanding shares of our common stock.

No other shareholder owns of record directly or indirectly more shares of our common stock than Mr. Smith. Previously, upon exercise of warrants it held, Coconut Palm Capital Investors I, Ltd. would have owned of record 6,000,000 shares of our common stock (including 2,000,000 shares, or 33% of the outstanding shares of our common stock, Coconut Palm owned of record) giving it beneficial ownership of approximately 60% of our common stock outstanding as of the record date. Accordingly, if Coconut Palm were to have retained and exercised its warrants, it would have owned of record enough shares of our common stock to control our Company.

However, as described above under “Coconut Palm Voting Arrangements”, between April 2005 and June 2005, Coconut Palm engaged in a series of distributions in which it distributed all of its common stock and common stock warrants to its limited partners in exchange for the redemption of their respective limited partnership interests. In connection with these distributions, Coconut Palm’s limited partners who had been redeemed granted to Coconut Palm Capital Investors I, Inc., the general partner of Coconut Palm Capital Investors I, Ltd., a proxy to vote, in its sole discretion, the securities owned by the limited partners at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders.

Of the Coconut Palm limited partners receiving shares and warrants in the distribution, the limited partner receiving beneficial ownership of the greatest number of our shares was RPCP Investments, LLLP, which received warrants exercisable into 1,350,000 shares of our common stock, or 18.33% of our common stock outstanding as of the record date. No individual limited partner received shares of common stock and common stock warrants which would grant him, her or it beneficial ownership over shares of our common stock exceeding 18.33% of our common stock outstanding as of the record date.

In addition, on February 10, 2006, Coconut Palm Investors I, Ltd. and Coconut Palm Capital Investors I, Inc. entered into the subsequent voting agreement described above under “Senior Management and Coconut Palm Voting Arrangement”. Coconut Palm Capital Investors I, Inc. entered into this second voting agreement both on its own behalf with respect to any remaining shares or warrants Coconut Palm Capital Investors I, Inc. still owned of record and as proxy holder with the power to vote the shares of our common stock owned of record by the Coconut Palm Capital Investors I, Ltd. limited partners. Accordingly, the effect of the proxy granted by the limited partners to Coconut Palm Capital Investors I, Inc. coupled with Coconut Palm Capital Investors I, Inc.’s participation in the second voting agreement on its own behalf and as proxy holder was to grant Coconut Palm Capital Investors I, Inc. (and Richard C. Rochon and Mario B. Ferrari by virtue of the control over Coconut Palm) beneficial ownership of 7,378,474 shares of our common stock, or 73.8% of our common stock outstanding. The entry by these shareholders into the second voting agreement did not constitute a change of control under Florida law.

All parties have disclaimed the beneficial ownership attributable to them by virtue of the proxy granted by the limited partners or the subsequent voting agreement.

Risk Factors

You should read and consider carefully each of the following factors, as well as the other information contained in or attached to this information statement. Some of the following factors relate specifically to the transaction that we will consummate upon effectiveness of shareholder approval. Others are factors more generally associated with the businesses of the companies. If any of the following risks actually occur, our business, consolidated financial condition and results of operations could be materially and adversely affected and the value of our stock could decline. The risks and uncertainties described below are those that we currently believe may materially affect us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations.

Risk Factors Relating to our Business Generally

Our officers and directors have the ability to significantly influence the outcome of any matters submitted to a vote of our shareholders.

Our officers and directors beneficially own, directly or indirectly and, in the aggregate, a significant percentage of the outstanding shares of our common stock and have the ability to significantly influence the outcome of any matters submitted to a vote of our shareholders.

We are subject to significant debt and debt service and will be subject to significant dividend service and redemption obligations which could have an adverse effect on our results of operations.

On November 10, 2005, our subsidiaries which comprise our electronic security services division entered into the $70 million CapitalSource Revolving Facility, the proceeds of which were used in part to pay down and cancel the $35 million revolving credit facility provided by CIT Financial USA, Inc., or the CIT Facility, and pay the purchase price of the Coastal acquisition. The CapitalSource Revolving Credit Facility was increased in March 2006 to contribute to the funding of the Guardian acquisition and, as of December 31, 2005 and June 30, 2006, we had $55 million and $86.8 million, respectively, of borrowings outstanding. In addition, to fund the remainder of the purchase price of the Guardian acquisition, on March 6, 2006, we issued to certain investors an aggregate principal amount of $45 million of notes, which notes we anticipate will subsequently be exchanged for an aggregate of 45,000 shares of Series A convertible preferred stock with an aggregate liquidation preference of $45,000,000. These notes and shares of the to be created and issued Series A convertible preferred stock will be subject to regular interest, principal payment or dividend payment and redemption obligations. As a result of the foregoing transactions, we are now incurring significant interest expense. The degree to which we are leveraged could have significant consequences, including the following:

•	our ability to obtain additional financing in the future for capital expenditures, potential acquisitions, and other purposes may be limited or financing may not be available on terms favorable to us or at all;

•	a substantial portion of our cash flows from operations must be used to pay our interest expense and repay our senior debt and notes and dividend and redemption obligations under the anticipated terms of the to be created and issued Series A convertible preferred stock, which reduces the funds that would otherwise be available to us for our operations and future business opportunities; and

•	fluctuations in market interest rates will affect the cost of our borrowings to the extent not covered by interest rate hedge agreements because our credit facilities bear interest at variable rates.

A default could result in acceleration of the indebtedness evidenced by the senior debt or the notes and permit our senior lenders to foreclose on our electronic security services assets. In addition, our failure to comply with the terms of the to be created and issued Series A convertible preferred stock could result in an event of default, which, if not cured or waived, could permit holders of the Series A convertible preferred stock to require us to redeem all, or a portion of, the outstanding principal amount of the Series A convertible preferred stock and pay all accrued but unpaid dividends.

The CapitalSource Revolving Facility contains a number of covenants imposing restrictions on our electronic security services division’s ability to, among other things:

•	incur more debt;

•	pay dividends, redeem or repurchase stock or make other distributions or impair the ability of any subsidiary to make such payments to the borrower;

•	make acquisitions or investments;

•	revise existing capital structure or principal line of business;

•	use assets as security in other transactions;

•	enter into transactions with affiliates (including extending loans to employees);

•	engage in any sale-leaseback or synthetic lease transaction;

•	impair the terms of any material contract;

•	merge or consolidate with others;

•	dispose of assets or use asset sale proceeds;

•	guarantee obligations of another;

•	create liens on our assets; and

•	extend credit.

Also, the notes contain a number of covenants imposing restrictions on our ability to incur more debt, create liens on our assets or make payments with respect to existing debt.

The CapitalSource Revolving Facility contains financial covenants that require our subsidiaries which comprise our electronic security services division to meet a number of financial ratios and tests. Failure to comply with the obligations in the CapitalSource Revolving Facility or the notes could result in an event of default, which, if not cured or waived, could permit acceleration of this indebtedness or of other indebtedness, allowing our senior lenders to foreclose on our electronic security services assets.

We will be subject to a financial covenant under the Series A convertible preferred stock which will restrict our ability to incur indebtedness and could have an adverse effect on our results of operations.

Upon effectiveness of approval of the shareholders of the private placement and exchange of the $45 million in notes for the Series A convertible preferred stock, we will be subject to a financial covenant under the Series A convertible preferred stock. The proposed terms of the Series A convertible preferred stock contain a financial covenant imposing a restriction on our ability to incur additional indebtedness. As a result, so long as any shares of Series A convertible preferred stock remain outstanding, we will not be able to allow our indebtedness ratio to exceed a specified maximum leverage amount. Our failure to comply with this indebtedness ratio covenant could result in an event of default, which, if not cured or waived, could permit holders of the Series A convertible preferred stock to require us to redeem all, or a portion of, the outstanding principal amount of the Series A convertible preferred stock and pay all accrued but unpaid dividends.

If we do not successfully implement our business strategy, we may not be able to repay or refinance our senior debt or the notes or comply with the terms of the to be created and issued Series A convertible preferred stock.

We may not be able to successfully implement our business strategy or realize our anticipated financial results. Accordingly, our cash flows and capital resources may not be sufficient to pay the interest charges on and principal payments of our senior debt or notes or comply with the dividend payment and redemption provisions we anticipate will be a part of the to be created and issued Series A convertible preferred stock. Failure to pay our interest expense, make our principal payments, pay dividends or effect a redemption would result in a default. A default relating to the senior debt, the notes or the Series A convertible preferred stock, if not waived, could result in acceleration of the indebtedness evidenced by our senior debt and the notes, in which case the indebtedness would become immediately due and payable, or could permit holders of the Series A convertible preferred stock to require us to redeem all, or a portion of, the outstanding principal amount of the Series A convertible preferred stock and pay all accrued but unpaid dividends. If this occurs, our substantial indebtedness and the redemption amount for the Series A convertible preferred stock could have important consequences to us and may, among other things:

•	limit our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service and dividend service requirements or other purposes;

•	limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt and dividend service and redemption requirements;

•	cause us to be unable to satisfy our obligations under our existing or new debt agreements, the notes or the terms of the Series A convertible preferred stock;

•	make us more vulnerable to adverse general economic and industry conditions;

•	limit our ability to compete with others who are not as highly leveraged as we are;

•	limit our flexibility in planning for, or reacting to, changes in our business, industry and market conditions;

•	cause us to sell assets; and

•	cause us to obtain additional equity capital or refinance or restructure all or a portion of our outstanding senior debt or the notes.

In the event that we are unable to do so, we may be left without sufficient liquidity and may not be able to repay our senior debt or the notes. In that case, the senior lenders would be able to foreclose on our assets. Even if new financing is available, it may not be on terms that are acceptable to us. In the case of a default relating to dividends on the Series A convertible preferred stock, if not cured or waived, it could permit the holders of the Series A convertible preferred stock to require us to redeem all, or a portion of, the outstanding principal amount of the Series A convertible preferred stock and pay all accrued but unpaid dividends

Similarly, if we are not able to successfully implement our business strategy or realize our anticipated financial results, we may not be able to comply with the anticipated terms of the Series A convertible preferred stock concerning the payment of dividends or requiring us to redeem, for cash, all outstanding shares of Series A convertible preferred stock, in equal installments, on the fourth, fifth and sixth anniversary of completion of the private placement. If we fail to effect any required redemption of the Series A convertible preferred stock, the applicable redemption amount per unredeemed share of Series A convertible preferred stock will bear interest at an anticipated rate of 1.5% per month until paid in full and the investors are anticipated to have the option to require us to convert any of those unredeemed shares into shares of our common stock substituting market prices for the conversion price, which market prices may be lower than the conversion price resulting in a larger number of shares of our common stock being issued, resulting in greater dilution to our existing shareholders.

The notes, common stock warrants and shares of the to be created and issued Series A convertible preferred stock may be deemed under generally accepted accounting principles to contain embedded derivative financial instruments, the periodic valuation of which may result in us recognizing charges due to changes in the market value of these derivative financial instruments.

In connection with the debt and equity financing we conducted to fund the acquisition of Guardian International, Inc., we identified with the issuance of the $45,000,000 of notes, the following freestanding and embedded derivative financial instruments:

i) the common stock warrants, which are a freestanding derivative; and

ii) the right to purchase the Series A convertible preferred stock upon issuance, or the Right to Purchase, which is an embedded derivative within the governing Securities Purchase Agreement.

In addition, the following embedded derivatives have been identified within the Series A convertible preferred stock if and when it is issued upon exchange for the notes:

i) the ability to convert the Series A convertible preferred stock into common stock;

ii) our option to satisfy dividends payable on the Series A convertible preferred stock in common stock in lieu of cash;

iii) the potential increase in the dividend rate of the Series A convertible preferred stock in the event a certain level of net cash proceeds from the sale of the assets of our construction and materials divisions are not realized within a specified time frame; and

iv) a change in control redemption right.

We anticipate the embedded derivatives within the Series A convertible preferred stock will be required to be bifurcated under generally accepted accounting principles and valued as a single compound derivative if and when the Series A convertible preferred stock is issued.

Under generally accepted accounting principles, the common stock warrants, the Right to Purchase and any other embedded derivatives must be revalued from time to time as of each applicable balance sheet date and marked to market with resulting changes in value being recorded as a charge or credit to arrive at net income. We valued the common stock warrants and the Right to Purchase at March 6, 2006, their date of issuance, using an appropriate option pricing model. This model is described in footnote 16 to our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006. As more fully explained in footnote 16, from the date of issuance through June 30, 2006, we recorded an aggregate increase to earnings to arrive at net income with respect to the re-valuation of these derivatives liabilities which amounted to $6.8 million.

Risk Factors Relating to our Electronic Security Services Division

We intend to continue our strategy of developing a strong regional presence and, as a result, experience significant growth, some of which may adversely affect our operating results, financial condition and existing business.

To date, we have acquired Devcon Security Services Corp., formerly known as Security Equipment Company, Inc. and referred to in this information statement as DSSC, Starpoint Limited, a subsidiary of Adelphia Communications Corporation, Coastal Security Systems, Inc. and Guardian International, Inc. and plan to continue to acquire additional electronic security service companies. Acquisitions can divert management’s attention and result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. We may not be able to manage or integrate acquired companies or businesses successfully. The success of our acquisition strategy will depend on, among other things:

•	the availability of suitable candidates;

•	purchase price multiples which may escalate as a result of increased competition from other electronic security services companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

Financing for the acquisitions may come from several sources, including our existing cash on hand, the proceeds from the exercise of outstanding warrants, the incurrence of indebtedness or the issuance of additional common stock, preferred stock, debt (whether convertible or not) or other securities. The issuance of any additional securities could, among other things:

•	result in substantial dilution of the percentage ownership of our shareholders at the time of issuance;

•	result in the substantial dilution of our earnings per share;

•	adversely affect the prevailing market price for our common stock; and

•	result in increased indebtedness, which could negatively affect our liquidity and operating flexibility.

Our inability to continue to acquire businesses in the electronic security services business could have adverse consequences on our results of operations.

Due to the continuing consolidation of the electronic security systems industry and the acquisition by us and other electronic security systems companies of a number of large portfolios of subscriber accounts, there may in the future be fewer large portfolios of subscriber accounts available for acquisition. We face competition for the acquisition of portfolios of subscriber accounts, and we may be required to offer higher prices for subscriber accounts we acquire in the future than we have offered in the past. A core component of our regional strategy is the acquisition of electronic security services businesses which will enable us to develop a leading regional presence in certain targeted markets and benefit from the increased brand recognition, maximization of market share and improved operating efficiencies that we believe will accompany this position. If we are unable to continue our acquisition program, we may be unable to achieve this regional presence in some or all of the markets we have targeted, which would have an adverse effect on our results of operations.

Integrating our acquired businesses may be disruptive to or cause an interruption of our business which could have a material adverse effect on our operating results and financial condition.

The process of integrating our acquired businesses may be disruptive to our business and may cause an interruption or a loss of momentum in our business as a result of the following factors, among others:

•	loss of key employees or customers;

•	higher than expected account attrition;

•	possible inconsistencies in standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information and other systems;

•	failure to maintain the quality of services that the companies have historically provided; and

•	the need to coordinate geographically diverse organizations.

These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits from that integration and may cause material adverse short and long-term effects on our operating results and financial condition.

Inherent uncertainties associated with the acquisition of past or future acquisition candidates may cause us or the acquisition candidates to lose key employees.

Employees of a past or future acquisition candidate may experience uncertainty about their future roles with the surviving corporation. This uncertainty may adversely affect the surviving corporation’s ability to retain key management, sales and marketing personnel. Many of these employees may be critical to the business and operations of the surviving corporation. The loss of key personnel may imperil the acquisition of any such acquisition candidate or lead to disruptions of our operations. The loss of key personnel also could result in a loss of key information, expertise and know-how, which could result in future replacement costs associated with recruitment and training.

We may encounter difficulties implementing our business plan.

We expect that we will encounter challenges and difficulties in implementing our business plan. These challenges and difficulties relate to our ability to:

•	attract new customers and retain existing customers;

•	generate sufficient cash flow from operations or through additional debt or equity financings to support our regional growth strategy;

•	hire, train and retain sufficient additional financial reporting management, operational and technical employees; and

•	install and implement new financial and other systems, procedures and controls to support our regional growth strategy with minimal delays.

If we encounter greater than anticipated difficulties in integrating our electronic security services division into our general corporate structure, it may be necessary to take additional actions, which could divert management’s attention and strain our operational and financial resources. We may not successfully address any or all of these challenges, and our failure to do so would adversely affect our business plan and results of operations, our ability to raise additional capital and our ability to achieve enhanced profitability.

Each of DSSC, Starpoint, Coastal, and Guardian operated on different technology platforms that will have to be integrated.

We plan to fully integrate the back-office software platforms for each of our acquired operations for standard processes, including accounts payable/receivable, human resources management, inventory management, customer service and other platforms to a single, unified platform. Each of DSSC, Starpoint, Coastal and Guardian currently use a combination of different technology platforms for back-office support and security systems monitoring that will have to be integrated to achieve our objectives of growth and profitability. As with any technology switchover, we run the risk of potential operational challenges and service disruptions that could negatively impact our operations.

The development and recognition of our regional brand may not advance as quickly or as effectively as we anticipate.

Our regional growth strategy requires a recognized brand in the geographic areas in which we operate. In order to attract and retain the high quality customers we seek, we will have to develop and cultivate our brand. There is no guarantee that our brand will be adopted or recognized as a market leader in security systems monitoring services or as a regional brand. Even if the brand is cultivated effectively, it may require more time than we anticipate and may affect our further implementation of our growth strategy.

Our electronic security services operations are geographically concentrated making us vulnerable to economic and environmental risks inherent to those locations.

Our existing subscriber base is geographically concentrated predominantly in Florida and New York. Accordingly, our performance may be adversely affected by regional or local economic and environmental conditions, including weather conditions. Florida in particular is highly susceptible to the impact of hurricanes. Similarly, other unforeseen events, including war or terrorist activities could have a materially adverse effect on our results of operations.

We may from time to time make acquisitions in regions outside of our current operating area as part of our regional focus. The acquisition of companies in other regions, or in metropolitan areas in which we do not currently have subscribers, requires an investment by us. In order for us to expand successfully into a new area, we must acquire companies with a sufficient number and density of subscriber accounts in that area to support the investment. We may not be able to locate these opportunities or, even if we locate these opportunities, an expansion into these new geographic areas may not generate operating profits.

Our electronic security services division operates in a highly competitive environment and we may not be able to compete effectively for customers, causing us to lose all or a portion of our market share.

The electronic security services business in the United States is highly competitive. New competitors are continually entering the field. Competition is based primarily on price in relation to quality of service. Sources of competition in the electronic security services business are other providers of central monitoring services, local electronic security systems and other methods of protection, such as manned guarding.

Our electronic security services division competes with other major firms which have substantial resources, including ADT Security Services, Inc. (a subsidiary of Tyco International Limited), Brinks Home Security, a division of The Brinks Company, Protection One, and Honeywell Protection Services, a division of Honeywell, Inc., as well as many smaller regional and local companies. Many of these competitors are larger and have significantly greater resources than we do and may possess greater local market knowledge as well. We may not be able to continue to compete effectively for existing or potential customers, causing us to lose all or a portion of our market share.

Our electronic security services division is subject to significant government regulation and the failure to substantially comply with one or more of these regulations could adversely affect our electronic security services division’s business and results of operations.

Our electronic security services division’s operations are subject to a variety of federal, state, county and municipal laws, regulations and licensing requirements. The states in which we operate, as well as some local authorities, require us to obtain licenses or permits to conduct our electronic security service business. In addition, there has been a recent trend on the part of municipalities and other localities to attempt to reduce the level of false alarms through various measures, such as licensing of individual electronic security systems and the imposition of fines upon customers, revocation of licenses or non-response to alarms after a certain number of false alarms. While these statutes and ordinances have not had a material effect on our business operations to date, we are not able to predict whether these statutes or ordinances, or similar statutes or ordinances enacted by other jurisdictions, will adversely affect our business in the future. The electronic security services industry also is subject to the oversight and requirements of various insurance, approval, listing and standards organizations. Adherence to the standards and requirements of these organizations may be mandatory or voluntary depending upon the type of customer served, the nature of the electronic security services provided and the requirements of governmental jurisdiction.

The nature of the services provided by our electronic security services division potentially exposes us to greater risks of liability for employee acts or omissions or product liability than may be inherent in many other service businesses.

Cyclical industry and economic conditions have affected and may continue to adversely affect the financial condition and results of operations of our electronic security services division.

The operating results of our electronic security services division may be adversely affected by the general cyclical pattern of the electronic security services industry. Demand for electronic security services is significantly affected by levels of commercial construction and consumer and business discretionary spending, which attrition would adversely affect our results of operations.

Our electronic security services division’s business is subject to attrition of subscriber accounts.

Our electronic security services division experiences attrition of subscriber accounts as a result of, among other factors, relocation of subscribers, adverse financial and economic conditions, and competition from other electronic security system companies. In addition, our electronic security services division experiences attrition of newly acquired accounts to the extent that we do not integrate these accounts or do not adequately service those accounts or because of dissatisfaction with prior service. Attrition and an increase in attrition rates could have a material adverse effect on our revenues and earnings.

When acquiring accounts, we seek to withhold a portion of the purchase price as a partial reserve against subscriber attrition. If the actual attrition rate for the accounts acquired is greater than the rate assumed by us at the time of the acquisition, and we are unable to recoup our damages from the portion of the purchase price held back from the seller, such attrition could have a material adverse effect on our financial condition or results of operations. In addition, we may not be able to obtain purchase price holdbacks in future acquisitions, particularly acquisitions of large portfolios. Also, actual account attrition for acquired accounts may be greater than the attrition rate assumed or historically incurred by our electronic security services division.

The effects of gross subscriber attrition have historically been offset by adding new accounts from subscribers who move into premises previously occupied by prior subscribers and in which electronic security systems are installed, conversions of accounts that were previously monitored by other electronic security services companies to our monitoring services and accounts for which we obtain a guarantee from the seller that provides for us to “put” back to the seller canceled accounts. The resulting figure is used as a guideline to determine the estimated life of subscriber revenues. It is our policy to review periodically actual account attrition and, when necessary, adjust the remaining estimated lives of our purchased accounts to reflect assumed future attrition. If actual account attrition significantly exceeds assumed attrition and we have to shorten the period over which we amortize the cost of purchased subscriber accounts, it could have a material adverse effect on our results of operations and financial condition.

Our future success is dependent, in part, on key personnel and failure to retain these key personnel would adversely affect our operation.

The future success or our electronic security services division depends significantly upon the efforts of certain key management personnel, such as Stephen J. Ruzika, our Chief Executive Officer and President, and a

small group of other significant employees who we employed in connection with our recent acquisitions of electronic security services businesses. The loss of the services of any of these officers or other key employees could materially and adversely affect our business as we would no longer be able to benefit from their knowledge, experience and guidance.

Declines in new construction may affect our sales.

Demand for electronic security monitoring services to detect intrusion and fire is tied, in part, to the new construction. The market for new construction and the real estate market in general are cyclical and, in the event of a decline in the market for new developments, it is likely that demand for our electronic security monitoring services to multi-family dwellings would also decline, which could negatively impact our results of operations.

Lower crime rates could have an adverse effect on our results of operations.

For the past several years crime rates have been dropping in the United States, particularly in the State of Florida. According to the Florida Department of Law Enforcement’s 2004 Annual Uniform Crime Report, Florida’s index crime rate has reached a 34-year low dropping by 6.0 percent in 2004, compared to 2003. Particularly relevant to our business is the decrease in the number of burglaries. While the number of homes and businesses with installed electronic security systems has continued to increase even as crime rates have decreased, this may not continue to be the case. Any significant decrease in the number of homes and businesses installing new electronic security systems could have a material adverse effect on our business.

Risk Factors Relating to our Materials Division and Construction Division

We have identified material weaknesses in our internal control over financial reporting that may prevent us from being able to accurately report our financial results or prevent fraud, which could harm our business and operating results, the trading price of our stock and our access to capital.

In connection with the completion of its audit of, and the issuance of an unqualified report on, our consolidated financial statements for the fiscal year ended December 31, 2005, our independent registered public accounting firm, KPMG, LLP, communicated to our management and Audit Committee that certain matters involving our internal controls were considered to be “material weaknesses”, as defined under the standards established by the Public Company Accounting Oversight Board. See “Item 9A—Controls and Procedures” of our Annual Report on Form 10-K. Our independent registered public accounting firm informed our management and our Audit Committee that these material weaknesses related to their belief that we did not have sufficient controls pertaining to the review and oversight of subsidiary financial results constituting material weaknesses in our internal controls over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we establish and maintain an adequate internal control structure and procedures for financial reporting and assess on an on-going basis the design and operating effectiveness of our internal control structure and procedures for financial reporting. We are committed to continuously improving our internal controls and financial reporting. We are working with consultants with experience in internal controls to assist management and the Audit Committee in reviewing our current internal controls structure with a view towards meeting the formalized requirements of Section 404 of the Sarbanes-Oxley Act.

However, to the extent our independent registered public accounting firm is required to provide an opinion as to the effectiveness of our internal controls, even if we are able to take remedial actions to correct the identified material weaknesses described above and any other material weaknesses identified as the evaluation and testing process is completed, there may be insufficient time for the remediated controls to be in operation to permit our independent registered public accounting firm to conclude that the remediated controls are effective. Thus, our independent registered public accounting firm would possibly provide an adverse opinion to the effect that our internal controls are ineffective as of the date of such evaluation, or may decline to issue an opinion as to the effectiveness of our internal controls.

Under current regulations, we must be able to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 by our reporting period ending December 31, 2007.

If we are unable to conclude that our internal controls over financial reporting are effective at such time that we will be required to attest to them, or if our independent registered public accounting firm concludes that our internal controls are ineffective at such time, or is unable to conclude that our assessment is fairly stated or is unable to express an opinion on the effectiveness of our internal controls, our ability to obtain additional financing on favorable terms could be materially and adversely affected, which, in turn, could materially and adversely affect our business, our financial condition and the market value of our securities. In addition, if we are unable to conclude our internal controls or disclosure controls are effective at such time that we will be required to attest to them, current and potential shareholders could lose confidence in our financial reporting and our stock price could be negatively impacted.

We have agreed to settlement terms with respect to a dispute with a vendor of ours in St. Martin; however, the terms of the settlement have not yet been fulfilled and it is possible that the vendor could still pursue a claim against us.

On July 25, 1995, our subsidiary, Societe des Carrieres de Grande Case, or SCGC, entered into an agreement with Mr. Fernand Hubert Petit, Mr. Francois Laurent Petit and Mr. Michel Andre Lucien Petit, collectively referred to as, Petit, to lease a quarry located in the French side of St. Martin. Another lease was entered into by SCGC on October 27, 1999 for the same and additional property. Another subsidiary of ours, Bouwbedrijf Boven Winden, N.A., or BBW, entered into a material supply agreement with Petit on July 31, 1995. This agreement was amended on October 27, 1999. Under the terms of this amendment, we became a party to the materials supply agreement.

In May 2004, we advised Petit that we would possibly be removing our equipment within the timeframes provided in its agreements and made a partial quarterly payment under the materials supply agreement. On June 3, 2004, Petit advised us in writing that Petit was terminating the materials supply agreement immediately because Petit had not received the full quarterly payment and also advised that it would not renew the 1999 lease when it expired on October 27, 2004. Petit refused to accept the remainder of the quarterly payment from us in the amount of $45,000.

Without prior notice to BBW, Petit obtained orders to impound BBW assets on St. Martin (the French side) and Sint Maarten (the Dutch side). The assets sought to be impounded include bank accounts and receivables. BBW has no assets on St. Martin, but approximately $341,000 of its assets were impounded on Sint Maarten. In obtaining the orders, Petit claimed that $7.6 million is due on the supply agreement (the full payment that would be due by us if the contract continued for the entire potential term and we continued to mine the quarry), $2.7 million is due for quarry restoration and $3.7 million is due for pain and suffering. The materials supply agreement provided that it could be terminated by us on July 31, 2004.

In February 2005, SCGC, BBW and Devcon entered into agreements with Petit, which provided for the following:

•	The purchase by SCGC of three hectares of partially mined land located within the quarry property previously leased from Petit for approximately $1.1 million;

•	A two-year lease of approximately 15 hectares of land, or the 15 hectare lease, on which SCGC operates a crusher, ready-mix concrete plant and aggregates storage at a cost of $100,000;

•	The granting of an option to SCGC to purchase two hectares of unmined property prior to December 31, 2006 for $2 million, payable $1 million on December 31, 2006 and $1 million on December 31, 2008, subject to the terms below:

•	In the event that SCGC exercises this option, Petit agrees to withdraw all legal actions against us and our subsidiaries;

•	In the event that SCGC does not exercise the option to purchase and Petit is subsequently awarded a judgment, SCGC has the option to offset approximately $1.2 million against the judgment amount and transfer ownership of the three hectare parcel purchased by SCGC as stated above back to Petit;

•	The granting of an option to SCGC to purchase five hectares of unmined land prior to June 30, 2010 for $3.6 million, payable $1.8 million on June 30, 2010 and $1.8 million on June 30, 2012; and

•	The granting of an option to SCGC to extend the 15 Hectare Lease through December 31, 2008 (with annual rent of $55,000) if the two hectares are purchased and subsequent extensions of the lease (with annual rent of $65,000) equal to the terms of mining authorizations obtained from the French Government agencies.

After conferring with our French counsel and upon review by management, we believe that we have valid defenses and offsets to Petit’s claims, including, among others, those relating to our termination rights and the benefit to Petit from us not mining the property. Based on the foregoing agreements and our review, management does not believe that the ultimate outcome of this matter will have a material adverse effect on our consolidated financial position or results of operations. At the time we exercise the options discussed above, we will obtain independent appraisals to determine the fair value of any non-cash consideration, including the exercise of the options discussed above, used in settlement of a judgment received by Petit, if any.

We have entered into transactions with our affiliates which result in conflicts of interests.

We have entered into a number of transactions with our affiliates, including an investment in the Caribbean involving companies in which certain of our current and former officers and directors have an interest. Material transactions are disclosed in our audited consolidated financial statements and the periodic reports we file with the Securities and Exchange Commission. See “Item 13—Certain Relationships and Related Transactions” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. These transactions result in conflicts of interests. Our Audit Committee reviews and approves transactions between us and our affiliates, including our officers and directors. Our policy is that all of these transactions be reviewed and approved by the audit committee prior to completion. In addition, our Articles of Incorporation provide that no contract or other transaction between us and any other corporation shall in any way be invalidated by the fact that any of our directors are interested in or are directors or officers of the other party to the transaction.

We are subject to some risks due to the nature of our foreign operations.

The majority of our continuing operations in 2005 were conducted in foreign countries located in the Caribbean, primarily Antigua and Barbuda, Sint Maarten, St. Martin and the Bahamas. For the fiscal year ended December 31, 2005, 70%, of our revenue were derived from foreign geographic areas. The risks of doing business in foreign areas include potential adverse changes in U.S. diplomatic relations with foreign countries, changes in the relative purchasing power of the U.S. dollar, hostility from local populations, adverse effects of exchange controls, changes in either import or export tariffs, nationalization, interest rate fluctuations, restrictions on the withdrawal of foreign investment and earnings, government policies against businesses owned by non-nationals, expropriations of property, the instability of foreign governments, any civil unrest or insurrection that could result in uninsured losses and other political, economic and regulatory conditions, risks or difficulties. Adverse changes in currency exchange rates or raw material commodity prices, both in absolute terms and relative to competitors’ risk profiles, could adversely impact our operations. We are not subject to these risks in Puerto Rico or the U.S. Virgin Islands, since these are United States territories. We believe our most significant foreign currency exposure is the Euro. We are also subject to U.S. federal income tax upon the distribution of certain offshore earnings. Although we have not encountered significant difficulties in our foreign operations, we could encounter difficulties in the future.

Some of the contracts involved in our contracting business have fixed price terms which do not take into account unanticipated changes in production costs, which we would not be able to pass on to the customer.

We generally enter into either fixed-price contracts that provide for an established price that does not vary during the term of the contract or unit-price contracts under which our fee is based on the quantity of work performed. Fixed-price and unit-price contracts, involve inherent risks, such as unanticipated increases in the cost of labor and/or materials, subcontracts that were unexpected at the time of bidding, bidding errors, unexpected field conditions, adverse weather conditions, the inability of subcontractors to perform, work stoppages and other events beyond our control. Although our attempts to minimize the risks inherent in our contracts by, among other things, obtaining subcontracts from reliable subcontractors, anticipating labor and material cost increases, anticipating contingencies, utilizing our cost control system and obtaining certain cost escalation clauses, we cannot assure you that we will be able to complete our current or future contracts at a profit. In addition, the longer the term of fixed-price and unit-price contracts, the greater the risks associated with that contract.

We may incur specified penalties or losses under some of the clauses in the contracts governing our projects.

Some of our contracts call for project completion by a specified date and may contain a penalty clause for our failure to complete a project by this date. During the year ended December 31, 2005, our construction division reported an operating loss of $2.9 million compared to $4.6 million of operating income for the corresponding period of 2004. This decrease was primarily attributable to a substantial increase in the estimated costs to complete a current marina project in the U.S. Virgin Islands due to operational difficulties encountered during the year. As a result, the anticipated gross margin on this project was reduced by more than $5.2 million during the year, resulting in a loss on the project in 2005 of $3.8 million. The loss attributable to this marina project was increased by an additional $1.2 million for the six months ended June 30, 2006, which consisted of $1.0 million, and $0.2 million for the three months ended March 31, 2006 and June 30, 2006, respectively. In addition, under the terms of some of our contracts, we make warranties that extend for a period of time beyond the completion of these contracts.

Our failure to enter into new contracts to replace completed contracts could have an adverse impact on our operations.

We endeavor to ensure that our contracting resources are effectively utilized and to that end pursue new contracts as the completion time for existing contracts approaches. To the extent we have entered into contracts to which a significant part of our resources are committed, the failure to obtain new contracts upon the completion of these contracts could adversely affect our results of operations.

General economic conditions in the markets in which we conduct business could have a material impact upon our operations.

Our construction division and our materials division are materially dependent upon economic conditions in general, including recession, inflation, deflation, general weakness in construction and housing markets, changes in infrastructure requirements and, in particular, upon the level of development and construction activities in the Caribbean. A general downturn in the economy in this region would adversely affect the housing and construction industry and, therefore, would adversely affect our contracting and concrete and related products businesses.

Our materials and construction divisions operate in a highly competitive environment and we may not be able to compete effectively for customers, causing us to lose all or a portion of our market share.

We have competitors in the materials business in the locations where we conduct business. The competition includes local ready-mix concrete and local concrete block plants, and importers of aggregates and concrete blocks. We also encounter competition from the producers of asphalt, which is an alternative material to concrete for road construction. Most competitors, such as ready-mix and local concrete block producers, have a disadvantage compared to our material costs, but have an advantage over us in respect to lower overhead costs. With respect to our construction division, land development construction is extremely competitive. We compete with smaller local contractors as well as larger U.S. and European based contractors in all our markets. Primary competitive factors include price, prior experience and relationships, the equipment available to complete the job, innovation, the available engineering staff to assist an owner in minimizing costs, how quickly a company can complete a contract, and the ability to obtain bonding which guarantees contract completion.

We are highly dependent on supplies of cement and Barbuda sand and a failure to maintain adequate supplies would adversely affect our operations.

Our operations are highly dependent upon our ability to acquire adequate supplies of cement, concrete block and Barbuda sand. We have experienced, in the past, and could experience in the future short term shortages of both cement and Barbuda sand which, temporarily, adversely affected our operations.

Some of our significant customers are governmental agencies of islands in the Caribbean which may constitute a credit risk.

We operate on several islands in the Caribbean. The governmental agencies of these islands are significant customers. Many of the island governments, with which we conduct business, have high levels of public debt relative to their revenue base. Accordingly, we may experience difficulty in collecting amounts due from these governmental agencies.

We are highly dependent on the availability of barging and towing services in the Caribbean.

Our construction division is highly dependent upon the availability of barging and towing services to move construction materials and equipment from the United States to various Caribbean islands and between Caribbean islands. Our materials division is highly dependent upon the availability of barging services to import sand, cement and block. We have experienced, in the past, and could experience in the future, a short-term shortage of barging capacity which would have an adverse affect on our operations.

We are highly dependent upon having the ability to secure bid, payment, and performance bonds.

Our construction division’s ability to secure new contracts is dependent upon being able to obtain bid, payment and performance bonds. We have no definitive bonding line. One of the underwriting criteria of the bonding company, which we utilize, is tangible net worth. Our tangible net worth decreased significantly during 2005 due to our net loss and the increase in Intangible Assets and Goodwill associated with the acquisitions of businesses in the electronic security division. This reduced our tangible net worth which could negatively affect our ability to secure new construction contracts.

We are highly dependent upon the ability to secure work permits for employees.

Our construction division is dependent upon being able to secure work permits from the various Caribbean island governments for employees domiciled in other jurisdictions. We could, in the future, experience delays in securing these work permits, which could adversely affect its ability to perform under its contracts.

We are highly dependent upon the ability to secure business licenses to operate in foreign jurisdictions, particularly in the Bahamas.

Our construction division competes for business, in some jurisdictions, with local contractors. The governments in some of these foreign jurisdictions, particularly the Bahamas, encourage the awarding of contracts to local contractors. We may not, in the future, be able to secure all prerequisite business licenses to enter into or perform under construction contracts.

Risk Factors Relating to our Common Stock

The creation of a class of “blank check” preferred stock could have an adverse impact on the rights of holders of our common stock.

Upon the effectiveness of shareholder approval regarding the amendment to our Articles of Incorporation, our Articles of Incorporation will provide that our board of directors will be authorized to issue from time to time, without further shareholder approval, up to 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over our common stock with respect to dividends and liquidation rights. Also, we may issue additional preferred stock in ways which may delay, defer or prevent a change in control without further action by our shareholders. Additionally, the shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of a class or series of voting rights.

The holders of Series A convertible preferred stock will have rights that are senior to those of the holders of our common stock reducing the ability of the holders of our common stock to make claims against our assets in the event of our liquidation.

The holders of our Series A convertible preferred stock will have certain rights, preferences and privileges that are more favorable to, and/or different from, the rights of the holders of our common stock. Specifically, cumulative dividends will accrue at the rate of 8.0% per annum on the shares of Series A convertible preferred stock and the holders of Series A convertible preferred stock will be entitled to a liquidation preference over the holders of our common stock. The holders of the Series A convertible preferred stock will have voting rights entitling them to vote together with the holders of our common stock as a single class and on an as-if converted to common stock basis, subject to adjustment for any stock split, stock dividend, reverse stock split, reclassification or consolidation of or on our common stock and certain other limitations. However, we will not give effect to any voting rights of the shares of Series A convertible preferred stock, and any holder will not have the right to exercise voting rights with respect to its shares, to the extent that giving effect to the voting rights would cause the holder (together with its affiliates) to be deemed to beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise of the voting rights. In the event of our liquidation, holders of Series A convertible preferred stock will have claims against our assets that are senior to any claims of the holders of our common stock and would receive a distribution of the proceeds from the liquidation before any distribution to the holders of our common stock. In addition, the shares of Series A convertible preferred stock are redeemable, at either the option of its holders or us under specified circumstances, while our common stock is not redeemable. The holders of Series A convertible preferred stock also have certain protective provisions, such as anti-dilution protection.

Upon completion of the private placement of shares of our Series A convertible preferred stock and the common stock warrants and the conversion or exercise of these securities, our current shareholders could experience a substantial dilution of ownership.

Our current shareholders could experience a substantial dilution of their ownership interest in us for various reasons. The conversion of shares of our Series A convertible preferred stock, including conversions based upon conversion prices that have been adjusted under anti-dilution provisions of the Series A convertible preferred stock under its Certificate of Designations, any dividends paid in the form of our common stock on the Series A convertible preferred stock and the exercise of the common stock warrants, which are also subject to anti-dilution adjustment, will reduce the proportionate ownership of our current shareholders. Assuming all shares and warrants offered are issued and sold, after giving effect to this private placement, on a fully converted and exercised basis, assuming no anti-dilution adjustment of the conversion and exercise prices, and excluding the impact of dividends paid on the Series A convertible preferred stock in the form of shares of our common stock, we will have

12,371,328 shares of our common stock issued and outstanding, approximately a 106.1% increase, as compared with 6,003,404 shares of our common stock issued and outstanding as of January 30, 2006, the record date.

An increased number of shares of our common stock in the market may adversely impact the market price of our common stock.

We have recently increased and expect further increases to the number of shares of our common stock outstanding as a result of the previous sale of our equity securities to Coconut Palm, the potential exercise of warrants previously sold to Coconut Palm, the completion of our purchase of DSSC, the potential conversion or exercise of shares of our Series A convertible preferred stock and additional common stock warrants contemplated herein, anti-dilution protections afforded the Series A convertible preferred stock and the common stock warrants, any dividends paid in the form of our common stock on the Series A convertible preferred stock or the completion of future purchases of other security services companies in which shares of our common stock or securities convertible into shares of our common stock constitute a part or all of the purchase price or completion of other sales of our common stock or other securities to raise funds to complete purchases of security services companies. These increases could result in sales of large amounts of our common stock in the public market which could adversely affect the prevailing market price of our common stock, even if our business is doing well. These potential sales also could impair our ability to raise additional capital through the sale of equity securities. Taking these transactions into account, upon completion of the private placement of all the shares of our Series A convertible preferred stock and the common stock warrants contemplated herein, approximately (i) 45,000 shares of Series A convertible preferred stock, which is convertible into 4,716,981 shares of our common stock, (ii) 6,003,404 shares of our common stock and (iii) warrants and options to purchase 6,451,783 shares of our common stock would be outstanding, based upon our issued and outstanding shares as of the record date. All of the shares of our common stock underlying our shares of Series A convertible preferred stock and common stock issued will be either freely tradeable without restriction or eligible for resale subject to the requirements of Rule 144 under the Securities Act of 1933, as amended.

We will have discretion over the use of proceeds from the private placement of the notes and the common stock warrants. We may apply the net proceeds from the private placement of the notes and the common stock warrants to uses that do not improve our operating results or increase the value of your investment.

While we intend to use the net proceeds from the private placement of the notes and the common stock warrants, as described in “Use of Proceeds”, we will have discretion to adjust the application and allocation of the net proceeds in order to address changed circumstances and opportunities. You will not have the opportunity as part of your investment decision to assess how the proceeds will be used. The success of our operations that are influenced by working capital allocations will be substantially dependent upon the discretion and judgment of our management with respect to the application and allocation of the net proceeds. The net proceeds may be used for corporate purposes that do not improve our operating results or market value, and you will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. For more information, please see “Use of Proceeds”.

Specified change in control redemption obligations provided for in the terms of the Series A convertible preferred stock may inhibit a takeover, which may cause a decline in the value of our common stock.

Specified rights relating to our Series A convertible preferred stock could make it more difficult for a third party to acquire us, even if closing the transaction would be beneficial to our shareholders. Under the terms of our Series A convertible preferred stock, if there is a change in control, the holders of shares of Series A convertible preferred stock have the right to require us to redeem their shares. A redemption required by holders of Series A convertible preferred stock upon a change of control could have the effect of delaying, deferring or preventing a change in control.

Our stock is thinly traded.

While our common stock trades on Nasdaq, our stock is thinly traded and you may have difficulty in reselling your shares quickly. The low trading volume of our common stock is outside of our control, and we cannot guarantee that the trading volume will increase in the near future or that, even if it does increase in the future, it will be maintained. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, an investor may be unable to liquidate his investment in us. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.

We do not currently pay any dividends on our common stock.

We have not paid any dividends on our common stock in the last 13 years. We anticipate that for the foreseeable future we will continue to retain any earnings for use in the operation of our business, except as required to pay dividends on the Series A convertible preferred stock. Any future determination to pay cash dividends will be at the discretion of our board of directors, after consideration of any restrictions on cash dividends as defined by our credit and debt agreements, and will depend on our earnings, capital requirements, financial condition and other factors deemed relevant by our board of directors.

Cautionary Note Concerning Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995, or the Reform Act, provides a safe harbor for forward-looking statements made by or on our behalf. We and our representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and in our reports to stockholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act.

The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. We assume no obligation to update forward-looking information or the discussion of such risks and uncertainties to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. By their nature, all forward-looking statements involve risks and uncertainties. Actual results, including revenues from our electronic security services, construction and materials divisions, expenses, gross margins, cash flows, financial condition, and net income, as well as factors such as our competitive position, inventory levels, backlog, the demand for our products and services, customer base and the liquidity and needs of our customers, may differ materially from those contemplated by the forward-looking statements or those currently being experienced by us for a number of reasons, including but not limited, to those set forth under “Risk Factors” in this information statement, in our Annual Report on Form 10-K for the year ended December 31, 2005 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely impact us. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition, and results of operations. For these reasons, you are cautioned not to place undue reliance on our forward-looking statements.

The statements set forth in this information statement, including forward-looking statements, concerning the business, financial condition and results of operations of Guardian International, Inc. are based upon Guardian’s management’s descriptions, representations, then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Actual results may differ materially from those represented to us by Guardian’s management.

Amendment to Articles of Incorporation

General

As of January 30, 2006, our board of directors unanimously adopted a resolution seeking shareholder approval to amend our Articles of Incorporation to authorize 10 million shares of preferred stock. A copy of the form of amendment to our Articles of Incorporation is included in this information statement as Annex A. Our board of directors believes that this authorization is in our best interest in that it will provide us with shares of preferred stock that could be issued for various corporate purposes, as the board of directors determines in its discretion, including acquisitions, stock dividends, stock splits, stock options, convertible debt and equity financings. Upon effectiveness of shareholder approval of the amendment and the private placement, we anticipate authorizing the creation of a series of preferred stock to be designated “Series A Convertible Preferred Stock”. Most of the net proceeds of the private placement of the notes and the common stock warrants were used to complete the acquisition of Guardian International, Inc. and repay certain bridge financing we incurred from CapitalSource to complete the Coastal acquisition. See Background to the Private Placement: The Acquisition and The Private Placement with respect to the terms of the Series A convertible preferred stock.

Article III of our Articles of Incorporation will be deleted in its entirety and replaced by a new Article III to read as follows:

“ARTICLE III

The total number of shares of capital stock this corporation shall have authority to issue is Sixty Million (60,000,000) shares, consisting of Fifty Million (50,000,000) shares of our common stock, par value $.10 per share (the “Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, par value $.10 per share (the “Preferred Stock”). All of said stock shall be payable in cash or property (real or personal), labor or services in lieu of cash, at a fair and just valuation to be fixed by the Board of Directors of this corporation. Article III hereof contains a description of the Preferred Stock and a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof.

Common Stock

A. General.    The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.

B. Voting Rights.    Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of this corporation.

C. Dividends.    Subject to provisions of law, Article III of these Articles of Incorporation, and all senior rights of holders of Preferred Stock to participate in such dividends, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.

D. Liquidation.    Subject to provisions of law and Article III of these Articles of Incorporation, upon any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, after the payment or provisions for payment of all debts and liabilities of this corporation and all preferential amounts to which the holders of the Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of this corporation available for distribution.

Preferred Stock

A. General.

1. Issuance of Preferred Stock in Classes or Series.    The Preferred Stock of this corporation may be issued in one or more classes or series at such time or times and for such consideration as the Board of Directors of this corporation may determine. Each class or series shall be so designated as to distinguish the shares thereof from the shares of all other classes and series. Except as to the relative designations, preferences, powers, qualifications, rights and privileges referred to in this Article III, in respect of any or all of which there may be variations between different classes or series of Preferred Stock, all shares of Preferred Stock shall be identical. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes unless otherwise specifically set forth herein.

2. Authority to Establish Variations Between Classes or Series of Preferred Stock.    The Board of Directors of this corporation is expressly authorized, subject to the limitations prescribed by law and the provisions of these Articles of Incorporation, to provide, by adopting a resolution or resolutions, for the issuance of the undesignated Preferred Stock in one or more classes or series, each with such designations, preferences, voting powers, qualifications, special or relative rights and privileges as shall be stated in the Articles of Amendment to the Articles of Incorporation, which shall be filed in accordance with the Florida Business Corporation Act, and the resolutions of the Board of Directors creating such class or series. The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c) the right or obligation, if any, of this corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of this corporation;

(e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) the obligation, if any, of this corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g) voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any class or series of Preferred Stock;

(h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of this corporation, acting in accordance with these Articles of Incorporation, may deem advisable and are not inconsistent with law and the provisions of these Articles of Incorporation.”

Preferences and Rights of Preferred Stock

The terms of the preferred stock will be fixed, from time to time, by our board of directors in its sole discretion. The holders of the outstanding shares of the preferred stock will be entitled to vote with respect to matters upon which holders of our common stock are entitled to vote as determined by our board of directors. Each series of preferred stock may have different voting rights, as determined by the board of directors.

Dilution

In general, any issuance of shares of our preferred stock, dividends paid on our preferred stock in the form of our common stock, the common stock warrants and the common stock underlying any securities convertible into or exercisable for our common stock, including the Series A convertible preferred stock and the common stock warrants, would dilute both the equity interests and the earnings per share of existing holders of our common stock. This dilution may be substantial, depending upon the amount of shares issued. Our board of directors will be authorized to set the terms of each series of preferred stock, including awarding voting rights greater than those rights provided to holders of our common stock. Since our board of directors may authorize and issue series of preferred stock with voting rights greater than those of holders of our common stock, the effect may be to dilute, possibly substantially, the effective voting rights of the holders of our common stock.

Dissenters’ Rights of Appraisal

Under Section 607.1302(2)(a) of the Florida Business Corporation Act, holders of our common stock are not entitled to dissenters’ rights of appraisal with respect to the actions described in this information statement or otherwise with respect to the authorization of a class of preferred stock, nor will such rights be voluntarily accorded to shareholders by us.

Approval by Shareholders

We anticipate the amendment will be effective twenty (20) days after the date this information statement is initially transmitted to our shareholders, which is                          , 2006, or shortly thereafter.

The Amendment Of Our Articles Of Incorporation Has Not Been Approved Or Disapproved By The Securities And Exchange Commission, Nor Has The Securities And Exchange Commission Passed Upon The Fairness Or Merits Of The Amendment Or The Accuracy Or Adequacy Of The Information Contained In This Information Statement. Any Representation To The Contrary Is Unlawful.

Please Note That This Is Neither A Request For Your Vote Nor A Proxy Statement But Rather An Information Statement Designed To Provide You With Information About The Amendment And To Inform You That Our Articles Of Incorporation Will Be Amended.

Background to Private Placement—The Acquisition

General

On November 9, 2005, we entered into a merger agreement with Devcon Acquisition, Inc., or the Merger Sub, and Guardian International, Inc., or Guardian. A copy of the merger agreement is included in this information statement as Annex D.

Under the terms of the merger agreement, on March 6, 2006, we acquired all of the outstanding capital stock of Guardian for an aggregate cash price of $65.5 million, which consisted of approximately $24.6 million paid to the holders of the common stock of Guardian, approximately $23.3 million paid to redeem both series of Guardian’s preferred stock, approximately $13.3 million used to assume and pay specified Guardian debt obligations and expenses and approximately $1.0 million used to satisfy specified expenses incurred by Guardian in connection with the merger. The balance of the purchase consideration, approximately $3.3 million, has been placed in escrow. Subject to reconciliation based upon RMR and net working capital levels as of closing and subject to other possible adjustments, Guardian common shareholders are expected to receive a pro rata distribution from the escrowed amount approximately six months after the closing. We also repaid $8.0 million of bridge financing we incurred from CapitalSource in connection with the completion of the Coastal acquisition.

The completion of this acquisition resulted in Guardian becoming a wholly-owned subsidiary of Devcon. The acquisition of Guardian substantially increases our electronic security services division and we believe propels us to a leadership position in the Florida electronic security services market. In addition, it moves our electronic security services division to a position in which it enjoys more predictable recurring revenues.

Background of the Acquisition

•	Prior to 2002, we operated solely through our two traditional segments – our materials division and our construction division.

•	Between 2002 and 2004, we investigated strategic alternatives. We believed that, notwithstanding the fact that we had enjoyed the benefits of experienced and qualified employees and executives, as well as periods of positive cash flow, our business had not grown at a rate we believed it could achieve, had experienced net losses during some years, and was generally in need of a new or additional industry focus as a catalyst for growth.

•	As a result of this investigation of strategic alternatives, in July 2004, we determined to shift our operations from materials and construction to the electronic security services industry and, after soliciting and receiving the approval of our shareholders, completed a transaction with Coconut Palm Capital Investors I Ltd., whereby Coconut Palm invested $18 million into Devcon for purposes of facilitating Devcon’s entry into this industry. Coconut Palm expressed a strong desire to see Devcon use a portion, if not all, of the funds to launch initial platform acquisitions that would form the critical mass upon which Devcon could launch its electronic security services division, which both Coconut Palm and Devcon hoped would eventually become our dominant, if not sole, operation. In furtherance of these objectives, Coconut Palm induced us to undertake to earmark $5.0 million of our existing cash, in addition to Coconut Palm’s investment, towards the pursuit of these strategies. These actions laid the foundation which allowed us to formally create an electronic security services division, which we intended would engage in the electronic monitoring of an installed base of security systems, as well as the installation of new monitored security systems added to this installed base, both in residential and commercial buildings.

•	Also in July 2004, we began actual operations within the electronic security services business through the acquisition of Security Equipment Company, Inc., which has since changed its name to Devcon Security Services Corp., or DSSC. At the time we acquired Security Equipment Company, it served approximately 5,200 customers in the Panhandle of Florida and the Greater Tampa Bay Area representing recurring monthly revenue, or RMR, of $128,000.

•	In February 2005, we, through DSSC, completed the acquisition of the electronic security services business of Starpoint Limited, or Starpoint, a subsidiary of Adelphia Communications Corporation, or Adelphia Communications. At the time we acquired Starpoint, it served approximately 52,700 customers in Florida and Buffalo, New York representing RMR of $1.15 million.

•	In May 2005, we sold the Buffalo operations of Starpoint for $1.83 million.

•	In addition to the operational shift initiated by the Coconut Palm investment, in April 2005, we began a process of reviewing in detail the operations of our materials and construction divisions, with an emphasis on the materials division, which was incurring operating losses. The objective of this review was to implement necessary changes to improve profitability, which we anticipated would be achieved through price increases, where appropriate, and operating expense reductions. We also were open, however, to the possibility that, based upon the outcome of this review, we could determine it would be in our company’s best interests to pursue an orderly divestment of all or a portion of either or both of the materials and construction divisions.

•	Based upon the results of this review and our earlier belief that an optimal use of our resources would be focusing them on the development of our new electronic security services division, we have determined that an orderly divestment of both our materials and our construction divisions would be in our best interests and have elected to explore such an orderly divestment. Included in this analysis was the realization that the proceeds from this divestment could be used to complete additional platform acquisitions of electronic security services companies or to pay outstanding indebtedness we had incurred to effect such acquisitions.

•	Accordingly, we now desire to continue the shift in our operating focus that we started in July 2004 by expanding our electronic security services division until it is our sole operation. We began the next stage of this operational shift through two transactions. First, we completed the sale of specified assets of Devcon and V.I. Cement & Building Products, Inc., a subsidiary of Devcon, to Heavy Materials, LLC in September 2005. In general, the assets comprised Devcon and VI’s U.S. Virgin Islands ready-mix concrete, aggregates, concrete block and cement materials and supplies business. In exchange for the assets, we received $10.7 million in cash plus an additional amount equal to the net realizable value of accounts receivable and additional assets associated with these operations. The net realizable value was paid by Heavy Materials on the closing date of the transaction in the form of a promissory note made to us in the aggregate principal amount of $2.6 million. The promissory note has a term of three years bearing interest at 5% per annum with only interest being paid quarterly in arrears during the first 12 months and principal and accrued interest being paid quarterly (principal being paid in 8 equal quarterly installments) for the remainder of the term of the promissory note until the maturity date.

•	Second, in November 2005, Devcon Security Holdings, Inc., a wholly-owned subsidiary of ours, acquired all of the issued and outstanding capital stock of Coastal Security Company, or Coastal, a leading provider of electronic security services. We acquired Coastal in a cash for stock transaction valued at approximately $50.4 million. Headquartered in Boca Raton, Florida, Coastal provides retail electronic security services to commercial and residential customers, principally in South Florida, and wholesale monitoring service to dealers throughout the United States. At the time we acquired Coastal, it served approximately 165,000 customers consisting of approximately 50,000 retail customers and approximately 115,000 wholesale customers with RMR of $1.26 million. We paid a portion of the purchase price for Coastal using the proceeds from the sale of our U.S. Virgin Islands operations.

•	As the next stage of our operational shift, we seek to substantially increase and move our electronic security services division to a position in which it enjoys more predictable recurring revenues. In furtherance of this objective, we entered into discussions with Guardian. Guardian and its wholly-owned subsidiaries provide security, fire, structured cable, access control and closed circuit television integration and monitoring services for commercial and residential customers, currently serving approximately 32,500 customers in Florida and the New York-metropolitan areas and representing RMR of $1.42 million.

•	On November 9, 2005, we entered into a merger agreement, which is included in this information statement as Annex D, with Devcon Acquisition, Inc., our wholly-owned subsidiary, and Guardian. Under the terms of the merger agreement we acquired all of the outstanding capital stock of Guardian for an aggregate cash price of $65.5 million, which consisted of approximately $24.6 million paid to the holders of the common stock of Guardian, approximately $23.3 million paid to redeem both series of Guardian’s preferred stock, approximately $13.3 million provided to Guardian to repay specified Guardian debt obligations and expenses and approximately $1.0 million used to satisfy specified expenses incurred by Guardian in connection with the merger. The merger agreement provides that at the time the merger became effective: (i) holders of Guardian’s Class A Voting Common Stock and Class B Nonvoting Common Stock are entitled to receive a portion of the purchase price equal to approximately $2.62 per share, subject to specified adjustments; (ii) the balance of the purchase price, estimated at approximately $0.34 per common share, or approximately $3.3 million, was placed in escrow pending additional adjustments; (iii) the surviving corporation must redeem Guardian’s Series D 6% Convertible Cumulative Preferred Stock and Guardian’s Series E 7% Cumulative Preferred Stock, in accordance with their respective terms; and (iv) each share of common stock of Devcon Acquisition, Inc., or the Merger Sub, issued and outstanding was converted into one share of common stock of the surviving corporation. We completed the acquisition on March 6, 2006.

•	In addition, on January 23, 2006, we continued our operational shift towards making our electronic security services division our sole operation by entering into a stock purchase agreement with Donald L. Smith, Jr., our co-founder and former Chairman, under the terms of which we agreed to sell to Mr. Smith all of the issued and outstanding shares of two of our subsidiaries, Antigua Masonry Products, Ltd., an Antigua corporation, or AMP, and M21 Industries, Inc., which subsidiaries collectively comprise the operations of our materials division in Antigua, for an aggregate purchase price equal to approximately $5 million, subject to adjustments provided in the stock purchase agreement. $1,725,000 of the purchase price may be paid by cancellation of a note payable by us to Mr. Smith. We retained the right to review other offers to purchase these Antigua operations. The parties to the stock purchase agreement have elected to exercise their right to negotiate the sale of our materials division in Antigua with a third party. As a result, on March 2, 2006, we entered into a stock purchase agreement with A. Hadeed or his nominee and Gary O’Rourke and terminated the stock purchase agreement entered into with Mr. Smith on January 23, 2006. The terms of the new stock purchase agreement provided for a purchase price equal to approximately $5.1 million, subject to adjustments provided in the stock purchase agreement. The entire purchase price was contemplated to be paid entirely in cash as opposed to the partial payment through surrender of the $1,725,000 note we had previously issued to Mr. Smith. In addition, the terms of the new stock purchase agreement excluded M21 Industries, Inc. from the sale but contemplated transfers of certain assets from the Antigua operations to Devcon as well as the pre-closing transfer to AMP of certain preferred shares in AMP that were owned by Devcon. The purchaser has agreed to pay all taxes incurred as a result of the transaction. We completed the sale of our materials division in Antigua on March 2, 2006.

•	On February 10, 2006, we entered into a securities purchase agreement where we agreed to sell to specified institutional investors promissory notes with an aggregate principal amount of $45,000,000 along with warrants to acquire an aggregate of 1,650,943 shares of our common stock subject to certain caps based upon the Nasdaq Marketplace Rules. The securities purchase agreement is included in this information statement as Annex E. The issuance of the notes and the warrants was completed as an initial step to the private placement of the Series A convertible preferred stock, which we anticipate issuing to the same accredited investors in exchange for the notes. The notes and warrants were issued to allow us to complete our acquisition of Guardian International, Inc. in a timely manner and avoid certain payments which would have been due to Guardian as a result of our failure to do so, including forfeiture of a $3 million deposit.

•

The sale of the notes and the common stock warrants and the closing of the acquisition of Guardian International, Inc. occurred at an initial closing on March 6, 2006. We anticipate that under the terms of the securities purchase agreement, the private placement investors will subsequently receive an aggregate of 45,000 shares of Series A convertible preferred stock to be issued by us with a liquidation preference equal to $1,000 convertible into common stock at a conversion price equal to $9.54 per share for each share of Series A convertible preferred stock. The conversion price of the Series A convertible preferred stock and the exercise price of the warrants issued with the notes are and will be subject to certain anti-dilution adjustments. The issuance of the new Series A convertible preferred stock and of the warrants could also cause the issuance of greater than 20% of our outstanding shares of common stock upon the conversion of the Series A convertible preferred stock, the exercise of the warrants and/or the distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock. Our board of directors has approved the creation of a new class of preferred stock and the creation of the to be issued Series A convertible preferred stock, the issuance of the to be created and issued Series A convertible preferred stock and the warrants and the subsequent issuance of the common stock issuable upon conversion of the to be created and issued Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock. The creation of a new class of preferred stock is subject to shareholder approval under Florida law, while, the issuance of the Series A convertible preferred stock and common stock warrants and the subsequent issuance of shares of common stock issuable upon conversion of the Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock, which could, upon issuance, equal an amount that is 20% or more of our common stock outstanding prior to the date of issuance, requires shareholder approval under the rules of Nasdaq. On February 10, 2006, holders of more than 50% of our common stock approved the amendment to our articles of incorporation creating a new class of preferred stock, the issuance of the Series A convertible preferred stock, the issuance of the common stock warrants and the subsequent issuance of shares of common stock issuable upon conversion of the Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock; however, this approval will not be effective until the Securities Exchange Commission rules and regulations relating to the delivery of an information statement on Schedule 14C to our shareholders have been fully satisfied. We anticipate that the sale of the shares of Series A convertible preferred stock will take place on or before October 20, 2006.

•	Additionally, in furtherance of our operational shift towards making our electronic security services division our sole operation, we also entered into a purchase agreement to sell to Jose F. Criado, Sr. specified assets of our subsidiary, Puerto Rico Crushing Company, Inc., which comprises the operations of our materials division in Puerto Rico. The purchase price for these assets was $700,000 plus the value of certain inventories, and the assumption by the purchaser of specified liabilities. We completed the sale of our materials division in Puerto Rico on May 3, 2006.

•	In addition, in accordance with our plans to focus on providing security services to subscribers who have contracted directly with us, on June 26, 2006, we sold our Boca Raton-based third party monitoring operation which has operated under the name Central One and the associated Boca Raton monitoring center that we acquired from Coastal Security Systems to Lydia Security Monitoring, Inc., a New York corporation, operating under the name C.O.P.S. Monitoring, for $5.0 million in cash. The third party net recurring monthly revenue included in this transaction amounted to approximately $325,000 leaving us currently with approximately $84,000 of third party recurring monthly revenue. During the next few months, Devcon and Lydia will be having discussions as to the terms and conditions under which the remaining third party recurring monthly revenue may be acquired by Lydia. As a result of this transaction, Devcon will now operate from two monitoring center locations, one in Hollywood, Florida and the other in New York City.

•	To see the consolidated financial statements of Starpoint, Coastal and Guardian for periods prior to our acquisition of each company and pro forma financial statements reflecting our results of operations and financial condition including each of these acquisitions, see the Amendments to Current Reports on Form 8-K/A, dated each of February 28, 2005, November 10, 2006 and March 6, 2006. These reports are incorporated by reference in this information statement.

Chronology of Transaction

On August 12, 2004, Stephen J. Ruzika, then our Executive Vice President and currently our Chief Executive Officer and President, and John Danneberg, a vice president in our electronic security services division, met with Harold Ginsburg, the President and CEO of Guardian, and Joel Cohen, Vice President of Guardian and President of Mutual Central Alarm Services, Inc., to explore possible business opportunities. In a letter to Mr. Ginsburg dated August 18, 2004, Mr. Ruzika proposed a possible acquisition by us of the outstanding stock, or assets, of Guardian in a transaction structured to achieve an enterprise value in the range of $50 million, on a debt-free, working capital neutral basis, and subject to due diligence and other matters.

At a meeting held August 26, 2004, Guardian’s board of directors appointed a special committee of independent directors, consisting of David Heidecorn and William Remington, to analyze, evaluate and respond to the proposal. Following a meeting of the special committee of Guardian’s board of directors, counsel to this special committee, in a letter dated September 10, 2004, advised us that the special committee believed that the proposed terms did not maximize Guardian’s shareholder value and had determined not to proceed with our proposal.

In a letter dated October 14, 2004, Mr. Ruzika proposed that Devcon and Guardian discuss a possible transaction in which we would pay $2.25 per share for Guardian’s common stock, subject to due diligence and other matters. After further discussions and negotiations, we entered into an agreement with Guardian, dated December 8, 2004, which provided, among other things, for confidential treatment of information provided by Guardian to us.

On December, 17, 2004, Messrs. Ruzika and Danneberg and Richard C. Rochon, then a member of our board of directors and currently the Chairman of our board of directors, met with Mr. Ginsburg and Darius G. Nevin, a member of Guardian’s board of directors. At this meeting the parties discussed generally the mutually beneficial goals and synergies they believed could be accomplished through an acquisition of Guardian by Devcon. In particular, the general structure of such a transaction was discussed.

On January 28, 2005, our board of directors engaged an investment banking firm, with respect to a proposed sale of our equity or equity-linked securities, the proceeds of which our board of directors intended to use towards completion of our acquisition of Guardian.

Throughout January and February 2005, our representatives and representatives of the investment banking firm discussed potential terms for the proposed equity sale and representatives of the investment banking firm conducted preliminary due diligence reviews of our business. During this time, Guardian engaged USBX Advisory Services, LW (“UBSX”), an investment banking and financial advisory firm, to assist Guardian’s board of directors and the special committee of Guardian’s board of directors in evaluating our proposal.

On March 10, 2005, the confidentiality agreement entered into between us and Guardian was amended to, among other things, provide for a 45-day period during which Guardian could enter into discussions with up to eight other parties with respect to a possible business combination transaction in order to allow Guardian’s board of directors to satisfy their fiduciary duties to Guardian’s stockholders.

On April 26, 2005, our board of directors engaged Lehman Brothers, Inc., an investment banking and financial advisory firm, to act as its financial advisor with respect to pursuing the acquisition of Guardian.

On April 28, 2005, the confidentiality agreement between us and Guardian was further amended to provide for an additional 30-day period during which Guardian could negotiate with us and another party. During this process, USBX continued discussions with Lehman Brothers in an effort to improve our proposal. Ultimately, discussions with other parties, which continued through early May 2005, did not result in a preliminary proposal for or indication of interest in an acquisition of Guardian that, in the opinion of the special committee of Guardian’s board of directors, with the advice of USBX, would be likely to provide a purchase price to Guardian’s shareholders that was superior to that proposed by us.

Following further discussions between representatives of Devcon and Guardian, in a letter dated June 6, 2005, Mr. Ruzika confirmed our conditional offer of $2.65 per share for the outstanding shares of Guardian, subject to additional due diligence, and the negotiation of a definitive agreement with specific provisions.

Mr. Heidecorn responded to us, on behalf of the special committee of Guardian’s board of directors, in a letter dated June 11, 2005, indicating that Guardian would be prepared to pursue discussions of a transaction based on a purchase price of $65.2 million, including (a) a $3.0 million deposit to be paid upon signing a definitive acquisition agreement, (b) an escrow of 5% of the purchase price, or approximately $3.3 million, as security for certain indemnity obligations to last for a term of six months, (c) the discharge of certain debts and expenses of Guardian, and (d) increases or decreases in this purchase price based upon Guardian’s RMR and net working capital at closing.

In a letter dated June 22, 2005, Mr. Ruzika provided further details on our conditional offer, including a maximum purchase price of $65.2 million, including a $3.0 million deposit, subject to discharge of certain debt and expenses, an escrow of 5% to 7.5% of the purchase price for certain indemnity obligations to last for a term of 6 to 9 months, and possible increases or decreases in the purchase price based upon RMR and net working capital. Additionally, all debt reductions or a reduction in other liabilities up to and through the closing would inure to the shareholders, which could represent approximately $0.22-$0.33 per share.

In a letter dated July 5, 2005, Mr. Heidecorn responded with an outline of the terms the special committee of Guardian’s board of directors was prepared to recommend to Guardian’s full board of directors, which were substantially similar to those outlined in Mr. Heidecorn’s letter dated June 11, 2005.

From July through October 2005, discussions and negotiations continued between our representatives and Guardian, and their respective financial advisors, including a face-to-face meeting between Mr. Rochon and Mr. Ginsburg at which definitive terms were discussed and additional due diligence was conducted by us. In early August 2005, a draft of a definitive agreement and plan of merger was proposed by us. In addition, on August 12, 2005, Mr. Ruzika reported to our board of directors as to the value and synergies he believed Devcon would realize if Devcon acquired Guardian and Coastal, collapsing three monitoring and management centers into one and consolidating the talent of the candidates and their respective sales forces and anticipated growth.

On October 21, 2005, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to our board of directors that as of such date and, based upon and subject to certain matters stated therein, from a financial point of view, assuming a maximum aggregate cash consideration of $65.5 million, the consideration to be paid by us in the merger was fair to us. A copy of the written opinion letter is included in this information statement as Annex F. Devcon’s board of directors posed several questions to Lehman Brothers based on its analysis. Also, at this meeting, Mr. Ruzika also reviewed the current activities of Devcon’s electronic security services division, providing certain operating statistics and describing the structure of the electronic security services division after the proposed acquisitions. Devcon’s board of directors engaged in numerous questions concerning the performance of the electronic security division as well as the operations of Guardian and Coastal. In particular, Devcon’s board of directors discussed with Mr. Ruzika Devcon’s strategy for maximizing synergies which were believed to be significant and discussed the over-arching concept of making Devcon’s electronic security services division super-regional by expanding its platform. Mr. Ruzika also indicated Lehman Brothers had been selected because it was considered a preeminent investment bank with respect to transactions concerning the electronic security services industry. Towards the end of this meeting, the board of directors discussed the financing of the proposed acquisitions. Finally, at the end of this meeting Devcon’s board of directors approved the merger agreement, with Jim Cast dissenting.

Negotiations between Devcon and Guardian over the terms of the definitive agreement and ancillary documents continued through early November, during which final terms were agreed and resulted, among other things, in an increase in the maximum purchase price (before adjustments) from $65.2 to $65.5 million and an elimination of a price increase based upon Guardian’s RMR at closing.

At meetings of Guardian’s board of directors and the special committee of Guardian’s board of directors held on November 8, 2005, Guardian’s full board of directors unanimously approved the merger agreement.

At a meeting of our board of directors held on November 9, 2005, our board of directors discussed the terms of and approved the CapitalSource Revolving Credit Facility and the CapitalSource Bridge Loan, the proceeds of which were understood to fund the Coastal acquisition and, in part, fund the Guardian acquisition. Our board of directors also authorized management to continue discussions with an investment banking firm regarding the completion of a private placement of our equity or equity-linked securities, the proceeds of which would be used to fund the Guardian acquisition.

As of November 9, 2005, Guardian and Devcon entered into the Agreement and Plan of Merger.

During November 2005, our representatives, our counsel, representatives of the investment banking firm engaged by us and counsel for the investment banking firm prepared various documentation, including a confidential private placement memorandum for purposes of selling shares of our common stock for an aggregate purchase price equal to approximately $45 million.

Throughout December 2005, our representatives and the investment banking firm discussed the proposed terms of the private placement of common stock with various potential investors under the terms of a confidentiality agreement. Through these discussions and after consultation with the investment banking firm, our management concluded current market conditions were such that it would be in our best interest to conduct a sale of preferred equity that was convertible into shares of our common stock, as well as warrants to purchase additional shares of our common stock for an aggregate purchase price equal to approximately $45 million. In addition, our counsel advised our management that shareholder approval would be required under Nasdaq rules because the number of shares that could be issued upon conversion of the convertible preferred stock and exercise of the warrants was anticipated to exceed 20% of our outstanding common stock.

Throughout January 2006, the investment bank solicited proposals to purchase shares of our preferred stock from potential investors. After discussions between our representatives, the investment bank and potential investors, we subsequently received several written indications of interest in an investment into us by such potential investors. Our representatives and the investment bank discussed the proposed terms with each of the potential investors and based on numerous factors, including the economic terms and the time required to complete an investment, our board of directors selected the financing proposal set forth by funds managed by HBK Investments, which entailed the issuance of Series A convertible preferred stock with a liquidation preference equal to $45 million. Following the negotiations of the material terms of the financing, the investment bank contacted a select number of other potential investors to increase the aggregate size of the financing to $45 million of gross proceeds.

On January 23, 2006, our board of directors met to discuss the proposed preferred stock offering. Discussions among the board of directors included the fact that the transaction would not improve the liquidity of our common stock but ultimately concluded that the preferred stock offering was an optimal structure for raising the necessary funds and closing the Guardian transaction in a timely manner. The board of directors also discussed its assessment that the $45 million size of the preferred stock offering was a positive one for Devcon. In additional, counsel for Devcon discussed the Nasdaq requirements for shareholder approval due to the number of shares of our common stock into which the Series A convertible preferred stock could convert.

On January 30, 2006, Devcon’s board of directors again discussed the proposed preferred stock offering. Mr. Ruzika discussed the results of a roadshow he and Robert Farenhem, the Company’s interim Chief Financial Officer, had completed and the process by which the terms of the preferred stock offering had evolved in the course of discussions with the various prospective investors. Mr. Ruzika and Mr. Farenhem then reviewed the material terms of the proposed preferred stock offering. Finally the board discussed whether it would be necessary to revise the structure further to allow Devcon to complete the Guardian transaction in accordance with the timing set forth in the Guardian merger agreement. Devcon’s board of directors then approved the terms of the preferred stock offering, including authorization, to the extent determined by management to be necessary, to revise the structure to accommodate the timing of the Guardian acquisition.

In early February, the parties determined it would be in our best interest to initially issue promissory notes that could be exchanged into shares of the Series A convertible preferred stock. The parties concluded that our bylaws and articles of incorporation, applicable law in the State of Florida and the rules and regulations of the Nasdaq Global Market and the Securities and Exchange Commission permitted our board of directors to authorize the issuance of the promissory notes without shareholder approval. Accordingly, the parties believed the issuance of the promissory notes could be conducted and we could receive the proceeds from the issuance immediately, without delay, and would allow us to complete the Guardian acquisition in a timely manner, preventing Devcon from having to forfeit the $3 million deposit required under the Guardian merger agreement. Ultimately, because the rules and regulations of the Nasdaq Global Market permitted issuance of the warrants so long as the number of shares of our common stock issuable upon exercise of these warrants was subject to a 20% limitation and the investors desired to receive the economic benefits of the transaction as early as possible, the parties agreed to issue the warrants required to be issued in connection with the transaction simultaneously with the issuance of the promissory notes so long as the common stock issuance limitation described above was preserved. The parties understood that upon obtaining shareholder approval that was effective under Florida law and the rules and regulations of the Securities and Exchange Commission, the Series A convertible preferred stock would be issued in exchange for the promissory notes. Ultimately, the Series A convertible preferred stock is the security preferred by the investors due to its similar periodic payment obligations and preference rights with respect to our assets upon our liquidation coupled with an opportunity by the investors to participate in our equity should we be successful in implementing our business plan.

Accordingly, at a meeting of our board of directors held on January 30, 2006, our board of directors approved the terms of a $45 million private placement of up to 45,000 shares of Series A convertible preferred stock and three year warrants to purchase an aggregate of 1,650,943 shares of our common stock at an exercise price of $11.925 per share of our common stock. In connection with the private placement, our board of directors also approved an amendment to our Articles of Incorporation to authorize 10 million shares of preferred stock, of which 45,000 shares would be designated Series A convertible preferred stock. On February 10, 2006, we entered into a securities purchase agreement in the form included in this information statement as Annex E, with three private equity funds - HBK Main Street Investments L.P., a fund affiliated with HBK Investments, Castlerigg Master Investments, Ltd., a fund affiliated with Sandell Asset Management and CS Equity II LLC, a fund affiliated with Capital Source Finance LLC. On March 6, 2006, we completed the issuance of the promissory notes and the warrants to these three investors. In order to effect this issuance we relied upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D.

The parties structured the promissory notes and Series A convertible preferred stock so that the two securities would provide substantially similar economic benefits to the investors. For example, the aggregate principal amount of the promissory notes is $45,000,000, which is identical to the aggregate liquidation preference of the Series A convertible preferred stock. Furthermore, the interest rate on the promissory notes is

8%, the dividend rate on the Series A convertible preferred. In addition, the promissory notes effectively mature when the Series A convertible preferred stock is issued so as to ensure seamless periodic payments under both instruments to the investors. The restrictive covenants, default provisions and change of control premiums provided for under the promissory notes are substantially similar to the comparable provisions of the Series A convertible preferred stock. The promissory notes are unsecured and rank on a pari passu basis with respect to our other unsecured debt whereas the Series A convertible preferred stock ranks senior only to our other equity securities.

The material differences between the promissory notes and the Series A convertible preferred stock consist of specified rights which the investors will enjoy once they become holders of the Series A convertible preferred stock as opposed to when they held the promissory notes. These rights consist of (i) conversion rights which permit the holder to convert the shares of Series A convertible preferred stock into shares of our common stock at a conversion rate of $9.54 for every $1,000 of liquidation preference, which equates to all 45,000 shares of Series A convertible preferred stock being convertible into 4,716,981 shares of our common stock, (ii) voting rights based upon the number of shares of our common stock into which the Series A convertible preferred stock may convert, (iii) redemption rights granted to both us and the holders of the series A convertible rights, which may be exercised by the respective parties under specified circumstances and (iv) mandatory redemption of the Series A convertible preferred stock, which permits the holders to obtain a return of their investment in three annual installments beginning on the fourth anniversary of the issuance of the Series A convertible preferred stock.

Accordingly, we believe that, with the exception of the ability to convert their investment and receive equity in our Company, the economic position of the investors will remain substantially unchanged after exchanging the promissory notes for shares of our Series A convertible preferred stock. However, as illustrated above, the investors will obtain voting rights allowing them greater input into our decision-making processes.

For a description of the material terms of the securities purchase agreement, the promissory notes, the Series A convertible preferred stock and the warrants, see “Description of the Securities Purchase Agreement,” “Description of the Promissory Notes,” “Terms of the Series A Convertible Preferred Stock” and “Terms of the Warrants to Purchase Common Stock”, which sections appear under “Private Placement”.

In addition to the above, there were numerous other telephonic discussions among various members of the respective working groups as well as face-to-face sessions at which the remaining terms of the merger and the private placement were agreed. The structure and terms of the merger and the private placement were determined by our board of directors and management. In connection with deciding to approve the final structure and terms of the merger, our board of directors obtained a fairness opinion from Lehman Brothers that the consideration we paid in the merger was fair, from a financial point of view, to our shareholders.

Description of Devcon International Corp., Devcon Acquisition, Inc. and Guardian International, Inc. prior to completion of our acquisition of Guardian International, Inc.

Devcon International Corp.

Devcon International Corp. was incorporated in Florida in 1951 as Zinke-Smith, Inc. and adopted its present name in October 1971. Our stock has been publicly traded on the Nasdaq National Market System since March 1972. Today, Devcon is a holding company that has three major operating divisions: electronic security services, construction and materials.

Our electronic security services division provides electronic security services and related products to residential homes, financial institutions, industrial and commercial businesses and complexes, warehouses, facilities of government departments and healthcare and educational facilities (mostly in the Florida and New York metropolitan areas). Through this division, we engage in the electronic monitoring of our installed base of security systems, as well as the installation of new monitored security systems added to our installed base, both in residential and commercial buildings. We provide these services through our wholly-owned subsidiary, Devcon Security Holdings, Inc. (“DSH”). With the 2005 acquisitions of Adelphia Communications’ electronic security services operations and Coastal Security Company (“Coastal”) combined with our acquisition of Guardian International, Inc. (“Guardian”) on March 6, 2006, which is discussed below, these assets include modern, full service monitoring centers in Hollywood, Florida, Boca Raton, Florida and New York, New York from which an aggregate of more than approximately 250,000 customers are monitored, of which 130,000 are retail accounts and 120,000 are wholesale accounts where the Company monitors a third-party security company’s customers. On June 26, 2006, we sold our Boca Raton-based third party monitoring operation and the associated Boca Raton monitoring center that we acquired from Coastal Security Systems to Lydia Security Monitoring, Inc., a New York corporation, operating under the name C.O.P.S. Monitoring, for $5.0 million in cash. During the next few months, Devcon and Lydia will be having discussions as to the terms and conditions under which the remaining third party recurring monthly revenue may be acquired by Lydia. As a result of this transaction, Devcon will now operate from two monitoring center locations, one in Hollywood, Florida and the other in New York City.

Our construction division performs earthmoving, excavating, and filling operations, builds golf courses, roads, and utility infrastructures, dredges waterways and constructs deep-water piers and marinas, primarily in the Caribbean. We have historically provided these development services to both private enterprises and government agencies.

Our materials division produces and distributes ready-mix concrete, crushed stone, sand, concrete block, and asphalt and distributes bagged cement on the Caribbean island of Sint Maarten and St. Martin. On September 30, 2005 we sold our materials operations on the islands of St. Thomas and St. Croix; on March 2, 2006, we sold our Antigua quarry and materials aggregate operations; and on May 2, 2006 we sold the fixed assets and substantially all of the inventory of our joint venture in Puerto Rico.

For further information regarding our electronic security services division, our construction division and our materials division as well as information concerning our financial condition and results of operations see our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. The Annual Report and the Quarterly Report are incorporated by reference in this information statement.

Devcon Acquisition, Inc.

The Merger Sub was incorporated on October 19, 2005 for the purpose of acquiring Guardian. As such, the Merger Sub was a new enterprise with no operating history. On March 6, 2006, the Merger Sub merged with and into Guardian, with Guardian continuing as the surviving corporation.

Guardian International, Inc.

The description below discusses Guardian’s business prior to our acquisition of its operations on March 6, 2006.

Guardian International, Inc. is a provider of monitoring (retail and wholesale), maintenance services, sales and installation of electronic security and fire alarm systems to commercial and residential customers primarily in the states of Florida and New York.

Guardian’s predecessor, Everest Security Systems Corporation, was incorporated in Nevada in October 1986, and merged with Guardian International, Inc., a Florida corporation, on August 28, 1996. Following the merger, Guardian International, Inc. became the successor, and its officers and directors assumed the responsibilities, of Everest’s former management. In July 1999, Guardian became incorporated in the state of Florida.

Guardian was ranked among the top 20 (top one percentile) security monitoring companies in the United States by Security Distributing and Marketing Magazine, or SDM Magazine, based on gross revenues for the year ended December 31, 2004.

Guardian’s core business strategies include: (i) generating new electronic security systems monitoring and service contracts through its own sales and installation efforts; and (ii) selectively acquiring existing electronic security systems monitoring contracts from independent security systems dealers or through the acquisition of entire companies in the industry.

Beginning in 1999, Guardian’s internal sales efforts have been responsible for most of Guardian’s RMR growth. Most of Guardian’s new RMR from internal sales efforts comes from commercial accounts and from newly constructed homes in planned communities. With respect to the its second core business strategy, Guardian has acquired more than thirty electronic security systems companies and/or portfolios of customer monitoring contracts from independent electronic security systems dealers since 1994.

Monitoring Services

Guardian provides retail and wholesale monitoring services to its customers. Retail monitoring services are provided to those customers who Guardian has established through direct internal sales and installation efforts, as well as acquisitions. Wholesale monitoring services are provided to customers of third party electronic security systems companies and Guardian offers these companies additional services, such as off-site data entry and account maintenance, automated account history, testing, marketing and technical support.

Guardian operates two central monitoring centers, one of which is located in Hollywood, Florida and the other of which is located in New York City, New York. Each central monitoring center is listed by Underwriters Laboratories, Inc., or UL. The Hollywood central monitoring center is also listed by a second independent testing agency, Factory Mutual. From these monitoring stations, Guardian monitors commercial facilities and residences for burglary, fire alarm, environmental and other events through its technologically-advanced security monitoring systems. If an security condition is detected, a signal is transmitted over telephone and/or radio transmission to Guardian’s central monitoring center. Where the conditions require verification and/or dispatch action, Guardian’s human operators react in accordance with standard procedures.

Guardian also monitors opening and closing schedules for Guardian’s commercial customers. Commercial customers have the option of receiving periodic reports reflecting the date, time, action and employee name with respect to each opening or closing activity during the relevant period. The reports can be sent to any location around the world via mail, facsimile or email. Guardian services its Northeast commercial customers through its wholly-owned subsidiary, Mutual Central Alarm Services, Inc. and STAT-LAND Burglar Alarm Devices, Inc., Mutual’s wholly-owned subsidiary, both of which were acquired by Guardian in 1998. Mutual provides services to high-end retail businesses, financial institutions and Fortune 500 companies. STAT-LAND provides services to retail businesses, financial institutions and residential customers.

Installation and Service of Electronic Security Systems

Guardian has typically installed electronic security and fire alarm systems for its commercial and residential customers. These systems can range in complexity from simple alarm panels interfaced with one or two sensors to highly integrated access control and closed circuit television, or CCTV, systems.

Most of the security systems-related products sold by Guardian have been manufactured or distributed by subsidiaries of Honeywell International, Inc. and by Detection Systems, Inc. and its subsidiaries. Guardian has sold a variety of brands of access control and CCTV, depending upon the specific application needed by the customer.

A strong service and maintenance capability is an important element in maintaining good customer relations and low attrition. Guardian has provided responsive service to its customers whose electronic security and fire alarm systems require repair or upgrading. Depending on the nature of the problem and the customer, such services typically have been provided within 24 to 48 hours.

Equipment and Technology

Advances in digital communications technology permit the monitoring of customer accounts over a wide geographic area from a central monitoring center. In addition, the concurrent development of microprocessor-based control panels has reduced the cost of equipment available to the customers in the commercial and residential markets. Digital technology has also enabled equipment manufacturers to build more features into security systems, such as remote user interface, lighting and heat controls and user programming features. The improvements in technology have substantially increased the economies of scale and reduced costs for electronic security systems companies like Guardian.

We believe that Guardian utilizes automated monitoring systems that are the same as or comparable to those systems utilized by some of the largest electronic security services providers. Each of Guardian’s security systems monitoring centers is equipped with equipment that has enabled Guardian to receive, analyze, and process information from security and fire alarm, temperature-sensing, video, and access control systems located at customer sites. Guardian has been, in most cases, also perform remote diagnostics for many customers from the control center. The automation equipment also has enabled Guardian to process accounting information, service and maintenance information, and scheduled compliance requirements required by Guardian’s customers. Guardian’s central monitoring systems have had the capacity to monitor up to approximately 250,000 customers with moderate upgrades to the storage and processor capacity of its existing hardware system. Moreover, the operating facility would require minimal physical changes to accommodate such a volume of accounts.

Guardian has invested annually in monitoring hardware upgrades to keep up with technological advances. These enhancements have enabled Guardian to link its New York City, Staten Island, Tampa, and Miami offices into the main system. Furthermore, Guardian has a number of web sites (www.GuardianInternational.com, www.4Mutual.com, www.STAT-LAND.com, www.GoAccessControl.com, www.95cam.com) that have been used for both informational purposes and marketing, as well as sites where customers can make routine requests for small items, request service, and order additional security equipment. These enhancements have enabled a large part of Guardian to share one customer database and to improve its efficiency in the areas of monitoring, service routing, and internal communication.

Guardian has utilized Monitoring Automated Systems, Inc. (a subsidiary of General Electric), or MAS, software for its automation, service and billing system. MAS technology has provided Guardian with the ability to automate numerous aspects of information that were previously processed manually. In addition, such technological advancements as the provision of alphanumeric security indications have provided Guardian with the ability to process data efficiently with little or no human interaction.

Marketing

Beginning in 1999, Guardian’s internal sales efforts were responsible for most of Guardian’s RMR growth. Guardian had various marketing programs in place intended to generate new monitoring customers and upgrade existing customers with additional services. Guardian established a significant relationship with its supplier of electronic security system equipment, First Alert Professional™. This relationship led to a variety of joint marketing programs, which enhanced Guardian’s direct sales efforts.

Guardian also expanded its line of services and products. For instance, in 2000, Guardian introduced www.GoAccessControl.com, an Internet-based service for managing access control systems. Guardian continued to maintain an expansive web presence for marketing information about Guardian and its capabilities and used services based on the Internet to differentiate itself from its competition.

In 2001, Guardian’s marketing activities consisted primarily of acting on referrals with the in-house subscriber base and a limited amount of advertising and direct mail solicitations. Guardian’s employees have been members of industry and community organizations to enhance Guardian’s reputation with influential business and community leaders.

Trademarks

Guardian owns U.S. federal trademark registrations for the marks GIBRALTAR SECURITY ALARM SYSTEMS® and PREPARE AND PROTECT®, each as used with installation and maintenance of burglar electronic security systems, fire alarms, home and commercial security systems, voice intercom systems and closed circuit television and card access systems, as well as a U.S. federal trademark registration for its SECURITY BY GUARDIAN INTERNATIONAL and G logo® as used with installation, monitoring and maintenance of voice intercom systems and closed circuit television and card access systems. Additionally, Guardian owns State of Florida trademark registrations for its GUARDIAN INTERNATIONAL SECURITY and G logo as well as its G logo, each for use with installation, monitoring and maintenance of burglar electronic security systems, fire alarms, home and commercial security systems, and installation and maintenance of voice intercom systems, as well as a State of Florida trademark registration for PRECISION SECURITY SYSTEMS as used with commercial and residential electronic security system sales, service and monitoring. Currently, there are no pending or threatened litigation or claims relating to Guardian’s trademarks. Also, to the best of our, there are no unasserted possible claims or assessments that may call for financial disclosure. No assurances can be given that third parties will not attempt to assert superior trademark rights in similar marks or that we will be able to successfully enforce and protect our rights in the trademarks against third party infringers.

Employees

At June 30, 2006, Guardian employed approximately 250 full-time employees, 16 of whom are members of a union.

Research and Development and Environmental Issues

Guardian has not conducted any research and development activity. Guardian needed to dispose of many batteries, which constitute environmentally sensitive waste. The used batteries have been stored in Guardian’s warehouses until such time as they were transported to a recycling center for disposal.

Properties

Guardian has leased its corporate headquarters from Guardian Investments, a Florida partnership owned by Harold and Sheilah Ginsburg, both of whom are directors, officers and principal shareholders of Guardian. Guardian’s corporate headquarters have occupied a 12,000 square foot building, which houses a central monitoring center, offices and warehouse facilities, located in Hollywood, Florida. The lease expires on December 31, 2007, with a renewal option for an additional five years under the same terms and conditions. The annual rent is approximately $240,636, with annual increases not to exceed three percent (3%). For 2004, the rent increased at the allowed 3% rate. The terms of the lease have been no less favorable to Guardian than those which could be obtained from an unaffiliated third party.

Guardian has leased space in New York, New York from an independent third party. The lease expires in December 2009, with a renewal option for an additional five years under the same terms and conditions. The 3,500 square feet of leased space houses a central monitoring center, offices and warehouse facilities. The annual rent is approximately $117,000.

Guardian also has leased office space in Miami and Tampa, Florida and in Staten Island, New York. The leases expire on various dates through July 2008 and most are renewable at the option of Guardian. The aggregate annual rent for these three facilities is approximately $159,443.

Legal Proceedings

Guardian has experienced routine litigation in the normal conduct of its business. We believe that any such pending litigation will not have, individually or in the aggregate, a material adverse effect on Guardian’s business, financial condition or results of operations.

Guardian’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion has been prepared by the management of Guardian International, Inc. and should be read in conjunction with the financial statements and related notes appearing elsewhere in this information statement. The financial data presented below for, and as of the end of, the fiscal years ended December 31, 2005 and 2004 are derived from Guardian’s audited financial statements which are incorporated by reference in this information statement.

Overview of the Company

Guardian International, Inc. is a provider of monitoring (retail and wholesale), maintenance services, sales and installation of electronic security and fire alarm systems to commercial and residential customers primarily in the states of Florida and New York.

Guardian’s predecessor, Everest Security Systems Corporation, was incorporated in Nevada in October 1986, and merged with Guardian International, Inc., a Florida corporation, on August 28, 1996. Following the merger, Guardian International, Inc. became the successor, and its officers and directors assumed the responsibilities of Everest’s former management. In July 1999, Guardian became incorporated in the state of Florida.

Guardian’s core business strategies include: (i) generating new alarm monitoring and service contracts through its own sales and installation efforts; and (ii) selectively acquiring existing alarm monitoring contracts from independent alarm dealers or through the acquisition of entire companies in the industry. Beginning in 1999, Guardian’s internal sales efforts have been responsible for most of Guardian’s growth in recurring monthly revenue, or RMR. Most of Guardian’s new RMR from internal sales efforts comes from commercial accounts and from newly constructed homes in planned communities. With respect to the its second core business strategy, Guardian has acquired more than thirty alarm companies and/or portfolios of customer monitoring contracts from independent alarm dealers since 1994, and continues to consider selective acquisitions with RMR portfolios, should they be accretive to shareholder value.

Overview of Twelve Months Ended December 31, 2005 and December 31, 2004

Total revenues increased 0.8% in the twelve months ended December 31, 2005 to approximately $27.7 million from approximately $27.4 million in the twelve months ended December 31, 2004. This increase in revenues was due primarily to an increase in monitoring revenue on a larger base of recurring revenue contracts offset by lower levels of installation revenue in our commercial business unit in Florida. This revenues increase, offset by operating expenses discussed below, resulted in operating income in the twelve months ended December 31, 2005 of approximately $2.4 million compared to approximately $0.7 million for the twelve months ended December 31, 2004, an increase of $1.7 million.

Gross margin, defined as total revenues from monitoring, and installation and service, less their related costs, increased by 7.6% to $18.0 million in the twelve months ended December 31, 2005, compared to $16.7 million for the corresponding period in 2004. Gross margin from monitoring revenues increased 5.4% to $14.0 million in 2005 from $13.3 million in 2004, while gross margin from installation and service revenues increased 15.9% to $4.0 million from $3.4 million for the same comparable periods.

The gross margin percentage on monitoring revenues increased to 85.9% in the twelve months ended December 31, 2005 from 84.9% in the twelve months ended December 31, 2004 and was due to higher revenue generated with significantly unchanged expenses. Installation and service gross margin percentage increased to 35.9% in the twelve months ended December 31, 2005 from 29.7% in the twelve months ended December 31, 2004 and was due primarily to lower costs of materials as well as a decrease in the use of subcontracted labor in the comparative periods.

Selling, general and administrative expenses increased 1.3% to $9.1 million in the twelve months ended December 31, 2005 compared to $9.0 million in the twelve months ended December 31, 2004, primarily due to an increase in legal and accounting fees.

Amortization of customer accounts decreased 19.7% to $3.0 million in the twelve month periods ended December 31, 2005 compared to $3.7 million in the comparable period in 2004. The decrease reflects declining acquisition activity in recent years.

Depreciation and amortization expenses increased 6.3% in the twelve months ended December 31, 2005 to approximately $3.7 million compared to $3.5 million in the twelve months ended December 31, 2004. This increase is due to continued efforts to add recurring contracts through internal sales programs which require increased selling and installation costs which in accordance with SAB 104 are capitalized and amortized over the expected life of the customer contract which we approximate as eight years.

Interest expense decreased 12.0% to $1.1 million in the twelve months ended December 31, 2005 from $1.3 million in the twelve months ended December 31, 2004. The decrease in interest expense is attributable to a lower average senior facility obligation than in 2004.

Overview of Twelve Months Ended December 31, 2004 and December 31, 2003

Total revenues increased 8.3% in 2004 to approximately $27.4 million from approximately $25.3 million. This increase in revenues was due primarily to more commercial sales activity in both Florida and New York as well as a higher level of monitoring revenue from a larger base of recurring revenue contracts. This revenue increase, offset by operating expenses discussed below, resulted in operating income in 2004 of approximately $0.7 million compared to an operating loss in 2003 of approximately $0.1 million.

Gross margin, defined as total revenues from monitoring, and installation and service, less their related costs, increased by 6.3% to $16.7 million in the twelve months ended December 31, 2004, compared to $15.7 million for the corresponding period in 2003. Gross margin from monitoring revenues increased 4.9% to $13.3 million in 2004 from $12.7 million in 2003, while gross margin from installation and service revenues increased 12.3% to $3.4 million from $3.1 million for the same comparable period

The gross margin percentage on both monitoring revenue and installation and service revenue were materially unchanged from 2003 to 2004 at 85% and 30%, respectively.

Amortization of customer accounts was down in 2004 to approximately $3.7 million from $4.0 million in 2003. The decrease reflects declining acquisition activity in recent years.

Depreciation and amortization expenses increased in 2004 to approximately $3.5 million compared to $3.2 million in 2003. This increase is due to efforts to add recurring contracts through internal sales programs which require increased selling and installation costs which in accordance with SAB 104 are capitalized and amortized over the expected life of the customer contract which we approximate as eight years.

Interest expense increased 20% to $1.3 million in the twelve months ended December 31, 2004 from $1.1 million in the twelve months ended December 31, 2004. The increase in interest expense is attributable to an increase in the amended senior facility in 2004 which resulted in a higher average obligation than in 2003.

Liquidity and Capital Resources

As of December 31, 2005, Guardian has an accumulated deficit of approximately $37.7 million and negative working capital of approximately $3.9 million. Net income for the twelve months ended December 31, 2005 was approximately $0.8 million. As of December 31, 2005, Guardian believes it will maintain the ability to generate sufficient cash to fund future operations of the business. Generally, cash flows will be generated from a combination of: (i) recurring revenue from its security monitoring customer base, and (ii) Guardian’s existing $25.0 million credit facility, subject to compliance with the provisions of the debt covenants. As of December 31, 2005 and December 31, 2004, Guardian believes it was in compliance with all of the provisions of these debt covenants. In the twelve months ended December 31, 2005, Guardian has paid down its senior facility by approximately $4.4 million from its available cash flow. At December 31, 2005, there was approximately $10.8 million of excess availability under this credit facility.

Operating Cash Flows for the Twelve Months Ended December 31, 2005 and the Twelve Months Ended December 31, 2004

Cash provided by operating activities for the twelve months ended December 31, 2005 were approximately $5.4 million compared to approximately $3.9 million for the same period in 2004, or a $1.5 million increase. The primary sources of the increase for the twelve months ended December 31, 2005 were net income of approximately $0.8 million and an increase in accounts payable and accrued expenses of approximately $0.6 million. For the comparable period in 2004, a net loss of approximately $0.7 million and a decrease in accounts payable and accrued expenses of approximately $0.9 million were primary uses of cash for the twelve months ended December 31, 2004.

Cash provided by operating activities for the twelve months ended December 31, 2004 were approximately $3.9 million compared to approximately $4.2 million for the same period in 2003. The net loss, which is a use of cash for both periods, decreased to approximately $0.7 million in the twelve months ended December 31, 2004 from approximately $1.4 million in the twelve months ended December 31, 2003. Additional uses of cash in 2004 were increases in accounts and installments receivable and accounts payable and accrued expenses of approximately $0.7 million and $0.9 million, respectively. In 2003, both accounts and installments receivable, and accounts payable and accrued expenses were sources of cash of approximately $0.1 million and $1.0 million, respectively.

Investing Cash Flows for the Twelve Months Ended December 31, 2005 and the Twelve Months Ended December 31, 2004

Net cash used in investing activities was approximately $0.4 million in the twelve months of 2005 compared to approximately $1.6 million in the comparable period of 2004. Purchases of property and equipment were approximately $0.1 million in the twelve months of 2005 compared to approximately $0.4 million in the twelve months of 2004. Purchases of customer accounts were approximately $0.1 million in the twelve months ended December 31, 2005 compared to approximately $0.8 million in the twelve months ended December 31, 2004. Capitalized costs related to customer installations, a use of cash, decreased to approximately $4.5 million in 2005 compared to approximately $4.7 million in 2004. Unearned revenues related to customer installations, a source of cash, was unchanged at $4.4 million for both 2005 and 2004.

Net cash used in investing activities was approximately $1.6 million in the twelve months of 2004 compared to approximately $1.1 million in the comparable period of 2003. Purchases of property and equipment were approximately $0.4 million in 2004 compared to approximately $0.2 million in 2003. Purchases of customer accounts were approximately $0.8 million in 2004 compared to approximately $0.3 million in 2003. Capitalized costs related to customer installations increased to approximately $4.7 million in 2004 compared to approximately $4.2 million in 2003. Unearned revenues related to customer installations, a source of cash from investing activities, increased to approximately $4.4 million in 2004 compared to approximately $3.6 million in 2003.

Financing Cash Flows for the Twelve Months Ended December 31, 2005 and the Twelve Months Ended December 31, 2004

Net cash used by financing activities was approximately $5.1 million for the twelve months of 2005 compared to approximately $3.8 million for the twelve months of 2004. These uses of cash are primarily all payments, net of borrowings, against Guardian’s revolving senior credit facility and payment of dividends on Guardian’s preferred stock.

Net cash used by financing activities was approximately $3.8 million for 2004 compared to approximately $1.2 million for 2003. In 2004, this use of cash is primarily all payments, net of borrowings, against Guardian’s revolving senior credit facility and payment of dividends on Guardian’s preferred stock.

Advantages and Disadvantages of the Acquisition

We believe that the acquisition of Guardian was in the best interests of our shareholders because Guardian has a combination of significant density within our primary target market of the Southeastern United States, as well as a more diversified customer base. More specifically, Guardian’s commercial clients constitute a larger percentage of its customer base than that of DSSC, Starpoint or Coastal, which we believe will enable us to obtain a more significant foothold on the commercial marketplace. In addition, the Guardian acquisition adds to our facilities two, full-service UL monitoring centers located in Hollywood, Florida and New York City which have the capacity to monitor up to 250,000 customers and which we believe can be easily upgraded to accommodate significantly more customers. Ultimately, we believe the combination of our current operations with those of Guardian creates an enterprise that is well-positioned to compete in the Florida and New York City security markets and provides a more opportunistic model for our operations. We believe the acquisition of Guardian provides us with the following benefits:

•	place us in a leadership position within the Florida electronic security services market with anticipated pro forma combined recurring monthly revenue as of December 31, 2005, of approximately $3.9 million, placing us among the leading providers of electronic security services in the State of Florida;

•	provide us with a sizeable operation in the Northeast, which provides us with a platform for further expansion;

•	complete the shift in focus from our two traditional segments and concentrate on the growth of our new electronic security services division;

•	achieve economies of scale with respect to operating costs; and

•	contribute attractive investment characteristics, such as a low rate of customer attrition and predictable operating cash flow.

Additionally, in concluding that the acquisition was fair to, and in the best interests of our shareholders, including unaffiliated shareholders, our board of directors considered the following information relating to the acquisition:

•	our business has not been growing at a rate we believe it could achieve – we have experienced net losses during some years and we were generally in need of a new or additional industry focus as a catalyst for growth; and

•	Certain observations concerning the characteristics of the electronic security services sector with respect to its key operating characteristics, competitive landscape, comparable transactions, and comparable companies was attractive to us:

(a)	there are only a few participants in the sector that make up approximately 38% of the market and the remaining participants consist of relatively small players;

(b)	we believe the marketplace is headed towards consolidation;

(c)	the key valuation multiple has decreased since the late 1990s to more reasonable levels where we believe it would become profitable for a company to make certain strategic acquisitions and then grow the business through internal organic growth;

(d)	we believe there are significant economies of scale advantages through the consolidation of electronic security systems companies;

(e)	there are few publicly listed United States security systems monitoring companies, which would lead to more interest for us if we are successful in executing our strategic plans; and

(f)	we believe the industry is in a state that is favorable for change.

Our board of directors also considered potentially negative factors relating to the acquisition, including:

•	the risk that the potential benefits of the acquisition may not be realized;

•	the risk that the acquisition may not be completed;

•	the risk that Devcon and Guardian would not be able to integrate their respective products and organizations; and

•	the risk that the acquisition could adversely affect our expansion and acquisition efforts in other geographic locations.

Our management, together with Guardian’s principals conducted negotiations for the acquisition of Guardian, and our board of directors has considered whether, and believes that, this acquisition would be in our best interests.

In reaching its final determination to approve the merger agreement and the related private placement, our board of directors consulted with senior management and our financial and legal advisors, including Lehman Brothers, Inc., who issued a fairness opinion, included in this information statement as Annex F, that the consideration we are paying for the Guardian acquisition is fair, from a financial point of view, to our shareholders, and considered a number of factors, including other potential strategic alternatives, other targets, the opportunities and challenges facing us and the terms of the proposed acquisition and private placement. These and other factors led the board of directors to determine that the acquisition of Guardian is in the best interests of our shareholders. With the exception of James R. Cast, a former director of ours who voted against the acquisition, each member of our board of directors on January 30, 2006 voted in favor of and approved the acquisition.

Fairness Opinion of Lehman Brothers, Inc.

In April 2005, our board of directors engaged Lehman Brothers to act as our financial advisor with respect to pursuing an acquisition of Guardian. On October 21, 2005, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to our board of directors that as of such date and, based upon and subject to certain matters stated therein, the consideration to be paid by Devcon in the merger was fair, from a financial point of view, to Devcon.

The full text of Lehman Brothers’ written opinion, dated October 21, 2005, or the Lehman Brothers Opinion, is included as Annex F in this information statement. You may read this opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of the Lehman Brothers Opinion and the methodology that Lehman Brothers used to render its fairness opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of our board of directors in connection with its consideration of the merger. Lehman Brothers was not requested to opine as to, and the Lehman Brothers Opinion does not address, our underlying business decision to proceed with or effect the merger or the restructuring of our business operations, or our ability or the method utilized to finance the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed:

(1)	the merger agreement and the specific terms of the merger;

(2)	publicly available information concerning Guardian and Devcon that Lehman Brothers believed to be relevant to its analysis, including Guardian’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, and Devcon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

(3)	financial and operating information with respect to the business, operations and prospects of Guardian and Devcon furnished to Lehman Brothers by Devcon, including projections of the future financial performance of Guardian prepared by the management of Devcon based on information received from the management of Guardian and projections of the future financial performance of Devcon prepared by the management of Devcon;

(4)	a comparison of the historical financial results and present financial condition of Guardian with those of other companies that Lehman Brothers deemed relevant;

(5)	a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant; and

(6)	the potential pro forma impact of the merger on the recurring monthly revenues and the earnings per share of Devcon, including the cost savings, operating synergies and other strategic benefits expected to result from a combination of the businesses as estimated by the management of Devcon, referred to in this information statement as the expected synergies.

In addition, Lehman Brothers had discussions with the managements of Devcon and Guardian concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of managements of Guardian and Devcon that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Guardian projections, upon advice of Devcon, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Devcon as to the future financial performance of Guardian and that Guardian will perform substantially in accordance with such projections. With respect to the Devcon projections, upon advice of Devcon, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Devcon as to the future financial performance of Devcon and that Devcon will perform substantially in accordance with such projections. However, for purposes of its analysis, Lehman Brothers also considered certain somewhat more conservative assumptions and estimates which resulted in certain adjustments to the Guardian projections. We refer to these projections as the adjusted Guardian projections. Lehman Brothers discussed the adjusted Guardian projections with the management of Devcon and they agreed with the appropriateness of the use of, and Lehman Brothers relied on, these adjusted Guardian projections in performing its analysis. With respect to the expected synergies, Lehman Brothers assumed that the amount and timing of the expected synergies were reasonable and that the expected synergies would be realized substantially in accordance with these estimates.

In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the properties and facilities of Guardian and did not make or obtain any evaluations or appraisals of the assets or liabilities of Guardian. The Lehman Brothers Opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of this opinion.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Guardian, but rather made its determination as to the fairness, from a financial point of view, to Devcon of the consideration to be paid by Devcon in the merger on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Devcon and Guardian. None of Devcon, Guardian, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to our board of directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers Opinion.

Comparable Transactions Analysis

The comparable transactions analysis provided a market benchmark based on the consideration paid in certain precedent transactions selected by Lehman Brothers. Lehman Brothers reviewed certain publicly available information on twelve transactions involving target companies that Lehman Brothers deemed comparable to Guardian. The following transactions were included in Lehman Brothers’ analysis:

Year	Acquiror Name	Target Name
2005	Union Energy Limited Partnership	Gestion Protectron Inc. / Protectron Holdings Inc.
2005	Great Hill Partners	Central Security Group, Inc.
2005	Devcon International Corp.	Certain Net Assets of the Electronic Security Services Operation of Adelphia Communications Corporation
2004	Interface Security Systems Holdings, Inc.	The Greater Alarm Company, Inc.
2004	Integrated Alarm Services Group, Inc.	Assets of National Alarm Computer Center, Inc.
2004	Securitas AB	Bell Group plc
2004	GTCR Golder Rauner LLC	Honeywell Security Monitoring
2004	Going Private Transaction	Voxcom Incorporated
2004	Spire Capital Partners, L.P., Carlyle Venture Partners and Wachovia Capital Partners	Sonitrol, Inc.
2003	Quadrangle Capital Partners LP	Protection One, Inc.
2003	Integrated Alarm Services Group, Inc.	Protection Service Industries, L.P.
2002	Catterton Partners and Clairvest Group Inc.	Voxcom Incorporated

Lehman Brothers compared the enterprise value, defined as the sum of short and long term debt, the market value of diluted common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, less cash and cash equivalents, of the target companies in each of the selected transactions as multiples of such target company’s latest twelve months, or LTM, revenue, LTM earnings before interest, taxes, depreciation and amortization, or EBITDA, and recurring monthly revenues, or RMR. All multiples were based on financial information regarding each of the target companies that was publicly available at the time the relevant transactions were announced. Lehman Brothers also calculated the implied multiples in the merger using Guardian’s enterprise value to each of its LTM revenue, LTM EBITDA and RMR. The following table demonstrates these multiples for the selected comparable transactions, as well as the implied multiples in the merger.

	Enterprise Value as a Multiple of:
	LTM Revenue		LTM EBITDA		RMR
Minimum of Selected Comparable Transactions	0.8	x	4.7	x	22.3	x
Maximum of Selected Comparable Transactions	2.4	x	7.9	x	62.5	x
Merger	2.4	x	7.8	x	46.2	x

Lehman Brothers selected a range of multiples from the comparable transactions analysis of 7x to 8x LTM EBITDA and 35x to 60x RMR. Lehman Brothers then applied these multiples to the corresponding data of Guardian and derived implied value ranges of $59 to $67 million based on LTM EBITDA and $50 to $85 million based on RMR. Lehman Brothers noted that the $65.5 million of merger consideration was within the ranges of the results yielded by the comparable transactions analysis.

Because of the inherent differences between the business, operations and prospects of Guardian and the business, operations and prospects of the companies included in the comparable transactions analysis, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis and accordingly also made qualitative judgments concerning differences between the reasons for and circumstances surrounding the merger and the transactions included in the comparable transactions analysis that would affect the acquisition values of Guardian and the acquired companies.

Discounted Cash Flow Analysis

As part of its analysis, Lehman Brothers prepared a discounted after-tax cash flow model that was based upon the Guardian projections. Lehman Brothers used discount rates of 11% to 13% and a terminal value based on a range of multiples of estimated RMR in 2015 of 42.5x to 47.5x. Based on these discount rates and terminal values, Lehman Brothers calculated the implied enterprise value of Guardian at approximately $60.3 million to $72.7 million, excluding the expected synergies, and approximately $85.3 million to $102.9 million including the expected synergies. Lehman Brothers noted that the merger consideration of approximately $65.5 million was within the range of the value calculated in the discounted after-tax cash flow model excluding the expected synergies, and below the range of value calculated, including the expected synergies.

Lehman Brothers also prepared a discounted after-tax cash flow model that was based upon the adjusted Guardian projections. Lehman Brothers used discount rates of 11% to 13% and a terminal value based on a range of multiples of estimated RMR in 2015 of 42.5x to 47.5x. Based on these discount rates and terminal values, Lehman Brothers calculated the implied enterprise value of Guardian at approximately $55.5 million to $66.8 million, excluding the expected synergies, and approximately $80.4 million to $97.1 million, including the expected synergies. Lehman Brothers noted that the merger consideration of $65.5 million was within the range of the value calculated in the discounted after-tax cash flow model, excluding the expected synergies, and below the range of value calculated, including the expected synergies.

Comparable Company Analysis

Using publicly available information, Lehman Brothers compared selected financial data of Guardian with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of Guardian. Specifically, Lehman Brothers included in its review the following companies: The Brink’s Company and Integrated Alarm Services Group, Inc.

For each of the selected companies and the merger, Lehman Brothers calculated the ratios of enterprise value to LTM revenue and LTM EBITDA. Lehman Brothers then compared these ratios for the selected companies to similar ratios calculated for the merger. The following table presents these multiples.

	Enterprise Value as a Multiple of LTM:
	Revenue		EBITDA
Mean/Median of Selected Companies	1.2	x	7.8	x
Merger	2.4	x	7.8	x

Because of the inherent differences between the business, operations, financial condition and prospects of Guardian and the business, operations, financial conditions and prospects of the companies included in the comparable company analysis, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely on the quantitative results of the comparable company analysis. In particular, Lehman Brothers noted the differences in business models of Guardian and each of the comparable companies.

Pro Forma Merger Analysis

Lehman Brothers analyzed the pro forma effect of the merger on the earnings per share of Devcon based on the Guardian projections, the Devcon projections and the expected synergies. Lehman Brothers estimated that the pro forma impact of the merger on the earnings per share of Devcon would be 18.9% and 6.2% dilutive, respectively, in the first two years following the merger excluding the expected synergies and 38.7% and 73.0% accretive in the first two years following the merger, including the expected synergies. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Our board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Devcon and the electronic security services industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

As compensation for its services in connection with the merger, Devcon paid Lehman Brothers $400,000 upon the delivery of Lehman Brothers Opinion. Additional compensation of $1,250,000 will be payable on completion of the merger against which the amounts paid for the Lehman Brothers Opinion and a $100,000 retainer will be credited. In addition, Devcon has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Devcon and the rendering of the Lehman Brothers Opinion. Lehman Brothers has performed, is currently performing and expects to perform in the future various investment banking services for Devcon (including serving as placement agent on the proposed equity financing) and has received and expects to receive customary fees for such services. Additionally, Lehman Brothers has performed and is currently performing investment banking services for one of the principal shareholders of Devcon, as well as its affiliates, and has received and expects to receive customary fees for such services.

In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Devcon and Guardian for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Nasdaq National Market Listing

Our common stock is listed on the Nasdaq National Market. Nasdaq has established rules of corporate governance which must be followed by all issuers whose securities are listed on Nasdaq. Under these rules, we are required to obtain shareholder approval prior to the issuance of securities:

•	that will result in our change in control;

•	in connection with the acquisition of the stock or assets of another company, where, in connection with a present or potential issuance of common stock, or securities convertible into or exercisable for common stock, other than a public offering:

(a)	the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock; or

(b)	the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities; or

•	at a price potentially less than the greater of book or market value of such securities where the number of shares of Common Stock to be issued is or will be upon issuance equal to or in excess of 20% or more of the Company’s Common Stock outstanding before such issuance or 20% or more of the voting power outstanding before such issuance.

This rule is referred to in this information statement as the “Nasdaq 20% Limitation.”

In light of the requirements of the Nasdaq 20% Limitation, we have received the approval of a majority of our shareholders because:

•	we anticipate that a substantial amount of the to be created and issued Series A convertible preferred stock and the common stock warrants (35,000 shares of the Series A convertible preferred stock and common stock warrants to purchase at least 1,284,067 shares of our common stock) will be issued to one investor and, if all shares of Series A convertible preferred stock and all common stock warrants are converted or exercised by that investor, it could acquire up to 4,987,830 shares of our common stock as of the date of this proxy statement, which could give this investor control over our company. However, under the terms of the certificate of designation we anticipate will govern the terms of the Series A convertible preferred stock, we will not be able to effect any conversion of the Series A convertible preferred stock, and the holders of the Series A convertible preferred stock will not have the right to convert their shares of Series A convertible preferred stock, to the extent that after giving effect to the conversion, the holder (together with any affiliates of the holder) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the conversion;

•	As of the date of this information statement, under the terms of the certificate of designation we anticipate will govern the terms of the Series A convertible preferred stock, the conversion price of the Series A convertible preferred stock will equal $9.54 and the 45,000 shares of the Series A convertible preferred stock we anticipate issuing in the private placement would convert into an aggregate of 4,716,981 shares of our common stock. This conversion price will be and the number of shares of our common stock issuable upon exercise of the common stock warrants is subject to adjustment as a result of the sale of equity securities by the Company at a price below the applicable conversion price of or exercise price, on a “weighted average” basis, or in the event of stock dividends, stock splits, subdivisions, combinations and capital reorganizations, mergers and similar events. Subject to the 4.99% beneficial ownership limit discussed above, these adjustments could result in the holders acquiring a number of shares of our common stock upon conversion of the Series A convertible preferred stock or exercise of the common stock warrants which would give the holders control over our company.

•	most of the net proceeds of the sale of the promissory notes and the common stock warrants were used to complete the acquisition of Guardian and the potential conversion of the to be created and issued Series A convertible preferred stock and the exercise of the common stock warrants could result in greater than 20% of our outstanding common stock being issued.

Source of Funds for the Acquisition

We obtained the required financing for the acquisition of Guardian from cash on hand, the net proceeds of the sale and issuance of the notes and the common stock warrants under the terms of the securities purchase agreement and cash available under our CapitalSource Revolving Facility, which was increased from $70 million to $100 million to accommodate the acquisition of Guardian. The closing of the sale of the promissory notes and the common stock warrants, the acquisition of Guardian and the payment and satisfaction of the $8 million bridge loan we borrowed on November 10, 2005 from CapitalSource LLC, or the CapitalSource Bridge Loan, each occurred on March 6, 2006.

Terms of the Merger Agreement

The following summarizes the terms of the merger agreement, entered into on November 9, 2005 among Devcon, the Merger Sub and Guardian. The complete text of the merger agreement is included as Annex D to this information statement. We urge you to carefully read the merger agreement in its entirety.

Under the terms of the merger agreement, we acquired all of the outstanding capital stock of Guardian for an aggregate cash price of $65.5 million, which consisted of approximately $24.6 million paid to the holders of the common stock of Guardian, approximately $23.3 million paid to redeem both series of Guardian’s preferred stock, approximately $13.3 million provided to Guardian to pay specified Guardian debt obligations and expenses and approximately $1.0 million used to satisfy specified expenses incurred by Guardian in connection with the merger. The balance of the purchase consideration, approximately $3.3 million, has been placed in escrow. Subject to reconciliation based upon RMR and net working capital levels as of closing and subject to other possible adjustments, Guardian common shareholders are expected to receive a pro rata distribution from the escrowed amount approximately six months after the closing. We completed the acquisition on March 6, 2006. Guardian is currently a wholly-owned subsidiary of Devcon.

Merger Consideration and Adjustments; Conversion of Securities

Subject to specified adjustments, under the merger agreement:

•	The holders of Guardian’s Class A Voting Common Stock and Class B Nonvoting Common Stock received a portion of the purchase price equal to approximately $2.62 per common share, subject to specified adjustments.

•	The balance of the purchase price, approximately $0.34 per common share, was placed in escrow pending additional adjustments.

•	The surviving corporation is redeemed Guardian’s Series D 6% Convertible Cumulative Preferred Stock and Guardian’s Series E 7% Cumulative Preferred Stock. The purchase price to redeem both series of Guardian’s preferred stock was approximately $23.3 million.

•	Every share of common stock of the Merger Sub outstanding was converted into one share of common stock of the surviving corporation.

Pursuant to the merger agreement, Guardian discharged specified debt utilizing specified funds deposited into an escrow account by Devcon.

Discharge of Guardian Debt and Expenses

Under the terms of the merger agreement, Guardian paid and discharged specified debt (excluding Guardian acquisition holdback liability not then payable, vehicle lease indebtedness and indebtedness to finance insurance premium payments), utilizing funds provided by us for that purpose. Prior to closing the acquisition, Guardian gave us written notice of the amount of funds necessary to discharge the debt. The funds amounted to $13.3 million.

In general, the debt consisted of indebtedness arising from: (i) the Amended and Restated Credit Agreement, dated as of May 26, 2004, among Guardian, General Electric Capital Corporation, as administrative agent, GECC Capital Markets Group, Inc., as lead arranger, and specified other lenders; (ii) any prepayment penalty due under the Amended and Restated Credit Agreement; (iii) Guardian acquisition holdback liability; (iv) vehicle leases; (v) professional fees and other expenses, including, legal fees and expenses, investment banking fees and any special committee and management bonuses; and (vi) financing for insurance premiums.

Representations and Warranties

Under the merger agreement, Guardian made representations and warranties to us with regard to the following:

•	organization, good standing and capitalization;

•	subsidiaries;

•	authorization, execution and enforceability of the merger agreement and the related transactions;

•	lack of a conflict caused by the execution, delivery and performance of the merger agreement;

•	compliance with applicable permit and licensing regulations;

•	compliance with all applicable environmental laws;

•	financial statements;

•	lack of material adverse effect since December 31, 2004;

•	absence of litigation;

•	employees and employee benefit plans;

•	real estate;

•	rights to intellectual property;

•	compliance with all applicable tax laws;

•	material contracts;

•	maintenance of all applicable insurance;

•	lack of interested party transactions since January 1, 2004;

•	no fees or commissions are owed to brokers;

•	condition of all electronic security systems leased to customers and any related warranty service; and

•	its 25 largest customers as of June 30, 2005.

The merger agreement also contained representations and warranties provided by us and the Merger Sub as to the following:

•	organization, good standing and capitalization;

•	authorization, execution and enforceability of the merger agreement and the related transactions;

•	lack of a conflict caused by the execution, delivery and performance of the merger agreement;

•	lack of litigation;

•	lack of operations of the Merger Sub;

•	no fees or commissions are owed to brokers; and

•	lack of Devcon shareholder approval to approve the merger agreement and the related transactions.

Additional Agreements

In addition to each of Guardian’s duties and obligations existing under the terms of the merger agreement, we agreed to cause the surviving corporation to (i) honor all of Guardian’s and its subsidiaries’ employment, collective bargaining, severance, termination and retirement agreements and (ii) provide those employees of Guardian and its subsidiaries employed at the effective date of the merger with benefits that are substantially comparable to the benefits afforded such employees prior to the merger for one year from the effective date of the merger.

Break-Up Fee

Upon termination of the merger agreement, we would have been entitled to a return of a $3 million deposit paid by us upon execution of the merger agreement unless:

•	the merger had not been declared effective on or before March 9, 2006, subject to specified exceptions; or

•	any of our representations and warranties were untrue or inaccurate according to their terms or we had breached our covenants under the merger agreement.

In either of these events, Guardian would have retained this $3 million deposit and the deposit would have been credited against any damages Guardian sustained due to the termination of the merger agreement. The issuance of the $45,000,000 of notes and the warrants was completed as an initial step to the private placement of the Series A convertible preferred stock to allow us to complete our acquisition of Guardian International, Inc. in a timely manner and avoid forfeiture of this $3 million deposit.

Acquisition Closing Date

We completed the acquisition on March 6, 2006.

Description of Guardian Acquisition Voting Agreement

The following summarizes the terms of the voting agreement, entered into on November 9, 2005, among specified shareholders of Guardian. The complete text of the voting agreement is included as Annex G to this information statement. We urge you to carefully read the voting agreement in its entirety.

The affirmative vote of a majority of the shares represented and voting at a meeting of Guardian’s shareholders or executing a written consent was required to approve the merger agreement. Under the terms of the voting agreement specified shareholders of Guardian agreed to vote all of their respective shares of Guardian common stock beneficially owned by them in favor of the approval of the merger and all related transactions. The shareholders, who together held approximately 41.0% of the outstanding voting common stock of Guardian, included, Harold Ginsburg, all members of Mr. Ginsburg’s family, all officers and directors of Guardian and any entities controlled by any of such individuals. The voting agreement granted us an irrevocable proxy, which we could use to vote the shares of common stock held by such shareholders in favor of the merger and all related transactions. Each of the shareholders also had separately represented and warranted as to its or his authority relative to his or its respective voting agreement, the absence of conflicts between his or its respective voting agreement and, if applicable, its organizational documents and material agreements or any laws, and as to his or its title to the securities being voted. Each of these shareholders also had covenanted that he or it will not sell or encumber the securities held by such shareholder without our consent. The voting agreement terminated once the merger became effective.

Interests of Management, Directors and Significant Shareholders

No member of our management or our board of directors had an interest in the acquisition or has an interest in the private placement that is in addition to their interests as our shareholders generally.

Merger Sub Board of Directors and Management after the Acquisition

Under the merger agreement, Guardian obtained the resignations of all members of its board directors and the board of directors of Guardian’s subsidiaries. The members of the board of directors and officers of the Merger Sub immediately prior to the acquisition are the members of the board of directors and officers of the surviving corporation.

Intended Operations after the Acquisition

Our management believes that the acquisition of Guardian has expanded our ability to serve our industrial, commercial and residential customers in our chosen markets. We believe we are among the leading providers of electronic security services in the State of Florida. Additionally, we intend to further grow our electronic security services business by expanding our position in the electronic security services business through internal growth and complementary acquisitions. Although our board of directors has not yet made any determination, such alternatives may include the additional acquisition of an entire company or companies, or divisions thereof, either through a merger or a purchase of assets, as well as an investment in the securities of a company or companies.

Accounting Treatment

The merger is being accounted for under the purchase method of accounting, in accordance with U.S. generally accepted accounting principles. Under the purchase method of accounting, the purchase price of Guardian, including the direct costs of the transaction, will be allocated to the assets acquired based upon their estimated fair values, with the excess purchase consideration allocated to goodwill. The results of Guardian’s operations will be included in our results from the effective time of the merger.

Federal Income Tax Consequences of the Acquisition

Holders of our common stock will not recognize any gain or loss for United States federal income tax purposes as a result of the acquisition of Guardian. None of Devcon or the Merger Sub will recognize gain or loss for United States federal income tax purposes as a result of the acquisition of Guardian.

No Shareholder Vote Regarding the Acquisition of Guardian

We are not required under applicable corporate law or the rules and regulations of Nasdaq to seek approval of our shareholders with respect to the acquisition.

Guardian Selected Historical Financial Data

The selected financial data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 2005, are derived from Guardian’s audited financial statements with respect to the fiscal years ended December 31, 2005 and 2004 and are derived from Guardian’s unaudited financial statements with respect to all other fiscal years. This selected financial data should be read in conjunction with Guardian’s audited financial statements and notes, Guardian’s unaudited financial statements and notes and the related “Guardian’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” that appear later in this information statement.

Guardian International, Inc. Selected Historical Financials

	December 31,
($ in thousands)	2005 (audited)	2004 (audited)	2003 (audited)	2002 (audited)		2001 (audited)
Revenue	$27,663	$27,435	$25,342	$22,801		$20,931
Net loss applicable to common stock	(607,319)	(2,040)	(3,043)	(4,523)		(3,260)
Income (loss) per common share	(0.07)	($0.23)	($0.35)	($0.52)		($0.37)

Total assets	$27,066	$29,770	$33,308	$33,903		$27,600
Long-term obligations and redeemable preferred stock	14,334	18,750	225	13,324		13,065
Total shareholders’ deficit	(0)	(7,938)	(6,745)	(4,615	)(1)	(830)
Cash dividends declared per common share	$0	$0	$0	$0		$0

Footnote:

(1)	In November 2005, the Company determined that its previously issued financial statements contained an error related to an overstatement of installation and service cost of sales and depreciation expense, and a corresponding understatement of property and equipment, net and capitalized commissions and other assets. The impact of the error on the Company’s financial statements is presented in Note 12 of the Company’s 2004 Restated Audited Financial Statements. The Company restated its financial statements for 2004 and 2003. The impact on prior periods is reflected as an adjustment to accumulated deficit to the Company’s January 1, 2003 Balance Sheet. The accumulated deficit balance as reported was ($32,111) and the balance as restated is $(431,997), a change of $114.

Support Information
Common shares outstanding	8,730,476	8,730,476	8,730,476	8,730,476	8,730,476

Unaudited Pro Forma Comparative Data

The following table sets forth earnings and book value per common share for Devcon and Guardian on a historical and pro forma combined basis. You should read this table along with the historical consolidated financial statements (and related notes) included in the annual reports on Form 10-K and quarterly reports on Form 10-Q that Devcon has incorporated by reference in this information statement. You should not rely on the pro forma combined information as being indicative of the results that would have been achieved had Guardian been consolidated with us or the future results that the consolidated company will experience after the acquisition. The pro forma adjustments are preliminary and are based on our management’s estimates of the value of Guardian’s tangible and intangible assets which asset valuations were further reviewed by an independent valuation firm. In addition, our management is assessing and formulating its integration plans. The finalization of these plans could result in a material change to the estimates used in the preparation of the pro forma financial data. Guardian has never paid cash dividends on its common stock. Devcon has not paid any dividends on its common stock since 1992.

	Twelve months ended December 31, 2005 Historical	Six months ended June 30, 2006 Historical
Guardian International, Inc.
Net (loss) income per common share:
Basic (loss) earnings per share	$(0.07)	(2)
Fully diluted (loss) earnings per share	$(0.07)	(2)
Accumulated deficiency per common share	$4.32	(2)

Devcon International Corp. (3)
Basic (loss) earnings per share from continuing operations	$(2.86)	$(0.06)
Fully diluted (loss) earnings per share from continuing operations	$(2.86)	$(0.06)

Devcon International Corp. Pro Forma (1)
Net (loss) income per common share:
Basic (loss) earnings per share	$(2.55)	$(2.11)
Fully diluted (loss) earnings per share	$(2.55)	$(2.11)

(1)	The pro forma impact is based on historical results for both companies and does not assume any growth in revenue or cost savings. The adjustments are primarily the goodwill, fair value accounting adjustments and value of shares issued. The net benefit to net income from the adjustments is derived from the effect of the amortization of the fair value adjustment to contracts purchased and the effect of increased interest income and reduced interest expense by reducing liability for Guardian.

(2)	Guardian was acquired by Devcon on March 6, 2006. Accordingly, there are no comparable six months ended June 30, 2006 historical results for Guardian.

(3)	The unaudited pro forma financial comparative data sets forth the continuing operations of Devcon and excludes the discontinued operations of Devcon which were disclosed in the annual report on Form 10-K and quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, which we have incorporated by reference in this information statement.

Comparative Market Price Information

Guardian is not publicly traded on any securities exchange or on Nasdaq. Accordingly, no trading information for this capital stock may be presented.

Devcon International Corp.

Unaudited Pro Forma Condensed Consolidated Financial Statements

Basis of Presentation

The following unaudited pro forma condensed consolidated financial statements give effect, with respect to the pro forma financial statements listed below, to the following:

(a)	Unaudited Pro Forma Balance Sheet as of June 30, 2006:

(i)   the anticipated exchange of the $45,000,000 of notes for 45,000 shares of our Series A convertible preferred stock under the terms of the private placement.

as if this transaction had been completed on June 30, 2005.

(b)	Unaudited Pro Forma Statement of Operations for the fiscal year ended December 31, 2005:

(i)   the acquisition of Starpoint;

(ii)  the acquisition of Coastal (and the related CapitalSource refinancing);

(iii) the Guardian acquisition; and

(v)  the application of the net proceeds from (A) the sale by us of the $45,000,000 of notes and the warrants to purchase 1,650,943 shares of our common stock and the anticipated exchange of the $45,000,000 of notes for 45,000 shares of our Series A convertible preferred stock under the terms of the private placement and (B) the increase of our CapitalSource Revolving Facility from $70 million to $100 million.

as if these transactions had been completed on January 1, 2005.

(c)	Unaudited Pro Forma Statement of Operations for the six months ended June 30, 2006:

(i) the addition of the results of operations for Guardian for the period January 1, 2006 to the date of acquisition of Devcon on March 6, 2006; and

(ii) the anticipated exchange of the $45,000,000 of notes for 45,000 shares of our Series A convertible preferred stock under the terms of the private placement.

as if these transactions had been completed on January 1, 2005.

The unaudited pro forma condensed consolidated financial statements should be read together with i) our consolidated financial statements as of December 31, 2005, including the notes thereto, included in our Annual Report on Form 10-K for such fiscal year ended and our quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, which Annual Report and quarterly reports are incorporated by reference in this information statement, and ii) the audited historical financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Guardian. See “Background to Private Placement—The Acquisition: Guardian’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The Company’s quarterly reports on Form 10-Q for the three and six months ended June 30, 2006 incorporated by reference in this information statement, in conjunction with the unaudited pro forma condensed financial statements, discloses the presentation and accounting for the $45 million of Notes (the “Notes”) and Warrants between the date of their issuance and the anticipated exchange of these Notes into our Series A Convertible Preferred Stock ( the” Preferred Stock”). The Company estimated, at the time of issuance, that the Notes would remain outstanding for approximately five months subsequent to the closing of the Guardian acquisition, which took place on March 6, 2006. This estimate was based upon the time needed to complete and file this information statement with the SEC. As reported in the Company’s Form 10-Q for the six months ended June 30, 2006, delays in completing and filing this information statement resulted in the estimated time in which the Notes would remain outstanding being extended to six months. Once these requirements have been fulfilled, the exchange of the Notes for our Preferred Stock is anticipated to occur. For purposes of presentation with respect to the pro forma statements of operations for the twelve months ended December 31, 2005 and six months ended June 30, 2006, these pro forma financial statements reflect the necessary adjustments in order to illustrate the effect thereto as if the Notes were issued on January 1, 2005 and simultaneously were exchanged for our Preferred Stock on that date. The Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2006 reflects the appropriate adjustments as if the exchange took place on June 30, 2006. The adjustments in the pro forma financial statements for all periods presented reflect the exchange of the Notes for the Preferred Stock including i) the reclassification of the $45 million of Note proceeds, less the appropriate discount amount ascribed to the Warrants, the embedded compound derivatives and any deferred financing fees, as Preferred Stock, ii) the elimination of interest expense on the Notes and the addition of preferred dividends and iii) the valuation of any embedded derivatives or freestanding derivatives the Company has identified using market assumptions existing as at January 1, 2005 through June 30, 2006. The Preferred Stock by its terms and conditions meets the criteria to be classified as temporary equity, (See Note 20 to the unaudited pro forma condensed financial statements for further details).

The pro forma financial information is for informational purposes only and does not purport to present what our results would actually have been had these transactions actually occurred on the dates presented or to project our results of operations or financial position for any future period.

Pro Forma Financial Statements—Statement of Operations—Unaudited

For the twelve months ended December 31, 2005

	Amounts in thousands except share and per share data
	Devcon Inter- national Corp.	Starpoint Historical Unaudited	Pro Forma Adju- stments For Starpoint Acquisition	Notes	Coastal Historical Unaudited	Pro Forma Adju- stments For Coastal Acquisition	Notes	Guard- ian Historical	Pro Forma Adju- stments For Guardian Acquisition	Notes	Pro Forma Adju- stments For Preferred Stock, Warrant Issuance and Credit Facility	Notes	Pro Forma Informa- tion
Materials revenue	$26,318	$—	$—		$—	$—		$—	$—		$—		$26,318
Construction revenue	32,669	—	—		—	—		—	—		—		32,669
Construction revenue, related party	6,665	—	—		—	—		—	—		—		6,665
Security revenue	18,515	3,046	—	(5)	15,545	—	(10)	27,401	(3,303)	(14)	—		61,204
Other revenue	701	—	—		—	—		262	—		—		963

Total revenue	84,868	3,046	—		15,545	—		27,663	(3,303)		—		127,819
Cost of materials	(24,492)	—	—		—	—		—	—		—		(24,492)
Cost of construction	(36,909)	—	—		—	—		—	—		—		(36,909)
Cost of security	(8,044)	(1,992)	38	(6)	(7,381)	—		(9,421)	(414)	(14)	—		(27,214)
Cost of other	(407)	—	—		—	—		—	—		—		(407)

Total cost of sale	(69,852)	(1,992)	38		(7,381)	—		(9,421)	(414)		—		(89,022)

Gross profit	15,016	1,054	38		8,164	—		18,242	(3,717)		—		38,797

Selling, general and administrative	(26,085)	(1,243)	171	(7)	(7,764)	(206)	(11)	(15,807)	165	(15)(16)	—		(50,769)
Severance and retirement	(1,155)	—	—		—	—		—	—		—		(1,155)
Impairment of Assets	(4,066)	—	—		—	—		—	—		—		(4,066)

Operating income (loss)	(16,290)	(189)	209		400	(206)		2,435	(3,552)		—		(17,193)
Interest (expense) income net	(1,834)	(4)	(342)	(8)	(947)	(1,828)	(12)	(1,145)	1,145	(17)	(3,292)	(20)	(8,247)
(Loss) on early extinguishment of debt	(1,008)	—	—		—	—		—	—		—		(1,008)
Joint venture equity earnings	340	—	—		—	—		—	—		—		340
Gain on Antigua note	804	—	—		—	—		—	—		—		804
Derivative instrument income (expense)	—	—	—		—	—		—	—		17,750	(20)	17,750
Other (expense) income	861	(246)	—		(61)	—		2	—		—		556

Income (loss) before income taxes	(17,127)	(439)	(133)		(608)	(2,034)		1,292	(2,407)		14,458		(6,998)
Income tax (expense) benefit	220	—	194	(9)	51	950	(13)	(478)	873	(18)	1,119	(21)	2,929

Pro Forma Financial Statements—Statement of Operations—Unaudited—(Continued)

For the twelve months ended December 31, 2005

	Amounts in thousands except share and per share data
	Devcon Inter- national Corp.	Starpoint Historical Unaudited	Pro Forma Adju- stments For Starpoint Acquisition	Notes	Coastal Historical Unaudited	Pro Forma Adju- stments For Coastal Acquisition	Notes	Guard- ian Historical	Pro Forma Adju- stments For Guardian Acquisition	Notes	Pro Forma Adju- stments For Preferred Stock, Warrant Issuance and Credit Facility(2)	Notes	Pro Forma Informa- tion
Net (loss) income	(16,907)	(439)	61		(557)	(1,084)		814	(1,534)		15,577		(4,069)
Preferred dividends	—	—	—		—	—		(1,421)	1,421	(2)	—		—
Dividends and accretion of Series A preferred stock	—	—	—		—	—		—	—		(10,994)	(20)	(10,994)

Net (loss) income applicable to common stock	$(16,907)	$(439)	$61		$(557)	$(1,084)		$(607)	$(113)		$4,583		$(15,063)

Per share data:

Net income per common share-basic	$(2.86)												$(2.55)
Net income per common share-diluted	$(2.86)												$(2.55)

Weighted average number of shares outstanding:
Basic	5,904,043												5,904,043
Diluted	5,904,043												5,904,043

Pro Forma Financial Statements—Statement of Operations—Unaudited

For the six months ended June 30, 2006

	Amounts in thousands except share and per share data
	Devcon International Corp Unaudited	Guardian Historical Unaudited	Pro Forma Adjustments For Guardian Acquisition	Notes		Pro Forma Adjustments For Preferred Stock, Warrant Issuance and Credit Facility	Notes	Pro Forma Information
Materials revenue	$8,340	$—	$—			$—		$8,340
Construction revenue	17,345	—	—			—		17,345
Construction revenue, related party	761	—	—			—		761
Security revenue	25,606	4,971	(536)	(14)		—		30,041
Other revenue	348	75	—			—		423

Total revenue	52,400	5,046	(536)			—		56,910

Cost of materials	(7,173)	—	—			—		(7,173)
Cost of construction	(18,791)	—	—			—		(18,791)
Cost of security	(11,700)	(1,536)	(112)	(14)		—		(13,348)
Cost of other	(64)	—	—			—		(64)

Total cost of sale	(37,728)	(1,536)	(112)			—		(39,376)

Gross profit	14,672	3,510	(648)			—		17,534

Selling, general and administrative	(23,435)	(2,829)	(204)	(15	)(16)	—		(26,468)
Severance and retirement	(398)	—	—			—		(398)

Operating income (loss)	(9,161)	681	(852)			—		(9,332)

Interest (expense) income net	(11,053)	(206)	206	(17)		6,158	(20)	(4,895)
Joint venture equity earnings	(35)	—	—			—		(35)
Gain on Antigua note	1,230	—	—			—		1,230
Derivatives income (expense)	6,789	—	—			(2,759)	(20)	4,030
Other (expense) income	1,179	5	—			—		1,184

Income (loss) before income taxes	(11,051)	480	(646)			3,399		(7,818)

Income tax (expense) benefit	1,497	(63)	234	(18)		(260)	(21)	1,408

Net (loss) income	(9,554)	417	(412)			3,139		(6,410)

Dividends and accretion on series A preferred stock	—	—	—			(6,289)	(20)	(6,289)
Preferred dividends	—	(102)	102	(2)		—		—

Net (loss) income applicable to common stock	$(9,554)	$315	$(310)			$(3,150)		$(12,699)

Per share data:
Net income per common share-basic	$(1.59)							$(2.11)
Net income per common share-diluted	$(1.59)							$(2.11)

Weighted average number of shares outstanding:
Basic	6,017,672							6,017,672
Diluted	6,017,672							6,017,672

	Pro Forma Financial Statements—June 30, 2006 Balance Sheet—Unaudited (Amounts shown in thousands except share and per share data)
	Devcon International Corp.(1)	Pro Forma Adjustments For Preferred Stock, Warrant Issuance and Credit Facility(2)	Notes	Pro Forma Information
ASSETS
Current assets:
Cash and cash equivalent	$9,906	$—		$9,906
Accounts receivable, net	18,658	—		18,658
Accounts receivable, related party	526	—		526
Notes receivable	2,046	—		2,046
Costs and estimated earnings in excess of billings	694	—		694
Inventories	4,059	—		4,059
Prepaid expenses	1,596	—		1,596
Other current assets	4,775	(3,508)	(2)(19)	1,267

Total current assets	42,260	(3,508)		38,752

Property, plant and equipment, net of accumulated depreciation	17,560	—		17,560

Investments in unconsolidated joint ventures and affiliates	339	—		339
Notes receivable, net of current portion	2,942	—		2,942
Customer accounts, net	79,870	—		79,870
Goodwill	76,786	—		76,786
Intangible assets, net	2,956	—		2,956
Other non-current assets	8,960	—		8,960

Total assets	$231,673	$(3,508)		$228,165

See accompanying notes to unaudited pro forma financial statements.

	Pro Forma Financial Statements—June 30, 2006 Balance Sheet Amounts shown in thousands except share and per share data
	Devcon International Corp. (1)	Pro Forma Adjustments For Preferred Stock, Warrant Issuance and Credit Facility(2)	Notes		Pro Forma Information
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade and other	$4,879	—			$4,879
Accrued operational fees and taxes	2,733	—			2,733
Accrued expenses and other liabilities	7,369	—			7,369
Accrued loss—related party contract	246	—			246
Deferred revenue	9,581	—			9,581
Accrued expense, retirement and severance	769	—			769
Current installments long-term debt	199	—			199
Billings in excess of costs and estimated earnings	1,645	—			1,645
Billings in excess of costs and estimated earnings, related party	561	—			561
Notes payable	41,832	(41,832)	(2	)(20)	—
Income taxes payable	840	—			840

Total current liabilities	70,654	(41,832)			28,822

Long term debt, excluding current installments	86,808	—			86,808
Retirement and severance, excluding current portion	2,810	—			2,810
Long-term deferred tax liability	10,063	—			10,063
Derivative instruments	1,772	17,296	(2)(20)		19,068
Other long term liabilities, excluding current portion	4,257	—			4,257

Total liabilities	176,364	(24,536)			151,828

Commitments and contingencies	—	—			—

Convertible Redeemable Preferred Series A Stock	—	21,084	(4)(20)		21,084

Stockholders equity:
Common stock	603	—			603
Additional paid in capital	31,607	(56)	(19)		31,551
Retained earnings	24,436	—			24,436
Accumulated other comprehensive loss—cumulative translation adjustment	(1,337)	—			(1,337)

Total stockholders’ equity	55,309	(56)			55,253

Total liabilities and stockholders’ equity	$231,673	$(3,508)			$228,165

See accompanying notes to unaudited pro forma financial statements.

Devcon International Corp.

Notes to Pro Forma Condensed Consolidated Financial Statements

Statement of Operations For The Twelve Months Ended December 31, 2005,

Statement of Operations For The Six Months Ended June 30, 2006 and

Balance Sheet As of June 30, 2006

(Unaudited)

(1)	The Starpoint, Coastal and Guardian acquisitions were completed on February 28, 2005, November 10, 2005 and March 6, 2006, respectively. As such, their respective assets and liabilities and results of operations are included in Devcon’s historical balance sheets as of June 30, 2006 and statement of operations for the six months ended June 30, 2006 respectively.

(2)	Guardian International, Inc., (Guardian), was acquired on March 6, 2006, for a purchase price before adjustments of $65.5 million. The acquisition was financed (see notes 4 and 20 to this pro forma balance sheet) through the issuance of $45.0 million of 8% promissory notes payable (the “Notes”) to private investors and receipt of $35.6 million of debt proceeds from the increase of the Company’s Revolving Credit Facility. Financing proceeds in excess of amounts needed to acquire Guardian of approximately $15.1 million were used by the Company to repay the Company’s $8.0 million bridge loan with accrued interest, preferred stock issuance cost to finance the acquisition of $3.7 million and provide for additional working capital and operating needs. At issuance of the promissory notes, the private investors were also given warrants, with an expiration date of March 6, 2009, to purchase 1,650,956 shares of Company common stock at a strike price of $11.925 per share. The acquired assets and liabilities of Guardian, recorded at their fair value at the date of acquisition, including the issuance of the Notes, the Warrants, and $35.6 million of additional borrowings drawn under the Company’s Revolving Credit Facility to finance the acquisition, are included in the Company’s unaudited condensed consolidated balance sheet as of June 30, 2006. The pro forma unaudited condensed consolidated balance sheet as of June 30, 2006 reflects the adjustments required to illustrate the exchange of the Notes for the Preferred Stock on June 30, 2006.

(3)	The acquisition of Guardian has been accounted for using the purchase method of accounting. Purchase accounting requires that the assets and liabilities acquired be recorded at their fair value at the date of acquisition. The preliminary purchase price allocations is based on managements best estimate of fair value and is therefore subject to adjustment upon completion of an independent valuation. The purchase price allocation will be finalized and the resulting adjustments will be applied to assets and liabilities.

In accordance with the purchase method of accounting, the preliminary purchase price allocation may be adjusted after the acquisition date, as a result of information being obtained to complete an estimate of the fair value of the acquired assets and liabilities, if this information is known to exist at the date of the acquisition. The Company is still in the process of completing a review of the acquired customer contracts and the installed station equipment used at the customer’s locations (the “Installed Equipment”) to determine the fair value of the Installed Equipment. The Company expects to complete that review no later than December 2006. In accordance with Guardian’s historical accounting policies, Installed Equipment, which consisted of the direct material and labor incurred to install a security systems at customer sites for which the title to the security systems were retained by Guardian, was capitalized and depreciated over the estimated useful life of the customer contract. In addition, in accordance with Staff Accounting Bulletin No. 104, Guardian deferred certain direct costs, including direct sales commissions for obtaining new subscriber monitoring contracts, and amortized these costs over the estimated life of the customer relationship. The net book value of the Installed Equipment on the balance sheet of Guardian at the time of acquisition amounted to $11.7 million. In accordance with the purchase method of accounting, the historical SAB 104 net deferred costs recorded by Guardian are not separately valued after acquisition and, accordingly, are included in the fair value of the intangible assets of Guardian’s customer contracts and relationships. Purchase accounting adjustments were made to reflect the fair value of Guardian’s customer contracts and relationships, taking into account the estimated fair value of the Installed Equipment (Guardian-owned station equipment). It is expected that any change in the estimated fair value from completion of our review of the Installed Equipment will not be material.

The fair value of Guardian’s property, plant, and equipment was reviewed primarily utilizing a cost approach which estimates value based on the cost to reproduce or replace an asset with another with like utility, less depreciation due to normal wear and tear, as well as functional and economical obsolescence. Other than the Installed Equipment, described above, we completed the review to determine the fair value of Guardian’s property plant and equipment and determined it to be approximately equal to the value of the net book value recorded on Guardian’s historical balance sheet at the time of acquisition.

The preliminary purchase price allocation resulted in the recognition of goodwill valued at $32.7 million. This value was determined as the residual value of the total consideration paid and the estimated fair value of the identified net assets acquired. The goodwill amount represents, among other things, the value of synergies expected to be realized, assembled workforce-in-place and other unidentified intangible assets. The net assets acquired were recorded based upon management’s best estimates and a preliminary independent appraisal which determined the fair value of net assets acquired. In determining the fair value of the assets acquired, the valuation study valued the tangible and intangible assets that met the criteria under SFAS 141 for recognition as assets separate and apart from goodwill. The assets recognized were those that arose from either a contractual arrangement or other legal rights, or the asset is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged. The separate assets identified included equipment and personal property as well as trade name and trademarks, contractual relationships and customer relationship and are depreciated or amortized over their estimated life. In addition, goodwill amounting to $10.7 million arose on the transaction due to the differential between the income tax value of the net assets acquired when compared to the fair value of the net assets acquired. In accordance with the SFAS No. 141, the goodwill amount will be tested for impairment on an annual basis.

The preliminary purchase price allocation is reflected in the Company’s Condensed Consolidated Balance Sheet at June 30, 2006:

March 6, 2006
(thousands of dollars)
Cash and cash equivalents	$930
Accounts receivable	2,377
Inventory	1,470
Other current assets	281
Fixed assets	1,097
Customer accounts	44,000
Trade name and trademark intangible assets	1,400
Trade accounts payable and accrued expenses	(3,590)
Deferred revenue	(2,782)
Deferred tax liability	(10,588)
Goodwill	32,667

Purchase consideration	$67,262

The financing proceeds and acquisition purchase price is summarized as follows:

March 6, 2006
(thousand of dollars)
Promissory Notes	$45,000
Revolving Credit Facility	35,600

Total financing proceeds	80,600

Deferred offering costs	3,740
Guardian purchase	67,262
Repayment of Bridge, with accrued interest	8,133
Additional working capital	4,492
Less return of deposit to acquire Guardian	(3,027)

Total use of financing proceeds	$80,600

(4)	Adjustments were made for the issuance of $45.0 million of Series A Convertible Preferred Stock, in exchange for the promissory notes, which the Company anticipates will occur following delivery of an information statement or Schedule 14 C being mailed to our shareholders, upon completion of Securities and Exchange Commission (“SEC”) review of the information statement. Actual issuance of the Series A Convertible Preferred Stock is expected to occur on or before October 20, 2006 but no later than January 1, 2007 depending on the time needed to complete SEC review. The pro forma June 30, 2006 balance sheet includes an adjustment for issuance of the preferred stock as if it had occurred on June 30, 2006.

Star Point Limited Acquisition

(5)	The Company’s historical results of operations for the year ended December 31, 2005 include the period from the acquisition date to December 31, 2005. The operating results for the two month period ended February 28, 2005 are adjustments to our own historical financial statements and are presented as “Starpoint Historical Unaudited”.

(6)	Adjustments were made to asset balances in applying purchase accounting. The adjustment reflects (i) the decrease in depreciation and amortization expense to the amortization of identifiable intangibles using the straight-line method over a weighted-average life of 10 years and (ii) a decrease in depreciation resulting from a reduction in carrying value of property, plant and equipment, depreciated on a straight-line basis over an average remaining life of four years resulting from purchase accounting.

(7)	Starpoint Limited recorded a corporate allocation of $241,000 for the two month period ended February 28, 2005. Because the Starpoint Limited acquisition was an acquisition of assets the foregoing expense is not being assumed. However, the treatment of the foregoing expense is not included as a pro forma adjustment.

(8)	Includes interest expense associated with financing of the acquisition consisting of $24.6 million of long-term debt issued under the Credit Agreement at an assumed rate of 7.5%. The Credit Agreement contains provisions regarding unused commitment fees, which costs are included in the adjustment for interest expense on a pro forma basis along with the impact of amortization of loan origination costs over six years.

(9)	Starpoint Limited did not record federal and state income tax expense. The Company is currently in a federal taxable position and accordingly calculated a pro forma income tax expense based upon an estimated effective tax rate of 34%.

Coastal Acquisition

(10)	The acquisition of Coastal was completed on November 10, 2005. The Coastal historical results represent operating results for the ten months in 2005 prior to the Company’s acquisition.

(11)	As part of its purchase accounting for Coastal, the Company recorded certain definite lived assets at fair value. These assets included customer contracts and non-compete agreements. An adjustment was recorded to amortization expense for the ten months ended October 31, 2005, based on remaining useful lives of between 4 and 17 years for the customer contracts and 3 years for the non-compete agreements.

(12)	In order to finance its acquisition of Coastal, the Company used $31.4 million of its Revolving Credit Facility bearing interest at a rate of 10% per annum and subscribed to an $8.0 million Bridge Loan bearing interest at a rate of 7% per annum. Additionally, this Revolving Credit Facility and Bridge Loan allowed the early extinguishment of the Credit Agreement entered into to finance the Starpoint Limited acquisition.

(13)	Includes the income tax effects of the adjustments discussed in footnotes (11) and (12), based on a 34% tax rate.

Guardian Acquisition

(14)

In accordance with Staff Accounting Bulletin SAB 104, certain costs to sell and install customer contracts were capitalized on Guardian’s historical financial statements. As a result of the purchase accounting, these capitalized costs and the associated deferred revenue are adjusted to fair value in the allocation of the purchase price paid for Guardian to the intangible assets of customer accounts and goodwill.

(15)	As part of its purchase accounting, the Company recorded certain definite-lived intangible assets at fair value. These assets included customer contracts and the Mutual trade name used in the New York customer market. An adjustment was recorded to amortization expense to recognize the difference between the amortization expense for customer contracts acquired by Guardian prior to the Company’s acquisition of Guardian and amortization of customer contracts valued at fair value at the date of the Company’s acquisition. The amortization period for customer contracts acquired with Guardian is four (4) and ten (10) years. The increased amount of annual amortization expense related to the change in value and lives of the acquired definite-lived intangible assets was $0.3 million and results from the post acquisition annual amortization expense of $6.5 million, which was determined by an independent valuation of the acquired assets, compared to the pre-acquisition annual amortization cost of $3.0 million combined with $3.2 million of pre-acquisition depreciation expense on Installed Equipment owned by Guardian and installed at customer locations. See Note 3 to these Unaudited Pro Forma Condensed Consolidated Financial Statements. The trade name, MUTUAL, acquired with Guardian, is used in a specific market segment in the New York City, New York area. The useful life of the trade name is considered indefinite in that market and as such it is not being amortized.

(16)	As part of its purchase accounting, the Company made certain adjustments to the carrying value of the acquired fixed assets of Guardian. The acquired fixed assets at fair value are being depreciated over an average weighted useful life of five years. Guardian’s historical financial statements reflected depreciation expense as a component of the line item selling, general and administrative expenses. An adjustment was made to eliminate $0.5 million of historically reported depreciation expense from selling, general and administrative expenses and an adjustment of $0.2 million was recorded as a component of Cost of Security to reflect the annual depreciation expense with respect to the fair value of the fixed assets acquired with Guardian. Devcon’s accounting policy is to reflect this depreciation expense as a component of Cost of Sales in its statement of operations.

(17)	Because the financing of the Guardian acquisition was used to repay the existing bank debt and preferred stock of Guardian, the interest expense recorded in the Guardian historical financial statements is replaced by the cost of the acquisition financing, as presented in the adjustments for the Promissory Notes and Preferred Stock issuance. See Notes (19), (20) and (21).

(18)	Includes the income tax effects of the adjustments discussed in footnotes (14), (15), (16) and (17), based on a 34% tax rate.

Promissory Notes, Warrants and Preferred Stock

(19)

For purposes of the pro forma financial statements, the proceeds from the issuance of the Notes, and the assumed simultaneous exchange on January 1, 2005 of the Notes for the Series A convertible preferred stock, and Revolving Credit Facility were reduced by transaction costs and interest expense on the financing for the twelve months ended December 31, 2005. In connection with entering into the Notes, Warrants and Preferred Stock arrangements, we paid fees totaling $3.7 million. Of the total $3.7 million, $3.4 million relates to the Preferred Stock and $0.3 million relates to the Notes and Warrants. For purposes of the pro forma financial statements, which assume that the exchange of the Notes for Preferred Stock occurs simultaneously with the issuance of the Notes, we have presented the $3.7 million of financing fees as being associated with the Preferred Stock. Accordingly, in the pro forma statements of operations for the twelve months ended December 31, 2005 and six months ended June 30, 2006, adjustments were made to amortize these fees over the average life of the Preferred Stock, which is 6 years. Additionally, our quarterly report on Form 10-Q reflected the Notes as outstanding. Accordingly adjustments have been made in the pro forma statement of operations for the six months ended June 30, 2006 and the pro forma condensed consolidated balance sheet as of June 30, 2006 as if those fees were associated with the Preferred Stock. Deferred financing fees associated with the Notes are amortized as interest expense over the expected life of the

Notes and any unamortized balance is classified as a deferred expense, while such fees if associated with our Preferred Stock, due to its classification as temporary equity, reduce the carrying value of the Preferred Stock at time of issuance and the fees are accreted, as additional preferred stock dividends.

(20)	On February 10, 2006, we entered into a securities purchase agreement with certain accredited investors with respect to the private placement of an aggregate principal amount of $45,000,000 of notes (the “Notes”), along with warrants to acquire an aggregate of 1,650,956 shares of our common stock (the “Warrants”), subject to certain caps based upon the Nasdaq Marketplace Rules. The issuance of the Notes and the Warrants was completed as an initial step to the private placement of the Series A convertible preferred stock (the “Preferred Stock”), which we anticipate issuing to the same accredited investors in exchange for the Notes. The Notes and Warrants were issued to allow us to complete our acquisition of Guardian International, Inc. (“Guardian”) in a timely manner and to avoid certain payments which would have been due to Guardian as a result of our failure to do so, including forfeiture of a $3.0 million deposit. We anticipate that the private placement investors will subsequently receive an aggregate of 45,000 shares of our Preferred Stock in exchange for the Notes, which bear an aggregate principal amount equal to $45,000,000 and for no additional consideration. Each share of our Preferred Stock will have a liquidation preference equal to $1,000. The transaction is subject to customary closing conditions. The sale of the Notes and the Warrants and the closing of the Guardian acquisition occurred on March 6, 2006. The sale of the shares of our Preferred Stock is expected to take place on or before October 20, 2006, but not later than January 1, 2007.

On February 10, 2006, the holders of 3,082,640 shares of our issued and outstanding common stock, representing approximately 51.4% of the votes entitled to be cast at a meeting of our shareholders, executed a written consent approving the amendment to our Articles of Incorporation and the private placement and the issuance of the Preferred Stock and the common stock Warrants. These shareholders have also entered into a voting agreement under the terms of which they have agreed to vote the shares they represent in favor of the same matters when these matters are submitted to a vote of our shareholders. The approval by the shareholders will not become effective until 20 days from the date this information statement is initially transmitted to our shareholders.

The Warrants and an embedded derivative, that being the right to purchase preferred stock in the future (the “Purchase Rights”), were issued in connection with the issuance of the Notes, are detachable, or need to be bifurcated, and will be accounted for as derivative instrument liabilities. The initial carrying value of the Notes is reduced at issuance by the $8.5 million total value associated with the Warrants and the Purchase Rights (the “Discount”). See below for further details. The resulting discount from the face amount of the Notes is being accreted over 6 months, the period of expected maturity of the Notes. The accretion amount recorded in each period will be determined using the effective interest method. The accretion period for the Discount was estimated at six months, which is the estimated time required to prepare and complete the necessary regulatory filling and hold the required shareholder meeting in order for the Preferred Stock to be issued. Based upon this amortization period, when the Preferred Stock is issued, the initial fair value of the Discount will have been fully accreted to the Note carrying value which will result in a face value exchange for the Preferred Stock. For purposes of the pro forma financial statements, which assume the simultaneous exchange of the Notes for the Preferred Stock, we have presented the Warrants valued at $7.8 million, which amount was determined using market factors that existed at January 1, 2005 and accreted the appropriate discount amount as additional preferred dividends using the effective interest rate method. Additionally, since the exchange of the Notes for the Preferred Stock is presented as occurring simultaneously with the issuance of the Notes in the pro forma financial statements, the Purchase Rights have been assigned no value in the pro forma financial statements.

Since our Preferred Stock will be convertible at the option of the holder, and redeemable under certain circumstances which are not under the control of the Company, the Preferred Stock, when issued, will be classified as temporary equity in accordance with ASR 268. Dividends paid or accrued on these shares will be deducted from net income in determining net income attributable to common shareholders.

The Preferred Stock to be issued and the Warrants are subject to a registration rights agreement, which imposes significant penalties for failure to register the resale of the underlying common stock by a defined date as well as non-standard anti-dilution provisions. The Registration Rights Agreement does not require the Company to register the issuance or the resale of the Preferred Stock or the Warrants, themselves. The conversion price of the Warrants and the Preferred Stock may be adjusted in certain circumstances, such as, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution. Also, if we issue shares of common stock at a price below the fixed conversion price, the fixed conversion price of the convertible preferred stock will be reduced accordingly. In accordance with EITF-00-19 and SFAS 133, the Preferred Stock is the host instrument and the Preferred Stock’s, embedded compound derivative is required to be classified as a liability and marked-to-market.

We have reviewed the terms of the Preferred Stock to determine whether there are embedded derivative instruments that are required to be bifurcated and accounted for separately as derivative financial instruments. We have determined that the Preferred Stock contains more than one embedded derivative instrument, which includes the conversion feature; a dividend payment conversion feature; and a change in control redemption right, which are required to be bifurcated from the Preferred Stock host instrument. In accordance with Derivative Implementation Group Issue No. B15, the bifurcated derivative instruments embedded in the preferred stock will be accounted for as a single, compound derivative instrument and we have estimated the value to be approximately $19.8 million. For purposes of the pro forma financial statements, which assume the simultaneous exchange of the Notes for the Preferred Stock, we have identified and valued compound embedded derivatives totaling $18.7 million associated with the Preferred Stock. The $18.7 amount was determined using market factors that existed at January 1, 2005. Accordingly, we have also recorded an adjustment to accrete the appropriate amount as additional preferred dividends using the effective interest rate method.

The derivative financial instrument liability will initially be measured at fair value and will then be re-valued at each reporting date, with changes in the fair value reported as credits or charges to income. We will determine the fair value of these instruments using an appropriate pricing model. That model requires assumptions related to the remaining term of the instruments, risk-free rates of return, our current common stock price, expected dividend yield and the expected volatility of our common stock price over the life of the respective option. The assumptions used to value these instruments can significantly affect our financial statements and are dependent on market conditions which change with the passage of time. For purposes of the Pro Forma Condensed Consolidated Financial Statements, the historic market price of the Company’s common stock was used as a determining factor to value these instruments. Mainly as a result of the market price of our common stock at January 1, 2005 having been higher than, and at June 30, 2006, lower than: i) the $11.925 exercise price of the Warrants; and ii) the $9.54 conversion price of the Series A Convertible Preferred Stock, the value of these derivative financial instrument liabilities declined in value over the 18 month period of the pro forma financial statements. Accordingly, the fair value of each of these instruments in the Pro Forma Condensed Consolidated Statement of Operations for the twelve months ended December 31, 2005 and the six months ended June 30, 2006, were determined using the following assumptions:

	Value
Date	Risk Free Rate	Historical Stock Price	Stock Price Volatility
January 1, 2005	3.3%	$15.70	50%
December 31, 2005	4.4%	$10.34	50%
March 31, 2006 (*)	4.8%	$10.00	50%
June 30, 2006	5.1%	$6.35	50%

The resulting fair values and the credits or charges to income which resulted from the re-valuation of the instruments using these assumptions are presented in the chart below, along with the dividends resulting from the accretion of the Warrants and Compound Embedded Derivative recognized during the pro forma 2005 calendar year and the six months ended June 30, 2006 for each instrument:

As presented in the unaudited Pro Forma Consolidated Financial Statements(1)
	thousands of dollars
	Pro Forma Accretion	Fair Value	Credit (Charge) to Income
Warrants
January 1, 2005		$7,841	$—
December 31, 2005		$2,002	$5,839
March 31, 2006 (*)		$1,505	$497
June 30, 2006		$202	$1,303
Compound Embedded Derivative – Preferred Stock
January 1, 2005		$18,737	$—
December 31, 2005		$6,826	$11,911
March 31, 2006 (*)		$6,261	$565
June 30, 2006		$4,596	$1,665
Accretion recognized as dividends
Accretion recognized over 12 months ended December 31, 2005	$6,023

Accretion recognized over 3 months ended March 31, 2006 (*)	$1,690
June 30, 2006	$1,776

(1)	As stated in the Basis of Presentation for the Pro Forma Condensed Consolidated Financial Statements, the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 are incorporated by reference in the information statement and should be reviewed in conjunction with these Pro Forma statements.
(*)	Amounts shown for the 3 month periods ended March 31, 2006 and June 30, 2006 are shown for informational purposes. The impact of the total of the combined 3 month quarters is presented in the Pro Forma Condensed Consolidated Financial Statements.

Since the Preferred Stock contains embedded derivative instruments that are to be bifurcated and accounted for as a derivative instrument liability, the total proceeds allocated to the convertible host instruments are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds are then allocated to the Preferred Stock host contract, resulting in the Preferred Stock being recorded at a discount from its face amount. This discount will be accreted using the effective interest method over the term of the Preferred Stock. Dividends payable on the Preferred Stock will be recognized as they accrue and, together with the periodic amortization of the discount, will be deducted from net income to determine net income attributable to common shareholders.

The Registration Rights Agreement requires us to file registration statements with the Securities and Exchange Commission to register common shares that may be issued on exercise of the Warrants or in the conversion of the Preferred Stock, to permit re-sale of shares of the common stock previously sold under an exemption from registration or to register shares of the common stock that may be issued on exercise of outstanding options or warrants. These registration rights agreements require us to pay penalties for any time delay in filing the required registration statements, or in the registration statements becoming effective, beyond dates specified in the Agreement. These penalties are expressed as a fixed percentage, per month, of the original amount we received on issuance of the preferred stock or warrants. We will account for these penalties as a contingent liability and not as a derivative instrument. Accordingly, we will recognize the penalties, if any, when it becomes probable that they will be incurred. Any penalties will be expensed over the period to which they relate. The Registration Rights Agreement does not require the Company to register the issuance or the resale of the Preferred Stock or the Warrants themselves.

Interest expense set out in the pro forma statement of operations, for pro forma adjustments for Credit Facility, has been adjusted to reflect $3.3 million and $1.8 million for the twelve months ended December 31, 2005 and the six months ended June 30, 2006, respectively. The $35.6 million of increased borrowings on the Credit Facility incurred to complete the acquisition of Guardian accrues interest at Libor plus 5.75% per annum. The impact of a  1/8th of one percent increase in the Libor rate of interest is $45,118 per year.

The Pro Forma Condensed Consolidated Financial Statements include adjustments to reflect the issuance of the Preferred Stock. The calculations supporting those adjustments are shown in the charts below in thousands of dollars:

Value of Convertible Redeemable Series A Preferred Stock

at Pro Forma June 30, 2006 issuance Date

Notes Payable as included in Devcon’s June 30, 2006 Quarterly Report on Form 10-Q	$41,832
Add Value of Rights to Purchase Preferred Stock Derivative at June 30, 2006 which after issuance of the Preferred Stock will have zero value	1

Value of liabilities exchanged for Preferred Stock on the Pro Forma June 30, 2006 Balance Sheet	41,833
Less Deferred Financing Costs incurred at issuance of the Securities Purchase Agreement related to the Convertible Redeemable Preferred Stock	(3,452)
Less Value of Embedded Derivative related to Preferred Stock as of June 30, 2006 Pro Forma issuance date	(17,297)

Value of Convertible Redeemable Series A Preferred Stock on the Pro Forma June 30, 2006 Balance Sheet	$21,084

Value of Derivatives at Pro Forma June 30, 2006 Balance Sheet Date

Value of Derivatives as included in Devcon’s June 30, 2006 Quarterly Report on Form 10-Q	$1,772
Less Value of Rights to Purchase Preferred Stock Derivative at June 30, 2006 which after issuance of the Preferred Stock will have zero value	1

Value of Warrants as included in Devcon’s June 30, 2006 Quarterly Report on Form 10-Q	1,771
Add Value of Embedded Derivative related to Preferred Stock as of June 30, 2006 Pro Forma issuance date	17,297

Value of Derivatives at Pro Forma June 30, 2006 Balance Sheet Date	$19,068

Adjustment for Interest in Pro Forma Statement of Operations

for the Year Ended December 31, 2005

	Libor + 5.75%	Amount
Pro Forma Interest on $35.6 million of increased lending on the Credit Facility (Libor + 5.75%)
January 1, 2005 to May 31, 2005	8.64%	$1,290
June 1, 2005 to June 30, 2005	8.85%	263
July 1, 2005 to September 30, 2005	9.24%	841
October 1, 2005 to October 31, 2005	9.59%	294
November 1, 2005 to November 9, 2005	9.83%	87
November 10, 2005 to December 31, 2005	10.06%	517

Total Interest on Increased Credit Facility		$3,292

Adjustment to Interest expense (reduction) in Pro Forma Statement of

Operations for the Six Months Ended June 30, 2006

Accretion of Warrants and Rights to Purchase Preferred Stock as included in interest expense in Devcon’s June 30,2006 quarterly report on Form 10-Q—March 6, 2006 through June 30, 2006	$(5,393)
Amortization of deferred financing costs related to Promissory Notes as included in Devcon’s June 30, 2006 Quarterly Report on Form 10-Q—March 6, 2006 through June 30, 2006	(232)
Interest on Promissory Notes at 8% as included in Devcon’s June 30, 2006 Quarterly Report Form 10-Q—March 6, 2006 through June 30, 2006	(1,150)
Interest on $35.6 million of increased lending on Credit Facility for the period January 1, 2006 through March 5, 2006 as if the acquisition of Guardian had occurred at January 1, 2005	617

Total adjustment to interest expense in the Pro Forma Statement of Operations for the six months ended June 30, 2006	$(6,158)

	Twelve months ended December 31, 2005	Six months ended June 30, 2006
Dividend on Series A convertible preferred stock	$4,275	$2,475
Accretion of Warrants and Compound Derivative	6,023	3,466
Accretion of Deferred Financing Costs	696	348

Total Dividends	$10,994	$6,289

(21)	A tax benefit of 34% of cash interest expense is included for the pro forma year ended December 31, 2005 and the six months ended June 30, 2006.

Private Placement

General

Pursuant to the merger agreement, we acquired all of the outstanding capital stock of Guardian. Upon the effectiveness of shareholder approval of the private placement described more fully below, we will complete the issuance of the Series A convertible preferred stock. Shareholder approval of the private placement was required to comply with the Nasdaq 20% Limitation. See “Background to The Private Placement.”

Terms of the Private Placement

This summary of the terms of the private placement is intended to provide you with basic information concerning the transaction; however, it is not a substitute for reviewing the securities purchase agreement, the certificate of designations of the Series A convertible preferred stock, the form of promissory note, the form of common stock warrant and the voting agreement in their entirety, each of which is included in this information statement as Annexes E, C, I, B and J, respectively. You should read this summary in conjunction with these documents.

Introduction

On February 10, 2006, we entered into a securities purchase agreement with certain accredited investors with respect to the private placement of an aggregate principal amount of $45,000,000 of notes, along with warrants to acquire an aggregate of 1,650,943 shares of our common stock at an exercise price of $11.925 per share. In addition, we anticipate that the private placement investors will subsequently receive an aggregate of 45,000 shares of our Series A convertible preferred stock in exchange for the notes and for no additional consideration. Each private placement investor will surrender notes in a principal amount equal to $1,000 for each share of our Series A convertible preferred stock. The transaction is subject to customary closing conditions. On February 24, 2006, the securities purchase agreement was amended to provide for an extended closing date in either the event that the SEC elected to not review this information statement or the SEC review of this information statement is continuing. Also, on April 12, 2006, each of the notes was amended to allow the maturity date to be extended up to January 1, 2007 in some circumstance and to provide for provisions concerning redemption of the notes if a change of control occurs. On May 22, 2006, the Securities Purchase Agreement was amended again to provide for a further extension of the closing date in either the event that the SEC elected to not review this information statement or the SEC review of this information statement is continuing. See “Description of the Promissory Notes”. On August 25, 2006, the Securities Purchase Agreement was amended a third time to provide for a further extension of the closing date to October 20, 2006. The sale of the notes and the common stock warrants and the closing of the Guardian acquisition occurred on March 6, 2006.

The creation of a new class of preferred stock is subject to shareholder approval under Florida law, while, the issuance of the to be created and issued Series A convertible preferred stock and common stock warrants and the subsequent issuance of shares of common stock issuable upon conversion of the to be created and issued Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock, which could, upon issuance, equal an amount that is 20% or more of our common stock outstanding prior to the date of issuance, requires shareholder approval under the rules of Nasdaq. On February 10, 2006, holders of more than 50% of our common stock approved the amendment to our articles of incorporation creating a new class of preferred stock, the issuance of the to be created and issued Series A convertible preferred stock and the subsequent issuance of shares of common stock issuable upon conversion of the to be created and issued Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock; however, this approval will not be effective until the Securities Exchange Commission rules and regulations relating to the delivery of an information statement on Schedule 14C to our shareholders have been fully satisfied. We anticipate that the sale of the shares of Series A convertible preferred stock will take place on or before September 15, 2006.

Description of the Securities Purchase Agreement

General

The following summarizes terms of the securities purchase agreement, entered into on February 10, 2006, among us and certain accredited investors. The complete text of the securities purchase agreement is included as Annex E to this information statement. We urge you to carefully read the securities purchase agreement in its entirety.

On February 10, 2006, we entered into a securities purchase agreement, a copy of which is included in this information statement as Annex E, with certain accredited investors with respect to the private placement of an aggregate principal amount of $45,000,000 of notes, along with warrants to acquire an aggregate of 1,650,943 shares of our common stock at an exercise price of $11.925 per share. In addition, we anticipate that the private placement investors will subsequently receive an aggregate of 45,000 shares of our Series A convertible preferred stock in exchange for the notes and for no additional consideration. On February 24, 2006, the securities purchase agreement was amended to provide for an extended closing date in either the event the SEC elected to not review this information statement or the SEC review of this information statement is continuing. Also, on April 12, 2006, each of the notes was amended to allow the maturity date to be extended up to January 1, 2007 in some circumstance and to provide for provisions concerning redemption of the notes if a change of control occurs. On May 22, 2006, the Securities Purchase Agreement was amended again to provide for a further extension of the closing date in either the event that the SEC elected not to review this information statement or the SEC review of this information statement is continuing. On August 25, 2006, the Securities Purchase Agreement was amended a third time to provide for a further extension of the closing date to October 20, 2006. See “Description of the Promissory Notes”.

On March 6, 2006, we completed the sale of the notes and the common stock warrants. The purchase price for each investor purchasing the notes and the common stock warrants at the initial closing was equal to $1.00 for each $1.00 of principal amount of notes purchased by each investor. The sale of the shares of our Series A convertible preferred stock is expected to take place at an additional closing on or before September 15, 2006. In connection with the additional closing, each investor purchasing the notes and the common stock warrants will surrender notes in a principal amount equal to $1,000 for each share of our Series A convertible preferred stock.

On March 6, 2006, or the initial closing, each investor transmitted its funds in accordance with the terms of the securities purchase agreement. On or prior to September 15, 2006, or the additional closing, we anticipate each investor will acquire shares of Series A convertible preferred stock by surrendering its notes in a principal amount equal to $1,000 for each share of our Series A convertible preferred stock. If any interest is owed to an investor by us upon exchange of the notes for Series A convertible preferred stock, we will pay these amounts in cash. If, however, an investor does not hold any notes on such date, the investor may acquire the Series A convertible preferred stock by wire transfer of funds to us.

Representations and Warranties

Under the terms of the securities purchase agreement, we made representations and warranties to the investors with regard to the following:

•	organization, good standing and capitalization;

•	subsidiaries;

•	authorization, execution and enforceability of the securities purchase agreement and the related transactions;

•	authorization of the issuance of the securities under the terms of the securities purchase agreement will be free from encumbrances and entitled to the rights and preferences established in the Certificate of Designations;

•	lack of a conflict caused by the execution, delivery and performance of the securities purchase agreement;

•	acknowledgement that the investors are acting in the capacity of an arms’s length purchaser under the securities purchase agreement;

•	no general solicitation or general advertising;

•	no integrated offering;

•	acknowledgement of the dilutive effect of the securities to be issued in connection with the private placement;

•	acknowledgement that we have taken all necessary action to render inapplicable any control share acquisition or other anti-takeover provisions;

•	financial statements;

•	the filing of all applicable reports, schedules, statements and other documents with the SEC;

•	absence of certain changes since our most recently filed audited financial statements contained in an Annual Report on Form 10-K;

•	no undisclosed events, liabilities, developments or circumstances;

•	conduct of the business and regulatory permits;

•	compliance with the Foreign Corrupt Practices Act;

•	compliance with the Sarbanes-Oxley Act of 2002;

•	transactions with affiliates;

•	capitalization;

•	indebtedness;

•	absence of litigation;

•	insurance;

•	employee relations;

•	title;

•	intellectual property rights;

•	environmental laws;

•	subsidiary rights to receive dividends and distributions;

•	taxes;

•	internal accounting and disclosure controls;

•	off balance sheet arrangements;

•	acknowledgement regarding the investors’ trading activity;

•	registration eligibility of the securities under the securities purchase agreement;

•	absence of manipulation of the price of the securities under the securities purchase agreement;

•	disclosure;

•	ERISA; and

•	shareholder approval of the private placement and issuance of the to be created and issued Series A convertible preferred stock.

The securities purchase agreement also contained representations and warranties provided by the investors to us to the following:

•	organization, good standing and capitalization;

•	authorization, execution and enforceability of the securities purchase agreement and the related transactions;

•	no public sale or distribution;

•	accredited investor status;

•	reliance of exemptions by us in connection with the private placement;

•	information provided to us;

•	no governmental review;

•	transfer or resale of the securities issued under the securities purchase agreement;

•	legends contained the securities issued under the securities purchase agreement;

•	validity and enforcement of the securities purchase agreement and the related documents;

•	lack of a conflict caused by the execution, delivery and performance of the securities purchase agreement; and

•	residency.

Covenants

The securities purchase agreement provides for the following covenants, among others:

•	best efforts of each party to complete the private placement;

•	compliance with the federal securities laws Form D and “blue sky” law requirements;

•	maintenance of our reporting status under the federal securities laws;

•	use of proceeds;

•	financial information;

•	listing of specified securities under the registration rights agreement described below;

•	fees;

•	pledge of securities issued under the securities purchase agreement;

•	disclosure of the securities purchase agreement and the related private placement;

•	absence of the filing of additional registration statements;

•	corporate existence;

•	reservation of shares required in connection with the notes, the common stock warrants and the Series A convertible preferred stock;

•	conduct of our business;

•	shareholder approval of the private placement and issuance of the to be created and issued Series A convertible preferred stock;

•	compliance with the Nasdaq Marketplace Rules and Nasdaq regulations; and

•	non-solicitation of competing transactions.

Issuance of Notes, Warrants or Additional Shares of Series A Convertible Preferred Stock.

As long as any investor beneficially owns any notes (i.e., prior to the exchange of the notes for the Series A convertible preferred stock), we cannot, without the prior written consent of investors holding a majority in principal amount outstanding of the notes, issue any of our common stock, options, other convertible securities or other equity or equity-linked securities (other than the common stock warrants and the Series A convertible preferred stock to the investors). Also, so long as any investor beneficially owns any notes, the Series A convertible preferred stock, shares of our common stock issued upon conversion of Series A convertible preferred stock, shares of our common stock issued as payment of dividends on the Series A convertible preferred stock, the common stock warrants and shares of our common stock issued upon exercise of the common stock warrants, we cannot, without the prior written consent of investors holding a majority of the shares of the Series A convertible preferred stock, issue any shares of Series A convertible preferred stock (other than to the investors as set forth under the securities purchase agreement) and we cannot issue any other securities that would cause a breach or default under the Certificate of Designations or the common stock warrants. Lastly, for so long as any shares of the Series A convertible preferred stock or the common stock warrants remain outstanding, we cannot, without the prior written consent of investors holding a majority of the shares of the Series A convertible preferred stock, issue or sell any rights, common stock warrants or options to subscribe for or purchase our common stock or directly or indirectly convertible into or exchangeable or exercisable for our common stock at a conversion, exchange or exercise price which varies or may vary after issuance with the market price of the our common stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable conversion price of the Series A convertible preferred stock with respect to the common stock into which any shares of the Series A convertible preferred stock are convertible or the then applicable exercise price of the common stock warrants with respect to the common stock into which any common stock warrant is exercisable.

These restrictions do not apply to grants of awards under our equity compensation plans to our employees or issuances of our common stock upon exercise of these awards by our employees.

Right of First Offer

Until the eighteen (18) month anniversary of the issuance of the to be created and issued Series A convertible preferred stock, each holder of Series A convertible preferred stock shall be given at least seven (7) business days prior written notice of any proposed sale of common stock by us or other securities convertible or exchangeable into our common stock. We may not include any terms or provisions in the subsequent placement requiring holders of Series A convertible preferred stock to agree to any restrictions in trading as to any of our securities owned by the holder prior to the subsequent placement. Additionally, we must provide registration rights as to the securities issuable in the subsequent placement that are similar in all material respects to the registration rights contained in the Securities Purchase Agreement for the Series A convertible preferred stock. If a holder of Series A convertible preferred stock exercises his right of first offer, the holder shall have the right, during the seven (7) business days following receipt of the notice, to purchase a proportionate amount of all of the offered shares of common stock or other securities in accordance with the terms and conditions described in the notice of sale. In the event the terms and conditions are modified during the notice period, each holder shall be given prompt notice of the modification and shall have the right, during the seven (7) business days following the notice of modification, to exercise his right. In the event that none of the holders chose to exercise their rights or failed to make any election after the initial seven (7) business day period following receipt of the notice, we shall, within forty-five (45) days from the applicable date, publicly announce either the entering into of definitive agreements (and attach the agreements along with the public filing) with respect to the proposed sale of our common stock (or equivalents or securities convertible into our common stock) by us or the termination of the transaction, and the holder shall have no right to participate in the transaction.

Non-Solicitation of Competing Transactions

Until the private placement is completed, we agreed not to, directly or indirectly, (i) initiate, encourage or solicit offers, inquiries or proposals for, or entertain any offer, inquiry or proposal to enter into any proposal from any person relating to any business combination transaction, sale or equity investment involving us, (ii) provide information to any other person regarding us (except in the ordinary course of business) or (iii) conduct any discussions or negotiations, or enter into any agreement, arrangement or understanding, regarding any business combination transaction, sale or equity investment involving us.

Description of the Promissory Notes

General

In connection with the private placement transaction and pursuant to the terms of the securities purchase agreement, we sold to the private placement investors an aggregate principal amount of $45,000,000 of promissory notes.

Terms

The promissory notes issued in connection with the private placement accrue interest on the principal amount remaining unpaid on the notes at a fixed rate equal to 8% per annum with principal and accrued but unpaid interest due and payable on the maturity date, which is the earlier of the fifth day after the issuance of the to be created and issued Series A convertible preferred stock and January 1, 2007. In addition, the amendments provide that, in any change of control situation, the surviving corporation must assume the obligations under the notes and must be a publicly-traded company and the private placement investors have the right to require us to repay any outstanding principal under the notes in an amount equal to the greater of (i) the product of (A) the sum of the original principal amount plus any accrued but unpaid interest on such principal and (B) the quotient of (1) the closing sale price of our common stock on the trading day immediately following the public announcement of the proposed change of control divided by (2) $9.54 and (ii) 115% of the sum of the outstanding principal plus any accrued but unpaid interest. If we fail to pay any amount of principal of the notes when due, the unpaid principal amount will bear interest at a fixed rate of 18% per annum from the day when due until the amount is paid in full. All interest is computed on the basis of a year of 360 days for the actual number of days elapsed. The notes are not secured by any of our assets.

Upon the occurrence of any of the following, an investor may declare the outstanding principal amount of a note and all other amounts due under the note immediately due and payable:

•	our suspension from trading or failure of our common stock to be listed on a national securities exchange or stock market for a period of five (5) consecutive business days or for more than an aggregate of ten (10) days in any 365-day period;

•	(i) our failure to pay to an investor any amount of principal when due under the note or (ii) our failure to pay to an investor any other amounts when due under the securities purchase agreement or any of its related documents to which the investor is a party, if such failure continues for a period of at least five (5) Business Days;

•	(i) any payment default or other default occurs under any other of our indebtedness or the indebtedness of any of our subsidiaries that results in a redemption of or acceleration prior to maturity of $250,000 or more of the indebtedness in the aggregate, (2) any material default occurs under any our indebtedness or any of our subsidiaries having an aggregate outstanding balance in excess of $250,000 and such default continues uncured for more than ten (10) business days or (iii) any “event of default” occurs under any Indebtedness;

•	we or any of our subsidiaries, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against us in an involuntary case, (iii) consent to the appointment of a receiver, trustee, assignee, liquidator or similar official, (iv) make a general assignment for the benefit of our creditors or (v) admit in writing that we are generally unable to pay our debts as they become due;

•	a court of competent jurisdiction enters an order or decree under any federal bankruptcy law that (i) is for relief against us or any of our subsidiaries in an involuntary case, (ii) appoints a custodian of us or any of our subsidiaries or (iii) orders the liquidation of us or any of our subsidiaries;

•

a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against us or any of our subsidiaries and the judgments are not, within sixty (60) days after entry, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay except that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as we provide the investor a written statement from such insurer or indemnity provider to the effect that such judgment is covered by insurance or an indemnity and we will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

•	we breach in any material respect any representation, warranty, covenant or other term or condition of the securities purchase agreement or any document related thereto, after giving effect to any relevant grace or cure period, but in no event more ten (10) consecutive business days;

•	any event of default occurs with respect to any other notes held by a private placement investor; or

•	any provision of a note is, at any time and for any reason, declared to be null and void by a court of competent jurisdiction, or the validity or enforceability of the note is contested by us, or a proceeding shall be commenced by us seeking to establish the invalidity or unenforceability of the note, or we deny that we have any liability or obligation under the note.

We are not permitted to prepay the notes, in whole or in part, prior to the maturity date without the written consent of the holders of the notes.

The terms of the notes restrict our ability to incur any indebtedness except for the following permitted indebtedness:

(a)	indebtedness evidenced by the notes;

(b)	the CapitalSource Revolving Facility;

(c)	indebtedness under a line of credit we maintain with Wachovia Bank, N.A.;

(d)	indebtedness incurred by us that is made expressly subordinate in right of payment to the indebtedness evidenced by the notes, subject to certain conditions;

(e)	indebtedness secured by permitted liens (as discussed below);

(f)	indebtedness to trade creditors incurred in the ordinary course of business;

(g)	extensions, refinancings and renewals of any items of permitted indebtedness;

and

(h)	surety bonds arising in the ordinary course of business.

The terms of the notes also restrict our ability to incur any liens on our assets except for the following permitted liens:

(a)	liens for taxes being contested in good faith;

(b)	statutory liens;

(c)	materialmen’s liens, mechanic’s liens and other similar liens, arising in the ordinary course of business;

(d)	liens securing the permitted indebtedness described above;

(e)	liens securing the notes;

(f)	purchase money liens with respect to equipment;

(g)	leases or subleases and licenses and sublicenses granted to others in the ordinary course of business;

(h)	liens to secure payments of custom duties in connection with the importation of goods;

(i)	deposits and pledges of cash securing obligations on surety bonds; and

(j)	liens arising from judgments, decrees or attachments in circumstances not constituting an event of default under the notes.

The terms of the notes also restrict our ability to make payments on existing indebtedness except to the extent set forth in a schedule attached to the notes.

Terms of the Series A Convertible Preferred Stock

Upon effectiveness of shareholder approval of the amendment to our Articles of Incorporation and the private placement, or shortly thereafter, we will file the Articles of Amendment to our Articles of Incorporation with the Secretary of the State of Florida to amend our Articles of Incorporation to authorize 10 million shares of preferred stock. In connection with the amendment, we also will file with the Secretary of the State of Florida the Certificate of Designations, which sets forth the rights and preferences of the Series A convertible preferred stock. The following summarizes the Certificate of Designations. The complete text of the voting agreement is included as Annex C to this information statement. We urge you to carefully read the Certificate of Designations in its entirety.

Ranking

The Series A Convertible Preferred Stock, par value $.10 per share, ranks senior to our common stock in all respects, including, without limitation, as to our distributions of assets upon liquidation, dissolution or winding up (whether voluntary or involuntary), and has the voting rights described under “Voting Rights” below.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, winding-up, consolidation, merger, sale of substantially all of our assets or similar event, the holders of Series A convertible preferred stock shall have the right to receive, in preference to the all other classes of capital stock, an amount per share equal to the sum of (i) the original purchase price of each share of Series A convertible preferred stock plus (ii) any accrued but unpaid dividends on such shares. After the payment of any and all liquidation preferences on the Series A convertible preferred stock, all of our remaining assets and funds shall be distributed to the holders of our common stock, pro-rata. If upon a liquidation, dissolution or winding up, our assets or surplus funds to be distributed to the holders of shares of Series A convertible preferred stock and any of our other then-outstanding shares of capital stock ranking on a parity with respect to payment on liquidation with the Series A convertible preferred stock will be insufficient to permit payment to the holders of the amount discussed above and all other preferential amounts payable with respect to the Series A convertible preferred stock, then the assets available for payment or distribution to the holders will be allocated among the holders of the Series A convertible preferred stock and any of our other then-outstanding shares of capital stock ranking on a parity with the Series A convertible preferred stock, pro rata.

Dividends

Holders of Series A convertible preferred stock have the right to receive, in preference to all other classes of stock, cumulative dividends at a rate of 8.0% per year, calculated on an amount equal to the original purchase price of each share of Series A convertible preferred stock (subject to adjustment for stock splits, stock dividends and similar events). Dividends are payable in arrears for each calendar quarter on the first day of the succeeding calendar quarter during the period beginning on the date of issuance of the Series A convertible preferred stock and continuing until the sixth anniversary of the initial issuance date with the first payment of dividends beginning on the first business day of the first full quarter to occur after the date the Series A convertible preferred stock is issued. Dividends payable on the Series A convertible preferred stock for any period less than a full year will be computed on the basis of the actual number of days elapsed and a 360-day year. Dividends are payable in cash or shares of our common stock that have been registered for resale, at our option, provided that shares of common stock shall be issued at a price equal to ninety percent (90%) of the weighted average of the closing bid prices for the 20 trading days prior to due date of the dividend, or the average price. In addition, holders of Series A convertible preferred stock have the right to receive dividends declared and paid on common stock, on a pro-rata, as-converted basis.

The dividend rate described above will be adjusted depending on the status of our materials and construction divisions. Until the materials and construction divisions are sold, the dividend rate will be 9.0% per year for the period ending June 30, 2006, 10.0% per year for the period ending December 31, 2006 and 11.0% per year for the period ending June 30, 2007 and all periods following. However, for each $1 million we realize in cash proceeds from sales of all or a portion of our materials and construction divisions, the dividend rate in effect at the time of the sale will be decreased by 20 basis points to a minimum dividend rate of 8.0% per year. Also, the dividend rate will be reset to the minimum 8.0% rate if we are able to realize on our materials and construction divisions EBITDA for the trailing twelve months of $5.5 million during the 2006 calendar year or $7.0 million during the 2007 calendar year.

Conversion; Anti-Dilution

Each share of Series A convertible preferred stock, plus the amount of any accrued but unpaid dividends per share then outstanding, is convertible at the option of the holder, at any time, into shares of our common stock. The conversion price shall be equal to $9.54. As of the date of this information statement, the 45,000 shares of the Series A convertible preferred stock we anticipate issuing in the private placement would convert into an aggregate of 4,716,981 shares of our common stock. The conversion price is subject to adjustment as a result of the sale of equity securities by the Company at a price below the conversion price of the warrants, on a “weighted average” basis, or in the event of stock dividends, stock splits, subdivisions, combinations and capital reorganizations, mergers and similar events.

Mandatory Redemption

On the fourth, fifth and sixth anniversary of the completion of the private placement, we are required to redeem, in equal installments, shares of Series A convertible preferred stock purchased in the private placement, in cash, in an amount equal to the sum of (i) the original purchase price plus (ii) any additional amount to be paid on such shares and all accrued but unpaid dividends. If any shares of Series A convertible preferred stock remain outstanding on the sixth anniversary of the completion of the private placement, we are required to redeem those shares in cash. Should we fail to redeem those shares at that time, the applicable cash price per unredeemed share of Series A convertible preferred stock will bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full plus the investor will have the option to require us to convert any of those unredeemed shares into shares of our common stock substituting market prices for the conversion price, which market prices may be lower than the conversion price resulting in a larger number of shares of our common stock being issued.

Redemption upon a Change of Control

In the event of a change of control of Devcon, and as long as 25% of the Series A convertible preferred stock remains outstanding, holders of Series A convertible preferred stock shall have the right to require us to repurchase any outstanding shares in an amount equal to the greater of (i) the product of (A) the sum of the original purchase price plus any additional amount to be paid on such shares and all accrued but unpaid dividends and (B) the quotient of (1) the closing sale price of our common stock on the trading day immediately following the public announcement of the proposed change of control divided by (2) the conversion price and (ii) 115% of the sum of the original purchase price plus any additional amount to be paid on such shares and all accrued but unpaid dividends.

Put Right

On May 10, 2009, the holders of Series A convertible preferred stock shall have the right to require us to redeem all or a portion of the issued and outstanding shares of Series A convertible preferred stock for cash, in an amount equal to the sum of (i) the original purchase price plus (ii) all accrued but unpaid dividends.

Call Right

In the event a change of control of Devcon occurs at any time after May 11, 2009 and the aggregate consideration to be paid to our shareholders consists solely of cash, we shall have the right to purchase from the holders of Series A convertible preferred stock all (but not less than all) issued and outstanding shares of Series A convertible preferred stock for cash, in an amount equal to the greater of the (i) the product of (A) the sum of the original purchase price plus any additional amount to be paid on such shares and all accrued but unpaid dividends and (B) the quotient of (1) the closing sale price of our common stock on the trading day immediately following the public announcement of the proposed change of control divided by (2) the conversion price and (ii) 115% of the sum of the original purchase price plus any additional amount to be paid on such shares and all accrued but unpaid dividends. Upon receipt of written notice stating that we exercise our call right, holders of Series A convertible preferred stock shall have the right to convert their shares into shares of our common stock.

Mandatory Conversion

At any time on or after the second anniversary of the completion of the private placement, we shall have the right to convert all issued and outstanding shares of Series A convertible preferred stock into shares of our common stock if the average price for any consecutive 60-day period exceeds 175% of the initial current conversion price.

Voting Rights

Each outstanding share of Series A convertible preferred stock will entitle its holder to the number of votes equal to the number of shares of common stock issuable upon conversion of that share of Series A convertible preferred stock. Except as otherwise required by applicable law, the holders of Series A convertible preferred stock shall be entitled to vote on all matters on which the holders of common stock shall be entitled to vote, on an as converted basis, voting together with the holders of common stock as a single class. However, we will not give effect to any voting rights of the shares of Series A convertible preferred stock, and any holder will not have the right to exercise voting rights with respect to its shares, to the extent that giving effect to the voting rights would cause the holder (together with its affiliates) to be deemed to beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise of the voting rights.

Limitation on Indebtedness

As long as any shares of Series A convertible preferred stock remain outstanding, we cannot allow the following indebtedness ratio to exceed the maximum leverage amount. The indebtedness ratio is calculated by taking the ratio of:

Net Senior Debt plus the liquidation preference of Series A convertible preferred stock

Annualized EBITDA

The maximum leverage ratio for each period is as follows:

Period	Ratio
Up to 6/30/07	6.50x
7/31/07 to 9/30/07	6.25x
10/1/07 to 12/31/07	6.00x
1/1/08 to 3/31/08	6.00x
4/1/08 to 6/30/08	5.50x
7/1/08 to 9/30/08	5.50x
12/31/08 and thereafter	5.00x

The indebtedness ratio shall be tested quarterly commencing with the first fiscal quarter following the date of the closing of the private placement.

Limitation on Insider Share Sales

Any shares of our common stock, or warrants to purchase our common stock, owned or controlled by senior members of our management or Royal Palm Capital Partners, Ltd. may not be sold or exercised without the consent of holders of at least 50% of the Series A convertible preferred stock unless the average price of our common stock, for any consecutive 60-day trading period, exceeds 175% of the then current conversion price. However, the limitation on insider share sales shall not apply if our market capitalization exceeds $200 million or if the average daily trading volume of our common stock exceeds 50,000 shares at the time of the sale. The limitation also does not apply to an insider share pledge in connection with a bona fide margin account or other loan or financing arrangement secured by the securities.

Savings Clause

We cannot effect any conversion of the Series A convertible preferred stock, and the holder of the Series A convertible preferred stock does not have the right to convert its shares of Series A convertible preferred stock, to the extent that after giving effect to the conversion, the holder (together with any affiliates of the holder) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the conversion, or the maximum permissible percentage. For purposes of the foregoing sentence, the number of shares of our common stock beneficially owned by the holder and its affiliates shall include the number of shares of our common stock issuable upon conversion of the Series A convertible preferred stock with respect to which the determination of the sentence is being made, but shall exclude the number of shares of our common stock which would be issuable upon (i) conversion of the remaining, non-converted shares of Series A convertible preferred stock beneficially owned by the holder or any of its affiliates and (ii) exercise or conversion of the unexercised or non-converted portion of any of our other securities subject to a limitation on conversion or exercise analogous to this limitation that are beneficially owned by the holder or any of its affiliates. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The holder may, upon delivery of written notice to us, increase or decrease the maximum permissible percentage to any percentage specified in the notice, except that any increase will not be effective until the sixty-first (61st) day after delivery of the notice.

Event of Default

Upon the occurrence of one of the events of default described below, holders of Series A convertible preferred stock may, by election of holders of at least 50% of the shares then outstanding, require us to redeem all, or a portion of, the outstanding principal amount of the Series A convertible preferred stock and all accrued but unpaid dividends.

Each of the following events shall constitute an “event of default”:

•	our leverage ratio exceeds the leverage ratios set forth above under “Limitation on Indebtedness”;

•	the registration statement we are required to file in connection with the private placement and pursuant to the terms of the registration statement is not declared effective by the SEC within the appropriate timeframe;

•	the effectiveness of the required registration statement lapses for any reason or is unavailable to a holder of Series A convertible preferred stock for sale of all of the registrable securities owned by it and the lapse or unavailability continues for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period;

•	the suspension from trading or failure of our common stock to be listed on the Nasdaq Stock Market or a national securities exchange for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period;

•	our failure to convert the Series A convertible preferred stock into cash or shares of our common stock, as applicable, upon exercise of a holder’s conversion right and which failure continues for 10 days;

•	our failure to pay to the holder any amount of principal, dividends or other amounts when and as due in accordance with the rights of the Series A convertible preferred stock (including, without limitation, our failure to pay any redemption payments or amounts hereunder);

•	a court of competent jurisdiction enters an order or decree under any bankruptcy law against us or any of our material subsidiaries;

•	any event of default occurs with respect to any of our indebtedness, including borrowings under the CapitalSource Revolving Facility and any applicable grace periods in this indebtedness with respect to the event of default have expired; provided with respect to any event of default under the CapitalSource Revolving Facility that is not a payment default, only after acceleration of the CapitalSource loan; and

•	we breach any representation, warranty, covenant or other term or condition of any document concerning the private placement and the breach is not cured during the applicable timeframe and constitutes, individually or in the aggregate, a material adverse effect on us.

Terms of the Warrants to Purchase Common Stock

The following summarizes the terms of the warrants issued to certain accredited investors. The complete text of the form of warrant is included as Annex B to this information statement. We urge you to carefully read the form of warrant in its entirety.

Exercise

The common stock warrants issued in connection with the private placement entitle the holders to purchase up to 1,650,943 shares of our common stock, which is 35% of the number of shares of our common stock initially issuable upon conversion of the Series A convertible preferred stock. The initial exercise price of each warrant shall be equal to $11.925, which is 125% of the average price of our common stock for the 20 trading days immediately prior to the signing of a Securities Purchase Agreement for the Series A convertible preferred stock, subject to adjustment upon certain events. If, however, a registration statement covering the shares issuable upon exercise of the warrants is not available for the resale of those warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making a cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate cash exercise price, elect instead to receive upon exercise a “net number” of shares of our common stock determined according to a formula.

No holder of a common stock warrant has the right to exercise its common stock warrant, to the extent that after exercising the common stock warrant, the holder (together with any affiliates of the holder) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after exercise. In addition, exercise of the common stock warrants is subject to a limitation contained in the warrant to prevent us from breaching our obligations under the Nasdaq Marketplace Rules.

Anti-Dilution

The exercise price under the common stock warrants is also subject to adjustment as a result of the sale of equity securities by the Company at a price below the exercise price of the warrants, on a “weighted average” basis, or in the event of stock dividends, stock splits, subdivisions, combinations and capital reorganizations, mergers and similar events.

Term

The warrants issued in connection with the private placement are exercisable, in whole or in part, at any time on or before the third anniversary of the date of issuance.

Description of Registration Rights Agreement

The following summarizes the terms of the registration rights agreement entered into between us and certain accredited investors. The complete text of the registration rights agreement is included as Annex I to this information statement. We urge you to carefully read the form of registration rights agreement in its entirety.

Under the terms of a registration rights agreement, we have agreed to file a registration statement to cover resales of (i) 120% of the shares of common stock issuable upon conversion of the Series A convertible preferred stock, (ii) 120% of the shares of common stock issuable upon exercise of the common stock warrants and (iii) 120% of the maximum amount of shares of common stock issuable as payment of dividends on the Series A convertible preferred stock (such amount assuming that all of the shares of Series A convertible preferred stock remain outstanding until the 6-year anniversary of the date of issuance of the Series A convertible preferred stock) in connection with the private placement within five (5) days of the completion of the issuance of the Series A convertible preferred stock, but in no event later than October 25, 2006, and to use our best efforts to cause the Securities and Exchange Commission to declare this registration statement effective within 45 days thereafter if the registration statement does not receive review by the SEC and within 90 days after the closing if the registration statement does receive review by the SEC. If we do not file the registration statement or fail to have it declared effective by the Securities and Exchange Commission within the time frames described above, we will be obligated to pay purchasers of the securities liquidated damages in an amount (prorated) equal to 1.0% of the purchase price paid by the purchaser for each month by which we are late. Additionally, if we fail to make liquidated damages payments in a timely manner, those payments will bear interest at the rate of one and one-half percent (1.5%) per month until paid in full. The Securities and Exchange Commission will not declare the registration statement effective until we have filed under cover of a Current Report on Form 8-K pro forma financial information related to the acquisition of Guardian as required by the rules and regulations of the Securities and Exchange Commission.

Effect of the Private Placement

After the completion of the private placement, approximately (i) 45,000 shares of our Series A convertible preferred stock (which are convertible into approximately 4,716,981 shares of our common stock), (ii) 6,003,404 shares of our common stock and (iii) warrants and options to purchase 4,800,840 shares of our common stock would be outstanding, based upon our issued and outstanding shares as of the record date. Based on that number and the number of shares of our common stock outstanding on the record date and assuming all shares and warrants offered in the private placement are issued and sold, on a fully converted and exercised basis, we will have 12,371,328 shares of our common stock issued and outstanding, approximately a 106.1% increase, as compared with 6,003,404 shares of our common stock issued and outstanding as of January 30, 2006. As a result, holders of our common stock as of the record date will be significantly diluted.

Advantages and Disadvantages of the Private Placement

The principal advantages that the board of directors believed would result from the private placement included:

•	we were assured of having sufficient funds to complete the Guardian acquisition in a timely manner, thus allowing us to avoid forfeiture of our $3 million deposit;

•

the issuance of shares through the private placement, upon conversion of the to be created and issued Series A convertible preferred stock, exercise of the common stock warrants or dividends paid in the form of common stock on shares of Series A convertible preferred stock will, upon issuance, conversion or exercise, increase the liquidity of the trading market for our common stock by adding to the “float,” that is, the number of shares and aggregate value of stock held by non-insiders; and

•	our increased market capitalization upon conversion of the Series A convertible preferred stock, exercise of the common stock warrants or dividends paid in the form of common stock on shares of Series A convertible preferred stock could make coverage of the common stock by analysts more likely, and such coverage generally adds to liquidity by increasing investor awareness of us and our prospects.

The board of directors also considered the disadvantages of the private placement, including:

•	the potential reduction in our earnings per share due to the dilution of the percentage ownership of the existing holders of the shares of our common stock resulting from the issuance of the shares and the common stock warrants under the private placement (on a fully converted and exercised basis), the conversion of the Series A convertible preferred stock, the exercise of the common stock warrants and dividends paid in the form of common stock on shares of Series A convertible preferred stock;

•	the possible decline in the market price of the shares of our common stock caused by the sale by shareholders of their shares, as a result of the perceived risk of dilution of the earnings per share and voting rights of our shareholders;

•	the possible engagement in short sales by third parties, as a result of the possible perceived risk of dilution and decline in the market price of the shares of our common stock; and

•	the risk that the benefits sought to be achieved with the acquisition, including the successful expansion of our electronic security services division, will not be achieved.

Use of Proceeds

The net proceeds we received from the sale and issuance of the notes and the commons stock warrants was approximately $41.1 million after deducting all expenses payable by us in connection with the sale, including placement agent fees. Our expenses in connection with the sale and issuance of the notes and the common stock warrants, excluding placement agent fees, equaled approximately $500,000. Most of the proceeds from the sale were used to complete the Guardian acquisition and pay the CapitalSource Bridge Loan. Any remaining proceeds, to the extent available, will be used for general corporate purposes, including working capital. We do not expect to receive any proceeds from the private placement of the Series A convertible preferred stock as such shares will be exchanged for the outstanding notes.

Nasdaq National Market Listing

Shareholder approval of the private placement and the subsequent issuance of shares of common stock issuable upon conversion of the Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock was required to comply with the Nasdaq 20% Limitation. See “Background to The Private Placement.” More specifically, the Marketplace Rules of Nasdaq require that a company whose stock is listed on Nasdaq obtain shareholder approval for the issuance or potential issuance of securities (or securities convertible into, as in the case of the Series A convertible preferred stock, or exercisable for, as in the case of the common stock warrants, common stock) where the issuance (i) would potentially result in a change of control or (ii) in certain circumstances, including in connection with the acquisition of the stock or assets of another company or issuance at a price less than the greater of book or market value, would consist of or be convertible or exercisable into a number of shares of common stock equal to 20% or more of a company’s common stock outstanding before the issuance or 20% or more of the voting power outstanding before the issuance. Since our common stock is listed on Nasdaq and because upon conversion of the Series A convertible preferred stock, exercise of the common stock warrants and distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock, including as adjusted under the anti-dilution provisions set forth in the terms of the Series A convertible preferred stock and the common stock warrants, we could potentially issue an amount of shares greater than 20% of our outstanding shares of common stock, we must comply with the Nasdaq 20% limitation and obtain shareholder approval for the private placement and the subsequent issuance of shares of common stock issuable upon conversion of the Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock.

Description of the Private Placement Voting Agreement

The following summarizes the terms of the voting agreement, entered into on February 10, 2006, among specified shareholders of Devcon. The complete text of the voting agreement is included as Annex G to this information statement. We urge you to carefully read the voting agreement in its entirety.

Under the terms of the voting agreement specified shareholders of Devcon have agreed to vote all of their respective shares of our common stock and any other securities beneficially owned by them at any meeting of our shareholders and in any action by written consent of our shareholders (i) in favor of the approval of the private placement, the issuance of the Series A convertible preferred stock and common stock warrants and the subsequent issuance of the common stock issuable upon conversion of the Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock and (ii) against any proposal or any other corporate action or agreement that would result in a breach of any covenant, representation, or warranty or any other obligation or agreement of ours under the securities purchase agreement or that could result in any of the conditions to our obligations under the securities purchase agreement not being fulfilled. The shareholders, who together have power to vote greater than 50.0% of our outstanding voting common stock, include, Coconut Palm Capital Investors I, Ltd., Smithcon Family Investments, Ltd., Smithcon Family Investments, Inc., George M. Hare, Ronald G. Lakey, Richard C. Rochon, Stephen J. Ruzika and Donald L. Smith, Jr. Each of the shareholders has also separately represented and warranted as to its or his authority relative to his or its respective voting agreement, the absence of conflicts between his or its respective voting agreement and, if applicable, its organizational documents and material agreements or any laws, and as to his or its title to the securities being voted. Each of these shareholders, except Donald L. Smith, Jr. and his affiliates, has also covenanted that he or it will not sell or encumber the securities held by such shareholder without our consent. We have consented to certain pre-existing encumbrances that exist with respect to shares beneficially owned by Coconut Palm Capital Investors I, Ltd. The voting agreement terminates upon the earliest to occur of (i) the effectiveness of shareholder approval of the private placement, the issuance of the Series A convertible preferred stock and common stock warrants and the subsequent issuance of the common stock issuable upon conversion of the Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock or (ii) the mutual consent of each shareholder that is a party to the voting agreement and the private placement investors.

The affirmative vote of a majority of the shares represented and voting at a meeting of our shareholders or executing a written consent is required to approve the private placement, the issuance of the Series A convertible preferred stock and common stock warrants and the subsequent issuance of the common stock issuable upon conversion of the Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock.

Dissenters’ Rights of Appraisal

Under Section 607.1302(2)(a) of the Florida Business Corporation Act, holders of our common stock are not entitled to dissenters’ rights of appraisal with respect to the actions presented in this information statement or otherwise with respect to the private placement nor will such rights be voluntarily accorded to shareholders by

us. Shareholders are not entitled to dissenters’ rights upon the completion of the private placement because our shares of common stock are listed on Nasdaq. Consequently, if the private placement is approved by the requisite number of shares, that approval will bind all shareholders.

Approval by Shareholders

We anticipate shareholder approval of the private placement will be effective twenty (20) days after the date this information statement is initially transmitted to our shareholders, which transmittal date is                     , 2006, or shortly thereafter.

The Private Placement Has Not Been Approved Or Disapproved By The Securities And Exchange Commission, Nor Has The Securities And Exchange Commission Passed Upon The Fairness Or Merits Of The Private Placement Or The Accuracy Or Adequacy Of The Information Contained In This Information Statement. Any Representation To The Contrary Is Unlawful.

Please Note That This Is Neither A Request For Your Vote Nor A Proxy Statement But Rather An Information Statement Designed To Provide You With Information About The Private Placement.

Materials Incorporated by Reference and Available Information

The following documents, which are on file with the Securities and Exchange Commission, are incorporated in this information statement by reference and made a part hereof:

(a)	Our Current Report on Form 8-K filed on March 1, 2005 (including Amendment No. 1 filed on May 16, 2005);

(b)	Our Current Report on Form 8-K filed on October 3, 2005 (including Amendment No. 1 filed on October 6, 2005);

(c)	Our Current Report on Form 8-K filed on November 16, 2005 (including Amendment No. 1 filed on January 26, 2005);

(d)	Our Current Report on Form 8-K filed on March 8, 2006 (including Amendment No. 1 filed on May 22, 2006);

(e)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(f)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

(g)	Our Current Report on Form 8-K filed on June 28, 2006 (including Amendment No. 1 filed on July 12, 2006); and

(h)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

Upon request, we will provide without charge to each person to whom a copy of this information statement is delivered a copy of any exhibits to the reports described in Items (a) and (h) above. Requests for such documents should be addressed to our Corporate Secretary at Devcon International Corp., 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this information statement and prior to the special meeting shall also be deemed to be incorporated by reference in this information statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this information statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this information statement.

By Order of the Board of Directors,

Stephen J. Ruzika
Chief Executive Officer and President

Boca Raton, Florida

                    , 2006

Exhibit A

ANNEX A

FORM OF ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION

FORM OF ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

DEVCON INTERNATIONAL CORP.

Devcon International Corp., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the “Company”), does hereby certify:

FIRST: The name of the Company is “Devcon International Corp.”

SECOND: In accordance with the provisions of Sections 607.1003 and 607.1006 of the Business Corporation Act of the State of Florida, the Articles of Amendment to Articles of Incorporation of the Company were adopted and declared advisable by all of the directors of the Board of Directors of the Company at a meeting held on January 30, 2006. The amendment was then approved by a majority of the shareholders of the Company pursuant to an action by written consent of shareholders entitled to vote on such matter, on February 10, 2006, in the manner prescribed by Section 607.0704 of the Business Corporation Act of the State of Florida and in accordance with the terms and conditions of the Articles of Incorporation of the Company.

THIRD: Article III of the Articles of Incorporation of the Company is hereby deleted in its entirety and replaced by a new Article III to read in its entirety as follows:

“ARTICLE III

The total number of shares of capital stock this corporation shall have authority to issue is Sixty Million (60,000,000) shares, consisting of Fifty Million (50,000,000) shares of our common stock, par value $.10 per share (the “Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, par value $.10 per share (the “Preferred Stock”). All of said stock shall be payable in cash or property (real or personal), labor or services in lieu of cash, at a fair and just valuation to be fixed by the Board of Directors of this corporation. Article III hereof contains a description of the Preferred Stock and a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof.

Common Stock

A. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.

B. Voting Rights. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of this corporation.

C. Dividends. Subject to provisions of law, Article III of these Articles of Incorporation, and all senior rights of holders of Preferred Stock to participate in such dividends, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.

D. Liquidation. Subject to provisions of law and Article III of these Articles of Incorporation, upon any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, after the payment or provisions for payment of all debts and liabilities of this corporation and all preferential amounts to which the holders of the Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of this corporation available for distribution.

Preferred Stock

A. General.

1. Issuance of Preferred Stock in Classes or Series. The Preferred Stock of this corporation may be issued in one or more classes or series at such time or times and for such consideration as the Board of Directors of this corporation may determine. Each class or series shall be so designated as to distinguish the shares thereof from the shares of all other classes and series. Except as to the relative designations, preferences, powers, qualifications, rights and privileges referred to in this Article III, in respect of any or all of which there may be variations between different classes or series of Preferred Stock, all shares of Preferred Stock shall be identical. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes unless otherwise specifically set forth herein.

2. Authority to Establish Variations Between Classes or Series of Preferred Stock. The Board of Directors of this corporation is expressly authorized, subject to the limitations prescribed by law and the provisions of these Articles of Incorporation, to provide, by adopting a resolution or resolutions, for the issuance of the undesignated Preferred Stock in one or more classes or series, each with such designations, preferences, voting powers, qualifications, special or relative rights and privileges as shall be stated in the Articles of Amendment to the Articles of Incorporation, which shall be filed in accordance with the Florida Business Corporation Act, and the resolutions of the Board of Directors creating such class or series. The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c) the right or obligation, if any, of this corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of this corporation;

(e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) the obligation, if any, of this corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g) voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any class or series of Preferred Stock;

(h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of this corporation, acting in accordance with these Articles of Incorporation, may deem advisable and are not inconsistent with law and the provisions of these Articles of Incorporation.”

FOURTH: Except as hereby amended, the Articles of Incorporation of the Company shall remain the same.

FIFTH: The effective date of these Articles of Amendment shall be upon the filing of these Articles of Amendment to Articles of Incorporation.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to Articles of Incorporation to be executed in its name by its Chief Executive Officer and President as of this ___ day of __________, 2006.

DEVCON INTERNATIONAL CORP.

By:
Stephen J. Ruzika
Chief Executive Officer and President

ANNEX B

FORM OF COMMON STOCK WARRANT

[FORM OF WARRANT]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

DEVCON INTERNATIONAL CORP.

Warrant To Purchase Common Stock

Warrant No.: ___________________________________

Number of Shares of Common Stock: _______________

Date of Issuance: February __, 2006 (“Issuance Date”)

Devcon International Corp., a Florida corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [STEELHEAD INVESTMENTS LTD.] [CASTLERIGG MASTER INVESTMENTS LTD.] [CS EQUITY II LLC], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the date hereof, but not after 11:59 p.m., New York Time, on the Expiration Date (as defined below), [1,284,067][256,813][110,063] fully paid nonassessable shares of Common Stock (as defined below) (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 15. This Warrant is one of the Warrants to purchase Common Stock (the “SPA Warrants”) issued pursuant to Section 1 of that certain Securities Purchase Agreement, dated as of February 10, 2006 (the “Subscription Date”), by and among the Company and the investors (the “Buyers”) referred to therein (the “Securities Purchase Agreement”).

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder on any day on or after the date hereof, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds or (B) by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first Business Day following the date on which the Company has received each of the Exercise Notice and the Aggregate Exercise Price (or notice of a Cashless Exercise) (the “Exercise Delivery Documents”), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the second Business Day following the date on which the Company has received all of the Exercise Delivery Documents (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated

Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Notice and Aggregate Exercise Price referred to in clause (ii)(A) above or notification to the Company of a Cashless Exercise referred to in Section 1(d), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than five Business Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. Notwithstanding the foregoing, until such time as the Shareholder Approval (as defined in the Securities Purchase Agreement), the maximum number of Warrant Shares issuable upon exercise of this Warrant shall be [933,395][186,679][80,005] (subject to adjustment for stock splits, stock dividends, reverse stock splits, reclassifications, recapitalizations and similar events after the Subscription Date).

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $11.925, subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder within five (5) Business Days of receipt of the Exercise Delivery Documents, a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant, then, in addition to all other remedies available to the Holder, the Company shall pay in cash to the Holder on each day after such fifth Business Day that the issuance of such shares of Common Stock is not timely effected an amount equal to 1.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis and to which the Holder is entitled and (B) the Closing Sale Price of the shares of Common Stock on the trading day immediately preceding the last possible date which the Company could have issued such shares of Common Stock to the Holder without violating Section 1(a). In addition to the foregoing, if within three (3) trading days after the Company’s receipt of the facsimile copy of a Exercise Notice the Company shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company’s share register or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s exercise hereunder, and if on or after such Trading Day the Holder purchases (in an open market transaction or in another bona fide transaction) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the date of exercise.

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary, if a Registration Statement (as defined in the Registration Rights Agreement) covering the Warrant Shares that are the subject of the Exercise Notice (the “Unavailable Warrant Shares”) is not available for the resale of such Unavailable Warrant Shares, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B= the Closing Sale Price of the shares of Common Stock (as reported by Bloomberg) on the date immediately preceding the date of the Exercise Notice.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

(f) Limitations on Exercises.

(i) Beneficial Ownership. The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own in excess of 9.99%1 of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any

[1]	[4.99% for Castlerigg Master Investments Ltd. and Capital Sources.]

case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the SPA Securities and the SPA Warrants, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of SPA Warrants.

(ii) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon exercise of this Warrant if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon exercise or conversion, as applicable, of the SPA Warrants and SPA Securities or otherwise without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its shareholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no Buyer shall be issued in the aggregate, upon exercise or conversion, as applicable, of any SPA Warrants or SPA Securities, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the total number of shares of Common Stock underlying the SPA Warrants issued to such Buyer pursuant to the Securities Purchase Agreement on the Issuance Date and the denominator of which is the aggregate number of shares of Common Stock underlying the SPA Warrants issued to the Buyers pursuant to the Securities Purchase Agreement on the Issuance Date (with respect to each Buyer, the “Exchange Cap Allocation”). In the event that any Buyer shall sell or otherwise transfer any of such Buyer’s SPA Warrants, the transferee shall be allocated a pro rata portion of such Buyer’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of SPA Warrants shall exercise all of such holder’s SPA Warrants into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of SPA Warrants on a pro rata basis in proportion to the shares of Common Stock underlying the SPA Warrants then held by each such holder. In the event that the Company is prohibited from issuing any Warrant Shares for which an Exercise Notice has been received as a result of the operation of this Section 1(f)(ii), the Company shall pay cash in exchange for cancellation of such Warrant Shares, at a price per Warrant Share equal to the difference between the Closing Sale Price and the Exercise Price as of the date of the attempted exercise.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Adjustment upon Issuance of shares of Common Stock. If and whenever on or after the Subscription Date the Company issues or sells, or in accordance with this Section 2 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding Excluded Securities (as defined in the SPA Securities) for a consideration per share less than a price (the “Applicable Price”) equal to the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the product of (A) the Exercise Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Exercise Price in effect immediately prior to such Dilutive Issuance and the number of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Exercise Price in effect immediately prior to such Dilutive Issuance by (II) the number of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Shares shall be adjusted to the number of shares of Common Stock determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment. For purposes of determining the adjusted Exercise Price under this Section 2(a), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants any Options and the lowest price per share for which one share of shares of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of shares of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(a)(i), the “lowest price per share for which one share of shares of Common Stock is issuable upon exercise of such Options or upon conversion, exercise or exchange of such Convertible Securities” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of shares of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of shares of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of shares of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 2(a)(ii), the “lowest price per share for which one share of shares of Common Stock is issuable upon the conversion, exercise or exchange” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of shares of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(a), no further adjustment of the Exercise Price or number of Warrant Shares shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of

Common Stock increases or decreases at any time, the Exercise Price and the number of Warrant Shares in effect at the time of such increase or decrease shall be adjusted to the Exercise Price and the number of Warrant Shares which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 2(a) shall be made if such adjustment would result in an increase of the Exercise Price then in effect or a decrease in the number of Warrant Shares.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such security on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b) Adjustment upon Subdivision or Combination of shares of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the

Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(c) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:

(a) any Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which (i) the numerator shall be the Closing Bid Price of the shares of Common Stock on the trading day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of shares of Common Stock, and (ii) the denominator shall be the Closing Bid Price of the shares of Common Stock on the trading day immediately preceding such record date; and

(b) the number of Warrant Shares shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding paragraph (a); provided that in the event that the Distribution is of shares of Common Stock (or common stock) (“Other Shares of Common Stock”) of a company whose common shares are traded on a national securities exchange or a national automated quotation system, then the Holder may elect to receive a warrant to purchase Other Shares of Common Stock in lieu of an increase in the number of Warrant Shares, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the number of shares of Other Shares of Common Stock that would have been payable to the Holder pursuant to the Distribution had the Holder exercised this Warrant immediately prior to such record date and with an aggregate exercise price equal to the product of the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding paragraph (a) and the number of Warrant Shares calculated in accordance with the first part of this paragraph (b).

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing (with the purchase of at least a majority of the outstanding shares of the Company’s Common Stock automatically constituting an assumption in writing) all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section (4)(b) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Warrant been exercised immediately prior to such Fundamental Transaction. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.

(c) Notwithstanding the foregoing and the provisions of Section 4(b) above, in the event of a Fundamental Transaction where the Successor Entity is not a Public Successor, if the Holder has not exercised the Warrant in full prior to the consummation of the Fundamental Transaction, then the Holder shall have the right to require such Successor Entity to purchase this Warrant from the Holder by paying to the Holder, simultaneously with the consummation of the Fundamental Transaction and in lieu of the warrant referred to in Section 4(b), cash in an amount equal to the value of the remaining unexercised portion of this Warrant on the date of such consummation, which value shall be determined by use of the Black and Scholes Option Pricing Model reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request and (ii) an expected volatility equal to the greater of 60% and the 100 day volatility obtained from the HVT function on Bloomberg.

5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the SPA Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the SPA Warrants, 120% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the SPA Warrants then outstanding (without regard to any limitations on exercise).

6. WARRANT HOLDER NOT DEEMED A SHAREHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders.

7. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less then the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders; provided that no such action may increase the exercise price of any SPA Warrant or decrease the number of shares or class of stock obtainable upon exercise of any SPA Warrant without the written consent of the Holder. No such amendment shall be effective to the extent that it applies to less than all of the holders of the SPA Warrants then outstanding.

10. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

11. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all the Buyers and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

12. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within five Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

13. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder right to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14. TRANSFER. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may otherwise be required by Section 2(f) of the Securities Purchase Agreement.

15. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Bloomberg” means Bloomberg Financial Markets.

(b) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(d) “Common Stock” means (i) the Company’s shares of Common Stock, par value $.10 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(e) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(a)(i) and 2(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion and exercise, as applicable, of the SPA Securities and the Warrants.

(f) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(g) “Eligible Market” means the Principal Market, the American Stock Exchange, The New York Stock Exchange, Inc., the Nasdaq National Market or The Nasdaq Capital Market.

(h) “Expiration Date” means the date thirty-six (36) months after the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(i) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of either the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock. Notwithstanding anything stated herein to the contrary, a sale of all or any portion of the Company’s Legacy Operations or Legacy Operations Assets (as either term is defined in the Certificate of Designations setting forth the terms of the Company’s Series A Convertible Preferred Stock) shall not constitute a Fundamental Transaction.

(j) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(k) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(l) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(m) “Principal Market” means the Nasdaq National Market.

(n) “Registration Rights Agreement” means that certain registration rights agreement by and among the Company and the Buyers.

(o) “Required Holders” means the holders of the SPA Warrants representing at least a majority of shares of Common Stock underlying the SPA Warrants then outstanding.

(p) “SPA Securities” means the Preferred Shares issued pursuant to the Securities Purchase Agreement.

(q) “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

DEVCON INTERNATIONAL CORP.

By:

Name:

Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

DEVCON INTERNATIONAL CORP.

The undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock (“Warrant Shares”) of Devcon International Corp., a Florida corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________	a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________	a “Cashless Exercise” with respect to _______________ Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

Date:	______________________ __, _______

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [Insert Name of Transfer Agent] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated February __, 2006 from the Company and acknowledged and agreed to by [Insert Name of Transfer Agent].

DEVCON INTERNATIONAL CORP.

By:
Name:
Title:

ANNEX C

FORM OF CERTIFICATE OF DESIGNATIONS

CERTIFICATE OF DESIGNATIONS OF

Devcon International Corp.

Devcon International Corp. (the “Company”), a corporation organized and existing under the Florida Business Corporation Act (the “FBCA”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 607.1006 of the FBCA, the Board of Directors of the Company (a) is authorized to issue preferred stock, par value $0.10 per share, of the Company (“Preferred Stock”) in one or more series and to designate the powers, preferences, relative rights, qualifications, limitations and restrictions relating to the shares of each such series, and (b) has adopted resolutions (i) designating forty-five thousand (45,000) shares of the Company’s previously authorized Preferred Stock as “Series A Convertible Preferred Stock,” par value $0.10 per share (the “Preferred Shares”), and (ii) providing for the designations, powers, preferences and relative, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

RESOLVED, that the Company is authorized to issue up to forty-five thousand (45,000) shares of Series A Convertible Preferred Stock, par value $0.10 per share, which shall have the following designations, powers, preferences, relative rights, qualifications, limitations and restrictions (with certain defined terms set forth in Section 2(a) below):

(1) Dividends. The holders of the Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) payable on the Stated Value (as defined below) of such Preferred Share at the Dividend Rate (as defined below). Dividends on the Preferred Shares shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable in arrears for each Calendar Quarter on the first day of the succeeding Calendar Quarter during the period beginning on the Initial Issuance Date and ending on, and including, the Maturity Date and shall be due and payable on each Conversion Date by inclusion in the applicable Conversion Amount (as defined below) (each, an “Dividend Date”) with the first Dividend Date being April 1, 2006. Prior to the payment of Dividends on a Dividend Date, Dividends on the Preferred Shares shall accrue at the Dividend Rate. If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. Provided that the Equity Conditions are satisfied (or waived by the applicable Holder) during the period commencing ten (10) Business Days prior to the Dividend Date through such Dividend Date, Dividends shall be payable in shares of Common Stock (“Dividend Shares”) or, at the option of the Company, in cash, provided that the Dividends which accrued during any period shall be payable in cash only if the Company indicates that the Dividend will be paid in cash in the Dividend Notice (as defined below). At least twenty-five (25) Trading Days prior to the applicable Dividend Date (the “Dividend Notice Date”), the Company shall provide written notice (the “Dividend Notice”) to each Holder of Preferred Shares either indicating that the Dividend is to be paid in cash or confirming that the Dividend shall be paid in Dividend Shares and the Dividend Notice shall contain a certification that the Equity Conditions have been satisfied as of the Dividend Notice Date. On or before the sixty-fifth day prior to any Dividend Date, a Holder may deliver notice to the Company (a “Dividend Limitation Notice”) indicating that the issuance of Dividend Shares on the applicable Dividend Date may cause the applicable Holder’s beneficial ownership in accordance with Section 5 to exceed the Maximum Percentage (such number of excess shares, the “Dividend Excess Shares”). In the event that the Company receives a Dividend Limitation Notice, the Company shall either indicate in the applicable Dividend Notice that it is electing to pay at least the portion of the applicable Dividend attributable to the Dividend Excess Shares in cash or that the portion of the applicable Dividend attributable to the Dividend Excess Shares shall be included as part of the next succeeding Dividend. If the Equity Conditions are not satisfied as of the Dividend Notice Date, then unless the Company has elected to pay such Dividend in cash, the Dividend Notice shall indicate that unless the Holder waives the Equity Conditions, the Dividend shall be paid in cash. If the Equity Conditions were satisfied as of the Dividend Notice Date but the Equity Conditions are no longer satisfied at any time prior to the Dividend Date, the Company shall provide each Holder a subsequent notice to that effect indicating that unless the Holder waives the Equity Conditions, the Dividend shall be paid in cash. Dividends paid in Dividend Shares shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share) of Common Stock equal to the quotient of (i) the Additional Amount divided by (ii) the Stock Dividend Rate. If any Dividend Shares are to be issued on a Dividend Date, then the Company shall within two (2) Business Days of the applicable Dividend Date, (X) provided that the Company’s designated transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to such Holder, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.

(2) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section 2.

(a) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i) “Additional Amount” means, on a per Preferred Share basis, the product of (x) the result of the following formula: (Dividend Rate)(N/360) and (y) the Stated Value.

(ii) “Adjusted Dividend Rate” means (i) during the period commencing on the Initial Issuance Date and ending on June 30, 2006, nine percent (9.0%) per annum, (ii) during the period commencing on the July 1, 2006 and ending on December 31, 2006, ten percent (10.0%) per annum, (iii) during the period commencing on the January 1, 2007 and continuing so long as any Preferred Shares remain outstanding, eleven percent (11.0%) per annum; provided, however, that if the Company sells any of the Legacy Operations Assets, the Adjusted Dividend Rate in effect immediately following any such sale or series of sales shall be reduced after such sale or series of sales by 20 basis points per each $1 million of the net cash proceeds (as reported on the Company’s previously filed Form 8-K, Form 10-Q, Form 10-QSB, Form 10-K or Form 10-KSB, as the case may be, filed with the SEC and as set forth on or after such filing in a notice to each Holder) paid to the Company, in the aggregate, in such sale or series of sales of the Legacy Operations Assets; provided, further, that at no time may the Adjusted Dividend Rate be less than eight percent (8.0%) per annum.

(iii) “Annualized EBITDA” means (i) for the period commencing on the Subscription Date and ending on June 30, 2007, the most recent Calendar Quarter’s EBITDA multiplied by four (4) and (ii) for all other periods, the sum of the two most recent Calendar Quarters’ EBITDA multiplied by two (2).

(iv) “Approved Share Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer, consultant or director for services provided to the Company.

(v) “Bloomberg” means Bloomberg Financial Markets.

(vi) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(vii) “Calendar Quarter” means each of the following periods: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(viii) “CapitalSource Credit Agreements” means (i) that certain Credit Agreement, dated November 10, 2005, by and among the Devcon Security Holdings,

Inc., Devcon Security Services Corp., Coastal Security Company, Coastal Security Systems, Inc., Central One, Inc. and CapitalSource Finance LLC, (ii) that certain Bridge Loan Agreement, dated November 10, 2005, by and among the Devcon Security Holdings, Inc., Devcon Security Services Corp., Coastal Security Company, Coastal Security Systems, Inc., Central One, Inc. and CapitalSource Finance LLC, (iii) that certain Guaranty, dated as of November 10, 2005, by the Company to and for the benefit of CapitalSource Finance LLC and (iv) any agreements relating to the foregoing.

(ix) “Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(x) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(d)(vii). All such determinations to be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.

(xi) “Common Stock” means the common stock of the Company, par value $0.10 per share.

(xii) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(f)(i)(A) and 2(f)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

(xiii) “Conversion Amount” means the sum of (1) the Additional Amount and (2) the Stated Value.

(xiv) “Conversion Price” means, with respect to the Preferred Shares, as of any Conversion Date or other date of determination, $9.54, subject to adjustment as provided herein.

(xv) “Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(xvi) “Default Conversion Price” means as of any date of determination, the product of (x) 90% and (y) the lowest Closing Bid Price during the three (3) Trading Days ending on and including such date of determination.

(xvii) “Dividend Rate” means (i) (1) if the Legacy Milestones for such Dividend Date have not been met and if the Legacy Event has not yet occurred, the Adjusted Dividend Rate applicable to such Dividend Date, or (2) if the Legacy Milestones for such Dividend Date have been met or if the Legacy Event has occurred, eight percent (8.0%) per annum and (ii) for the period from and after the occurrence of a Triggering Event through such time that such Triggering Event is cured, the sum of (A) the Dividend Rate in effect pursuant to clause (i) above plus (B) five percent (5%) per annum.

(xviii) “EBITDA” means, with respect to the Company and its consolidated Subsidiaries, for any applicable period, without duplication, an amount equal to (a) consolidated net income for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) income or gain from extraordinary items for such period, (iv) any aggregate net gain (or net loss) during such period arising from the sale, exchange or other disposition of capital assets (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (v) Restricted Payments, and (vi) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, including fees in respect of any Indebtedness, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, and (v) any other adjustments agreed to by Agent in its sole discretion; provided that, for the purposes of the calculation of Leverage Ratio (as defined in this Certificate of Designations) hereunder, EBITDA shall be calculated to include (or exclude), on a pro forma basis, cash flow relating to the acquisition (or disposition/cancellation) of Alarm Contracts during such reporting period (the “Pro Forma Cash Flow Adjustment”). Subject to the review and consent of the Agent, such Pro Forma Cash Flow Adjustment shall be determined by multiplying (a) the combined RMR of such Alarm Contracts over the applicable period by (b) the actual EBITDA Margin for such period (calculated without reference to this proviso). Each capitalized term set forth in this definition of “EBITDA” shall have the meaning as set forth in the CapitalSource Credit Agreement, as in effect as of the Initial Issuance Date, and each action to be taken by the Agent referenced in this definition of “EBITDA” shall be in accordance with the terms and conditions of the CapitalSource Credit Agreement as in effect as of the Initial Issuance Date and shall cease to apply at such time as the CapitalSource Credit Agreement terminates.

(xix) “Eligible Market” means the Principal Market, NYSE, the Nasdaq National Market, The American Stock Exchange or The Nasdaq Capital Market.

(xx) “Equity Conditions” means: (i) on each day during the period beginning ninety-five (95) days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions

Measuring Period”), either (x) the Registration Statement (as defined in the Registration Rights Agreement, the “Registration Statement”) filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all shares of Common Stock issuable upon conversion of the Preferred Shares, as Dividend Shares and the exercise of Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall proceedings for such delisting or suspension by such exchange or market have been commenced threatened or pending either (A) in writing by such exchange or market (other than with respect to those issues set forth on the Company’s Current Report on Form 8-K, dated as of January 25, 2006) or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Common Stock upon exercise of the Warrants to the Holders on a timely basis as set forth in Section 2(c)(ii) hereof and Section 1(a) of the Warrants; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 5 hereof, Section 14 hereof or the rules or regulations of the applicable Principal Market; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document (as defined in the Securities Purchase Agreement); (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Preferred Shares, as Dividend Shares and shares of Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; and (viii) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

(xxi) “Excluded Securities” means any Common Stock issued or deemed to be issued in accordance with Section 2(f) hereof by the Company: (A) in connection with an Approved Share Plan; (B) upon issuance of the Preferred Shares or Dividend Shares or, upon conversion of the Preferred Shares or upon exercise of the Warrants; (C) pursuant to a bona fide underwritten public offering at a price per share of Common Stock not less than the Conversion Price in effect at the time of such offering with a nationally recognized underwriter which generates gross proceeds to the Company of at least $15,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”); (D) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Subscription Date, provided that such issuance of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and such Options or Convertible Securities are not amended after the date immediately preceding the Subscription Date; and (E) issued in connection with any share split, share dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section 2(f)(ii).

(xxii) “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (C) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding Common Stock (not including any Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (D) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify its Common Stock or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the issued and outstanding Common Stock or the aggregate ordinary voting power represented by issued and outstanding Common Stock. Notwithstanding anything stated herein to the contrary, a sale of all or any portion of the Company’s Legacy Operations or Legacy Operations Assets shall not constitute a Fundamental Transaction.

(xxiii) “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the number of Preferred Shares issued to such Holder on the Initial Issuance Date and (ii) the denominator of which is the number of Preferred Shares issued on the Initial Issuance Date.

(xxiv) “Indebtedness” shall have the meaning as set forth in the Securities Purchase Agreement.

(xxv) “Initial Issuance Date” means ________ __, 20062.

(xxvi) “Installment Date” means each of the following dates: (i) the fourth anniversary of the Initial Issuance Date, (ii) the fifth anniversary of the Initial Issuance Date and (iii) the sixth anniversary of the Initial Issuance Date; provided, however, that in the event the Company fails to meet the Equity Conditions on any such Installment Date, then as to each Holder that does not waive such failure on such Installment Date, an additional Installment Date shall occur six months after such Installment Date (each, an “Additional Installment Date”).

(xxvii) “Installment Amount” means with respect to each Holder as of any Installment Date, a number of Preferred Shares equal to the lesser of (A) the product of (i) 15,000, multiplied by (ii) the applicable Holder Pro Rata Amount and (B) the number of Preferred Shares held by such Holder as of such Installment Date, as any such Installment Amount may be reduced pursuant to the terms of this Note, whether upon conversion, redemption or otherwise provided, however, that in the event the Company fails to meet the Equity Conditions on any Installment Date, then as to each Holder that

[2]	Insert date of Additional Closing.

does not waive such failure on such Installment Date, the Installment Amount for the next succeeding Installment Date shall equal the sum of (i) the Installment Amount for such Installment Date and (ii) any Installment Amounts not previously redeemed on an Installment Date due to such failure; provided, further that the Installment Amount for any Additional Installment Date shall equal the Installment Amount for the immediately preceding Installment Date. In the event the Holder shall sell or otherwise transfer any Preferred Shares, the transferee shall be allocated a pro rata portion of the each unpaid Installment Amount hereunder.

(xxviii) “Legacy Event” means the sale by the Company of all the Legacy Operations Assets.

(xxix) “Legacy Milestones” means (i) for any Dividend Date during the calendar year ending December 31, 2006, the EBITDA of the Company from the Legacy Operations for the twelve month period prior to the applicable Dividend Date as set forth in the financial statements included in the Company’s previously SEC filed Form 8-K, Form 10-Q, Form 10-QSB, Form 10-K or Form 10-KSB, as the case may be, is equal to or greater than $5.5 million, or (ii) for any Dividend Date thereafter, the EBITDA of the Company from the Legacy Operations for the twelve month period prior to the applicable Dividend Date as set forth in the financial statements included in the Company’s previously SEC filed Form 8-K, Form 10-Q, Form 10-QSB, Form 10-K or Form 10-KSB, as the case may be, is equal to or greater than $7.0 million.

(xxx) “Legacy Operations” means the Company’s Construction Division, the Company’s remaining Materials operations and DevMat, an 80 percent-owned joint venture which conducts the Company’s desalination utility operations.

(xxxi) “Legacy Operations Assets” means those certain directly and indirectly held Subsidiaries and other net assets of the Company that collectively comprise the Legacy Operations.

(xxxii) “Leverage Ratio” means as of any date, (1) (x) the Net Indebtedness on such date plus (y) the Stated Value of any outstanding Preferred Shares on such date, divided by (2) Annualized EBITDA as of such date.

(xxxiii) “Limited Restriction Periods” mean any of the following times or periods: (i) from the date of receipt of a Company Installment Notice through the applicable Installment Date, (ii) from the date of receipt of a Mandatory Conversion Notice through the Mandatory Conversion Date, (iii) from the date of receipt of a Notice of Mandatory Redemption, (iv) during a Change of Control Period and (v) during the ten (10) Trading Days prior to the Maturity Date.

(xxxiv) “Limited Restriction Notice” means a notice delivered by a Holder to the Company during a Limited Restriction Period indicating that the restrictions set forth in Section 5 herein shall no longer apply after the end of such Limited Restriction Period.

(xxxv) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(xxxvi) “Market Capitalization” means the product of (x) the number of shares of Common Stock as reported as outstanding on the Company’s most recent Form 8-K, Form 10-Q, Form 10-QSB, Form 10-K or Form 10-KSB, as the case may be, filed with the SEC and (y) the lowest Closing Sale Price during the Limitation Measuring Period.

(xxxvii) “Maturity Date” means, with respect to a Preferred Share, the sixth anniversary of the Initial Issuance Date, unless extended pursuant to Section 2(d)(viii).

(xxxviii) “N” means the number of days from, but excluding, the last Dividend Date with respect to which dividends have been paid by the Company on the applicable Preferred Share, or the Initial Issuance Date if no Dividend Date has occurred, through and including the Conversion Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

(xxxix) “Net Indebtedness” means an amount equal to (a) Indebtedness minus (b) cash and cash equivalents and certificates of deposits, each as determined in accordance with GAAP consistent with past practices, which practices were in place at the Company as of the close of business on the day immediately prior to the Subscription Date.

(xl) “NYSE” means The New York Stock Exchange, Inc.

(xli) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(xlii) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common shares or equivalent equity security are quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(xliii) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(xliv) “Principal Market” means the Nasdaq National Market.

(xlv) “Registration Rights Agreement” means that certain registration rights agreement by and among the Company and the initial Holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the Common Stock issuable upon conversion of the Preferred Shares, as Dividend Shares and exercise of the Warrants, as such agreement may be amended from time to time as provided in such agreement.

(xlvi) “Required Holders” means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

(xlvii) “SEC” means the Securities and Exchange Commission.

(xlviii) “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Company and the initial Holders, dated as of the Subscription Date, as such agreement further may be amended from time to time as provided in such agreement.

(xlix) “Senior Management” means Richard C. Rochon, Stephen J. Ruzika, George M. Hare and Ron G. Lakey (collectively, the “Initial Officers”) and Royal Palm Capital Partners, Ltd. and any of the following officers of the Company (or their equivalent) (1) the Chairman of the Company’s Board of Directors, (2) Chief Executive Officer, (3) President, (4) Chief Financial Officer, (5) President – Construction and Materials Division; provided, however such Initial Officers shall not be deemed a member of Senior Management hereunder following the termination of employment of such Initial Officer.

(l) “Stated Value” means $1,000.

(li) “Stock Dividend Rate” means, with respect to any Dividend Date, that price which shall be computed as 90% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the twenty (20) consecutive trading days immediately preceding (but not including) such Dividend Date. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such period.

(lii) “Subscription Date” means February 10, 2006.

(liii) “Subsidiaries” has the meaning set forth in the Securities Purchase Agreement.

(liv) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common shares or equivalent equity security are quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(lv) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(lvi) “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(lvii) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are

unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term “Weighted Average Price” being substituted for the term “Closing Sale Price.” All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

(b) Holder’s Conversion Right. Subject to the provisions of Section 5 and Section 14, at any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares, plus the amount of any accrued but unpaid Dividends per Preferred Share then remaining, into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below).

(c) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

(d) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Transfer Agent and (B) if required by Section 2(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 16) (the “Preferred Share Certificates”).

(ii) Company’s Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall as soon as practicable, but in any event within two (2) Business Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the third (3rd) Business Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”), the Company shall (A) provided the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than fifth (5) Business Days after receipt of the Preferred Share Certificate(s) (the “Preferred Share Delivery

Date”) and at its own expense, issue and deliver to the Holder a new Preferred Share Certificate representing the number of Preferred Shares not converted.

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within three (3) Business Day of receipt of such Holder’s Conversion Notice or other date of determination. If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within ten (10) Business Day submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company shall cause, at the Company’s expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.

(iv) Miscellaneous; Record Holder. The Person or Persons entitled to receive the Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such Common Stock on the Conversion Date. In the event of a conversion of Preferred Shares pursuant hereto, the number of Preferred Shares converted shall be deducted from the Installment Amounts relating to the Installment Dates as set forth in the Conversion Notice.

(v) Company’s Failure to Timely Convert.

(A) Cash Damages. If (I) within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares (a “Conversion Failure”) or (II) within three (3) Trading Days of the Company’s receipt of a Preferred Share Certificate the Company shall fail to issue and deliver a new Preferred Share Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 2(d)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 9(k) thereof), the Company shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Share Delivery Date that such Preferred Share Certificate is not delivered in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a Preferred Share Certificate to the Holder on or prior to the Preferred Share Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Share Certificate as of the Preferred Share Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Share Delivery Date, in

the case of failure to deliver a Preferred Share Certificate. If the Company fails to pay the additional damages set forth in this Section 2(d)(v) within five (5) Business Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice. In addition to the foregoing, if within three (3) Business Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to a Holder or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares, and if on or after such Business Day the Holder purchases (in an open market transaction or in another bona fide transaction) Common Stock to deliver in satisfaction of a sale by the Holder of the Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date.

(B) Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the Common Stock to which such Holder is entitled prior to the fifth (5th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise. Thereafter, the Conversion Price of any Preferred Shares returned or retained by the Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price relating to the voided Conversion Notice and (II) the lowest Weighted Average Price of the Common Stock during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

(vi) Pro Rata Conversion; Disputes. Subject to Section 14, in the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 2(d)(iii).

(vii) Installment Payments.

(A) Company Installment Redemption. On each applicable Installment Date, provided that during the period commencing with the Company Installment Notice (as defined below) through the applicable Installment Date, the Equity Conditions have been satisfied (or waived in writing by the applicable Holder), the Company shall pay to each Holder the Installment Amount as of such Installment Date by redeeming the applicable Installment Amount, in whole or in part, in accordance with this Section (a “Company Installment Redemption”). On or prior to the date which is the tenth (10th) Trading Day prior to each Installment Date (each, an “Installment Notice Due Date”), the Company shall deliver written notice (each, a “Company Installment Notice”), to each Holder which Company Installment Notice shall state the applicable Installment Amount of such Holder which the Company shall redeem pursuant to a Company Installment Redemption (the “Company Installment Redemption Amount”) and the Company Installment Notice shall certify that the Equity Conditions have been satisfied as of the date of the Company Installment Notice. If the Equity Conditions are not satisfied as of the Installment Notice Due Date, the Installment Notice Due Date shall indicate that unless the Holder waives the Equity Conditions, the applicable Company Installment Redemption shall not occur. If the Equity Conditions were satisfied as of the Installment Notice Due Date but the Equity Conditions are no longer satisfied at any time prior to the applicable Installment Date, the Company shall provide each Holder a subsequent notice to that effect indicating that unless the Holder waives the Equity Conditions, the applicable Company Installment Redemption shall not occur. Except as expressly provided in this Section, the Company shall redeem from each Holder such Holder’s applicable Installment Amount pursuant to this Section.

(B) Mechanics of Company Installment Redemption. The Company Installment Redemption Amount which is to be paid to each Holder on the applicable Installment Date shall be redeemed by the Company on such Installment Date, and the Company shall pay to the Holder on such Installment Date, by wire transfer of immediately available funds, an amount in cash (the “Company Installment Redemption Price”) equal to the sum of (x) the Stated Value of the Preferred Shares being redeemed and (y) any accrued and unpaid Dividends with respect to such Preferred Shares. Notwithstanding anything to the contrary in this Section, but subject to Section 14, until the Company Installment Redemption Price is paid in full, the Company Installment Redemption Amount may be converted, in whole or in part, by any Holder into Common Stock pursuant to Section 2(d). In the event a Holder elects to convert all or any portion of the Company Installment Redemption Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Company Installment Redemption Amount so converted shall be deducted from the Installment Amounts relating to the applicable Installment Dates as set forth in the applicable Conversion Notice.

(viii) Mandatory Redemption at Maturity. If any Preferred Shares remains outstanding on the Maturity Date, and the Equity Conditions have been satisfied (as indicated in a notice from the Company to the Holders delivered thirty (30) Trading Days prior to the Maturity Date) or waived by the applicable Holder, the Company shall redeem such Preferred Shares in cash in an amount equal to the outstanding Conversion Amount for such Preferred Shares (the “Maturity Date Redemption Price”). The

Company shall pay the Maturity Date Redemption Price on the Maturity Date by wire transfer of immediately available funds to an account designated in writing by such Holder. If the Company fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such Preferred Share, then in addition to any remedy such Holder may have under any Transaction Document, (I) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full, and (II) any Holder shall have the option to require the Company to convert any or all of such Holder’s Preferred Shares and for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into (on a per Preferred Share basis) shares of Common Stock equal to the number which results from dividing the Maturity Date Redemption Price (together with any interest thereon) by the Default Conversion Price. If the Company has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date shall be automatically extended for any Preferred Shares until the date the Holders receive such shares of Common Stock or Maturity Date Redemption Price and shall be further extended for any Preferred Shares for as long as (A) the conversion of such Preferred Shares would violate the provisions of Section 5, (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event shall have occurred and be continuing or (C) the Equity Conditions have not been satisfied (or waived by the applicable Holder).

(ix) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, any Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. The Holders and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holders and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Preferred Shares unless such Holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(ix) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS

CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(ix) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(e) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

(f) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

(i) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 2(f) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company but excluding Excluded Securities) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such time (a “Dilutive Issuance”), then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Conversion Price in effect immediately prior to such Dilutive Issuance and (y) the quotient of (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance and (II) the consideration, if any, received by the Company upon such Dilutive Issuance, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 2(f)(i), the following shall be applicable:

(A) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(f)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

(B) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 2(f)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2(f)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(D) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive Trading Days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(E) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time after the Subscription Date subdivides (by any share split, share dividend, recapitalization or otherwise) its outstanding Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse share split or otherwise) its outstanding Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of share appreciation rights, phantom share rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

(iv) Notices.

(A) Within three (3) Business days of any adjustment of the Conversion Price pursuant to this Section 2(f), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(iii).

(B) The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(C) The Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(3) Redemption at Option of Holders.

(a) Triggering Event. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i) the Leverage Ratio exceeds the ratios specified in Section 13;

(ii) the failure of the applicable Registration Statement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement);

(iii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) days in any 365-day period (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(iv) the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(v) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Trading Days after the applicable Conversion Date or (B) notice, written or oral, to any Holder, including by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

(vi) at any time following the tenth (10th) consecutive Business Day that a Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion of the full Conversion Amount of the Preferred Shares (without regard to any limitations on conversion set forth in Section 5 or otherwise);

(vii) the Company’s failure to pay to the Holder any amounts when and as due pursuant to this Certificate of Designations or any other Transaction Document (as defined in the Securities Purchase Agreement);

(viii) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable Federal or State law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(ix) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Subsidiary in furtherance of any such action;

(x) any event of default occurs with respect to any Indebtedness, including borrowings under any of the CapitalSource Credit Agreements and any applicable grace periods in such Indebtedness with respect to such event of default shall have expired; provided, however, that with respect to any event of default under a CapitalSource Credit Agreement that is not a payment default, only after acceleration of such loan pursuant to such CapitalSource Credit Agreement; or

(xi) the Company breaches any representation, warranty, covenant or other term or condition herein or in any Transaction Document (as defined in the Securities Purchase Agreement) and such breach constitutes, individually or in the aggregate, a Material Adverse Effect (as defined in the Securities Purchase Agreement); provided, however, that in the case of a breach of a covenant or other term or condition herein or in any Transaction Document which is curable, only if such breach remains uncured for a period of at least ten (10) consecutive Business Days after receipt of notice from any Holder of such breach.

(b) Redemption Option Upon Triggering Event or Put Date.

(i) In addition to all other rights of the Holders contained herein, after a Triggering Event, the Required Holders shall have the right to require the Company to redeem all or a portion of the Preferred Shares at a price per Preferred Share equal to the greater of 115% of (x) the Conversion Amount and (y) the product of (A) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder (as defined below) and (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding such Triggering Event (the “Triggering Redemption Price”).

(ii) In addition to all other rights of the Holders contained herein, at any time on May 11, 2009 (the “Put Date”), each Holder shall have the right, at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s Preferred Shares at a price per Preferred Share equal to the outstanding Conversion Amount for such Preferred Shares (the “Put Redemption Price”, and together with the Triggering Redemption Price, the “Redemption Price”).

(c) Mechanics of Redemption at Option of Buyer.

(i) Within two (2) Business Days after the occurrence of a qualifying Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each Holder.

(ii) At any time after (i) the earlier of a Holder’s receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event or (ii) the Put Date, any Holder of Preferred Shares then outstanding may require the Company to redeem up to all of such Holder’s Preferred Shares by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder”) to the Company, which Notice of Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem. In the event of a partial redemption of Preferred Shares pursuant hereto, the Conversion Amount shall be deducted from the Installment Amounts relating to the applicable Installment Dates as set forth in the Notice of Redemption at Option of Holder.

(d) Payment of Redemption Price. Upon the Company’s receipt of a Notice(s) of Redemption at Option of Buyer from any Holder, the Company shall within one (1) Business Day of such receipt notify each Holder by facsimile of the Company’s receipt of such notice(s). The Company shall deliver on the fifth (5th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder the applicable Redemption Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder; provided that, if required by Section 2(d)(ix), a Holder’s Preferred Share Certificates shall have been delivered to the Transfer Agent. To the extent redemptions required by this Section 3 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designation and the Securities Purchase Agreement, pay to each Holder interest at the rate of 1.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full. The Holders and Company agree that in the event of the Company’s redemption of any Preferred Shares under this Section 3, the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due under this Section 3 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

(e) Void Redemption. In the event that the Company does not pay the Redemption Price within the time period set forth in Section 3(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder under this Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”). Upon the Company’s receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, and (iii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the Notice of Redemption at Option of Holder is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

(f) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term “Redemption Price” being substituted for the term “Conversion

Rate”. A Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Share Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Share Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

4. Other Rights of Holders.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing (with the purchase of at least a majority of the outstanding shares of the Company’s Common Stock automatically constituting an assumption in writing) all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Shares held by such holder and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common shares are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of the Preferred Shares prior to such Fundamental Transaction, such publicly traded common shares (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of the Preferred Shares. Notwithstanding the foregoing, this Section 4(a) shall not apply to the Preferred Shares of a Holder upon the Company’s delivery of a Notice of Mandatory Redemption to such Holder in connection with a Cash Change of Control Event (as defined below).

(b) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(c) Limitations on Senior Management Securities. The Company shall not permit any of its Senior Management to sell or transfer, directly or indirectly, any Common Stock,

Option, Convertible Security or any other instrument convertible into or exercisable or exchangeable for Common Stock, or to convert or exercise any such convertible or exercisable instrument (except as may be issued pursuant to the terms of an Approved Share Plan) beneficially owned by such Person, unless (i) the Required Holders shall have executed a written consent to such sale, transfer or exercise or (ii) the Weighted Average Price of the Common Stock shall have equaled or exceeded 175% of the initial Conversion Price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Subscription Date) for each of the sixty (60) consecutive Trading Days’ (the “Limitation Measuring Period”) prior to the date of such sale, transfer or exercise (the “Senior Management Limitation”). Notwithstanding the foregoing, the Senior Management Limitation shall not apply to such sale, transfer or exercise if either (x) the Market Capitalization of the Company exceeds $200 million on the date of such sale, transfer or exercise or (ii) the average daily trading volume as reported by Bloomberg of the Company’s Common Stock on the Principal Market during the Limitation Measuring Period exceeds 50,000 shares. Notwithstanding anything stated herein to the contrary, the Securities may be pledged by Senior Management in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities (or resulting foreclosure on such Securities by such lender) shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and Senior Management shall not be required to provide the Holder with any notice thereof or otherwise make any delivery to the Holder pursuant to this Agreement or any other Transaction Document.

(5) Limitation on Beneficial Ownership. Other than during Limited Restriction Periods or after delivery of a Limited Restriction Notice, the Company shall not effect and shall have no obligation to effect any conversion of Preferred Shares, and no Holder shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, such conversion shall cause the beneficial owner of such shares (together with such Person’s affiliates) to have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 9.99% (or, in the case of each of Castlerigg Master Investments Ltd. and CapitalSource Finance LLC, 4.99%) (“Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. Likewise, other than during the Limited Restriction Periods or after delivery of a Limited Restriction Notice, the Company shall not give effect to any voting rights of the Preferred Shares, and any Holder shall not have the right to exercise voting rights with respect to any Preferred Shares pursuant hereto, to the extent that giving effect to such voting rights would cause such Holder (together with its affiliates) to be deemed to beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such exercise of voting rights. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 8-K, Form 10-Q, Form 10-QSB, Form 10-K or Form 10-KSB as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any Holder, the Company shall promptly, but in no event later than two (2) Business Days following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares by such Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other Holder.

(6) Authorized Shares.

(a) Reservation. The Company shall have sufficient authorized and unissued shares of Common Stock for each of the Preferred Shares equal to 120% of the sum of (i) the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each such Preferred Share as of the Initial Issuance Date, (ii) the number of Dividend Shares issuable hereunder, determined as if issued as of the trading day immediately preceding the applicable date of determination and assuming the Preferred Shares remain outstanding until the Maturity Date, and (iii) the number of shares of Common Stock necessary to effect the exercise of all of the Warrants. So long as any of the Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding; provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Amount”); provided, further, that any Dividend Shares issued by the Company shall not be issued from any shares of Common Stock so reserved. The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b) Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall as promptly as practicable take all action necessary to increase the Company’s authorized Common Stock to an amount sufficient to allow the Company to have available the Required Amount for the Preferred Shares then outstanding.

(7) Voting Rights. Subject to Section 5 and the Maximum Percentage, each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such holder’s Preferred Shares would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting and shall vote as a class with the holders of Common Stock on all matters except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

(8) Change of Control Redemption Right. So long as Holders (and their transferees) continue to hold in the aggregate at least 25% of the aggregate number of Preferred Shares purchased on the Initial Issuance Date (such Holders, the “Eligible Holders”), no sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Eligible Holders (a “Change of Control Notice”). At any time during the period (the “Change of Control Period”) beginning after a Holder’s receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, such Eligible Holder may require the Company to redeem all or any portion of such Holder’s Preferred Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. Any Preferred Shares subject to redemption pursuant to this Section 8 shall be redeemed by the Company in cash at a price equal to the greater of (i) the product (x) the sum of the Conversion

Amount being redeemed together with any accrued but unpaid Dividends per Preferred Share and (y) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 115% of the sum of the Conversion Amount being redeemed together with any accrued but unpaid Dividends per Preferred Share (the “Change of Control Redemption Price”). The Company shall made payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Company’s receipt of such notice otherwise (the “Change of Control Redemption Date”). To the extent redemptions required by this Section 8 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 8, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 8 may be converted, in whole or in part, by the Holder into shares of Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Company’s Common Stock pursuant to Section 2(c)(i). The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 8, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 8 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section 3(e) with the term “Change of Control Redemption Price” being substituted for “Redemption Price” and “Change of Control Redemption Notice” being substituted for “Notice of Redemption at Option of Holder”. In the event of a partial redemption of Preferred Shares pursuant hereto, the Conversion Amount redeemed shall be deducted from the Installment Amounts relating to the applicable Installment Dates as set forth in the Change of Control Redemption Notice.

(9) COMPANY’S RIGHT OF MANDATORY CONVERSION OR REDEMPTION

(a) Mandatory Conversion. If at any time after the second anniversary of the Initial Issuance Date (the “Mandatory Conversion Eligibility Date”), (i) the Weighted Average Price of the Common Stock equals or exceeds 175% of the initial Conversion Price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Subscription Date) for each of any sixty (60) consecutive Trading Days following the Mandatory Conversion Eligibility Date (the “Mandatory Conversion Measuring Period”) and (ii) the Equity Conditions shall have been satisfied or waived in writing by the Holder on each day during the period commencing on the Mandatory Conversion Notice Date and ending on the Mandatory Conversion Date (each, as defined below), the Company shall have the right to require the Holder to convert up to all of the Conversion Amount then remaining into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”). The Company may exercise its right to require conversion under this Section 9(a) on one occasion by delivering within not more than two (2) Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Preferred Shares and the Transfer Agent (the “Mandatory Conversion Notice” and the date all of the holders received such notice by facsimile is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with Section 9(a), which Trading Day shall be at least twenty (20) Business Days but not more than sixty (60) Business Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the number of Preferred Shares of such Holder subject to the Mandatory Conversion, (iii) the aggregate Conversion Amount of the Preferred Shares subject to Mandatory Conversion from all of the holders of the Preferred Shares pursuant to this Section 9 and (iv) the number of shares of Common Stock to be issued to such Holder on the Mandatory Conversion Date.

(b) Mandatory Redemption. In addition to all other rights of the Company contained herein, (x) at any time on or after May 11, 2009 (the “Call Date”) if the Equity Conditions shall have been satisfied or waived in writing by the Required Holders from and including the Notice of Mandatory Redemption Date (as defined below) through and including the Mandatory Redemption Date (as defined below), the Company shall have the right, at the Company’s option, to redeem (a “Mandatory Call Redemption”) all, but not less than all, of the Preferred Shares at a price per Preferred Share equal the outstanding Conversion Amount for such Preferred Share (the “Call Redemption Price”) and (y) upon the occurrence of a Change of Control of the Company with aggregate consideration to be paid to the holders of capital stock of the Company solely consisting of cash (a “Cash Change of Control Event”), the Company shall have the right, at the Company’s option, to redeem (a “Mandatory Cash Change of Control Redemption”, and together with the Mandatory Call Redemption, a “Mandatory Redemption”) all, but not less than all, of the Preferred Shares at a price per Preferred Share in cash equal to the greater of (i) the product (x) the sum of the Conversion Amount being redeemed together with any accrued but unpaid Dividends per Preferred Share and (y) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 115% of the sum of the Conversion Amount being redeemed together with any accrued but unpaid Dividends per Preferred Share (the “Mandatory Cash Change of Control Redemption Price”, and together with the Call Redemption Price, the “Mandatory Redemption Price”).

(i) Mechanics of Mandatory Redemption. At any time after the Call Date or upon a Cash Change of Control Event, the Company may redeem all of the outstanding Preferred Shares by delivering written notice thereof via facsimile and overnight courier (“Notice of Mandatory Redemption”) to the Holders, which Notice of Mandatory Redemption shall indicate the date of such redemption (the “Mandatory Redemption Date”) and the applicable Mandatory Redemption Price (the date of such Notice, the “Notice of Mandatory Redemption Date”). The Notice of Mandatory Redemption shall state (i) the Trading Day selected for the Mandatory Redemption in accordance with Section 9(b), which Trading Day shall be at least twenty (20) Business Days but not more than sixty (60) Business Days following the Notice of Mandatory Redemption Date (the “Mandatory Redemption Date”), (ii) the number of Preferred Shares of such Holder subject to the Mandatory Redemption, (iii) the aggregate Conversion Amount of the Preferred Shares subject to Mandatory Redemption from all of the holders of the Preferred Shares pursuant to this Section 9 and (iv) the number of shares of Common Stock to be issued to such Holder on the Mandatory Redemption Date.

(ii) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Call Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term “Call Redemption Price” being substituted for the term “Conversion Rate”.

(c) Pro Rata Conversion and Redemption Requirements.

(i) If the Company elects to cause a conversion of any Conversion Amount of Preferred Shares pursuant to Section 9(a) or any redemption of Preferred Shares pursuant to Section 9(b), then it must simultaneously take the same action in the same proportion with respect to all Preferred Shares.

(ii) All Conversion Amounts converted by the Holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount required to be converted on the Mandatory Conversion Date. If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 2(d) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the Mandatory Conversion Date a Conversion Notice with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion.

(10) Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the capital shares of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Conversion Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred shares of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), then each Holder and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred shares of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of shares of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(11) Preferred Rank. All Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other capital shares that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The Company shall be permitted to issue preferred shares that are junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company, provided that the maturity date (or any other date requiring redemption or repayment of such preferred shares) of any such junior preferred shares are not on or before the Maturity Date. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may be pari passu with, but not junior to, any capital shares of the successor entity) and no merger shall result inconsistent therewith.

(12) Participation. The Holders shall, as holders of Preferred Shares, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(13) Leverage Ratio Test. So long as any Preferred Shares remain outstanding, the Company shall not allow the Leverage Ratio to exceed the following ratios for the following periods:

Periods	Maximum Leverage Ratio
Subscription Date to June 30, 2007	6.50x
July 1, 2007 to September 30, 2007	6.25x
October 1, 2007 to December 31, 2007	6.00x
January 1, 2008 to March 31, 2008	6.00x
April 1, 2008 to June 30, 2008	5.50x
July 1, 2008 to September 30, 2008	5.50x
September 31, 2008 and thereafter	5.00x

(14) Limitation on Number of Conversion Shares. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares or exercise of the Warrants if the issuance of such Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (a) obtains the approval of its shareholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount, or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the

“Purchasers”) shall be issued, in the aggregate, upon conversion of Preferred Shares or exercise of the Warrants, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement on the Initial Issuance Date and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement on the Initial Issuance Date (the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation. In the event that any Holder shall convert all of such Holder’s Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such Holder’s Exchange Cap Allocation, then the difference between such Holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders on a pro rata basis in proportion to the number of Preferred Shares then held by each such Holder.

(15) Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (u) amend or repeal any provision of, or add any provision to, the Articles of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of preferred shares, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; (v) increase or decrease (other than by conversion) the authorized number of shares of the Preferred Shares; (w) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (x) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services); (y) pay dividends or make any other distribution on the Common Stock; or (z) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

(16) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Share Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Share Certificate(s), the Company shall execute and deliver new Preferred Share Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Share Certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into shares of Common Stock.

(17) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(18) Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

(19) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(20) Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by a Buyer (as defined in the Securities Purchase Agreement) then substituting the words “holder of Securities” for the word “Buyer”).

(21) Transfer of Preferred Shares. A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

(22) Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(23) Shareholder Matters. Any shareholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the Florida General Corporation Act, this Certificate of Designation or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof or the issuance of any Warrants and the Common Stock issuable upon exercise thereof may be effected by written consent of the Company’s shareholders or at a duly called meeting of the Company’s shareholders, all in accordance with the applicable rules and regulations of the Principal Market and the Florida General Corporation Act. This provision is intended to comply with the applicable sections of the Florida General Corporation Act permitting shareholder action, approval and consent affected by written consent in lieu of a meeting.

(24) Involuntary Bankruptcy. So long as the CapitalSource Credit Agreements remains outstanding, no holder of Preferred Shares shall institute proceedings to have the Company adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company.

(25) Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by [NAME], its [OFFICE], as of the ____ day of ________, 2006

DEVCON INTERNATIONAL CORP.

By:

Name:

Title:

EXHIBIT I

Devcon International Corp. CONVERSION NOTICE

Reference is made to the Certificate of Designations of Series A Convertible Preferred Shares of Devcon International Corp. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Shares, par value $0.10 per share (the “Preferred Shares”), of Devcon International Corp., a Florida corporation (the “Company”), indicated below into shares of Common Stock, par value $0.10 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Share certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

Installment Amounts to be reduced and amount of reduction:

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [ ] to issue the above-indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated February __, 2006 from the Company and acknowledged and agreed to by [].

DEVCON INTERNATIONAL CORP.

By:

Name:

Title:

ANNEX D

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

among

DEVCON INTERNATIONAL CORP.

DEVCON ACQUISITION, INC.

and

GUARDIAN INTERNATIONAL, INC.

Dated as of November 9, 2005

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 9, 2005 among DEVCON INTERNATIONAL CORP., a Florida corporation (“Parent”), DEVCON ACQUISITION, INC., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and GUARDIAN INTERNATIONAL, INC., a Florida corporation (the “Company”). In addition to terms defined in the Preamble, Recitals and the Sections of this Agreement, certain terms are defined in Section 9.03 of this Agreement.

RECITALS

WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Sub deem it fair to and in the best interests of their respective shareholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have approved and adopted this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company (the “Company Board”), shall or has recommended that this Agreement be adopted by the Company’s shareholders);

WHEREAS, on the date of this Agreement, $3,000,000 shall be paid by Merger Sub to the Company as a deposit in connection with the Merger;

WHEREAS, as an inducement to Parent and Merger Sub entering into this Agreement, Parent and certain shareholders of the Company are entering into a voting agreement simultaneously with the execution and delivery of this Agreement pursuant to which, among other things, such shareholders have agreed, subject to the terms thereof, to vote their shares of the Common Stock (as hereinafter defined) in favor of the adoption of this Agreement; and

WHEREAS, upon consummation of the Merger, each issued and outstanding share of Class A Voting Common Stock, $.001 par value per share and Class B Nonvoting Common Stock, $.001 par value per share, of the Company, will be converted into the right to receive the Closing Payment Amount (as hereinafter defined), plus the Deferred Payment Amount (as hereinafter defined), upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02 CLOSING. Unless this Agreement has been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., local time, on a date to be specified by the parties, which date shall be no later than the third business day after the date on which each of the conditions set forth in Article VII have been satisfied, or waived by the party entitled to the benefit of such conditions, (other than those conditions that by their terms are to be satisfied or waived at the Closing), at the offices of Akerman Senterfitt, 1 SE Third Ave, Miami, Florida 33131, unless another time, date and/or place is agreed to in writing by Parent and the Company. The date and time upon which the Closing occurs is referred to herein as the “Closing Date”.

SECTION 1.03 EFFECTIVE TIME. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties shall file articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Florida in such form as is required by, and executed in accordance with, the relevant provisions of the FBCA. The Merger shall become effective at such date and time as the Articles of Merger are duly filed with the Secretary of State of the State of Florida, or at such subsequent date and time as Parent and the Company shall agree and specify in the

Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the FBCA.

SECTION 1.05 ARTICLES OF INCORPORATION; BYLAWS.

(a) At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

(b) At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

SECTION 1.06 DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or shareholders thereof, the following shall occur with respect to the securities of the Company:

(a) Conversion of Common Stock. Each share of Class A Voting Common Stock, par value $.001 per share, of the Company (“Class A Common Stock”) and each share of Class B Nonvoting Common Stock, par value $.001 per share, of the Company (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be cancelled pursuant to Section 2.01(c) and other than Dissenting Shares (as defined in Section 2.05 hereof)) shall be converted into and become the right to receive in cash (i) the Closing Payment Amount without interest, which shall be payable in accordance with the procedures set forth in Section 2.04 hereof; and (ii) the Deferred Payment Amount, upon the determination of the Deferred Payment Amount pursuant to Section 2.03(d) hereof, which shall be payable in accordance with Section 2.03 hereof (the Closing Payment Amount and the Deferred Payment Amount are hereinafter collectively referred to as the “Merger Consideration”). All such shares of Common Stock so converted shall no longer be outstanding and shall automatically be cancelled, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(b) Redemption of Preferred Stock. At or promptly following the Closing, Surviving Corporation (i) shall deliver to the holders of the Company’s Series D 6% Convertible Cumulative Preferred Stock, par value $.001 per share, of the Company (“Series D Preferred Stock”), (except for such shares that are not redeemable at the election of the Company), and to the holders of the Company’s Series E 7% Cumulative Preferred Stock, par value $.001 per share, of the Company (“Series E Preferred Stock,” and together with the Series D Preferred Stock, the “Preferred Stock,” and together with the Common Stock, the “Shares”) a notice of redemption in accordance with the terms of the Preferred Stock; and (ii) shall cause the redemption of the Preferred Stock in accordance with its terms. To the extent shares of Preferred Stock are not so redeemed, such shares shall be converted into and become the right to receive in cash a pro rata portion of the Redemption Amount (based upon the portion of the Redemption Amount applicable to the appropriate series, and with the Redemption Amount calculated as if all shares of Preferred Stock were redeemable), with interest to the Effective Time, payable in accordance with the procedures set forth in Section 2.04 hereof (hereinafter, “Converted Preferred”). Prior to the Closing, the Company and the holders of the Preferred Stock may agree that all Preferred Stock shall be treated as Converted Preferred, in which case no Preferred Stock shall be redeemed and all Preferred Stock shall be Converted Preferred. All Converted Preferred shall no longer be outstanding and shall automatically be cancelled, and each certificate previously representing any such shares shall thereafter represent the right to receive the consideration set forth in this Section 2.01(b) (the “Converted Preferred Consideration”). Payment of the Redemption Amount, including the Converted Preferred Consideration, shall be subject to the receipt by the Company and the Parent of an indemnification agreement from the record holders of the Preferred Stock, substantially in the form heretofore delivered to Company in the case of certain distributions on Preferred Stock by the Company (copies of which indemnification agreements have been made available to Parent).

(c) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share held in the treasury of the Company and each Share owned directly or indirectly by Merger Sub, Parent or any subsidiary or affiliated entity thereof, immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or consideration shall be delivered in exchange therefor.

(d) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 2.02 APPOINTMENT OF PAYING AGENT AND ESCROW AGENT. Prior to the Closing Date, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration and the Redemption Amount (including the Converted Preferred Consideration) in accordance with this Article II. Also prior to the Closing Date, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company to act as escrow agent in the Merger (the “Escrow Agent”), and (ii) enter into an escrow agreement in form and substance reasonably acceptable to the Company and Parent with such Escrow Agent for the disbursement of the Escrow Amount in accordance with this Article II (the “Escrow Agreement”). The same institution may serve as Paying Agent and Escrow Agent.

SECTION 2.03 DEPOSIT; ESCROW AMOUNT; DISCHARGE OF DEBT; DETERMINATION AND PAYMENT OF DEFERRED PAYMENT AMOUNT.

(a) On the date hereof, Merger Sub shall deliver Three Million Dollars ($3,000,000) (the “Deposit”) to the Company by cashier’s check or by wire transfer of immediately available funds. In the absence of a termination of this Agreement, on the Closing Date, the Company shall transfer or apply the Deposit in accordance with the written directions of the Parent and Merger Sub, which may be to partially satisfy the deposits in paragraph (b) below.

(b) On the Closing Date and at or before the Closing, Parent shall (i) deposit with the Escrow Agent, Three Million, Two Hundred and Sixty Thousand Dollars ($3,260,000) (the “Escrow Amount”) to be held and disbursed pursuant to this Article II and the terms of the Escrow Agreement; (ii) deposit with the Paying Agent, (A) for the benefit of the holders of shares of Common Stock, cash in an amount sufficient to pay the Merger Consideration less the Escrow Amount and (B) for the benefit of the holder(s) of the Converted Preferred, cash in amounts sufficient to pay the Converted Preferred Consideration (such cash referred to in (A) and (B) above, being collectively referred to as the “Exchange Fund”); (iii) irrevocably deposit in a trust administered by the Paying Agent, as trustee, the terms of which shall be reasonably acceptable to Company and Parent and provide for payment in accordance with the terms of this Article II and the terms of the Preferred Stock, for purposes of redemption of the Preferred Stock, for the benefit of the holders of shares of Preferred Stock to be redeemed, cash in an amount set forth in a written notice from the Company equal to the Redemption Amount minus the Converted Preferred Consideration (the “Redemption Funds”); and (iv) provide the Company with cash in an amount set forth in a written notice from the Company up to a maximum amount equal to the amount sufficient to discharge the Debt to be discharged at Closing (the “Debt Funds”). The Escrow Amount, the Exchange Fund, the Redemption Funds and the Debt Funds shall not be used for any other purposes. The Escrow Amount and the Exchange Fund shall be invested as directed by Parent but only in a Permitted Investment. The Escrow Amount as invested shall be referred to as the “Escrow Funds”.

(c) Discharge of Certain Debt. On the Closing Date, the Company shall cause the Debt (excluding Company acquisition holdback liability not then payable, vehicle lease Indebtedness, and Indebtedness to finance insurance premium payments) to be paid and discharged, utilizing any Debt Funds for that purpose.

(d) Determination and Payment of Deferred Payment Amount. The Deferred Payment Amount shall be determined in accordance with the following procedures:

(i) As soon as practical after the Closing Date, but in no event more than sixty (60) days thereafter, Parent will prepare and deliver to the Company Shareholder Representative (with a copy to the Escrow Agent) a statement (the “First Adjustment Statement”) showing Parent’s calculation of the RMR Adjustment, if any, and the Net Working Capital Adjustment, if any (collectively, the “First Proposed Adjustment”), including the detailed components of such calculation. Parent shall promptly provide, or cause the Surviving Corporation to provide, to the Company Shareholder Representative and/or his representatives, upon written request, access to and copies of books and records of the Surviving Corporation and of the Parent that reasonably relate to any Proposed Adjustment.

(ii) If Parent does not timely deliver a First Adjustment Statement as provided in paragraph (i) of this subsection 2.03 (d), (A) the Escrow Agent shall, on the first business day following the earlier of (1) the 60th day following the Closing Date and (2) the date it receives written consent from the Parent, disburse 75% of the Escrow Funds to the Paying Agent, who shall, upon receipt, disburse such funds to the former holders of (x) the shares of Common Stock and (y) the Company Stock Options and Company Stock Warrants who receive a Closing Payment Amount pursuant to Section 2.06 (collectively the “Former Holders”), as the Deferred Payment Amount pursuant to Section 2.01(a) and Section 2.06(b), and (B) within one-hundred twenty (120) days after the Closing Date the Company Shareholder Representative may prepare and deliver to the Parent (with a copy to the Escrow Agent) a statement (the “CSR First Adjustment Statement”) showing the Company Shareholder Representative’s calculation of the RMR Adjustment, if any, and/or the Net Working Capital Adjustment, if any (collectively, the “CSR First Proposed Adjustment”), including the detailed components of such calculation. Parent shall promptly provide, or cause the Surviving Corporation to provide, to the Company Shareholder Representative and/or his representatives, upon written request, access to and copies of books and records of the Surviving Corporation and of the Parent that reasonably relate to any Proposed Adjustment.

(iii) In the event a First Adjustment Statement is timely delivered and the Company Shareholder Representative disagrees with the First Proposed Adjustment, the Company Shareholder Representative shall send written notice of such disagreement to Parent (with a copy to the Escrow Agent) within sixty (60) days after receipt of the First Adjustment Statement. Such notice shall, to the extent practicable, include the Company Shareholder Representative’s calculation of the First Proposed Adjustment and provide reasonably detailed information identifying the reason the First Proposed Adjustment is not accurate. In the event that the Company Shareholder Representative does not timely give such notice, then the Parent’s First Proposed Adjustment shall be deemed final, in which event (A) the Escrow Agent, shall, on the first business day following the 60th day following the receipt by the Company Shareholder Representative of the First Adjustment Statement, disperse from the Escrow Funds such amount as set forth in the First Adjustment Statement to the Parent or Paying Agent, as applicable, and/or (B) the Parent shall, to the extent applicable, on the first business day following the 60th day following the receipt by the Company Shareholder Representative of the First Adjustment Statement, deposit additional cash with the Paying Agent for prompt distribution to the Former Holders, in accordance with the instructions provided in the First Adjustment Statement. If the Company Shareholder Representative provides earlier written notice to the Parent (with a copy to the Escrow Agent) that there is no disagreement with the First Proposed Adjustment, the distributions referred to in the immediately preceding sentence shall be made within five (5) days of receipt by Parent of Company Shareholder Representative’s notice.

(iv) If the Company Shareholder Representative timely sends a written notice in accordance with subsection (iii), the matter or matters shall be referred, within ten (10) business days after Parent’s receipt of such notice, to an independent accounting firm mutually acceptable to the Parent and the Company Shareholder Representative (the “Firm”). The Firm and its representatives shall be given prompt access to such information and persons as it may reasonably request in connection with the performance of its functions hereunder.

(v) The Firm shall make a final determination of any RMR Adjustment and Net Working Capital Adjustment included in the First Adjustment Statement. The foregoing determinations of the Firm shall be binding on all parties, and the Firm shall deliver such determinations in writing to Parent and the Company Shareholder Representative (with a copy to Escrow Agent), with such detail as is reasonably requested. The Escrow Agent shall, on the first business day following its receipt of a joint written instruction from the Parent and the Company Shareholder Representative, disburse the Escrow Funds in accordance with the instructions provided in such notice. The joint written instruction shall be promptly delivered to the Escrow Agent but in no event later than five (5) days after the receipt of the Firm’s written determination.

(vi) In the event Parent fails to timely delivery the First Adjustment Statement and a CSR First Adjustment Statement is timely delivered and the Parent disagrees with the CSR First Proposed Adjustment, it shall send written notice of such disagreement to the Company Shareholder Representative (and the Escrow Agent) within sixty (60) days after receipt of the CSR First Adjustment Statement. Such notice shall, to the extent practicable, include the Parent’s calculation of the CSR First Proposed Adjustment and provide reasonably detailed information identifying the reason the CSR First Adjustment Statement is not accurate. In the event that the Parent does not timely give such notice, then the CSR First Proposed Adjustment shall be deemed final, in which event (A) the Escrow Agent shall on the first business day following the 60th day following receipt by Parent of the CSR First Adjustment Statement, disburse from the Escrow Funds such amount as set forth in the CSR First Adjustment Statement to the Paying Agent for distribution to the Former Holders or Parent, as applicable, and/or (b) the Parent shall, to the extent applicable, on the first business day following the 60th day following the receipt by the Parent of the CSR First Adjustment Statement, deposit additional cash with the Paying Agent for prompt distribution to the Former Holders, in accordance with the instructions provided in the CSR First Adjustment Statement. If the Parent provides earlier written notice to the Company Shareholder Representative that there is no disagreement with the CSR First Proposed Adjustment, the Escrow Agent shall make the distributions from the Escrow Funds and if applicable the Parent shall deposit with the Paying Agent the amounts set forth in the CSR First Adjustment Statement within five (5) days of Company Shareholder Representative’s receipt of Parent’s notice.

(vii) If the Parent timely sends a written notice in accordance with subsection (vi), the matter or matters shall be referred, within ten (10) business days after Company Shareholder Representative’s receipt of such notice, to the Firm. The Firm and its representatives shall be given prompt access to such information and persons as it may reasonably request in connection with the performance of its functions hereunder.

(viii) The Firm shall make a final determination of any RMR Adjustment and Net Working Capital Adjustment included in the CSR First Adjustment Statement. The foregoing determinations of the Firm shall be binding on all parties, and the Firm shall deliver such determinations in writing to Parent and the Company Shareholder Representative (with a copy to the Escrow Agent), with such detail as is reasonably requested. The Escrow Agent shall, on the first business day following its receipt of a joint written instruction from the Parent and the Company Shareholder Representative, disburse the Escrow Funds in accordance with the instructions provided in such joint written instruction, and if applicable, the Parent shall deposit with the Paying Agent the amounts set forth in the Firm’s determination within five (5) days of receipt of the Firm’s final determination. The joint written instruction shall be promptly delivered to the Escrow Agent but in no event later than five (5) days after the receipt of the Firm’s written determination.

(ix) As soon as practical after the Closing Date, but in no event more than one hundred and twenty (120) days thereafter, Parent will prepare and deliver to the Company Shareholder Representative (with a copy to the Escrow Agent) a statement (the “Second Adjustment Statement”) showing any loss or expense incurred by Parent or the Surviving Corporation as a result of a breach by the Company of the representations set forth in Article III hereof, including a reasonably detailed description of each alleged misrepresentation and reference to the breached provision of this Agreement, and the components of any such loss or expense (each, a “Misrepresentation Loss,” and collectively, the “Misrepresentation Losses”) (collectively, the “Second Proposed Adjustment”). Parent shall promptly provide, or cause the Surviving Corporation to provide, to the Company Shareholder Representative and/or his representatives, upon written request, access to and copies of books and records of the Surviving Corporation and of the Parent that reasonably relate to the Second Proposed Adjustment. Notwithstanding the foregoing, as to all Misrepresentation Losses other than losses or expenses incurred by Parent or the Surviving Corporation as a result of a breach by the Company of the representations set forth in Section 3.07 hereof, until such time as the total of all such Misrepresentation Losses exceed in the aggregate $100,000, the Parent shall not be entitled to reimbursement of such losses from the Escrow Funds; provided, however, that once such threshold is exceeded, the Second Proposed Adjustment shall include the amount of all Misrepresentation Losses including the first $100,000 of losses, but the Company’s liability for such Misrepresentation Losses shall not exceed $100,000. Net Working Capital Adjustments, RMR Adjustments and breaches of representations or warranties contained in Section 3.07 shall not be subject to the $100,000 limitation. The parties understand and agree that the obligation to pay any Misrepresentation Losses or amounts due to Parent as a result of the Net Working Capital Adjustment or RMR Purchase Price Decrease post-Closing shall be limited to funds available for disbursement from the Escrow Account, and any amount due to the Former Holders as a result of the Net Working Capital Adjustment post-Closing shall be paid initially from the Escrow Funds available; provided, however, that Parent shall, prior to the date of the Second Adjustment Statement, make a deposit into the Escrow Funds in an amount equal to the Net Working Capital Adjustment resulting from the Closing Net Worth being greater than the Base Net Worth. The parties also understand and agree that any Escrow Funds not due to Parent as a result of Misrepresentation Losses or as a result of the Net Working Capital Adjustment or RMR Adjustment post-Closing shall be distributed to the Paying Agent for distribution to the Former Holders as a Deferred Payment Amount after the Proposed Adjustments have been finally reconciled pursuant to the provisions of Section 2.03(d).

(x) In the event a Second Adjustment Statement is timely delivered and the Company Shareholder Representative disagrees with the Second Proposed Adjustment, the Company Shareholder Representative shall send written notice of such disagreement to Parent (with a copy to the Escrow Agent) within fifty (50) days after receipt of the Second Adjustment Statement. Such notice shall, to the extent practicable, include the Company Shareholder Representative’s calculation of the Second Proposed Adjustment and provide reasonably detailed information identifying the reason the Second Proposed Adjustment is not accurate. In the event that the Company Shareholder Representative does not timely give such notice, then the Parent’s Second Proposed Adjustment shall be deemed final and the Escrow Agent shall promptly disburse the balance of the Escrow Funds to Parent and/or Paying Agent in accordance with the instructions provided in the Second Adjustment Statement.

(xi) If the Company Shareholder Representative timely sends a written notice in accordance with subsection (x), the matter or matters shall be referred, within ten (10) business days after Parent’s receipt of such notice, to the Firm. The Firm shall evaluate any claim of Misrepresentation Losses, determine the accuracy and amount thereof, and make a final determination as to the amount, if any, of such Misrepresentation Losses. In that connection, the Firm may engage legal counsel to advise the Firm with respect to claims of breach of Article III hereof. The foregoing determinations of the Firm shall be binding on all parties, and the Firm shall deliver such determinations in writing to the Parent and the Company Shareholder Representative (with a copy to the Escrow Agent) with such detail as is reasonably requested. The Escrow Agent shall, on the first business day following its receipt of a joint written instruction from the Parent and the Company Shareholder Representative, disburse the balance of the Escrow Funds in accordance with the instructions provided in such notice, and thereafter the Escrow Agreement shall terminate and the Escrow Agent shall be released from all further obligations under the terms of the Escrow Agreement. The joint written instruction shall be promptly delivered to the Escrow

Agent but in no event later than five (5) days after receipt of the Firm’s written determination. Prior to the distribution of any Escrow Funds, the Escrow Agent shall be entitled to reimbursement from the Escrow Funds of its fees, costs and expenses incurred in connection with acting as Escrow Agent pursuant to the terms of the Escrow Agreement provided, however, that if as a result of the Company Shareholder Representative’s written notice of disagreement with the Parent’s First Proposed Adjustment or Second Proposed Adjustment, the amount finally agreed by the parties or determined by the Firm as the final adjustment has a benefit to the Former Holders of more than Twenty-Five Thousand Dollars ($25,000) greater than the amount proposed in the First Proposed Adjustment or Second Proposed Adjustment, Parent shall pay, or reimburse the Escrow Fund, for the fees, costs and expenses of the Escrow Agent incurred as a result of the Company Shareholder Representative’s efforts inuring to the benefit of the Former Holders. If the Company Shareholder Representative disagrees with the Parent’s First Proposed Adjustment or Second Proposed Adjustment, and the amount finally agreed by the parties or determined by the Firm as the final adjustment results in a benefit to the Parent of Twenty-Five Thousand Dollars ($25,000) or more than the amount proposed in the First Proposed Adjustment or Second Proposed Adjustment or in the aggregate there is no material benefit inuring to the Former Holders as a result of the adjustment or settlement resulting from the Company Shareholder Representative’s efforts, then all of the fees and expenses of the Escrow Agent associated with such review shall be paid as a reduction of any amount payable to the Paying Agent from the Escrow Funds.

(xii) At any time, the Parent and/or the Company Shareholder Representative may propose, and both may agree, to settle all disputed items. In the event there are proposals for settlement from both parties, but no agreed settlement, the party (i.e., Parent, on the one hand, and the Company Shareholder Representative on behalf of the Former Holders, on the other hand) whose last proposed offer for the settlement of the items in dispute, taken as a whole, was farther away from the final determination of the Firm, shall pay all fees and expenses of the Firm associated with such review and determination provided that any amount payable by the Former Holders shall only be paid as a reduction of any amount payable to the Paying Agent from the Escrow Funds. If no such settlement offers were made, then the fees and expenses of the Firm associated with such review shall be shared equally by Parent and the Former Holders, provided that the portion payable by the Former Holders shall only be paid as a reduction of any amount payable by the Paying Agent from the Escrow Funds, and provided, further, that (A) if Parent is obligated to pay or reimburse the fees, costs and expenses of the Escrow Agent in accordance with subsection (xi) of this Section 2.03, Parent shall be responsible for payment of the fees and expenses of the Firm, and (B) if the Former Holders are obligated to pay or reimburse the fees, costs and expenses of the Escrow Agent in accordance with subsection (xi) of this Section 2.03, then all of the fees and expenses of the Firm associated with such review shall be paid as a reduction of any amount payable to the Paying Agent from the Escrow Funds. All of the fees and expenses of the Company Shareholder Representative shall be paid or reimbursed from the Escrow Funds distributed to the Paying Agent prior to disbursement of any amounts to the Former Holders, but after any amounts the Former Holders are required to pay to the Escrow Agent and Firm.

(xiii) The parties hereto agree to use their reasonable good faith best efforts to distribute all Escrow Funds remaining in the Escrow Account pursuant to this Section 2.03(d) no later than one hundred and eighty (180) days after the Closing Date.

(xiv) The Company Shareholder Representative shall not be liable for acts or omissions in the performance of his, her or its responsibilities under this Agreement unless such acts or omissions are finally adjudicated to have involved fraud or willful misconduct. The Parent agrees that the covenants and obligations of the Parent provided for in Section 6.03 shall extend to the Company Shareholder Representative.

SECTION 2.04 EXCHANGE OF CERTIFICATES.

(a) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of shares of Common Stock entitled to receive the Merger Consideration pursuant to Section 2.01(a) or a holder of record of shares of Converted Preferred: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (or in the case of the Converted Preferred, the pro rata portion of the Redemption Amount). Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive in respect of the shares formerly represented by such Certificate pursuant to Section 2.01(a) and the Certificate so surrendered shall forthwith be canceled. As soon as reasonably practicable after receipt of the required documentation from a holder, the Paying Agent shall make payment to such holder by mailing certified or bank checks payable to such holder in next day funds; provided, however, if and to the extent that a holder is entitled to receive a Closing Payment Amount (or Redemption Funds) in excess of $500,000, such holder may, at its option, deliver to the Paying Agent at or after Closing the documentation required herein together with wire transfer instructions, and upon the receipt of the same by the Paying Agent at or after Closing, the Paying Agent shall make payment to such holder by wire transfer of same day funds in accordance with such instructions. At the relevant time provided in Section 2.03(d), the Paying Agent shall pay to the holders who received a Closing Payment Amount, the applicable Deferred Payment Amount owed to such holders by mailing certified or bank checks payable to such holders in next day funds; provided, however, if and to the extent that a holder is entitled to receive a Deferred Payment Amount in excess of $500,000, such holder may, at its option, deliver to the Paying Agent at or after Closing the documentation required herein together with wire transfer instructions, and upon the receipt of the same by the Paying Agent at or after Closing, the Paying Agent shall make payment to such holder by wire transfer of same day funds in accordance with such instructions.

In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(b) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided herein or by Law.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Former Holders for one year after the Effective Time shall be delivered to Parent, upon demand, and any such holders who have not theretofore complied with this Section 2.04 shall thereafter look only to Parent for, and Parent shall remain liable for, payment of such Former Holder’s claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by the Former Holders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(d) No Liability. None of the Paying Agent, Escrow Agent, Parent, Merger Sub or the Surviving Corporation shall be liable to any holder of Shares for any cash (including any dividends or distributions with respect to such Shares) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(e) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(f) Lost Certificates. If any Certificate for Shares shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by the Surviving Corporation, (A) in the event such person is a holder of over 150 Shares, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may reasonably direct, or (B) in the event such person is a holder of 150 or fewer Shares, reasonable personal assurances from such person, in each case as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, then, as the case may be, (x) the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a), and (y) the Parent shall cause the Redemption Amount attributable to such Shares to be paid pursuant to Section 2.01(b).

SECTION 2.05 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration or Redemption Amount to which the holders thereof are entitled pursuant to Section 2.01(a) or Section 2.01(b), as the case maybe.

SECTION 2.06 COMPANY STOCK OPTIONS AND COMPANY WARRANTS.

(a) Between the date of this Agreement and the Closing Date, the Company shall take all necessary action (which action shall be effective as of the Effective Time), including obtaining the consent of the individual option and warrant holders and the adoption of Company Board resolutions, if necessary, to (i) terminate the Company’s Stock Option Plan, (ii) cancel, as of the Effective Time, each option to purchase shares of Common Stock granted under such Stock Option Plan or otherwise (each, a “Company Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time (in each case, without the creation of additional liability to the Company or any Subsidiaries but subject to the terms of this Agreement); and (iii) cancel, as of the Effective Time, each outstanding warrant to purchase shares of Common Stock (each, a “Company Warrant”) that is outstanding and unexercised immediately prior to the Effective Time (in each case, without the creation of additional liability to the Company or any Subsidiaries but subject to the terms of this Agreement).

(b) Each holder of a Company Stock Option or Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and has an exercise price per share of Common Stock that is less than the Merger Consideration shall (subject to the provisions of this Section 2.06) be paid by the Paying Agent, in exchange for the cancellation of such Company Stock Option or Company Warrant, as the case may be, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the difference between the Closing Payment Amount and the applicable exercise price per share of such Company Stock Option or Company Warrant, as the case may be, and (ii) the aggregate number of shares of Common Stock issuable upon exercise of such Company Stock Option or Company Warrant, as the case may be. The Paying Agent shall make payment to the holders of Company Stock Options or Company Warrants within five (5) days following the Closing Date by mailing certified or bank checks payable to such holders in next day funds; provided, however, if and to the extent that a holder is entitled to receive a Closing Payment Amount in excess of $500,000, such holder may, at its option, deliver to the Paying Agent at or after Closing wire transfer instructions, and upon the receipt of the same by the Paying Agent at or after Closing, the Paying Agent shall make payment to such holder by wire transfer of same day funds in accordance with such instructions. Promptly after the determination of the Deferred Payment Amount pursuant to Section 2.03(d) hereof, the Paying Agent shall pay to each former holder of a Company Stock Option or Company Warrant who received a Closing Payment Amount, the applicable Deferred Payment Amount (subject to the fees, and possible reductions and increases contemplated by Section 2.03(d)), by mailing certified or bank checks payable to such holders in next day funds; provided, however, if and to the extent that a holder is entitled to receive a Deferred Payment Amount in excess of $500,000, such holder may, at its option, deliver to the Paying Agent at or after Closing wire transfer instructions, and upon the receipt of the same by the Paying Agent at or after Closing, the Paying Agent shall make payment to such holder by wire transfer of same day funds in accordance with such instructions. Any such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

SECTION 2.07 DISSENTING SHARES.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the applicable provisions of the FBCA, Shares that are outstanding immediately prior to the Effective Time and that are held by any shareholder who is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 607.1301 et seq. of the FBCA shall not be converted into, or represent the right to receive, the Merger Consideration. Any such shareholder shall instead be entitled to receive payment of the fair value of such shareholder’s Dissenting Shares in accordance with the applicable provisions of the FBCA; provided, however, that all Dissenting Shares held by any shareholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such shareholder’s rights to appraisal of such Shares under Section 607.1301 et seq. of the FBCA shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender in the manner contemplated by Section 2.01(b) or provided in Section 2.04, as the case maybe, of the Certificate or Certificates that formerly evidenced such Shares.

(b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the applicable provisions of the FBCA and received by the Company, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the applicable provisions of the FBCA if the Company participates in such negotiations or proceedings. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which includes, inter alia, exceptions to the representations and warranties made by Company to Parent and Merger Sub, the Company hereby represents and warrants to Parent and Merger Sub as follows (a disclosure in any section of the Company Disclosure Schedule which clearly describes the information being disclosed and specifically references another Company Disclosure Schedule, shall constitute a disclosure in such other referenced Company Disclosure Schedule):

SECTION 3.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

(a) The Company and each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by the Company, each other Subsidiary and any other person, is set forth in Section 3.01(b) of the Company Disclosure Schedule.

(c) Section 3.01(c) of the Company Disclosure Schedule lists any and all persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% of such person (collectively, the “Investments”). The Company or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Investment.

SECTION 3.02 ARTICLES OF INCORPORATION AND BYLAWS. The Company has made available to Parent a complete and correct copy of the articles of incorporation and the bylaws or similar organizational documents, each as amended to date, of the Company and each Subsidiary. Such articles of incorporation and bylaws or similar organizational documents are in full force and effect and no other organizational documents are applicable or binding upon the Company or any of its Subsidiaries. Neither the Company nor (to the knowledge of the Company as to any period prior to acquisition of such Subsidiary by the Company) any Subsidiary is, nor has either the Company or any Subsidiary been, in violation of any provision of its articles of incorporation or bylaws or similar organizational documents in any material respect. The Company has made available to Parent complete and correct copies of the minutes of all meetings and all written consents of the Company Board (and each committee thereof) and of the shareholders of the Company, in each case since July 1, 2001 and prior to October 1, 2005.

SECTION 3.03 CAPITALIZATION.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Class A Common Stock, of which 8,096,441 shares were issued and outstanding, no shares were held in the Company’s treasury and (A) 824,341 shares were reserved for future issuance upon the exercise of Company Stock Options and Company Warrants with a term and exercise price, vesting schedule and other material terms set forth in Section 3.03(a) of the Company Disclosure Schedule, (B) 634,035 shares were reserved for future issuance upon the conversion of the Class B Common Stock; and (C) 4,784,333 shares were reserved for future issuance upon the conversion of the Series D Preferred Stock outstanding as of the date of this Agreement, (ii) 1,000,000 shares of Class B Common Stock, of which 634,035 shares were issued and outstanding, no shares were held in the Company’s treasury and no shares were reserved for future issuance for the exercise of stock options, warrants or other instruments convertible into such shares, (iii) 30,000,000 shares of Preferred Stock, par value $.001 per share, of which (A) 14,353 shares of Series D Preferred Stock were issued and outstanding, no shares of which were held in the Company’s treasury and no shares of which were reserved for future issuance for the exercise of stock options, warrants or other instruments convertible into such shares, and (B) 8,000 shares of Series E Preferred Stock are issued and outstanding, no shares of which were held in the Company’s treasury and no shares of which were reserved for future issuance for the exercise of stock options, warrants or other instruments convertible into such shares.

(b) Since December 31, 2004 through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of December 31, 2004, there has been no change in the number of shares of outstanding capital stock of the Company or the number of outstanding Company Stock Options or Company Warrants.

(c) The Company does not have a “poison pill” or similar shareholder rights plan. Except as described in this Agreement and in the Company Disclosure Schedule, there are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary, (B) voting securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (C) equity equivalents, interests in the ownership or earnings of the Company or any Subsidiary or rights with respect to the foregoing. All shares of Common Stock reserved for issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other person. None of the Company or any Subsidiary is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary.

(d) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

(e) The minute books of the Company and the Subsidiaries, as previously made available to Parent, contain in all material respects accurate records of all meetings of and all corporate actions or written consents by the holders of capital stock and the directors of the Company and the Subsidiaries, as applicable. The minute books for the Company and the Subsidiaries made available to Parent for review were correct and complete in all material respects as of September 30, 2005, no further entries have been made through the date of this Agreement, and such minute books contain the true signatures of the persons purporting to have signed them. All material corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company and each Subsidiary accurately and fairly reflect in reasonable detail the activities of the Company and such Subsidiary, and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of the Company and each Subsidiary, as previously made available to Parent, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the Company and each Subsidiary. The books and records of the Company fully and fairly reflect, in all material respects as and to the extent required by GAAP, Consistently Applied, all of its transactions, properties, assets and liabilities. The foregoing representations in subpart (e) with respect to Subsidiaries are made to the knowledge of the Company as to any period prior to acquisition of such Subsidiary by the Company.

(f) Shareholders of the Company. Section 3.03(f) of the Company Disclosure Schedule sets forth, with respect to the Company, the name and address of, and the number of outstanding shares of each class of its capital stock owned of record by, each shareholder of the Company as of the close of business on the date of this Agreement. From December 31, 2004 up to and including the Most Recent Balance Sheet date, the Company has not made any distributions to its shareholders other than cash and PIK dividends to the holders of the Preferred Stock. The Company has paid in full all accumulated dividends on its capital stock that were payable as of the date hereof.

SECTION 3.04 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions, other than with respect to the waiver of any rights triggered by this Agreement or the Transactions (as identified on Section 3.04 of the Company Disclosure Schedule), and the approval of this Agreement and/or the Transactions by the holders of Shares in accordance with the FBCA, the Company’s Articles of Incorporation and Bylaws, and the Shareholder Agreements (collectively, “Shareholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

SECTION 3.05 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Articles of Incorporation or Bylaws (or similar organizational documents) of the Company or any Subsidiary, (ii) subject to (x) obtaining Shareholder Approval, (y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), pursuant to the applicable requirements, if any, of the, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), and the filing and recordation of appropriate merger documents as required by the FBCA (all as identified on Section 3.05 of the Company Disclosure Schedule), and (z) giving the notices and obtaining the consents, approvals, authorizations or permits described in Section 3.05(a) of the Company Disclosure Schedule, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to obtaining Shareholder Approval, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a material loss of a material benefit under, give rise to a right or obligation to purchase or sell assets or securities under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.06 PERMITS; COMPLIANCE. The Company and each Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its material properties or to carry on its business substantially as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary is operating in violation of: (a) any Law applicable to such entity or by which any property or asset of such entity is bound or affected, and (b) any Company Permit to which such entity is a party or by which such entity or any such property or asset of such entity is bound, except in any case for any such violations which would not have a Company Material Adverse Effect. The parties understand that certain licenses used in connection with the Company’s and its Subsidiaries’ businesses are held by individual employees, and that such individual licenses are not assignable to the Merger Sub or Parent.

SECTION 3.07 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

(a) Financial Statements. The Company has previously delivered to Parent or attached to Section 3.07(a) of the Company Disclosure Schedule, are the following financial statements (collectively the “Financial Statements”): (i) the Company’s consolidated audited balance sheet and statements of operations, changes in shareholders’ deficit and cash flows as of and for the stated years ended December 31, 2004 and (ii) the Company’s consolidated unaudited balance sheet and statements of operations, changes in shareholders’ deficit and cash flows as of and for the interim periods beginning January 1, 2005 and ended September 30, 2005 (collectively, the “Most Recent Financial Statements”) (the month ended September 30, 2005 is hereinafter referred to as the “Most Recent Fiscal Month End”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), applied on a consistent basis throughout the periods involved (except to the extent required by changes in GAAP or as may be indicated in the notes thereto, if any) (hereinafter, “Consistently Applied”) and present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations for the periods indicated; provided, that, the Most Recent Financial Statements are subject to normal year-end audit adjustments (which are not material on a consolidated basis) and omit footnotes and other presentation items which are required by GAAP. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

(b) Undisclosed Liabilities. Except as set forth in Section 3.07(b) of the Company Disclosure Schedule, the Company does not have any material liabilities, whether accrued, absolute, contingent or otherwise, of the type required by GAAP to be reflected or reserved against on the balance sheets except (i) to the extent reflected, reserved or taken into account in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2005, including all notes thereto, if any (the “Most Recent Balance Sheet”) and not heretofore paid or discharged, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (iii) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material on a consolidated basis, and (iv) liabilities incurred in the ordinary course of business consistent with past practice prior to the date of the Most Recent Balance Sheet which, in accordance with GAAP Consistently Applied, were not recorded thereon.

SECTION 3.08 INTENTIONALLY OMITTED.

SECTION 3.09 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2004, there has not been any Company Material Adverse Effect except as identified on Section 3.09 of the Company Disclosure Schedule. Except as identified on Section 3.09 of the Company Disclosure Schedule, since December 31, 2004 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, and (b) neither the Company nor any Subsidiary has:

(i) amended or otherwise changed its Articles of Incorporation or Bylaws or similar organizational documents;

(ii) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (x) dividends or other distributions by any Subsidiary only to the Company or any direct or indirect wholly owned Subsidiary of the Company; and (y) dividends required to be paid pursuant to the terms of the Company’s Preferred Stock;

(iii) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock;

(iv) increased the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice, or granted any severance or termination pay to, or entered into any employment, bonus, change of control or severance agreement with, any director or officer or, except in the ordinary course of business in a manner consistent with past practice, any other employee of the Company or of any Subsidiary;

(v) suffered any material damage, destruction or loss (whether or not covered by insurance);

(vi) made any change in financial or Tax accounting methods or practices materially affecting its assets, liabilities or business, except insofar as may have been required or permitted (provided that such permitted change is disclosed on the Company Disclosure Schedule hereto) by a change in GAAP;

(vii) made any acquisition or disposition of any real property or any portion of its business;

(viii) made any material tax election or settled or compromised any material United States federal, state or local income tax liability; or

(ix) announced an intention, entered into any formal or informal agreement or otherwise made a commitment, to do any of the foregoing.

SECTION 3.10 ABSENCE OF LITIGATION. Except as set forth on Section 3.10 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority or arbitrator that would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action in connection with his status as an officer or director of the Company or any Subsidiary. Other than pursuant to Articles of Incorporation, Bylaws or other organizational documents, no Contract between the Company or any Subsidiary and any current or former director or officer exists that provides for indemnification. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.11 EMPLOYEES; EMPLOYEE BENEFIT PLANS.

(a) Employees. Section 3.11(a) of the Company Disclosure Schedule sets forth the name and current rate of compensation of the employees of the Company and its Subsidiaries (“Employees”) as of October 20, 2005. There are no accrued and unpaid vacation pay for any Employees except for the accruals set forth on Section 3.11(a) of the Company Disclosure Schedule. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and, to the Company’s knowledge, there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is no pending or, to the Company’s knowledge, threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operations. Neither the Company nor any agent, representative or employee thereof has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the Company’s knowledge, threatened charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage or threat thereof involving any of the employees of the Company during the 24 months prior to the date hereof. The Company has complied in all material respects with applicable Laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended.

(b) Section 3.11(b) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the “Plans”). The Company has made available to Parent a true and complete copy of each Plan and has made available to Parent a true and complete copy of (where applicable) (A) each trust or funding arrangement prepared in connection with each such Plan, (B) the two most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500, (C) the most recently received IRS determination letter for each such Plan, (D) the two most recently prepared actuarial reports and financial statements in connection with each such Plan, and (E) the most recent summary plan description and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employees, consultants, or directors of the Company or any Subsidiary concerning the extent of the benefits provided under a Plan.

(c) Neither the Company nor any Subsidiary has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the United States Internal Revenue Code of 1986, as amended (the “Code”) or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). No Plan exists that could result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of the Company or any Subsidiary as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event). There is no contract, plan or arrangement (written or otherwise)

covering any current or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(d) With respect to the Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any Subsidiary could reasonably be expected to be subject to any actual or contingent liability under the terms of such Plan or any applicable Law which would reasonably be expected to have a Company Material Adverse Effect.

(e) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS covering all of the provisions applicable to the Plan for which determination letters or prototype opinion letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the knowledge of the Company, no circumstance exists that could reasonably be expected to result in the revocation of such exemption.

(f) (i) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (ii) no Plan provides retiree welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code.

(g) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, that would reasonably be expected to have a Company Material Adverse Effect, (ii) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened.

SECTION 3.12 INTENTIONALLY OMITTED

SECTION 3.13 REAL PROPERTY; TITLE TO ASSETS.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.13(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Subsidiary (collectively, the “Leased Properties”) and sets forth the Company or the Subsidiary holding such leasehold interest, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions remaining payable by the Company or any Subsidiary in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). The Company or the applicable Subsidiary set forth on Section 3.13(b) of the Company Disclosure Schedule owns a valid leasehold interest in the Leased Properties, free and clear of all Liens other than Permitted Liens. True, correct and complete copies of all Lease Documents have been delivered to Parent. Each of the Lease Documents is valid, binding and in full force and effect as against the Company or the Subsidiaries and, to the Company’s knowledge, as against the other party thereto. Neither the Company nor any Subsidiary has received written notice under any of the Lease Documents of any default, and, to the Company’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by the Company or the applicable Subsidiaries thereunder.

(c) To the Company’s knowledge, there are no latent defects or adverse physical conditions affecting any Leased Property or the improvements thereon, other than those that would not reasonably be expected to have a Company Material Adverse Effect.

(d) To the Company’s knowledge, the Company and the Subsidiaries own, or have valid leasehold rights to, all material furniture, fixtures, equipment, operating supplies and other personal property

(collectively, the “Personal Property”) necessary for the operation of each Leased Property, subject to no Liens in the case of owned Personal Property. The Company owns or has a valid leasehold right to all Personal Property at each central monitoring station. Section 3.13(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all the material items of equipment, machinery, computers, chattels, tools, parts, machine tools, furniture, furnishings and fixtures, owned by the Company as of September 30, 2005. Section 3.13(d) of the Company Disclosure Schedule also sets forth a complete and accurate list of the material items of equipment leased by the Company as of September 30, 2005. The Company has good title to the items described in such Schedule and valid and subsisting leasehold rights to such items as are being leased by it free and clear of all Liens except Permitted Liens. Section 3.13(d) of the Company Disclosure Schedule also sets forth a complete and accurate list of the vehicles owned or leased by the Company and its Subsidiaries. All personal property owned by the Company at any location at which the Company provides alarm or security services as of the applicable date(s) in the Financial Statements, has a useful life at least as long as that which was utilized for purposes of the Company’s Financial Statements.

SECTION 3.14 INTELLECTUAL PROPERTY.

(a) (i) To the Company’s knowledge, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any Subsidiary that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon, or may infringe upon or misappropriates the Intellectual Property rights of any third party; (ii) with respect to each item of Intellectual Property that is owned by the Company or a Subsidiary and is material to its operations (“Owned Intellectual Property”), all of which is set forth on Section 3.14 of the Company Disclosure Schedule, the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to use such Owned Intellectual Property in the continued operation of its respective business; (iii) with respect to each item of Intellectual Property that is licensed to or otherwise held or used by the Company or a Subsidiary and is material to its operations (“Licensed Intellectual Property”), the Company or a Subsidiary has the right to use such Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Licensed Intellectual Property; (iv) none of the Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the Company’s knowledge, the Owned Intellectual Property is valid and enforceable; (v) to the Company’s knowledge, no person is engaging in any activity that infringes upon the Owned Intellectual Property; (vi) to the Company’s knowledge, each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vii) to the Company’s knowledge, no party to any license of the Licensed Intellectual Property is in breach or default of any material provision thereof or thereunder; (viii) the Company has taken all reasonable actions (including executing non-disclosure and intellectual property assignment agreements) to protect, preserve and maintain the Owned Intellectual Property; and (ix) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company’s rights with respect to the Owned Intellectual Property or the Licensed Intellectual Property.

(b) For purposes of this Agreement, “Intellectual Property” means (i) United States patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) all items of software, source code, object code or other computer program of whatever name and (v) confidential and proprietary information, including trade secrets and know-how.

SECTION 3.15 TAXES.

(a) The Company and the Subsidiaries (i) have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and, except as set forth in Section 3.15(a) of the Company Disclosure Schedule, all such filed Tax Returns are true, correct and complete in all material respects; and (ii) have timely paid or will timely pay all amounts of Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. Prior to the Closing, the Company shall file the amended Tax Returns specified in item (i) on Section 3.15(a) of the

Company Disclosure Schedule, and pay all amounts of Taxes due and payable with respect thereto. All amounts of Taxes required to have been withheld by or with respect to the Company and its the Subsidiaries have been or will be timely withheld and remitted to the applicable taxing authority.

(b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of any Tax or Tax matter of the Company or any Subsidiary. No deficiency for any amount of Tax has been asserted or assessed by any taxing authority in writing against the Company or any Subsidiary, except deficiencies that have been satisfied by payment, settled or been withdrawn or contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no Tax liens on any assets of the Company or any Subsidiary (other than any liens for Taxes not yet due and payable for which adequate reserves have been set aside in accordance with GAAP or for Taxes being contested in good faith). Neither the Company nor any Subsidiary is subject to any accumulated earnings tax or personal holding company tax.

(c) Neither the Company nor any Subsidiary has made any payment that would not be deductible pursuant to Section 162(m) of the Code as to which it has taken a deduction, or is obligated to make any such payment.

(d) There are no pending or, to the knowledge of the Company, potential claims for indemnity (other than customary customer credits or other agreements or arrangements arising in the ordinary course of business) against the Company or any Subsidiary (other than intercompany obligations) under any indemnification, allocation or sharing agreement with respect to income Taxes.

(e) Except as set forth in Section 3.15(e) of the Company Disclosure Schedule neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(f) No claim is pending by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that the Company or such Subsidiary is or may be subject to Tax by such taxing authority.

(g) Neither the Company nor any Subsidiary is a party to any understanding or arrangement described in Section 6111(d) or Section 6662 (d) (2) (C) (iii) of the Code.

(h) There are no proposed reassessments of any property owned by the Company and the Subsidiaries that could result in a material increase in the amount of any Tax to which the Company or any such Subsidiary would be subject.

(i) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision under state or local Law, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (3) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (4) installment sale or open transaction disposition made on or prior to the Closing, or (5) prepaid amount received on or prior to the Closing.

(j) Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code.

(k) For purposes of this Agreement:

(l) “Tax” or “Taxes” shall mean any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or Tax authority.

(i) “Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof

SECTION 3.16 ENVIRONMENTAL MATTERS.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) none of the Company or any of the Subsidiaries has violated, or is in violation of, any Environmental Law; (ii) to the Company’s knowledge, there is and has been no presence, release or threat of release of Hazardous Substances at, on, under or affecting (A) any of the properties currently leased or operated by the Company or any of the Subsidiaries or, during the period of the Company’s or the Subsidiaries’ lease or operation thereof, formerly leased or operated by the Company or any of the Subsidiaries, or (B) any location at which Hazardous Substances are present for which the Company or any of the Subsidiaries is or is allegedly liable, under conditions in the case of either clauses (A) or (B) that would reasonably be expected to result in a liability or obligation to the Company or any of the Subsidiaries, or, as the Company and the Subsidiaries are currently operated, adversely affect the revenues of the Company or any of the Subsidiaries; (iii) the Company and the Subsidiaries have obtained and are and have been in compliance with all, and have not violated any, required Environmental Permits; (iv) there are no written claims pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries alleging violations of or liability or obligations under any Environmental Law or otherwise concerning the presence or release of Hazardous Substances; and (v) none of the Company or any of the Subsidiaries has received any written notice of, is a party to, or, to the knowledge of the Company, is reasonably likely to be affected by any proceedings, any investigations or any agreements concerning such matters. The Company has provided to Parent a copy of all material studies, audits, assessments or investigations concerning compliance with, or liability or obligations under, Environmental Law affecting the Company or any Subsidiary that is in the possession or, to the knowledge of the Company, control of the Company or any Subsidiary.

(b) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Authority, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or human health and safety as affected by Hazardous Substances or materials containing Hazardous Substances.

(ii) “Environmental Permits” means any permit, license registration, approval, notification or any other authorization pursuant to Environmental Law.

(iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants, contaminants, or words of similar import, in or regulated under the following United States federal statutes and any analogous state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos, molds that could reasonably be expected to adversely affect human health, urea formaldehyde foam insulation and radon; and (E) any substance, material or waste regulated by any Governmental

Authority pursuant to, or that would reasonably be expected to result in liability under, any Law in addition to those identified in (A) above the primary purpose of which is the protection of the environment or human health and safety as affected by environmental media.

SECTION 3.17 MATERIAL CONTRACTS.

(a) Section 3.17(a) of the Company Disclosure Schedule contains a list of the following Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:

(i) any lease of real or personal property providing for annual rentals of $25,000 or more;

(ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days notice by the Company or the Subsidiaries and that provides for or is reasonably likely to require either (A) annual payments to or from the Company and the Subsidiaries of $25,000 or more, or (B) aggregate payments to or from the Company and the Subsidiaries of $25,000 or more;

(iii) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iv) any Contract (other than among consolidated Subsidiaries) under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Leased Property (except, with respect to the transfer of Leased Properties, restrictions contained in the Lease Documents). “Indebtedness” means (A) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (B) obligations under conditional sale or other title retention Contracts relating to purchased property, (C) capitalized lease obligations, (D) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (E) guarantees of any of the foregoing of any other person;

(v) any Contract which would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) if the Company were a reporting company thereunder (other than Contracts described in Item 601(b)(10)(iii) to the extent specifically identified on another Company Disclosure Schedule to this Agreement and excluding any compensation tables);

(vi) any Contract that purports to limit in any material respect the right of the Company or the Subsidiaries (A) to engage in any line of business, or (B) to compete with any person or operate in any location;

(vii) any Contract to which the Company or any of its Subsidiaries has continuing indemnification obligations or potential liability under any purchase price adjustment;

(viii) any Contract providing for the sale or exchange of, or option to sell or exchange, any Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate;

(ix) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (viii) of this Section 3.17(a)) or capital stock or other equity interests of another person;

(x) any Contract pursuant to which the Company or any of the Subsidiaries manages any real property;

(xi) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Leased Properties, under which the Company or any of the Subsidiaries has, or expects to incur, an obligation in excess of $25,000 in the aggregate;

(xii) (xii) any advertising or other promotional Contract providing for payment by the Company or any Subsidiary of $25,000 or more;

(xiii) any Contract with respect to any monitoring station used by the Company;

(xiv) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and the Subsidiaries; and

(xv) any Contract (other than Contracts referenced in clauses (i) through (xiii) of this Section 3.17(a)) which by its terms calls for payments by the Company and the Subsidiaries in excess of $25,000.

(the Contracts described in clauses (i) through (xv) and those required to be identified in Sections 3.11(b), 3.13(b) and 3.17(c) of the Company Disclosure Schedule, in each case together with all exhibits and schedules thereto being, the “Material Contracts”).

(b) (i) Neither the Company nor any Subsidiary is and, to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any of the Subsidiaries have received any claim of default or notice of cancellation under any Material Contract, and (iii) to the Company’s knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

(c) There are no Contracts or transactions between the Company or any Subsidiary, on the one hand, and any (i) officer or director of the Company or any Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of the Company, or (iii) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or such record or beneficial owner, on the other hand, except those of a type available to employees generally, other than as set forth on Section 3.17(c) of the Company Disclosure Schedule.

(d) Accounts Receivable; Inventory; Returns. The accounts receivable of the Company, as of the Most Recent Fiscal Month End, taken as a whole, are properly reflected on the books and records of the Company in accordance with GAAP Consistently Applied, are validly and legally binding, and arose in the ordinary course of business from bona fide transactions. Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, such accounts receivable are current and are reasonably expected to be collected within six months of the date hereof without set off or counterclaim, except to the extent of any bad debt reserve set forth on the Most Recent Balance Sheet. Except as otherwise set forth in Section 3.17(d) of the Company Disclosure Schedule, the inventory of the Company and the Subsidiaries, taken as a whole, as of the Most Recent Fiscal Month End, is usable and saleable in the ordinary course of business, except to the extent written down or reserved against on the Most Recent Financial Statements. Except as otherwise set forth in Section 3.17(d) of the Company Disclosure Schedule, the Company’s and the Subsidiaries’ inventory, taken as a whole, is valued on the Company’s and the Subsidiaries’ books of account in accordance with GAAP Consistently Applied (on an average cost basis) at the lower of cost or market. The Company purchases goods through its suppliers on a purchase order basis. Except as otherwise set forth in Section 3.17(d) of the Company Disclosure Schedule, the Company’s rights under each outstanding purchase order will not be affected by the Transactions.

(e) Guarantees. Except as set forth on Section 3.17(e) of the Company Disclosure Schedule, the Company is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other person.

(f) Banks and Depositories. Section 3.17(f) of the Company Disclosure Schedule sets forth a list of the name and address of each bank, savings and loan or other financial institution in which the Company or a Subsidiary has an account or safe deposit box and the identity of each such account or safe deposit box. The Company maintains commercially appropriate policies and procedures and oversight with respect to access to such accounts and safe deposit boxes.

(g) Suppliers. Section 3.17(g) of the Company Disclosure Schedule sets forth a true, accurate and complete list of the seven largest suppliers of the Company in terms of purchases during the most recently completed fiscal year and the portion of current fiscal year ended October 31, 2005 (collectively, the “Major Suppliers”). Since December 31, 2004, except as set forth on Section 3.17(g) of the Company Disclosure Schedule, there has not been any material dispute between the Company and any Major Supplier, and, no Major Supplier has stated in writing to the Company that such Major Supplier intends to materially reduce sales to, or to otherwise materially reduce its business relationship with, the Company.

(h) Customer Recurring Revenue. No customer of the Company as of the date of this Agreement accounts for more than 2% of the Company’s annual recurring revenue.

(i) Names; Prior Acquisitions; Business Locations. All names under which the Company or any Subsidiary does business as of the date hereof are specified on Section 3.17(i) of the Company Disclosure Schedule. Except as set forth on Section 3.17(i) of the Company Disclosure Schedule, the Company has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years. As of the date hereof, the Company has no office or place of business other than as identified on Section 3.17(i) of the Company Disclosure Schedule and the Company’s principal places of business and chief executive offices are indicated on Section 3.17(i) of the Company Disclosure Schedule, and, except for equipment leased to customers in the ordinary course of business, all locations where the equipment, inventory, chattel paper and books and records of the Company is located as of the date hereof are fully identified on Section 3.17(i) of the Company Disclosure Schedule.

SECTION 3.18 INSURANCE. Section 3.18 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Subsidiary, true and complete copies of which have been made available to Parent. With respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the knowledge of the Company, without independent inquiry, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) no notice of cancellation or termination has been received by the Company or any Subsidiary; and (e) the policy is sufficient for compliance with all requirements of Law and requirements of all Contracts to which the Company or the Subsidiaries are parties or otherwise bound.

SECTION 3.19 BOARD APPROVAL; VOTE REQUIRED.

(a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company’s shareholders, (ii) approved this Agreement, and (iii) recommended that the shareholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the adoption of this Agreement by holders of (i) a majority of the combined voting power of the outstanding shares of Common Stock, voting together, as one class, with those shares of Series D Preferred Stock that are entitled to vote in accordance with the terms thereof and (ii) a majority of the voting power of the outstanding shares of Common Stock, voting together as one class.

SECTION 3.20 INTERESTED PARTY TRANSACTIONS. Except as set forth in Section 3.20 of the Company Disclosure Schedule, since January 1, 2004, no event has occurred that would have been required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC if the Company were a reporting company (except events also reportable pursuant to Item 402 of Regulation S-K to the extent specifically identified on another Company Disclosure Schedule to this Agreement).

SECTION 3.21 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company other than USBX Advisory Services LLC.

SECTION 3.22 ALARM SYSTEMS AND ALARM ACCOUNTS.

(a) To the Company’s knowledge, the alarm systems which are leased by the Company to customers are in good working order and condition, except for ordinary wear and tear, routine service needs and customer misuse or nonuse. To the Company’s knowledge the alarm system equipment for such alarm systems that were installed by the Company were so installed in all material respects in accordance with good workmanlike practices prevailing in the industry at the time of installation. To the Company’s knowledge since January 1, 2002, all equipment sold or leased by the Company to customers was of merchantable quality at the time of its sale or lease, and the Company has not breached in any material respect any express or implied warranties in connection with such sales or leases. To the Company’s knowledge, all alarm systems and equipment installed by the Company were so installed in conformity in all material respects with the respective subscriber contracts pursuant to which such systems were installed and in conformity in all material respects with applicable legal requirements at the time of installation. The Company has performed all warranty service and other repairs requested by customers as of July 1, 2005, with the exception of scheduled routine service and repairs.

(b) Except as set forth in Section 3.22(b) of the Company Disclosure Schedule, the Company does not have any free, discounted or bartered service liability to existing customers, except to specific customers as reflected in its books and records, and, in the aggregate, not more than $500 per month based on the Company’s current rates for such services, and nothing would prohibit Parent from discontinuing, without liability any free service after Closing. The Company does not have any liability for the refund of monies to customers other than obligations to refund deposits or overpayments (without interest) made by customer in the ordinary course of business.

SECTION 3.23 CUSTOMER AGREEMENTS.

(a) Set forth on Section 3.23 of the Company Disclosure Schedule is a list of the Company’s contracts with their twenty (20) largest customers as of June 30, 2005, as measured by recurring revenues attributable to such customers as of June 30, 2005 including the amount of such recurring revenues as well as each contract with a homeowner’s association or a municipality that is not on a standard form (the “Large Customer Agreements”). Each such Large Customer Agreement is valid and enforceable by the Company against any other party thereto in accordance with its terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth on Section 3.23 of the Company Disclosure Schedule, the Company is in compliance with all of the material terms of the Large Customer Agreements and no default or event of default, or event or condition that, to the Company’s knowledge, with notice or lapse of time or both would constitute such a default, on its part or on the part of any other party thereto exists with respect to any liability to such customer party to any Large Customer Agreement. Except as set forth on such Schedule, no Large Customer Agreement contains any material contractual requirement with respect to which there is a reasonable likelihood the Company will be unable to comply in any material respect.

(b) Since May 1, 2003, the Company has provided each residential customer that it originated (and did not acquire from a third party) with the three (3) day right of rescission in compliance with the provisions of 16 C.F.R. Part 429 (Cooling Off Period for Door to Door Sales) and any applicable state Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 CORPORATE ORGANIZATION. Each of Parent and Merger Sub is a corporation, in each case, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 4.02 ARTICLES OF INCORPORATION AND BYLAWS. Parent has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation or Bylaws, as amended or restated.

SECTION 4.03 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate and shareholder action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

SECTION 4.04 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the FBCA and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iii) the notification requirements of the HSR Act, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

SECTION 4.05 ABSENCE OF LITIGATION. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its affiliates before any Governmental Authority that would or seeks to delay or prevent the consummation of any of the Transactions. As of the date of this Agreement, neither Parent nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to delay or prevent the consummation of any of the Transactions.

SECTION 4.06 OPERATIONS OF MERGER SUB. Merger Sub is as of the date hereof a direct, wholly owned subsidiary of Parent, and will be as of the Effective Time an indirect wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement, and has no liabilities nor obligations other than as set forth in this Agreement.

SECTION 4.07 BROKERS. No broker, finder or investment banker, financial advisor, or other person other than Lehman Brothers, the fees and expenses of which will be paid solely by Parent, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.08 INFORMATION SUPPLIED. To Parent’s and Merger Sub’s knowledge none of the information provided or to be provided by Parent or Merger Sub for inclusion or incorporation by reference in the proxy statement or consent solicitation materials to be mailed by the Company pursuant to Section 6.01 hereof will at the time the proxy statement or consent solicitation materials are first mailed to the Company’s shareholders, or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.09 BOARD AND SHAREHOLDER DETERMINATIONS. The Board of Directors of Parent, at a meeting duly called and held, adopted resolutions approving this Agreement and the Transactions, and the Parent, as sole shareholder of Merger Sub, has duly adopted resolutions approving this Agreement and the Transactions.

SECTION 4.10 NO PARENT STOCKHOLDER VOTE. No vote of the holders of shares of Parent capital stock is necessary to approve this Agreement, the Merger or the Transactions.

SECTION 4.11 SOLVENCY OF PARENT. Immediately after the Effective Time and after giving affect to any change in Parent’s assets and liabilities as a result of the Merger, to the Parent’s knowledge, the Parent will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liabilities on its existing debts as they mature), (ii) have unreasonably small capital with which to continue its business, or (iii) has incurred debts beyond its ability to pay as they become due.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule or otherwise consented to in writing by Parent, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with applicable Law, and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition, to maintain and protect rights in material Intellectual Property used in the business of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which shall respond to a request for consent promptly but not later than five (5) days after receipt of a request, (provided, however, that with respect to Sections 5.01(e)(ii), 5.01(h) pertaining to settlements or compromises, 5.01(i), 5.01(j), 5.01(l) and 5.01(n) such written consent shall not be unreasonably withheld):

(a) amend or otherwise change its Articles of Incorporation, Bylaws or other similar organizational documents;

(b) issue, sell, pledge, dispose of, grant, encumber, or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary (except for (A) the issuance of shares of Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement; (B) the issuance of shares of Common Stock upon the exercise of Company Warrants outstanding on the date of this Agreement; (C) the issuance of shares of Common Stock upon the conversion of shares of Series D Preferred Stock or Class B Common Stock, in accordance with their respective terms; or (D) the issuance of Preferred Stock in satisfaction of the Company’s PIK dividend obligations; or (ii) any Personal Property or other assets of the Company or any Subsidiary, except assets (other than Leased Properties) that are not material in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (i) dividends or other distributions by any Subsidiary only to the Company or any direct or indirect wholly owned Subsidiary; and (ii) dividends payable pursuant to the terms of the Company’s Preferred Stock;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any Subsidiary (except upon the conversion of shares of Series D Preferred Stock or Class B Common Stock, in each case in accordance with their terms);

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets (including assets or accounts from suppliers, vendors or dealers) in the ordinary course of business and in a manner consistent with past practice; (ii) authorize, or make any commitment with respect to, any capital expenditure, other than maintenance expenditures at existing Leased Properties in the ordinary course of business and consistent with past practice; (iii) enter into any new line of business; or (iv) make investments in persons other than existing Subsidiaries;

(f) (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation in the ordinary course of business and in a manner consistent with past practice; (ii) grant any retention, severance or termination pay (other than pursuant to the severance policy of the Company or its Subsidiaries as in effect on the date hereof) to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or of any Subsidiary; (iii) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by Law; or (iv) loan or advance any money or other property to any current or former director, officer or employee of the Company or the Subsidiaries;

(g) make any change (or file for such change) in any method of Tax accounting;

(h) make, change or rescind any material Tax election, file any amended Tax Return, except as described in Section 3.15(a) and as required by applicable Law, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any material United States federal, state or local income Tax liability, audit, claim or assessment, or surrender any right to claim for a Tax Refund;

(i) pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an Action, other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent with past practice;

(j) waive, release, assign, settle or compromise any pending or threatened Action;

(k) other than in the ordinary course of business and in a manner consistent with past practice, (i) enter into, amend, modify or consent to the termination of (other than a termination in accordance with its terms) any Material Contract, or (ii) amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) the Company’s or any Subsidiary’s rights thereunder;

(l) make any expenditure in connection with any advertising or marketing, other than in the ordinary course of business and in a manner consistent with past practice;

(m) fail to maintain in full force and effect the existing insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses;

(n) enter into, amend, modify or consent to the termination of any Contract that would be a Material Contract or transaction that would be required to be set forth in Section 3.17(c) of the Company Disclosure Schedule if in effect on the date of this Agreement;

(o) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

(p) repurchase, repay or incur any Indebtedness (other than in connection with letters of credit in the ordinary course of business), or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, except for repayments of Indebtedness, in amounts and at times determined by the Company in its discretion, under that certain Amended and Restated Credit Agreement dated as of May 26, 2004 among the Company, General Electric Capital Corporation, as Administrative Agent, GECC Capital Markets Group, Inc., as Lead Arranger and other lenders who are a party thereto (the “Credit Agreement”), and except in the ordinary course of business and consistent with past practice; or

(q) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02 CONDUCT OF BUSINESS BY PARENT AND MERGER SUB PENDING THE MERGER. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, (a) take any action to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (b) take any action that would reasonably be likely to materially delay the consummation of the Transactions.

SECTION 5.03 REPORTING REQUIREMENTS. The Company will deliver to Parent and Merger Sub:

(a) within thirty (30) days after the end of each month, consolidated unaudited balance sheets and statements of operations for the Company, prepared in accordance with GAAP Consistently Applied, and comparing such financial position and results of operations against the same periods for the prior year: and

(b) within a reasonable time after Parent’s or Merger Sub’s written request, such other information respecting the financial condition, operations, receivables, new inventory, machinery or equipment of the Company as Parent or Merger Sub may from time to time reasonably request, as consistent with the Company’s past practice as to similar information requests during Parent’s or Merger Sub’s due diligence review prior to the execution of this Agreement by the parties hereto.

SECTION 5.04 SOLVENCY COVENANT. Parent agrees to provide to the Company any opinions (together with the supporting documentation delivered in connection therewith) regarding the matters referred to in Section 4.11 as are provided to any banks or other lenders or sources of financing in connection with the Merger within two (2) business days after the same are provided to such banks or other lenders or other sources of financing. All such documentation and information provided by the Parent to the Company pursuant to this Section 5.04 will be subject to the provisions of the Confidentiality Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 COMPANY SHAREHOLDERS’ MEETING.

(a) The Company shall take all action necessary in accordance with the FBCA and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders entitled to vote on such matters to consider and vote upon the Merger (the “Shareholders’ Meeting”) or, at the Company’s option, conduct a solicitation of shareholder consents adopting and approving the Merger (the “Consent Solicitation”). The Company shall use its reasonable efforts to solicit from the shareholders of the Company entitled to vote on the matter votes, proxies or consents in favor of the Merger and shall take all other actions necessary or advisable to secure the vote or consent of shareholders required by the FBCA to approve this Agreement. In connection with the Shareholders’ Meeting or the Consent Solicitation, Parent shall provide to the Company for dissemination to the Company’s shareholders, such information with respect to Parent and Merger Sub as the Company shall reasonably request. Parent shall promptly inform the Company of any material development which shall require the information provided by and with respect to the Parent or Merger Sub and contained in the proxy solicitation materials relating to the Shareholders’ Meeting or in the Consent Solicitation to be amended or supplemented in order to comply with the provisions of Section 4.08 hereof.

(b) Parent agrees to cause each share of capital stock of the Company owned by Parent, or any subsidiary or affiliate of Parent, to be voted in favor of the Merger.

(c) Company agrees to promptly reject any right of first refusal it may have to purchase any shares pursuant to the terms of the Shareholders Agreement or otherwise, insofar as such right relates to the consummation of the Merger and to promptly provide any notices to any other rightsholder with respect to such right of first refusal and the rejection thereof.

SECTION 6.02 NO SOLICITATION OF TRANSACTIONS.

(a) The Company agrees that neither it nor any Subsidiary shall, nor shall it authorize or permit the Representatives of the Company or its Subsidiaries to, directly or indirectly: (i) initiate, solicit or encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction Proposal (as defined below), (ii) enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction Proposal, (iii) enter into any agreement with respect to a Competing Acquisition Proposal,

(iv) agree to or endorse any Competing Transaction Proposal, or (v) authorize any of the officers or directors of the Company or any of its Subsidiaries to take any such action, and the Company shall use its reasonable efforts to cause the directors, officers, employees, agents and representatives of the Company and its Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company) not to take any such action. Nothing contained in this Section 6.02 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide expression of interest in writing to enter into a Competing Transaction Proposal if: (A) the Board of Directors of the Company, after consultation with and receipt of written advice from Squires, Sanders & Dempsey L.L.P. (or other outside counsel of nationally recognized reputation), determines in good faith by a majority vote that the failure to do so is reasonably likely to result in a violation by the Board of Directors of its fiduciary duties to the Company’s shareholders under applicable Law, (B) the Board of Directors of the Company has no reason to believe that the expression of interest is not made in good faith, (C) promptly after furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides verbal notice within 24 hours and written notice within 48 hours to Parent to the effect that it plans to furnish information to, or enter into discussions or negotiations with, such person or entity, (D) prior to furnishing such information to such person or entity, the Company receives from such person or entity an executed confidentiality agreement, with terms reasonably satisfactory to the Company, and (E) the Company keeps Parent fully informed, on a current basis, of the status of any such discussions or negotiations including the terms and conditions of any such Competing Transaction Proposal, provided that any disclosure of such terms and conditions shall be covered by the confidentiality agreement dated December 8, 2004, as amended to date, between Parent and the Company (the “Confidentiality Agreement”). If any Competing Transaction Proposal is in writing, the Company shall furnish a copy of the same to Parent within two (2) business day after Company receives the same, and any updates or amendments thereto within two (2) business day after receipt.

(b) For purposes of this Agreement, “Competing Transaction Proposal” shall mean any of the following involving the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any direct or indirect sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions; or (iii) any tender offer (including a self-tender offer) or exchange offer for twenty-five percent (25%) or more of the outstanding Shares of the Company or the filing of a registration statement under the Securities Act, in connection therewith.

(c) Notwithstanding any other provision of this Agreement, if the Board of Directors of the Company determines, in its good faith judgment, that a Competing Transaction Proposal is a Superior Acquisition Proposal (as defined below), the Board of Directors of the Company may terminate this Agreement; provided, that: (A) the Company provides at least ten (10) business days prior written notice to the Parent of its intention to terminate this Agreement; (B) during such ten (10) business day period (or longer period if extended by the Company and the Parent) (the “Negotiation Period”), the Company agrees to negotiate in good faith with the Parent regarding such changes as the Parent may propose to the terms of this Agreement, with the intent of enabling the Company to agree to a modification of this Agreement so that the transactions contemplated hereby may be consummated; and (C) after expiration of the Negotiation Period, the Competing Transaction Proposal remains a Superior Acquisition Proposal (taking into account any modifications to the terms hereof proposed by the Parent) and the Board of Directors of the Company confirms its determination (after consultation with outside legal counsel and its outside financial advisors) that such Competing Transaction Proposal is a Superior Acquisition Proposal. If the party making the Superior Acquisition Proposal comes forth with a further proposal, further notice pursuant to this Section shall be provided to Parent.

(d) For purposes of this Agreement, “Superior Acquisition Proposal” means any bona fide, written Competing Transaction Proposal made by a third party, not solicited in violation of subsection 6.02(a), that is on terms that the Board of Directors of the Company reasonably determines in good faith (after consulting with its outside financial advisors) by a majority vote would after taking into account all the terms and conditions of the Competing Transaction Proposal including any breakup fees, expenses, reimbursement provisions and conditions (including but not limited to financial, legal or regulatory conditions) to consummate the transaction (A) result in a transaction that is more favorable, from a financial point of view, to the Company Shareholders than the transactions contemplated hereby if such Competing Transaction Proposal were to be consummated, (B) the Board of Directors reasonably believes that the Competing Transaction Proposal has a substantial likelihood of being consummated and (C) for which financing, to the extent required, is then fully committed or is from a person which, in the good faith reasonable judgment of the Board of Directors (after consultation with its outside financial advisors) is financially capable of consummating the proposal.

SECTION 6.03 DIRECTORS’ AND OFFICERS’ INDEMNIFICATION.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against all losses, expenses (including attorneys’ fees and other expenses of investigation or litigation, including on appeal), claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required under the FBCA (including Section 607.0850 and subsection (7) thereof) or other applicable state Law (as amended from time to time but only to the extent such amendment enhances such Indemnified Parties’ right to indemnification) and shall also advance expenses as incurred to the fullest extent permitted under the FBCA (including Section 607.0850 and subsection (7) thereof) or other applicable state Law, provided that the person to whom expenses are advanced provides, if requested, the undertaking to repay such advances under the circumstances contemplated by the FBCA. Parent and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any claim, action, suit, proceeding or investigation (a “Claim”), existing in favor of the Indemnified Parties as provided in the Company’s or any Subsidiary’s Articles of Incorporation, Bylaws or resolutions of their Boards of Directors, as in effect as of the date hereof, with respect to matters occurring prior to and through the Effective Time, shall survive the Merger and shall continue in full force and effect. Parent shall cause the Surviving Corporation to fulfill and honor in all respects such indemnification obligations in accordance with their terms. Subject to any limitation imposed from time to time under applicable Law, the provisions with respect to indemnification set forth in the Articles of Incorporation and Bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person.

(b) Without limiting the foregoing, in the event any claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) such Indemnified Party may retain counsel satisfactory to it (subject to approval by Parent and the Surviving Corporation, which approval will not be unreasonably withheld), (ii) Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for such Indemnified Party promptly as statements therefor are received, and (iii) Parent and the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Parent nor the Surviving Corporation shall be liable for any settlement of any Claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.03, upon learning of any such Claim, shall notify Parent (but the failure so to notify Parent shall not relieve it from any liability for indemnification under this Section 6.03 which it may have except to the extent such failure materially prejudices Parent), and shall deliver to Parent, upon request, the undertaking, if any, contemplated by the FBCA in connection with the advance of expenses. To the extent that a Claim is brought against more than one Indemnified Party, such Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(c) From the Effective Time until the sixth anniversary of the Effective Time (the “Tail Period”), Parent shall cause the Surviving Corporation to maintain in effect, for the benefit of the Indemnified Parties with respect to acts or omissions occurring prior to the Effective Time, a “tail” policy (the “Tail Policy”) based on the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement, a true and correct copy of which has previously been provided to the Parent; provided, however, that (i) the Surviving Corporation may substitute for the Tail Policy a policy or policies of comparable coverage with an insurance company having a comparable or better AM Best rating and of a comparable quality and (ii) the Surviving Corporation shall not be required to pay, for the Tail Period, an aggregate annual premium for the Tail Policy (or for any substitute policies) in excess of $125,000. In the event any future annual premium for the Tail Policy (or any substitute policies) exceeds $125,000, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Tail Policy (or any substitute policies) to the greatest amount of coverage that can be obtained for an annual premium equal to $125,000. A copy of a binder for such policy shall be provided to the Company prior to Closing, and if premiums would exceed the amount specified above, the Company may direct the Surviving Corporation prior to Closing to reduce the amount of coverage, or the period of time for which coverage shall be maintained, so that the premium will not exceed the amount specified above.

(d) This Section 6.03 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and their respective heirs, personal representatives, successors and assigns and shall be binding upon all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation.

SECTION 6.04 VOTING AGREEMENT. The persons and entities listed on Exhibit C-1 shall have executed a Voting Agreement in substantially the form of Exhibit C-2 if and to the extent such persons or entities are holders of voting securities of the Company (the “Voting Agreement”).

SECTION 6.05 FURTHER ACTION; REASONABLE BEST EFFORTS.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, and (ii) obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement.

(b) As soon as practicable after the date of this Agreement, each of the parties hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. All filing fees on account of the filing pursuant to the HSR Act shall be paid by the Parent.

(c) Subject to appropriate confidentiality protections, each of Parent and the Company shall have the right to review and approve in advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (a) and (b) above, which approval shall not be unreasonably withheld or delayed, shall cooperate with each other in connection with the making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Authority, and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions.

(d) Parent and Merger Sub agree to take whatever action as may be necessary or required by any Governmental Authority to resolve any objections asserted under the HSR Act or any other applicable federal or state antitrust, competition or fair trade Laws with respect to the Transactions (including, without limitation, agreeing to hold separate or to divest any of the businesses, products or assets of Parent, Merger Sub, the Company or any of their respective affiliates) or to avoid the entry of, or to effect the dissolution of, any non-appealable permanent injunction or other final judgment that has the effect of preventing the consummation of any of the Transactions. Notwithstanding anything in this Agreement to the contrary, no action taken by Parent or Merger Sub pursuant to this Section 6.05(d) shall entitle Parent to any diminution of the Merger Consideration, and the Company shall not be required to divest or hold separate any assets or businesses or otherwise take or commit to take any action that limits its freedom of action with respect to any of the Company’s direct or indirect assets or businesses.

(e) Merger Sub, the Company, and Parent shall use their respective reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. In addition, at the request of Parent, the Company shall use its reasonable best efforts to assist Parent in obtaining (A) any estoppel certificates from any ground lessor under the ground leases underlying the Leased Properties, and (B) customary “comfort” letters from any franchisors or licensors under any franchise or license agreements to which the Company or any Subsidiary is a party.

(f) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to the Merger or any other Transaction, (i) without the prior written consent of Parent which shall not be unreasonably withheld, none of the Company or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of Parent, Merger Sub or their respective affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

SECTION 6.06 OBLIGATIONS OF PARENT AND MERGER SUB. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.07 PUBLIC ANNOUNCEMENTS. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall consult in good faith with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement, except, in the written opinion of counsel for Parent or the Company (as the case may be) as may be required by applicable Law or the requirements of any applicable securities exchange, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any press release or making any such public statements.

SECTION 6.08 TRANSFER TAXES. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. Each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

SECTION 6.09 RESIGNATIONS. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least 20 calendar days prior to the Closing.

SECTION 6.10 EMPLOYMENT AND BENEFIT ARRANGEMENTS.

(a) Parent agrees that individuals who are employed by the Company or any of Subsidiaries immediately prior to the Closing Date (each such employee, an “Affected Employee”) shall remain employees of the Surviving Corporation or such Subsidiaries as of the Effective Time, except to the extent such individuals voluntarily terminate their employment or terminate on account of death, retirement or disability; provided, however, that nothing contained herein shall confer upon any Affected Employee the right to continued employment by the Surviving Corporation or any of its Subsidiaries for any period of time after the Effective Time which is not otherwise required by Law or Contract.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all employment, collective bargaining, severance, termination and retirement agreements to which the Company or a Subsidiary is a party, as such agreements are in effect on the date hereof.

(c) For a one year period following the Effective Time, Parent shall cause the Surviving Corporation to provide those Affected Employees who are employees of the Surviving Corporation or a Subsidiary at the Effective Time with benefits that are, in the aggregate, substantially comparable and no less favorable to such employees as are the benefits of the Company available to such employees immediately prior to the Effective Time.

(d) Parent shall take all actions required so that eligible employees of the Company or any Subsidiary shall receive service credit under Parent’s vacation, severance programs, pension plans and post-retirement welfare benefit plans, for the duration of their service with the Company and any Subsidiary (including, where applicable, past service credit with other entities recognized by the Company or its Subsidiaries prior to the date of this Agreement).

(e) The provisions of this Section 6.10 are not intended to create any rights of third party beneficiaries.

SECTION 6.11 ACCESS TO CUSTOMER AGREEMENT. Upon the execution of this Agreement by all parties, Company will provide Benchmark Performance Partners, LLC or other Representative of Parent reasonably acceptable to Company pursuant to the terms of a confidentiality agreement with the Company and reasonably acceptable to Parent, access to the Company’s and Subsidiaries electronic security services agreements with customers of the Company and its Subsidiaries including, but not limited to, the Large Customer Agreements as well as homeowner’s associations and municipalities and such other customers as such Representative reasonably requests.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. Subject to waiver as set forth in Section 8.04, the respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. This Agreement shall have received Shareholder Approval.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(d) Other Government Approvals or Notices. All consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by Parent and Merger Sub and the Company or any Subsidiary prior to the Closing (other than the filing and recordation of merger documents in accordance with the FBCA) shall have been obtained from and made with all required Governmental Authorities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Company Material Adverse Effect prior to or after the Effective Time or be reasonably likely to subject the Company, Parent, Merger Sub or any of their respective Subsidiaries or any of their respective officers or directors to substantial penalties or criminal liability.

(e) Waiver of Rights. The Company and each shareholder who is a party to, or each successor in interest to a party to, the Shareholder Agreements shall have waived its (i) right of first offer, and (ii) rights upon a Sale of the Company (as defined in the Shareholder Agreements) set forth in the Shareholder Agreements.

SECTION 7.02 CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. Subject to waiver as set forth in Section 8.04, the obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement not qualified by a “materiality” or “Company Material Adverse Effect” qualifier shall be true and correct in all material respects, and (ii) the representations and warranties of the Company contained in this Agreement qualified by a “materiality” or “Company Material Adverse Effect” qualifier shall be true and correct in all respects, in the case of both (i) and (ii) above as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date or, to the extent representations and warranties speak as of an earlier date as of such earlier date. In addition, the representations and warranties set forth in Section 3.03 (Capitalization) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “Company Material Adverse Effect” or “materiality” set forth therein) would not, individually (in the case of representations and warranties limited as to Company Material Adverse Effect or materiality) or in the aggregate (as to representations and warranties not limited as to Company Material Adverse Effect or materiality), reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) Customer Lists. Company shall deliver to Parent a list of all customers of the Company and its Subsidiaries that have entered into electronic security services agreements.

SECTION 7.03 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. Subject to waiver as set forth in Section 8.04, the obligations of the Company to effect the Merger are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case as of such earlier date.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. Parent and Merger Sub each shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any Shareholder Approval, and whether before or after the shareholders of the Company have approved this Agreement at the Company Shareholders’ Meeting (or by written consent), as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before 120 days after the date of this Agreement (except that if the Company’s audited restatement of its Financial Statements for the fiscal year ended December 31, 2004 as discussed in Section 3.07(a) of the Company’s Disclosure Schedule is not completed by December 1, 2005, the 120 day period set forth in this Section shall be extended for each day beyond December 1, 2005 that it takes to complete such audited restatement); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after written notice to the Company;

(e) by the Company if the Company is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of Parent or Merger Sub of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after written notice to Parent;

(f) by either Parent or the Company if this Agreement shall fail to receive (i) the requisite vote for approval by the Shareholders of the Company at the Shareholders’ Meeting or as a result of the Consent Solicitation; (ii) the approval, consents or waivers of the parties to the Shareholder Agreements (other than the Company, Harold Ginsburg, Sheilah Ginsburg, Rhonda Ginsburg or Richard Ginsburg) as required by the Shareholder Agreements; or (iii) one or more parties to the Shareholder Agreements (other than the Company, Harold Ginsburg, Sheilah Ginsburg, Rhonda Ginsburg or Richard Ginsburg) has exercised a right of first offer or right upon Sale of the Company (as defined in the Shareholder Agreements) pursuant thereto;

(g) by the Company in accordance, and in compliance, with the termination rights set forth in Section 6.02(c); or

(h) by Parent if solely as a result of a hurricane or other act of God or natural disaster occurring after the date of this Agreement, there is a RMR Purchase Price Decrease greater than $2,000,000.

The party desiring to terminate this Agreement pursuant to Section 8.01 shall give notice of such termination and the provisions of Section 8.01 being relied on to terminate this Agreement to the other party.

SECTION 8.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.01, there shall be no liability under this Agreement on the part of any party hereto; provided, however, in the event any party willfully breaches any representations, warranties, covenants or agreements as set forth in this Agreement, the non-breaching party shall be entitled to pursue any of its remedies at law or in equity. Notwithstanding the foregoing in the event that this Agreement is terminated pursuant to the provisions of Section

8.01(g), then the Company shall (a) within five (5) days after the termination of the Negotiation Period, return the Deposit to the Parent and (b) within ten (10) days after termination of the Negotiation Period pay to the Parent $3,000,000, which payments shall be in full satisfaction of all costs, expenses, damages and claims that the Parent would have under the terms of this Agreement or the Confidentiality Agreement (including Section 7 thereof) and shall be Parent’s and Merger Sub’s sole and exclusive remedy for Company’s termination of this Agreement pursuant to Section 8.01(g), and thereafter the parties shall be released from all further obligations under or pursuant to the terms of this Agreement. If this Agreement is terminated by Parent pursuant to the provisions of Section 8.01(h), then the Company shall return the Deposit to Parent within five (5) days of Parent’s notice of termination, and thereafter the parties shall be released from all further obligations under or pursuant to the terms of this Agreement. In the event this Agreement is terminated pursuant to the provisions of Section 8.01(b) or 8.01(e), the Company shall retain the Deposit in which case the amount of the Deposit shall be credited against any damages it directly sustains as a result of termination pursuant to such Sections. In the event this Agreement is terminated pursuant to any provisions of Section 8.01, other than as described in the foregoing provisions of Section 8.02, the Deposit shall be returned to Parent within five (5) days after notice given in accordance with Section 9.02 of termination.

SECTION 8.03 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and the Transactions by the shareholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.04 WAIVER. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party to be performed for the benefit of the waiving party, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any agreements or conditions compliance with which is for the benefit of the waiving party contained in this Agreement (to the extent permitted by Law). Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 8.05 FEES AND EXPENSES.

(a) All Expenses incurred by the parties shall be borne solely and entirely by the party which has incurred the same; provided, however, that the filing fee applicable to the HSR Act shall be paid by Parent, the fees and costs of the Paying Agent shall be paid by Parent, the fees and costs of the Escrow Agent and Firm shall be paid as provided in Section 2.03(d), and the fees and costs of the Company Shareholder Representative shall be paid from amounts payable to the Former Holders before any distribution by the Paying Agent to the Former Holders.

(b) “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, financial advisors, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the Transactions.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall survive the Effective Time until all Escrow Funds have been disbursed in accordance with the terms and instructions of Sections 2.03(d) and 2.06 and the other amounts have been disbursed in accordance with Article II, except that the representations, warranties and agreements of the Company shall survive the Effective Time only for purposes of Section 2.03(d) and the provisions of Section 2.03(d) shall be the sole and exclusive remedy of Parent and Surviving Corporation for breaches of such representations and warranties by the Company. The agreements set forth in Sections 8.02 and 8.05 and Article IX shall survive termination of this Agreement. The inclusion of an item or matter in the Company Disclosure Schedule shall not be construed or deemed to be an admission that such information is material to the business, properties or operations of the Company. The parties hereto agree that the obligations of the parties set forth in the Confidentiality Agreement shall survive termination of this Agreement for any reason, except as specifically provided in Section 8.02 with respect to Section 7 of the Confidentiality Agreement.

SECTION 9.02 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English Language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Parent or Merger Sub:

Devcon International Corp.

595 South Federal Highway

Suite 500

Boca Raton, Florida 33432

with a copy to:

Akerman Senterfitt

1 SE Third Ave, Suite 2800

Miami, Florida 33131

Attn: Stephen K. Roddenberry

if to the Company:

Guardian International Inc.

3880 North 28 Terrace

Hollywood, Florida 33020

Attn: President

with a copy to:

Squire, Sanders & Dempsey L.L.P.

777 South Flagler Drive, 1900 Phillips Point West

West Palm Beach, Florida 33401

Attn: Thomas R. McGuigan, Esq.

if to the Company Shareholder Representative:

Darius G. Nevin

c/o Squire, Sanders & Dempsey L.L.P.

777 South Flagler Drive, 1900 Phillips Point West

West Palm Beach, Florida 33401

Attn: Thomas R. McGuigan, Esq.

SECTION 9.03 CERTAIN DEFINITIONS.

(a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

“Closing Payment Amount” means (a)(i) $62,240,000 plus the aggregate amount of the exercise prices for all Company Stock Options and Company Warrants (whether exercised or not), (ii) minus any RMR Purchase Price Decrease determined as of the end of the calendar month immediately preceding the Closing Date (as reconciled during the post-Closing adjustment period), (iii) minus the Debt and the Redemption Amount, (b) divided by Total Common Shares Outstanding.

“Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, assets, financial condition, or results of operations of the Company and the Subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the Transactions or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder, other than (i) the occurrence of any or all of the changes or events described in Section 3.0 of the Company Disclosure Schedule, and (ii) those reasonably resulting from the execution of this Agreement, the observance of its terms, or the announcement of the consummation of the Transactions.

“Company Shareholder Representative” means Darius G. Nevin.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Debt” means the Indebtedness of the Company as of the Closing Date, including but not limited to, indebtedness pursuant to (i) the Credit Agreement and any prepayment penalty due thereunder; (ii) Company acquisition holdback liability; (iii) vehicle leases; (iv) professional fees and other Expenses (other than as otherwise provided for in this Agreement) including, without limitation, legal fees and expenses, USBX Advisory Services LLC’s investment banking fees and any special committee and management bonuses; and (v) financing for insurance premiums (whether any of the foregoing are paid as of the Closing Date).

“Deferred Payment Amount” means the amount per share determined to be payable to the Former Holders pursuant to Sections 2.03(d) and 2.06 divided by the Total Common Shares Outstanding.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge of the Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or the Secretary of the Company.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Net Working Capital Adjustment” means the amount equal to the difference between (x) the Base Net Worth and (y) the Closing Net Worth, where the Base Net Worth is equal to ($375,000), negative Three Hundred and Seventy Five Thousand Dollars, and the Closing Net Worth is the amount by which the current assets of the Company on a consolidated and consolidating basis as determined in accordance with GAAP Consistently Applied exceed the current liabilities of the Company on a consolidated and consolidating basis as determined in accordance with GAAP Consistently Applied (including but not limited to liabilities contained in Section 3.07(b) of the Company Disclosure Schedule to the extent they represent such current liabilities as of the Closing Date, but excluding (a) liabilities relating to deferred installation revenue, and (b) to the extent of any duplication the liabilities included in Debt) as of the Closing Date. The amount by which the Closing Net Worth is greater than the Base Net Worth shall be paid by Parent and credited to the Merger Consideration and the amount by which the Closing Net Worth is less than the Base Net Worth shall be paid to Parent from the Escrow Funds up to the balance thereof.

“Permitted Investment” means any obligation of investment grade status.

“Permitted Liens” means with respect to any assets of the Company (i) mechanic’s, materialmen’s and similar liens with respect to amounts not past due, (ii) liens for income Taxes or other Taxes not yet due and payable or for income Taxes or other Taxes that the taxpayer is contesting in good faith pursuant to proceedings disclosed on the Company Disclosure Schedule, (iii) purchase money liens arising by operation of law (including liens on inventory and other assets in favor of vendors of the Company) and (iv) liens securing rental payments under capital lease arrangements disclosed on the Company Disclosure Schedule.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity, government, or political subdivision, agency or instrumentality of a government.

“Proposed Adjustment” means either the First Proposed Adjustment, the Second Proposed Adjustment, or the CSR First Proposed Adjustment.

“Redemption Amount” means the redemption price payable on the Preferred Stock pursuant to the terms thereof together with accrued and unpaid cash dividends to the effective date of redemption, plus the amount payable on the Converted Preferred pursuant to the terms hereof.

“Representatives” means any officer, director, investment banker, attorney, accountant, consultant or advisor.

“RMR” means, as of the last day of any calendar month, for Company and its Subsidiaries on a consolidated basis, (a) the aggregate recurring regular monthly amount billable to customers under alarm contracts for a one-month period (regardless of whether billed monthly or less frequently with billings made other than on a monthly basis being adjusted to the equivalent monthly amount) for electrical protection, monitoring, maintenance, closed circuit television and access control service charges, fire and police panel charges and fire and sprinkler inspection, testing charges and related revenue (but excluding revenues from any alarm contracts relating to any non-recurring, special or other one-time charges) as such recurring regular monthly amount is calculated by Company in accordance with its prudent past business practices, less (b) such portion of the amount specified in clause (a) arising in respect of alarm contracts which are ninety (90) days or more past due with respect to recurring monthly services, and subject to the matters described in Section 9.03 of the Company Disclosure Schedule.

“RMR Adjustment” means the RMR Purchase Price Decrease; provided that, if the RMR Purchase Price Decrease, is $2,000,000 or greater solely as a result of a hurricane or other act of God or natural disaster occurring after the date of this Agreement and Parent agrees to consummate the Transactions rather than terminate this Agreement pursuant to the provisions of Section 8.01(h), then the aggregate RMR Purchase Price Decrease, as adjusted, solely related to hurricanes or other acts of God or natural disaster arising after the date of this Agreement shall not exceed $2,000,000, and any post-Closing RMR Adjustment shall not include as part of the RMR Purchase Price Decrease any amount resulting from a hurricane or other act of God or natural disaster arising after the date of this Agreement (to the extent not included in the Closing Payment Amount) that exceeds $2,000,000. There shall be no increase in the Merger Consideration if the RMR as of the Closing Date is equal to or greater than $1,409,000.

“RMR Purchase Price Decrease” means the dollar amount, if any, that is the product of (i) 45 and (ii) the difference of (a)$1,409,000 and (b) RMR on the Closing Date. The parties understand and agree that for purposes of the Closing Payment Amount the RMR Adjustment shall be determined as of the calendar month-end immediately preceding the Closing Date, but reconciled as of the Closing Date during the post-Closing adjustment period.

“SEC” means the Securities and Exchange Commission.

“Shareholder Agreements” means (i) the Stockholders Agreement dated as of October 21, 1998 (the “Stockholders Agreement”), by and among Guardian International, Inc., Harold Ginsburg, Sheilah Ginsburg, Richard Ginsburg, Rhonda Ginsburg and Westar Security, Inc.; (ii) the Agreement dated as of November 10, 2000 by and among Richard Ginsburg, Sheilah Ginsburg, Harold Ginsburg and Guardian International, Inc. (the “Lock-up Agreement”); and (iii) the Acknowledgement dated as of December 31, 2001 by and among Guardian International, Inc., Harold Ginsburg, Sheilah Ginsburg, Richard Ginsburg, Rhonda Ginsburg, Westar Investments, Inc., and Western Resources, Inc.

“Subsidiary” or “Subsidiaries” of a person means an entity controlled by such person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

“Total Common Shares Outstanding” means, as of the Closing Date, all issued and outstanding shares of Common Stock plus all shares of Common Stock to be issued or deemed issued upon exercise of any Common Stock Option or Company Warrant by virtue of Section 2.06 as of the Effective Time, minus any shares of Common Stock to be cancelled pursuant to Section 2.01(c).

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Action Affected Employee Agreement Articles of Merger	ss. 3.10 ss. 6.10(a) Preamble ss. 1.03

Certificates Claim Class A Common Stock Class B Common Stock Closing Closing Date Code Common Stock Company Company Board Company Disclosure Schedule Company Permits	ss. 2.04(a) ss. 6.03(a) ss. 2.01(a) ss. 2.01(a) ss. 1.02 ss. 1.02 ss. 3.11(c) ss. 2.01(a) Preamble Recitals Article III ss. 3.06
Company Stock Option Company Warrant Competing Transaction Proposal Confidentiality Agreement Consent Solicitation Contract Converted Preferred	ss. 2.06(a) ss. 2.06(a) ss. 6.02(b) ss. 6.02(a) ss. 6.01(a) ss. 3.05(a) ss. 2.01(b)

Defined Term	Location of Definition

Converted Preferred Consideration CSR First Adjustment Statement CSR First Proposed Adjustment Consistently Applied Credit Agreement	ss. 2.01(b) ss. 2.03(d) ss. 2.03(d) ss. 3.07(a) ss. 5.01(p)

Debt Funds Deposit Dissenting Shares	ss. 2.03(b) ss. 2.03(a) ss. 2.07(a)

Effective Time Employee Environmental Laws Environmental Permits ERISA Escrow Agent Escrow Agreement Escrow Amount Escrow Funds Exchange Fund Expenses	ss. 1.03 ss. 3.11(a) ss. 3.16(b) ss. 3.16(b) ss. 3.11(b) ss. 2.02 ss. 2.02 ss. 2.03(b) ss. 2.03(b) ss. 2.03(b) ss. 8.05(b)

FBCA Financial Statements First Adjustment Statement First Proposed Adjustment Former Holder	ss. 1.01 ss. 3.07(a) ss. 2.03(d) ss. 2.03(d) ss. 2.03(d)

GAAP Governmental Authority	ss. 3.07(a) ss. 3.05

Hazardous Substances HSR Act	ss. 3.16(b) ss. 3.05

Indebtedness Indemnified Parties Intellectual Property Investments IRS	ss. 3.17(a) ss. 6.03(a) ss. 3.14(b) ss. 3.01(c) ss. 3.11(b)

Defined Term	Location of Definition
Large Customer Agreements Law Lease Documents Leased Properties License Agreement Licensed Intellectual Property	ss. 3.23(a) ss. 3.05 ss. 3.13(b) ss. 3.13(b) ss. 3.13(f) ss. 3.14(a)

Major Suppliers

Material Contracts

Merger

Merger Consideration

Merger Sub

Misrepresentation Losses

Most Recent Balance Sheet

Most Recent Financial Statements

Most Recent Fiscal Month End

Multiemployer Plan

Multiple Employer Plan

ss. 3.17(g) ss. 3.17(a) Recitals ss. 2.01(a) Preamble ss. 2.03(d) ss. 3.07(b) ss. 3.07(a) ss. 3.07(a) ss. 3.11(c) ss. 3.11(c)

Negotiation Period Notice of Superior Proposal	ss. 6.02(c) ss. 8.01(h)

Owned Intellectual Property	ss. 3.14(a)

Parent Paying Agent Personal Property Plans Preferred Stock	Preamble ss. 2.02 ss. 3.13(d) ss. 3.11(b) ss. 2.01(b)

Redemption Funds	ss. 2.03(b)

Second Adjustment Statement Second Proposed Adjustment Securities Act Series D Preferred Stock Series E Preferred Stock Shares Shareholder Approval Shareholders’ Meeting	ss. 2.03(d) ss. 2.03(d) ss. 6.02(b) ss. 2.01(b) ss. 2.01(b) ss. 2.01(b) ss. 3.04 ss. 6.01(a)

Defined Term	Location of Definition

Superior Acquisition Proposal Surviving Corporation	ss. 6.02(d) ss. 1.01

Tail Period Tail Policy Tax or Taxes Tax Returns	ss. 6.03(c) ss. 6.03(c) ss. 3.15(k) ss. 3.15(k)

Voting Agreement	ss. 6.04

(c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

SECTION 9.04 SEVERABILITY. If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

SECTION 9.06 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (together with the Confidentiality Agreement, Company Disclosure Schedule, and the other documents delivered pursuant hereto), constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of the other parties hereto, except that Parent and Merger Sub may assign all or any of their rights, but not their obligations, hereunder to any direct or indirect wholly owned subsidiary of Parent.

SECTION 9.07 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 6.03 which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons, and (ii) Article II which is intended to be for the benefit of those persons entitled to receive the Merger

Consideration, Redemption Amount and payments pursuant to Section 2.06 to the extent that their right to receive such payment may be enforced by such persons after the Closing Date.

SECTION 9.08 REMEDIES; SPECIFIC PERFORMANCE. The parties hereto agree that upon a breach of any of the terms or provisions of this Agreement then in addition to any remedies available at law or equity the Parent, Merger Sub and Company shall have the right to seek specific performance of the terms hereof, to the extent available under applicable Law.

SECTION 9.09 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court of Broward County, Florida. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Circuit Court of Broward County, Florida for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.

SECTION 9.10 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GUARDIAN INTERNATIONAL, INC.

By	/s/ Harold Ginsburg

Name:	Harold Ginsburg

Title:	Chief Executive Officer

DEVCON INTERNATIONAL CORP.

By	/s/ Stephen J. Ruzika

Name:	Stephen J. Ruzika

Title:	Chief Executive Officer

DEVCON ACQUISITION, INC.

By	/s/ Stephen J. Ruzika

Name:	Stephen J. Ruzika
Title:	Chief Executive Officer

EXHIBITS

Exhibit A	-	Amended and Restated Articles of Incorporation
Exhibit B	-	Amended and Restated Bylaws
Exhibit C-1	-	Shareholders Executing Voting Agreement
Exhibit C-2	-	Voting Agreement

COMPANY DISCLOSURE SCHEDULES

Section 3.01(b)	-	Subsidiaries
Section 3.01(c)	-	Investments
Section 3.03(a)	-	Options and Warrants
Section 3.03(c)	-	Restrictions
Section 3.03(f)	-	Shareholders
Section 3.04	-	Shareholder Approval Rights
Section 3.05	-	Company Consents
Section 3.07(a)	-	Financial Statements
Section 3.07(b)	-	Undisclosed Liabilities
Section 3.09	-	Absence of Certain Changes
Section 3.10	-	Litigation
Section 3.11(a)	-	Employees and Compensation
Section 3.11(b)	-	Benefit Plans
Section 3.13(b)	-	Leased Real Property
Section 3.13(d)	-	Equipment and Personal Property
Section 3.14	-	Intellectual Property
Section 3.15(a)	-	Taxes
Section 3.15(b)	-	Tax Audits and Investigations
Section 3.15(e)	-	Tax Waivers and Extensions
Section 3.17(a)	-	Contracts
Section 3.17(c)	-	Affiliate Contracts
Section 3.17(d)	-	Accounts Receivable
Section 3.17(e)	-	Guarantees
Section 3.17(f)	-	Bank Accounts
Section 3.17(g)	-	Major Suppliers
Section 3.17(i)	-	Names, Locations, Acquisitions
Section 3.18	-	Insurance
Section 3.20	-	Interested Party Transactions
Section 3.22(b)	-	Discounted Alarm Contracts
Section 3.23	-	Large Customers
Section 5.01	-	Exceptions to Conduct of Business Pending Merger
Section 9.03	-	RMR Definition Qualification and Calculation

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

EXHIBIT B

AMENDED AND RESTATED BYLAWS

EXHIBIT C-1

1.	Harold Ginsburg and any trusts or Persons he beneficially owns or controls.

2.	Sheilah Ginsburg and any trust or Persons she beneficially owns or controls.

3.	Richard Ginsburg and any trusts or Persons he beneficially owns or controls.

4.	Rhonda Ginsburg and any trusts or Persons she beneficially owns or controls.

5.	Joel Cohen and any trusts or Persons he beneficially owns or controls.

6.	Darius Nevin and any trusts or Persons he beneficially owns or controls.

7.	William Remington and any trusts or Persons he beneficially owns or controls (whose Voting Agreement shall be executed and delivered to Parent within thirty (30) days of the date of this Agreement, to the extent applicable).

8.	David Heidecorn and any trusts or Persons he beneficially owns or controls.

EXHIBIT C-2

VOTING AGREEMENT

ANNEX E

FORM OF SECURITIES PURCHASE AGREEMENT

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of February 10, 2006, by and among Devcon International Corp., a Florida corporation, with headquarters located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432 (the ”Company”), and the investors listed on the Schedule of Buyers attached hereto (individually, a “Buyer” and collectively, the “Buyers”).

WHEREAS:

A. The Company and each Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

B. The Company’s board of directors has authorized the issuance of a series of notes (the “Notes”) in the form attached hereto as Exhibit A.

C. The Company’s board of directors has authorized, subject to the effectiveness of the Shareholder Approval (as defined below), a new series of convertible preferred stock of the Company designated as Series A Convertible Preferred Stock, the terms of which are set forth in the certificate of designation for such series of preferred stock (the “Certificate of Designations”) in the form attached hereto as Exhibit B (together with any convertible preferred shares issued in replacement thereof in accordance with the terms thereof, the “Preferred Shares”), which Preferred Shares shall be convertible into the Company’s common stock, par value $0.10 per share (the “Common Stock”), in accordance with the terms of the Certificate of Designations.

D. Each Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, at the Initial Closing (as defined in Section 1(a)(i) below), (i) that aggregate principal amount of Notes set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers (which aggregate amount for all Buyers shall be $45,000,000) and (ii) Warrants in substantially the form attached hereto as Exhibit C (the “Warrants”), to acquire that number of shares of Common Stock (as exercised, collectively, the “Warrant Shares”) set forth opposite such Buyer’s name in column (5) on the Schedule of Buyers.

E. Each Buyer wishes to purchase, upon the satisfaction of certain conditions, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, at the Additional Closing (as defined in Section 1(a)(ii) below), that aggregate number of Preferred Shares set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers (which aggregate number for all Buyers shall be 45,000) (as converted, collectively, the “Conversion Shares”).

F. The Preferred Shares may be entitled to dividends, which, at the option of the Company and subject to certain conditions, may be paid in shares of Common Stock that have been registered for resale (the “Dividend Shares”) or in cash.

G. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement), under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

H. The Notes, Preferred Shares, the Conversion Shares, the Dividend Shares, the Warrants and the Warrant Shares are collectively referred to herein as the “Securities”.

I. The Company will consummate, contemporaneously with the Initial Closing, the transactions contemplated by the Guardian Purchase Agreement (as defined below).

NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

1. PURCHASE AND SALE OF NOTES, PREFERRED STOCK AND WARRANTS.

(a) Notes, Preferred Shares and Warrants.

(i) Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6(a) and 7(a) below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company on the Initial Closing Date (as defined below), that principal amount of Notes, as is set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers, along with Warrants to acquire that number of Warrant Shares as is set forth opposite such Buyer’s name in column (5) on the Schedule of Buyers.

(ii) Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6(b) and 7(b) below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company on the Additional Closing Date (as defined below), the number of Preferred Shares, as is set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers.

(b) Initial Closing Date. The Company shall deliver a notice (the “Initial Closing Notice”) of the date that the closing of the purchase of the Notes and Warrants (the “Initial Closing”) shall occur, which Initial Closing Notice must be delivered to each Buyer by February 24, 2006 (the “Initial Closing Notice Deadline”)(unless the Initial Closing Notice Deadline is waived by the Buyers). The date and time of the Initial Closing (the “Initial Closing Date”) shall be 10:00 a.m., New York Time, on the fifth (5th) Business Day after the Initial Closing Notice has been delivered to each Buyer (or such other date as is mutually agreed to by the Company and each Buyer). The Initial Closing shall occur at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022. The Initial Closing Notice shall be irrevocable and must be delivered to each Buyer. Notwithstanding anything in this Agreement to the contrary, the Company shall not be entitled to require the Buyers to purchase the Notes or

Warrants unless the requirements of Section 7(a) below are satisfied or waived by each Buyer. As used herein, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c) Additional Closing Date. The Company is required to deliver a notice (the “Additional Closing Notice”) certifying that the Shareholder Approval (as defined below) is effective. The Additional Closing Notice must be delivered to each Buyer by the earlier to occur of (the “Additional Closing Notice Deadline”) (unless the Additional Closing Notice Deadline is waived by the Buyers) (x) five (5) Business Days after the Securities and Exchange Commission (the “SEC”) indicates it has no comments or no further review to the information or proxy statement (the “SEC Statement”) filed in connection with the Shareholder Approval (as defined below) (the “SEC Indication of Completion of Review”), and (y) (i) in the event the SEC does not review the SEC Statements, April 5, 2006 and (ii) otherwise July 20, 2006. The date and time of the closing (the “Additional Closing”, and together with the Initial Closing, the “Closing”) of the purchase of the Preferred Shares (the “Additional Closing Date”, and together with the Initial Closing Date, the “Closing Date”) shall be 10:00 a.m., New York Time, on the earlier of (the “Additional Closing Deadline”) (or such other date as is mutually agreed to by the Company and each Buyer) (x) the later of (A) the fifth (5th) Business Day after the date that the Additional Closing Notice has been delivered to each Buyer and (B) in the event that there has been no previous mailing of the applicable SEC Statement or the applicable rules and regulations of the SEC requires an additional mailing of the applicable SEC Statement, a date indicated in the Additional Closing Notice which may be up to twenty-two calendar days after the SEC Indication of Completion of Review and (y) (I) in the event the SEC does not review the SEC Statements, April 15, 2006 and (II) otherwise July 31, 2006. The Additional Closing shall occur at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022. The Additional Closing Notice shall be irrevocable and must be delivered to each Buyer. Notwithstanding anything in this Agreement to the contrary, the Company shall not be entitled to require the Buyers to purchase the Preferred Shares unless the requirements of Section 7(b) below are satisfied or waived by each Buyer.

(d) Purchase Price. The purchase price for each Buyer (the “Initial Purchase Price”) of the Notes and the related Warrants to be purchased by each such Buyer at the Initial Closing shall be equal to $1.00 for each $1.00 of principal amount of Notes being purchased by such Buyer at the Initial Closing. The aggregate purchase price for the Notes and the related Warrants to be paid by each Buyer at the Initial Closing shall be the amount set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers, less, in the case of Steelhead Investments Ltd. (“Steelhead”) and Castlerigg Master Investments Ltd. (“Castlerigg”), each a Buyer, any amounts withheld pursuant to Section 4(g). The purchase price for the Preferred Shares to be purchased by each Buyer at the Additional Closing (the “Additional Purchase Price”, and together with the Initial Purchase Price, the “Purchase Price”) shall be the amount set forth opposite such Buyer’s name in column (6) on the Schedule of Buyers, less (1) in the case of Steelhead and Castlerigg, any amounts withheld pursuant to Section 4(g) or (2) such Buyer’s pro rata share of any amount outstanding under any outstanding Notes (including any outstanding principal, accrued and unpaid interest, fees, late charges and other amounts due in respect thereof) (the “Note Amount”), provided, however, that if the Note Amount of such Buyer exceeds the Additional Purchase Price of such Buyer, on the Additional Closing Date the

Company shall pay such Buyer such excess amount by wire transfer of immediately available funds in accordance with such Buyer’s wire instructions (the “Excess Note Amount”). Each Buyer shall pay $1,000 for each Preferred Share to be purchased by such Buyer at the Additional Closing.

(e) Form of Payment.

(i) On the Initial Closing Date, (A) each Buyer shall pay its portion of the Purchase Price to the Company for the Notes and the Warrants to be issued and sold to such Buyer at the Initial Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions and (B) the Company shall deliver to each Buyer the Notes which such Buyer is then purchasing as is set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers (in the principal amounts as such Buyer shall request), along with the Warrants (exercisable for the number of shares of Common Stock as is set forth opposite such Buyer’s name in column (5) on the Schedule of Buyers), each duly executed on behalf of the Company and registered in the name of such Buyer or its designee.

(ii) On the Additional Closing Date, (A) each Buyer shall pay its portion of the Purchase Price to the Company for the Preferred Shares to be issued and sold to such Buyer at the Additional Closing, by exchange of such Buyer’s Notes or, if such Buyer on the Additional Closing Date does not hold any Notes, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions and (B) the Company shall deliver to each Buyer the Preferred Shares (in such denominations as is set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers), each duly executed on behalf of the Company and registered in the name of such Buyer or its designee.

2. BUYER’S REPRESENTATIONS AND WARRANTIES.

Each Buyer represents and warrants with respect to only itself that:

(a) Organization; Authority. Such Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents (as defined below) to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

(b) No Public Sale or Distribution. Such Buyer is (i) acquiring the Notes, the Preferred Shares and the Warrants, (ii) upon conversion of the Preferred Shares will acquire the Conversion Shares, and (iii) upon exercise of the Warrants will acquire the Warrant Shares, in each case, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Buyer is acquiring the Securities hereunder in the ordinary course of its business. Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c) Accredited Investor Status. Such Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(d) Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(e) Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained herein. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(f) No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(g) Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person (as defined in Section 3(s)) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Buyer effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document (as defined in Section 3(b)), including, without limitation, this Section 2(f).

(h) Legends. Such Buyer understands that the certificates or other instruments representing the Notes, the Preferred Shares and the Warrants and, until such time as the resale of the Conversion Shares and the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares and the Warrant Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE] [EXERCISABLE] HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144(K) UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Securities can be sold, assigned or transferred pursuant to Rule 144(k).

(i) Validity; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(j) No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the Registration Rights Agreement and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(k) Residency. Such Buyer is a resident of that jurisdiction specified below its address on the Schedule of Buyers.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each of the Buyers :

(a) Organization and Qualification. The Company and its “Subsidiaries” (which for purposes of this Agreement means any entity listed on Schedule 3(a)(i)) are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. Except as set forth in Schedule 3(a)(ii), the Company has no Material Subsidiaries (as defined in SEC Regulation S-X) other than the Subsidiaries. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company, its Subsidiaries, individually or taken as a whole, or on the transactions contemplated hereby or in the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below).

(b) Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement, the Notes, the Certificate of Designations, the Warrants, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5(b)), and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Securities in accordance with the terms hereof and thereof. Subject to the effectiveness of the Shareholder

Approval (as defined below) and the filing of articles of amendment to the Company’s Articles of Incorporation authorizing the Preferred Shares, the execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes, the issuance of the Preferred Shares, the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion of the Preferred Shares, the issuance of the Warrants and the reservation for issuance and issuance of the Warrant Shares issuable upon exercise of the Warrants, have been duly authorized by the Company’s board of directors and (other than the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, any other filings as may be required by any state securities agencies and the filing of an additional listing application with the Principal Market) no further filing, consent, or authorization is required by the Company, its board of directors or its shareholders. This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

(c) Issuance of Securities. Subject to effectiveness of the Shareholder Approval and filing of articles of amendment to the Company’s Articles of Incorporation authorizing the Preferred Shares, the issuance of the Notes, the Preferred Shares and the Warrants are duly authorized and upon issuance in accordance with the terms of the Transaction Documents shall be free from all taxes, liens and charges with respect to the issue thereof, and the Preferred Shares shall be entitled to the rights and preferences set forth in the Certificate of Designations. As of the Additional Closing, the Company shall have reserved from its duly authorized capital stock not less than the sum of (i) 120% of the maximum number of shares of Common Stock issuable upon conversion of the Preferred Shares (assuming for purposes hereof, that the Preferred Shares are convertible at the Conversion Price and without taking into account any limitations on the conversion of the Preferred Shares set forth in the Certificate of Designations), (ii) 120% of the maximum number of Dividend Shares issuable pursuant to the terms of the Certificate of Designations, determined as if issued as of the trading day immediately preceding the applicable date of determination and assuming that all of the Preferred Shares remain outstanding until the Maturity Date (as defined in the Certificate of Designations), and (ii) 120% of the maximum number of shares of Common Stock issuable upon exercise of the Warrants (without taking into account any limitations on the exercise of the Warrants set forth in the Warrants). Upon issuance or conversion in accordance with the Certificate of Designations or exercise in accordance with the Warrants, as the case may be, the Conversion Shares and the Warrant Shares, respectively, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Subject to the representations and warranties of the Buyers in this Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the 1933 Act.

(d) No Conflicts. Subject to effectiveness of the Shareholder Approval and filing of articles of amendment to the Company’s Articles of Incorporation authorizing the Preferred Shares, the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes, the Preferred Shares, the Warrants and reservation for issuance of the Conversion Shares and the Warrant Shares) will not (i) result in a violation of the Articles of Incorporation (as defined in Section 3(r)) of the Company or any of its Subsidiaries, any capital stock of the Company or Bylaws (as defined in Section 3(r)) or the Certificate of Designations of the Company or any of its Subsidiaries or (ii) except as set forth on Schedule 3(d), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, except to the extent such conflict, default or termination right would not reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Nasdaq National Market (the “Principal Market”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that would not reasonably be expected to have a Material Adverse Effect.

(e) Consents. Except set forth on Schedule 3(e), other than the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, any other filings as may be required by any state securities agencies and the filing of an additional listing application with the Principal Market, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof. Except as otherwise contemplated in the Registration Rights Agreement, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence will be obtained or effected on or prior to the Initial Closing Date, and the Company and its Subsidiaries are unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence. Except as disclosed in the Company’s Current Report on Form 8-K, as filed with the SEC on January 31, 2006 with a Date of Report of January 25, 2006, the Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

(f) Acknowledgment Regarding Buyer’s Purchase of Securities. The Company acknowledges and agrees that each Buyer is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that, to the Company’s knowledge, no Buyer is (i) an officer or director of the Company, (ii) an “affiliate” of the Company or any of its Subsidiaries (as defined in Rule 144) or (iii) to the knowledge of the Company, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)). The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer’s purchase of the Securities. The Company further represents to each Buyer that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(g) No General Solicitation; Placement Agent’s Fees. Neither the Company, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim. The Company acknowledges that it has engaged an investment bank of international standing and reputation as placement agent (the “Agent”) in connection with the sale of the Securities. Other than the Agent, neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the sale of the Securities.

(h) No Integrated Offering. None of the Company, its Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Subsidiaries, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

(i) Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Preferred Shares, and, the Warrant Shares issuable upon exercise of the Warrants, will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred Shares in accordance with this Agreement and the Certificate of Designations and its obligation to issue the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

(j) Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation or the laws of the jurisdiction of its incorporation which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and any Buyer’s ownership of the Securities. The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(k) SEC Documents; Financial Statements. During the two (2) years prior to the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered to the Buyers or their respective representatives true, correct and complete copies of each of the SEC Documents not available on the EDGAR system that have been requested by each Buyer. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided on or behalf of the Company to the Buyers which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(e) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made.

(l) Absence of Certain Changes. Except as disclosed in Schedule 3(l), since the Company’s most recently filed audited financial statements contained in a Form 10-K, there has been no material adverse change and no material adverse development in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of the Company. Except as disclosed in Schedule 3(l), since the Company’s most recently filed audited financials statements contained in a Form 10-K, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends (except dividends paid directly to the Company by its Subsidiaries), (ii) sold any assets, individually or in the aggregate, in excess of $1,000,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $1,000,000. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the applicable Closing, will not be, Insolvent (as defined below). For purposes of this Section 3(l), “Insolvent” means, with respect to any Person (as defined in Section 3(s)) (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness (as defined in Section 3(s)), (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(m) No Undisclosed Events, Liabilities, Developments or Circumstances. Except to the extent such violation would not, individually or in the aggregate, have a Material Adverse Effect, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

(n) Conduct of Business; Regulatory Permits. Neither the Company nor its Subsidiaries is in violation of any term of or in default under its Articles of Incorporation, the Certificate of Designations, any other certificate of designation, preferences or rights of any other outstanding series of preferred stock of the Company or Bylaws or their organizational charter or articles of incorporation or bylaws, respectively. Except as set forth on Schedule 3(n), neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except in all cases for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3(n), the Company is not in violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. During the two (2) years prior to the date hereof, (i) the Common Stock has been designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) except for communication from the Principal Market regarding the Company’s compliance with Marketplace Rule 4350 of the Principal Market concerning the independence of the Company’s board after the death of Robert Armstrong and the resignation of James Cast, the two directors of the Company, the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(o) Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee; except in all cases to the extent such actions would not, individually or in the aggregate, have a Material Adverse Effect.

(p) Sarbanes-Oxley Act. The Company is in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(q) Transactions With Affiliates. Except as set forth in the SEC Documents filed at least ten (10) days prior to the date hereof, the grant of stock options disclosed on Schedule 3(q) and those certain Consulting Agreements entered into between the Company and Donald L. Smith, Jr., the Company’s former Chairman of the Board, and James R. Cast, a former director of the Company (which Consulting Agreements were immaterial and did not require filing as part of the SEC Documents), none of the officers, directors or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company or any of its Subsidiaries, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(r) Equity Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which as of the date hereof, 6,003,404 are issued and outstanding and 4,800,840 shares are reserved for issuance pursuant to securities (other than the Preferred Shares and the Warrants) exercisable or exchangeable for, or convertible into, shares of Common Stock. All of such outstanding or reserved shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3(r), (i) none of the Company’s share capital is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company and (ii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities. Except as disclosed in the SEC Documents or the Disclosure 8-K: (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any share capital of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional share capital of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any share capital of the Company or any of its Subsidiaries; (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness (as defined in Section 3(s)) of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (iii) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company or any of its Subsidiaries; (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except pursuant to the Registration Rights Agreement); (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vi) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (vii) the Company and its Subsidiaries have no liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect. The Company has furnished to the Buyer true, correct and complete copies of the Company’s Articles of Incorporation, as amended and as in effect on the date hereof (the “Articles of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.

(s) Indebtedness and Other Contracts. Except as disclosed in the SEC Documents, the Disclosure 8-K or Schedule 3(s), neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness (as defined below) with an outstanding principal amount in excess of $250,000 individually, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect. The SEC Documents or the Disclosure 8-K provide a detailed description of the material terms of any such outstanding Indebtedness. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(t) Absence of Litigation. Except as set forth under “HISTORICAL OVERVIEW OF ELECTRONIC SECURITY SERVICES DIVISION—Acquisition of Electronic Security Services Operations of Starpoint”, the Risk Factor concerning the “Petit Litigation” in the Company’s Current Report on Form 8-K, as filed with the SEC on January 31, 2006 with a Date of Report of January 31, 2006 (the “Disclosure 8-K”) and under “Item 3 - Legal Proceedings” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, there is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company’s Subsidiaries or any of the Company’s or its Subsidiaries’ officers or directors, except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(u) Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(v) Employee Relations.

(i) Except as set forth on Schedule 3(v), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company and its Subsidiaries believe that their relations with their employees are good. No executive officer of the Company or any of its Subsidiaries (as defined in Rule 501(f) of the 1933 Act) has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary. No executive officer of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(ii) The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(w) Title. Except as set forth under “Management Discussion And Analysis Of Financial Condition and Results Of Operations - Liquidity and Related Party Transactions” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended on September 30, 2005 and as set forth on Schedule 3(w), the Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(x) Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted except where the failure to so own or possess would not reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ Intellectual Property Rights have expired, terminated or been abandoned, or are expected to expire, terminate or be abandoned, within three years from the date of this Agreement. The Company does not have any knowledge of any infringement by the Company or any of its Subsidiaries of Intellectual Property Rights of others. There is no claim, action or proceeding being made or brought, or to the knowledge of the Company, being threatened, against the Company or any of its Subsidiaries regarding its Intellectual Property Rights. The Company is unaware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

(y) Environmental Laws. To the knowledge of the Company, the Company and its Subsidiaries (i) are in compliance with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(z) Subsidiary Rights. Except for certain restrictions set forth in the CapitalSource Credit Agreements (as defined in the Certificate of Designations) dated November 10, 2005 and as set forth in Schedule 3(z) which set forth certain minority holders and rights held by such minority holders pursuant to shareholder agreements, the Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

(aa) Tax Status. Except set forth on Schedule 3(aa) and except to the extent any violations hereof would not, either individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(bb) Internal Accounting and Disclosure Controls. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company is not an “accelerated filer” as defined in Rule 12b-2 under the Exchange Act and, accordingly, has not complied with Section 404 of the Sarbanes-Oxley Act of 2002. Except as set forth in the SEC Documents, the Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed in to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Except as set forth in the SEC Documents, during the twelve months prior to the date hereof neither the Company nor any of its Subsidiaries have received any notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of the Company or any of its Subsidiaries.

(cc) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(dd) Investment Company Status. The Company is not, and upon consummation of the sale of the Securities will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(ee) Transfer Taxes. On the applicable Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(ff) Acknowledgement Regarding Buyers’ Trading Activity. It is understood and acknowledged by the Company, except as set forth in that certain confidentiality agreement, dated as of January 1, 2006 with an affiliate of a Buyer (the “Confidentiality Agreement”) and those certain confidentiality agreements, dated December 6, 2005 and January 30, 2006, by and between each respective Buyer and the Company, and certain understandings between the Company and certain Buyers with respect to short sales of the Company’s capital stock, (i) that none of the Buyers have been asked by the Company or its Subsidiaries to agree, nor has any Buyer agreed with the Company or its Subsidiaries, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) that any Buyer, and counter parties in “derivative” transactions to which any such Buyer is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iii) that each Buyer shall not be deemed to have any affiliation with or control over any arm’s length counter party in any “derivative” transaction. The Company further understands and acknowledges that one or more Buyers may engage in hedging and/or trading activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Conversion Shares and the Warrant Shares deliverable with respect to Securities are being determined and (b) such hedging and/or trading activities, if any, can reduce the value of the existing Shareholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement, the Notes, the Warrants or any of the documents executed in connection herewith.

(gg) Registration Eligibility. The Company is eligible to register the Conversion Shares, the Dividend Shares and the Warrant Shares for resale by the Buyers using Form S-3 promulgated under the 1933 Act.

(hh) Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(ii) U.S. Real Property Holding Corporation. The Company is not, nor has ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Buyer’s request.

(jj) Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided any of the Buyers or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information (other than (i) any such information which has been publicly disclosed prior to the date hereof and (ii) as to the Buyers other than Castlerigg, pro forma information with respect to Guardian International, Inc. (the “Guardian Information”). The Company understands and confirms that each of the Buyers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Buyers regarding the Company and its Subsidiaries, their business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by the Company or its Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(kk) ERISA. The Company and each Person required to be aggregated with the Company and its Subsidiaries under Sections 414(b),(c), (m) or (o) of the Internal Revenue Code of 1986 (each such Person, an “ERISA Affiliate”) is in compliance with ERISA, except for such failures to comply that, in the aggregate, would reasonably be expected to have an Material Adverse Effect and no contributions required to be made by the Company or any ERISA Affiliate to any pension plan are overdue. No liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been or is expected to be incurred by the Company or any ERISA Affiliate with respect to any pension plan that, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. No circumstance exists that constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, any pension plan or trust created thereunder, nor has the PBGC instituted any such proceeding. Neither the Company nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any multiemployer plan except for such withdrawal liability that, in the aggregate of all such liabilities, would not reasonably be expected to have a Material Adverse Effect. There have been no “reportable events” (as such term is defined in section 4043 of ERISA) with respect to any multiemployer plan that could result in the termination of such multiemployer plan and give rise to a liability of the Company or any ERISA Affiliate in respect thereof except for such “reportable events” that in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ll) Shareholder Approval. The Company has received the approval of its shareholders in accordance with applicable law and the Company’s governing documents of resolutions (the “Resolutions”) in the form attached hereto as Exhibit K providing for (x) the amendment to the Articles of Incorporation to provide for the creation of the Preferred Shares and the entering into of the Certificate of Designations and (y) the Company’s issuance of all of the Securities as described in the Transaction Documents in accordance with applicable law and the rules and regulations of the Principal Market (such affirmative approval being referred to herein as the “Shareholder Approval”).

4. COVENANTS.

(a) Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b) Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the applicable Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the applicable Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to the applicable Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the applicable Closing Date.

(c) Reporting Status. Until the date on which the Buyers shall have sold all the Conversion Shares, Dividend Shares and Warrant Shares, and none of the Preferred Shares or Warrants is outstanding (the “Reporting Period”), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination, and the Company shall take all actions necessary to maintain its eligibility to register the Conversion Shares and Warrant Shares for resale by the Buyers on Form S-3.

(d) Use of Proceeds. The Company will use the proceeds from the sale of the Securities as set forth in the private placement memorandum previously delivered to the Buyers, and not for, except with respect to any of the indebtedness owed by the Company to CapitalSource Finance LLC or any of the indebtedness owed by Guardian International, Inc. to third parties or with respect to the outstanding shares of preferred stock of Guardian International, Inc. or as specifically set forth on Schedule 4(d), (A) repayment of any outstanding Indebtedness of the Company or any of its Subsidiaries or (B) redemption or repurchase of any of its or its Subsidiaries’ equity securities.

(e) Financial Information. Unless filed with the SEC through EDGAR and are available to the public through the EDGAR system, the Company agrees to send the following to each Investor (as defined in the Registration Rights Agreement) during the Reporting Period (i) within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports and Quarterly Reports on Form 10-K, 10-KSB, 10-Q or 10-QSB, any interim reports or any consolidated balance sheets, income statements, shareholders’ equity statements and/or cash flow statements for any period other than annual, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, (ii) within one (1) Business Day after release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries, and (iii) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders.

(f) Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall maintain the Common Stock’s authorization for quotation on the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(f).

(g) Fees. The Company shall reimburse Steelhead or its designee(s) (in addition to any other expense amounts paid to any Buyer prior to the date of this Agreement) for all reasonable costs and expenses, in the amount of $100,000, incurred in connection with the transactions contemplated by the Transaction Documents and due diligence in connection therewith, which amount shall be non-accountable, and shall be paid to Steelhead or its counsel within one (1) Business Day of execution of this Agreement. The Company shall reimburse Castlerigg or its designee(s) (in addition to any other expense amounts paid to any Buyer prior to the date of this Agreement) for all reasonable costs and expenses, not to exceed $7,500, incurred in connection with the transactions contemplated by the Transaction Documents and due diligence in connection therewith, which amount shall be non-accountable and shall be paid to Castlerigg or its counsel within one (1) Business Day of execution of this Agreement. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions (other than for Persons engaged by any Buyer) relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees payable to the Agent. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

(h) Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

(i) Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York Time, on the third (3rd) Business Day following the date of this Agreement, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including, without limitation, this Agreement (and all schedules to this Agreement), the form of Note, the form of Certificate of Designations, the form of Warrant and the Registration Rights Agreement) (including all attachments, the “Initial 8-K Filing”). On or before 8:30 a.m., New York time, on the third (3rd) Business Day following the Additional Closing Date, the Company shall file a Current Report on Form 8-K describing the Additional Closing and disclosing any previously undisclosed material, nonpublic information in the form required by the 1934 Act and attaching any material transaction documents not previously filed as exhibits to such filing (including all attachments, the “Final 8-K Filing”, and collectively with the Initial 8-K Filing, the “8-K Filings”). From and after the filing with the SEC of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “2005 Form 10-K”) and as to the Guardian Information, on or after such information is made public, which shall occur by no later than May 15, 2006, the Company shall have disclosed any material nonpublic information delivered to the Buyers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any Buyer with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 2005 Form 10-K with the SEC without the express written consent of such Buyer. Subject to the foregoing, neither the Company, its Subsidiaries nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filings or the 2005 Form 10-K and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of any applicable Buyer, neither the Company nor any of its Subsidiaries shall disclose the name of any Buyer in any filing, announcement, release or otherwise.

(j) Additional Registration Statements. Until the Effective Date (as defined in the Registration Rights Agreement), the Company shall not file a registration statement under the 1933 Act relating to securities that are not the Securities.

(k) Notes, Additional Preferred Shares; Variable Securities; Dilutive Issuances. So long as any Buyer beneficially owns any Notes, neither the Company, nor any of its Subsidiaries, will, without the prior written consent of Buyers holding a majority in principal amount outstanding of the Notes, issue any Common Stock, Common Stock Equivalents (as defined below) or other equity or equity-linked securities of the Company or any Subsidiary of the Company (other than the Preferred Shares and Warrants to the Buyers as contemplated hereby and other than in connection with an Approved Share Plan (as defined in the Certificate of Designations)). So long as any Buyer beneficially owns any Securities, the Company will not, without the prior written consent of Buyers holding a majority of the Preferred Shares, issue any Preferred Shares (other than to the Buyers as contemplated hereby) and the Company shall not issue any other securities that would cause a breach or default under the Certificate of Designations or the Warrants. For so long as any Preferred Shares or Warrants remain outstanding, without the prior written consent of Buyers holding a majority of the Preferred Shares, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a conversion, exchange or exercise price which varies or may vary after issuance with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price (as defined in the Certificate of Designations) with respect to the Common Stock into which any Preferred Shares are convertible or the then applicable Exercise Price (as defined in the Warrants) with respect to the Common Stock into which any Warrant is exercisable. For purposes of clarification, this does not prohibit the issuance of securities with customary “weighted average” or “full ratchet” anti-dilution adjustments which adjust a fixed conversion or exercise price of securities sold by the Company in the future. For so long as any Preferred Shares or Warrants remain outstanding, without the prior written consent of Buyers holding a majority of the Preferred Shares, the Company shall not, in any manner, enter into or affect any dilutive issuance if the effect of such dilutive issuance is to cause the Company to be required to issue upon conversion of any Preferred Shares or exercise of any Warrant any shares of Common Stock in excess of that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares and exercise of the Warrants without breaching the Company’s obligations under the rules or regulations of the Principal Market.

(l) Corporate Existence. So long as any Buyer beneficially owns any Securities, the Company shall not be party to any Fundamental Transaction (as defined in the Certificate of Designations) unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Certificate of Designations and the Warrants.

(m) Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than (i) 120% of the maximum number of shares of Common Stock issuable upon conversion of the Preferred Shares (assuming for purposes hereof, that the Preferred Shares are convertible at the Conversion Price and without taking into account any limitations on the conversion of the Preferred Shares set forth in the Certificate of Designations), (ii) 120% of the maximum number of Dividend Shares issuable pursuant to the terms of the Certificate of Designations, determined as if issued as of the trading day immediately preceding the applicable date of determination and assuming that all of the Preferred Shares remain outstanding until the Maturity Date, and (ii) 120% of the maximum number of shares of Common Stock issuable upon exercise of the Warrants (without taking into account any limitations on the exercise of the Warrants set forth in the Warrants).

(n) Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

(o) Additional Issuances of Securities.

(i) For purposes of this Section 4(o), the following definitions shall apply.

(1) “Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.

(2) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(3) “Common Stock Equivalents” means, collectively, Options and Convertible Securities.

(ii) From the date hereof until the date that is thirty (30) Trading Days (as defined in the Certificate of Designations) after the Effective Date (the “Trigger Date”), the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents (any such offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”).

(iii) From the Trigger Date until the eighteen (18) month anniversary of the later of (x) the Additional Closing Deadline and (y) the Additional Closing Date, the Company will not, directly or indirectly, effect any Subsequent Placement unless (x) such Subsequent Placement is not structured in any manner to avoid the application of this Section 4(o)(iii) and (y) the Company shall have first complied with this Section 4(o)(iii).

(1) The Company shall deliver to each Buyer a written notice (the “Offer Notice”) of any proposed or intended issuance or sale or exchange (the “Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer Notice shall (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with such Buyers a pro rata portion of the Offered Securities allocated among such Buyers (a) based on such Buyer’s pro rata portion of the aggregate number of Preferred Shares purchased hereunder (the “Basic Amount”), and (b) with respect to each Buyer that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Buyers as such Buyer shall indicate it will purchase or acquire should the other Buyers subscribe for less than their Basic Amounts (the “Undersubscription Amount”).

(2) To accept an Offer, in whole or in part, such Buyer must deliver a written notice to the Company prior to the end of the seventh (7th) Business Day after such Buyer’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of such Buyer’s Basic Amount that such Buyer elects to purchase and, if such Buyer shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Buyer elects to purchase (in either case, the “Notice of Acceptance”). If the Basic Amounts subscribed for by all Buyers are less than the total of all of the Basic Amounts, then each Buyer who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Buyer who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Buyer bears to the total Basic Amounts of all Buyers that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent its deems reasonably necessary. Notwithstanding the foregoing, if the Company desires to modify or amend the terms and conditions of the Offer prior to the expiration of the Offer Period, the Company may do so on only two occasions and shall deliver to the Buyers a new Offer Notice (an “Amended Offer Notice”) and the Offer Period shall expire on the seventh (7th) Business Day after such Buyer’s receipt of any such Amended Offer Notice.

(3) The Company shall have forty-five (45) Business Days from the expiration of the Offer Period above (i) to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Buyers (the “Refused Securities”) pursuant to a definitive agreement(s) (the “Subsequent Placement Agreement”), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice and (ii) to publicly announce (a) the execution of such Subsequent Placement Agreement, and (b) either (x) the consummation of the transactions contemplated by such Subsequent Placement Agreement or (y) the termination of such Subsequent Placement Agreement, which shall be filed with the SEC on a Current Report on Form 8-K with such Subsequent Placement Agreement and any documents contemplated therein filed as exhibits thereto.

(4) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4(o)(iii)(3) above), then each Buyer may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Buyer elected to purchase pursuant to Section 4(o)(iii)(2) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Buyers pursuant to Section 4(o)(iii)(3) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Buyer so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Buyers in accordance with Section 4(o)(iii)(1) above.

(5) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Buyers shall acquire from the Company, and the Company shall issue to the Buyers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4(o)(iii)(3) above if the Buyers have so elected, upon the terms and conditions specified in the Offer. The purchase by the Buyers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Buyers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Buyers and their respective counsel.

(6) Any Offered Securities not acquired by the Buyers or other persons in accordance with Section 4(o)(iii)(3) above may not be issued, sold or exchanged until they are again offered to the Buyers under the procedures specified in this Agreement.

(7) The Company and the Buyers agree that if any Buyer elects to participate in the Offer, (x) neither the Subsequent Placement Agreement nor any other transaction documents related thereto (collectively, the “Subsequent Placement Documents”) shall include any term or provisions whereby any Buyer shall be required to agree to any restrictions in trading as to any securities of the Company owned by such Buyer prior to such Subsequent Placement, and (y) any registration rights set forth in such Subsequent Placement

Documents shall be similar in all material respects to the registration rights contained in the Registration Rights Agreement.

(8) Notwithstanding anything to the contrary in this Section 4(o) and unless otherwise agreed to by the Buyers, the Company shall either confirm in writing to the Buyers that the transaction with respect to the Subsequent Placement has been abandoned or shall publicly disclose its intention on a Form 8-K to issue the Offered Securities, in either case in such a manner such that the Buyers will not be in possession of material non-public information, by the tenth (10th) Business Day following delivery of the Offer Notice or the last Amended Offer Notice, as the case may be. If by the tenth (10th) Business Day following delivery of the Offer Notice or the last Amended Offer Notice, as the case may be, no public disclosure regarding a transaction with respect to the Offered Securities has been made, and no notice regarding the abandonment of such transaction has been received by the Buyers, such transaction shall be deemed to have been abandoned and the Buyers shall not be deemed to be in possession of any material, non-public information with respect to the Company. Should the Company decide to pursue such transaction with respect to the Offered Securities, the Company shall provide each Buyer with another Offer Notice and each Buyer will again have the right of participation set forth in this Section 4(o)(iii). The Company shall not be permitted to deliver more than one such Offer Notice (with the aforementioned right to deliver up to two Amended Offer Notices with respect thereto) to the Buyers in any sixty (60) day period.

(9) The restrictions contained in subsections (ii) and (iii) of this Section 4(o) shall not apply in connection with the issuance of any Excluded Securities (as defined in the Certificate of Designations).

(p) Shareholder Approval.

The Company shall file with the SEC and provide each shareholder of the Company with an information statement complying with the requirements of the Exchange Act and substantially in the form that has been previously reviewed and approved by Steelhead and Schulte Roth & Zabel LLP at the expense of the Company informing such shareholders of the actions taken in accordance with the Resolutions and of the Shareholder Approval. In addition to the foregoing, if required by any governmental or regulatory agency, the Company shall provide each shareholder entitled to vote at a special or annual meeting of shareholders of the Company (the “Shareholder Meeting”), which initially shall be promptly called and held not later than (x) in the event the applicable proxy statement is not reviewed by the SEC, April 15, 2006 and (y) otherwise, July 31, 2006 (the “Shareholder Meeting Deadline” and the actual date of such meeting, the “Shareholder Meeting Date”), a proxy statement, substantially in the form which has been previously reviewed and approved by the Buyers and one counsel of their choice at the expense of the Company, soliciting each such shareholder’s affirmative vote at the Shareholder Meeting for Shareholder Approval of the Resolutions (the date such approval is obtained, the “Shareholder Approval Date”), and the Company shall use its reasonable best efforts to solicit its shareholders’ approval of the Resolutions and to cause the Board to recommend to the shareholders that they approve the Resolutions. The Company shall be obligated to seek to obtain such Shareholder Approval by the Shareholder Meeting Deadline. If, despite the Company’s best efforts the Shareholder Approval is not obtained on or prior to the Shareholder Meeting Deadline, the Company shall cause an additional Shareholder Meeting to be held each calendar quarter thereafter (or such longer period as is necessary to the extent of SEC comments on any proxy statement) until such Shareholder Approval is obtained.

(q) Nasdaq Compliance. The Company shall regain compliance with Marketplace Rule 4350(c)(1) of the Nasdaq Stock Market within the cure period established by Nasdaq for such compliance.

(r) Competing Transactions. Prior to the Additional Closing Date, neither the Company nor any of its Subsidiaries shall, nor shall they authorize or permit any of their officers, directors, employees or affiliates or any investment banker, financial advisor, attorney, accountant or other representative to, directly or indirectly, (i) initiate, encourage (including by way of furnishing information or assistance) or solicit offers, inquiries or proposals for, or entertain any offer, inquiry or proposal to enter into, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, or enter into discussions or negotiate with any Person or entity in furtherance of: (A) any merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company or any of its Subsidiaries in a single transaction or series of transactions; (C) any acquisition of any shares or interests (however designated) of capital stock of the Company, its Subsidiaries or a corporation, any and all equivalent ownership or equity interests in any Person and any and all warrant, options or other securities exercisable or exchangeable for, or convertible into, any of the foregoing; or (D) any other equity investment in the Company (any of the foregoing, a “Competing Transaction”), (ii) provide information to any other person regarding the Company or its Subsidiaries (except in the ordinary course of business), or (iii) conduct any discussions or negotiations, or enter into any agreement, arrangement or understanding, regarding a Competing Transaction. The Company and its Subsidiaries shall, and shall instruct and order all of their officers, directors, employees and affiliates and all investment bankers, financial advisors, attorneys, accountants and other representatives to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company and its Subsidiaries agree not to release any Person or group other than the Company and its Subsidiaries or any of their respective affiliates from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party.

5. REGISTER; TRANSFER AGENT INSTRUCTIONS.

(a) Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Preferred Shares and the Warrants in which the Company shall record the name and address of the Person in whose name the Preferred Shares and the Warrants have been issued (including the name and address of each transferee), the number of Preferred Shares held by such Person, the number of Conversion Shares issuable upon conversion of the Preferred Shares and Warrant Shares issuable upon exercise of the Warrants held by such Person. The Company shall keep the register open and available at all times during business hours for inspection upon reasonable prior notice of any Buyer or its legal representatives.

(b) Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company (“DTC”), registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares, and the Warrant Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Preferred Shares or exercise of the Warrants in the form of Exhibit E attached hereto (the “Irrevocable Transfer Agent Instructions”). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(b), and stop transfer instructions to give effect to Section 2(f) hereof, will be given by the Company to its transfer agent with respect to the Securities, and that the Securities shall otherwise be freely transferable on the books and records of the Company, as applicable, and to the extent provided in this Agreement and the other Transaction Documents. If a Buyer effects a sale, assignment or transfer of the Securities in accordance with Section 2(f), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Conversion Shares and Warrant Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5(b), that a Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6. CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

(a) Initial Closing. The obligation of the Company hereunder to issue and sell the Notes and the related Warrants to each Buyer at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(i) Such Buyer shall have executed this Agreement and the Registration Rights Agreement and delivered the same to the Company.

(ii) Such Buyer and each other Buyer shall have delivered to the Company the Initial Purchase Price (less, in the case of Steelhead, the amount withheld pursuant to Section 4(g)) for the Notes and the related Warrants being purchased by such Buyer at the Initial Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Initial Closing Date.

(iv) The Buyer shall have delivered to the Company such other documents relating to the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

(b) Additional Closing. The obligation of the Company hereunder to issue and sell the Preferred Shares to each Buyer at the Additional Closing is subject to the satisfaction, at or before the Additional Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(i) Such Buyer and each other Buyer shall have delivered to the Company the Additional Purchase Price less (1) in the case of Steelhead and Castlerigg, the amounts withheld pursuant to Section 4(g) or (2) such Buyer’s pro rata share of any amount outstanding under any outstanding Notes (including any outstanding principal, accrued and unpaid interest, fees, late charges and other amounts due in respect thereof)) for the Preferred Shares being purchased by such Buyer at the Additional Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(ii) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Additional Closing Date.

(iii) The Shareholder Approval shall have been obtained and shall be effective under applicable rules and regulations.

(iv) The Company, prior to the Additional Closing, shall have consummated the transactions contemplated by the Purchase Agreement, dated as of November 9, 2005 by and among the Company and Guardian International, Inc. (“Guardian Purchase Agreement”) in the form attached hereto as Exhibit I.

(v) The Buyer shall have delivered to the Company such other documents relating to the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

7. CONDITIONS TO EACH BUYER’S OBLIGATION TO PURCHASE.

(a) Initial Closing. The obligation of each Buyer hereunder to purchase the Notes and the related Warrants at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(i) The Company shall have duly executed and delivered to such Buyer this Agreement, the Voting Agreement, the Registration Rights Agreement, the Notes (in such principal amounts as is set forth across from such Buyer’s name in column (3) of the Schedule of Buyers) and the related Warrants (in such numbers as is set forth across from such Buyer’s name in column (5) of the Schedule of Buyers) being purchased by such Buyer at the Initial Closing pursuant to this Agreement.

(ii) Such Buyer shall have received the opinion of Greenberg Traurig, P.A. the Company’s outside counsel, dated as of the Initial Closing Date, in substantially the form of Exhibit F-1 attached hereto, and the opinion of Akerman Senterfitt, in substantially the form of Exhibit F-2 attached hereto.

(iii) The Company shall have delivered to such Buyer a certificate evidencing the formation and good standing of the Company and each of its Material Subsidiaries in each such entity’s jurisdiction of formation issued by the Secretary of State (or equivalent) of such jurisdiction of formation as of a date within ten (10) days of the Initial Closing Date.

(iv) The Company shall have delivered to such Buyer a certificate evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company conducts business and is required to so qualify, as of a date within ten (10) days of the Initial Closing Date.

(v) The Company shall have delivered to such Buyer a certified copy of the Articles of Incorporation as certified by the Secretary of State of the State of Florida within ten (10) days of the Initial Closing Date.

(vi) The Company shall have delivered to such Buyer a certificate, executed by the Secretary of the Company and dated as of the Initial Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by the Company’s board of directors in a form reasonably acceptable to such Buyer, (ii) the Articles of Incorporation and (iii) the Bylaws, each as in effect at the Initial Closing, in the form attached hereto as Exhibit G.

(vii) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Initial Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Initial Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form attached hereto as Exhibit H.

(viii) The Company shall have delivered to such Buyer a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five (5) days of the Initial Closing Date.

(ix) The Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the Initial Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall proceedings regarding such suspension by the SEC or the Principal Market have been threatened, as of the Initial Closing Date, either (A) by the SEC or the Principal Market or (B) by falling below the minimum maintenance requirements of the Principal Market, other than with respect to those issues set forth on the Company’s Current Report on Form 8-K, dated as of January 25, 2006.

(x) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Notes and the related Warrants.

(xi) The Company shall have delivered to such Buyer duly executed Voting Agreements, in the form attached hereto as Exhibit J (the “Voting Agreements”).

(xii) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

(xiii) No event or events shall have occurred since the date hereof that, taken individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(xiv) The Company, contemporaneously with the Initial Closing, shall have consummated the transactions contemplated by the Guardian Purchase Agreement.

(xv) The aggregate of the Initial Purchase Prices paid by all Buyers shall be not less than $45 million.

(b) Additional Closing. The obligation of each Buyer hereunder to purchase the Preferred Shares at the Additional Closing is subject to the satisfaction, at or before the Additional Closing Date, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(i) The Company shall have duly executed and delivered to such Buyer (A) each of the Transaction Documents and (B) the Preferred Shares (in such numbers as is set forth across from such Buyer’s name in column (4) of the Schedule of Buyers) being purchased by such Buyer at the Additional Closing pursuant to this Agreement.

(ii) The Company shall have delivered to such Buyer the Excess Note Amount, if any, of the Notes of such Buyer being exchanged in accordance herewith.

(iii) Such Buyer shall have received the opinion of Greenberg Traurig, P.A. the Company’s outside counsel, dated as of the Additional Closing Date, in substantially the form of Exhibit F-3 attached hereto, and the opinion of Akerman Senterfitt, in substantially the form of Exhibit F-4 attached hereto.

(iv) The Company shall have delivered to such Buyer a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit E attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

(v) The Company shall have delivered to such Buyer a certificate evidencing the formation and good standing of the Company and each of its Material Subsidiaries in each such entity’s jurisdiction of formation issued by the Secretary of State (or equivalent) of such jurisdiction of formation as of a date within ten (10) days of the Additional Closing Date.

(vi) The Company shall have delivered to such Buyer a certificate evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company conducts business and is required to so qualify, as of a date within ten (10) days of the Additional Closing Date.

(vii) The Company shall have delivered to such Buyer a certified copy of the Articles of Incorporation as certified by the Secretary of State of the State of Florida within ten (10) days of the Additional Closing Date.

(viii) The Company shall have delivered to such Buyer a certificate, executed by the Secretary of the Company and dated as of the Additional Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by the Company’s board of directors in a form reasonably acceptable to such Buyer, (ii) the Articles of Incorporation and (iii) the Bylaws, each as in effect at the Additional Closing, in the form attached hereto as Exhibit G.

(ix) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Additional Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Additional Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form attached hereto as Exhibit H.

(x) The Company shall have delivered to such Buyer a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five (5) days of the Additional Closing Date.

(xi) The Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the Additional Closing

Date, by the SEC or the Principal Market from trading on the Principal Market nor shall proceedings regarding such suspension by the SEC or the Principal Market have been threatened, as of the Additional Closing Date, either (A) by the SEC or the Principal Market or (B) by falling below the minimum maintenance requirements of the Principal Market, other than with respect to those issues set forth on the Company’s Current Report on Form 8-K, dated as of January 25, 2006.

(xii) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

(xiii) The Certificate of Designations in the form attached hereto as Exhibit B shall have been filed with the Secretary of State of the State of Florida and shall be in full force and effect, enforceable against the Company in accordance with its terms and shall not have been amended.

(xiv) The Shareholder Approval shall have been obtained and shall be effective under applicable rules and regulations.

(xv) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

(xvi) No event or events shall have occurred since the date hereof that, taken individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

8. TERMINATION.

In the event that (A) the Initial Closing shall not have occurred with respect to a Buyer on or before March 9, 2006 or (B) the Additional Closing shall not have occurred with respect to a Buyer on or before the applicable Additional Closing Deadline, due to the Company’s or such Buyer’s failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, if this Agreement is terminated pursuant to this Section 8, the Company shall remain obligated to reimburse the non-breaching Buyers for the expenses described in Section 4(g) above.

9. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyers, the Company, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, including, without limitation, Section 16 of the Confidentiality Agreement which is terminated hereby, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of at least a majority of the Preferred Shares issued and issuable hereunder, and any amendment to this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on all Buyers and holders of Securities, as applicable. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents, holders of Preferred Shares or holders of the Warrants, as the case may be. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Buyer has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Devcon International Corp.
595 South Federal Highway Suite 500
Boca Raton, Florida 33432

Telephone:	(561) 955-7300
Facsimile:	(561) 955-7333
Attention:	Stephen J. Ruzika

With a copy (for informational purposes only) to:

Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131

Telephone:	(305) 579-0756
Facsimile:	(305) 961-5756
Attention:	Robert L. Grossman, Esq.

If to the Transfer Agent:

Registrar and Transfer Company 10 Commerce Drive Cranford, NJ 07016

Telephone:	(908) 497-2300
Facsimile:	(908) 497-2310
Attention:	Michael Jones

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers,

with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022

Telephone:	(212) 756-2000
Facsimile:	(212) 593-5955
Attention:	Eleazer N. Klein, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Preferred Shares or the Warrants. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority of the aggregate number of Registrable Securities issued and issuable hereunder, including by way of a Fundamental Transaction (unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Certificate of Designations and the Warrants). A Buyer may assign some or all of its rights hereunder in connection with transfer of any of its Securities without the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Buyers contained in Sections 2 and 3 and the agreements and covenants set forth in Sections 4, 5 and 9 shall survive each Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Indemnification. In consideration of each Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and all of their shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (iii) any disclosure made by such Buyer pursuant to Section 4(i), or (iv) the status of such Buyer or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(l) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

(l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m) Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n) Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(o) No Effect Upon Lending Relationships. Nothing contained in this Agreement shall affect, limit or impair the rights and remedies of CapitalSource Finance LLC or its affiliates in their capacities as lenders pursuant to the CapitalSource Credit Agreements, including, without limitation, in exercising its rights as a lender and making any decision on whether to foreclose on any collateral security, and they shall not have any duty to consider (a) their status as a direct or indirect equityholder of the Company, (b) the interests of the Company or any of its Subsidiaries (other than with respect to any obligations they may have as a lender) or (c) any duty they may have to any other direct or indirect equityholder of the Company, except as may be required under the applicable loan documents, by commercial law applicable to creditors generally or pursuant to the Transaction Documents.

(p) Independent Nature of Buyers’ Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and the Company acknowledges that the Buyers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

DEVCON INTERNATIONAL CORP.

By:	/s/ Stephen J. Ruzika
Stephen J. Ruzika
President & Chief Executive Officer

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

STEELHEAD INVESTMENTS LTD.

By:	HBK Investments, L.P., its Investment Advisor

By:	/s/ Kevin O’Neal
Kevin O’Neal
Authorized Signatory

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

CASTLERIGG MASTER INVESTMENTS, LTD.

By:	Sandell Asset Management Corp.

By:	/s/ Patrick T. Burke
Patrick T. Burke
Senior Managing Director

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

CS EQUITY II LLC

By:	/s/ Dean C. Graham
Dean C. Graham
President & Chief Operating Officer

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)	(6)	(7)
Buyer	Address and Facsimile Number	Aggregate Principal Amount of Notes	Aggregate Number of Preferred Shares	Aggregate Number of Warrants	Purchase Price	Legal Representative’s Address and Facsimile Number
Steelhead Investments Ltd.	c/o HBK Investments L.P. 300 Crescent Court, Suite 700 Dallas, TX 75201 Attn: Legal (PP) Telephone: 214-758-6107 Facsimile: 214-758-1207 Residence: Cayman Islands	$35,000,000	35,000	1,284,067	$35,000,000	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376

Castlerigg Master Investments Ltd.	c/o Sandell Asset Management 40 West 57th St 26th Floor New York, NY 10019 Attention: Cem Hacioglu / Matthew Pliskin Telephone: 212-603-5700 Fax: 212-603-5710 Residence: British Virgin Islands	$7,000,000	7,000	256,813	$7,000,000	McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10017 Attention: Stephen Older, Esq. Facsimile: (212) 547-5444 Telephone: (212) 547-5649

CS Equity II LLC	c/o CapitalSource Finance, LLC 4445 Willard Avenue, 12th Floor Chevy Chase, Maryland 20815 Attention: HSB, Portfolio Manager Telephone: (301) 841-2700 Fax: (301) 841-2360 Residence: Delaware	$3,000,000	3,000	110,063	$3,000,000	Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Ill. 60661 Attention: Jeffrey L. Elegant, Esq. and Mark R. Grossman, Esq. Facsimile: (312) 577-4408 Telephone: (312) 902-5200

EXHIBITS

Exhibit A	Form of Notes

Exhibit B	Form of Certificate of Designations

Exhibit C	Form of Warrants

Exhibit D	Form of Registration Rights Agreement

Exhibit E	Form of Irrevocable Transfer Agent Instructions

Exhibit F-1	Form of Outside Company Counsel Opinion with respect to the Notes and Warrants

Exhibit F-2	Form of Opinion of Akerman Senterfitt in connection with Initial Closing

Exhibit F-3	Form of Outside Company Counsel Opinion with respect to the Preferred Shares

Exhibit F-4	Form of Opinion of Akerman Senterfitt in connection with Additional Closing

Exhibit G	Form of Secretary’s Certificate

Exhibit H	Form of Officer’s Certificate

Exhibit I	Form of Guardian Purchase Agreement (See Exhibit 2.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on November 16, 2005.)

Exhibit J	Form of Voting Agreement

Exhibit K	Form of Resolutions

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is made as of this 24th day of February, 2006, by and among Devcon International Corp., a Florida corporation, with headquarters located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432 (the ”Company”), on the one hand, and Steelhead Investments, Ltd., Castlerigg Master Investments, Ltd. and CS Equity II, LLC (each individually, a “Buyer” and collectively, the “Buyers”).

Recitals

WHEREAS, the Company and Buyers are parties to that certain Securities Purchase Agreement, dated as of February 10, 2006, (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement; and

WHEREAS, the parties desire to conduct the Initial Closing contemplated under the Agreement on March 6, 2006 notwithstanding that the Agreement provides for this closing to occur by the fifth business day after notice is given, which notice is required to be supplied no later than February 24, 2006; and

WHEREAS, the Company and Purchaser desire to amend the Agreement to revise certain provisions pertaining to the Additional Closing Date required under the Agreement if the Information Statement required under the terms of the Agreement is not reviewed by the Securities and Exchange Commission (the “SEC”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 1(b) of the Agreement is hereby amended by deleting the words “on the fifth (5th) Business Day” and substituting the words “on the sixth (6th) Business Day” therefor.

2. Section 1(c) of the Agreement is hereby amended by deleting the words “April 5, 2006” and substituting the words “May 10, 2006” therefor and by deleting the words “April 15, 2006” and substituting the words “May 19, 2006” therefor.

3. Section 4(p) of the Agreement is hereby amended by deleting the words “April 15, 2006” and substituting the words “May 19, 2006” therefor.

4. Section (1) of Exhibit B, the Certificate of Designations, is hereby amended by deleting the words “April 1, 2006” and substituting the words “the first business day of the first full quarter to occur after the Initial Issuance Date” therefor.

5. Except as specifically amended hereby, the Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

6. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

7. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Amendment to Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

DEVCON INTERNATIONAL CORP.

By:	/s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	Chief Executive Officer and President

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Amendment to Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

STEELHEAD INVESTMENTS LTD.

By:	/s/ J. Baker Gentry, Jr.
Name:	J. Baker Gentry, Jr.
Title:	Authorized Signatory

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Amendment to Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

CASTLERIGG MASTER INVESTMENTS, LTD.

By:	/s/ Kenneth Glassman
Name:	Kenneth Glassman
Title:	Senior Managing Director

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Amendment to Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

CS EQUITY II LLC

By:	/s/ Joseph Turitz
Name:	Joseph Turitz
Title:	Authorized Signatory

SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is made as of this 10th day of May, 2006, by and among Devcon International Corp., a Florida corporation, with headquarters located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432 (the “Company”), on the one hand, and HBK Main Street Investments L.P., Castlerigg Master Investments, Ltd. and CS Equity II, LLC (each individually, a “Buyer” and collectively, the “Buyers”).

Recitals

WHEREAS, the Company and Buyers are parties to that certain Securities Purchase Agreement, dated as of February 10, 2006, as amended from time to time (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement; and

WHEREAS, the Company and Purchaser desire to amend the Agreement to revise certain provisions pertaining to the Additional Closing Notice Deadline and the Additional Closing Deadline required under the Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 1(c) of the Agreement is hereby amended by deleting the words “May 10, 2006” and substituting the words “June 9, 2006” therefor, by deleting the words “May 19, 2006” and substituting the words “June 30, 2006” therefor, by deleting the words “July 20, 2006” and substituting the words “September 5, 2006” therefor and by deleting the words “July 31, 2006” and substituting the words “September 15, 2006” therefor.

2. Section 4(i) of the Agreement is hereby amended by deleting the words “May 15, 2006” and substituting the words “May 22, 2006” therefor.

3. Section 4(p) of the Agreement is hereby amended by deleting the words “May 19, 2006” and substituting the words “June 30, 2006” therefor and be deleting the words “July 31, 2006” and substituting the words “September 15, 2006” therefor.

4. Except as specifically amended hereby, the Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

5. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of

Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

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IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Second Amendment to Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

DEVCON INTERNATIONAL CORP.

By:	/s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	Chief Executive Officer and President

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Second Amendment to Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

HBK MAIN STREET INVESTMENTS L.P.

By:	HBK INVESTMENT L.P., INVESTMENT ADVISOR

By:	/s/ J. Baker Gentry, Jr.
Name:	J. Baker Gentry, Jr.
Title:	Authorized Signatory

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Second Amendment to Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

CASTLERIGG MASTER INVESTMENTS, LTD.

By:	/s/ Timothy O’Brien
Name:	Timothy O’Brien
Title:	Chief financial officer

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Second Amendment to Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

CS EQUITY II LLC

By:	/s/ Joseph Turitz
Name:	Joseph Turitz
Title:	Authorized Signatory

THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is made as of this 28th day of August, 2006, by and among Devcon International Corp., a Florida corporation, with headquarters located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432 (the ”Company”), on the one hand, and HBK Main Street Investments L.P., Castlerigg Master Investments, Ltd. and CS Equity II, LLC (each individually, a “Buyer” and collectively, the “Buyers”).

Recitals

WHEREAS, the Company and Buyers are parties to that certain Securities Purchase Agreement, dated as of February 10, 2006, as amended from time to time (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement; and

WHEREAS, the Company and Buyers desire to amend the Agreement to revise certain provisions pertaining to the Additional Closing Notice Deadline and the Additional Closing Deadline required under the Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 1(c) of the Agreement is hereby amended by deleting the words “September 5, 2006” and substituting the words “October 10, 2006” therefor and by deleting the words “September 15, 2006” and substituting the words “October 20, 2006” therefor.

2. Section 4(p) of the Agreement is hereby amended by deleting the words “September 15, 2006” and substituting the words “October 20, 2006” therefor.

3. Except as specifically amended hereby, the Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

4. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

5. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Third Amendment to Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY: DEVCON INTERNATIONAL CORP.

By:	/S/ STEPHEN J. RUZIKA
Name: Stephen J. Ruzika Title: Chief Executive Officer and President

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Third Amendment to Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS: HBK MAIN STREET INVESTMENTS L.P. By: HBK Investments L.P., Investment Advisor

By:	/S/ WILLIAM E. ROSE
Name: William E. Rose Title: Authorized Signatory

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Third Amendment to Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS: CASTLERIGG MASTER INVESTMENTS, LTD.

By:	Sandell Asset Management Corp.

By:	/s/ Patrick T. Burke
Name: Patrick T. Burke Title: Senior Managing Director

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Third Amendment to Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS: CS EQUITY II LLC

By:
Name: Title:

ANNEX F

LEHMAN FAIRNESS OPINION

ANNEX F

LEHMAN FAIRNESS OPINION

LEHMAN BROTHERS

as of October 21, 2005

Board of Directors

Devcon International Corp.

1350 East Newport Center Drive

Suite 201

Deerfield Beach, FL 33442

Members of the Board:

We understand that Devcon International Corp. (the “Company”) intends to enter into a transaction with Guardian International, Inc. (the “Target”), pursuant to which, among other things, the Company will acquire the Target through a reverse subsidiary merger for an aggregate cash consideration of $65.5 million, subject to certain adjustments, which after the discharge of indebtedness, the redemption of preferred stock, and the payment of Target transaction expenses is expected to result in a payment to the holders of the Target common stock of approximately $2.72 per share (the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger to be entered into among the Company, Devcon Acquisition, Inc., a wholly-owned subsidiary of the Company, and the Target (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the restructuring of the Company’s business operations and (ii) the Company’s ability or the method utilized to finance the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Target and the Company that we believe to be relevant to our analysis, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 for the Target and the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 for the Company; (3) financial and operating information with respect to the business, operations and prospects of the Target and the Company furnished to us by the Company, including projections of the future financial performance of the Target prepared by the management of the Company based on information received from the management of the Target (the “Company Projections”) and projections of the future financial performance of the Company prepared by the management of the Company; (4) a comparison of the historical financial results and present financial condition of the Target with those of other companies that we deemed relevant; (5) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant; and (6) the potential pro forma impact of the Proposed Transaction on the recurring monthly revenues and the earnings per share of the Company, including the cost savings, operating synergies and other strategic benefits expected to result from a combination of the businesses as estimated by the management of the Company (the “Expected Synergies”). In addition, we have had discussions with the managements of the Target and the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Target and the Company that they

F-1

are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Target and that the Target will perform substantially in accordance with such projections. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. However, for purposes of our analysis, we also have considered certain somewhat more conservative assumptions and estimates which resulted in certain adjustments to the Company Projections (the “Adjusted Projections”). We have discussed these Adjusted Projections with the management of the Company and they have agreed with the appropriateness of the use of, and we have relied on, such Adjusted Projections in performing our analysis. With respect to the Expected Synergies, we have assumed that the amount and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Target and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Target. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We are performing various investment banking services for the Company (including serving as placement agent on a future equity financing) and will receive customary fees for such services. Additionally, we have performed and are performing investment banking services for one of the principal shareholders of the Company, as well as its affiliates, and have received and will receive customary fees for such services. In the ordinary course of our business, we may trade in the debt and equity securities of the Company and the Target, if any, for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company, is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without our prior written consent, except that this opinion may be reproduced in full in, and references to the opinion and to us and our relationship with the Company may be included in filings made by the Company with the Securities and Exchange Commission if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the Securities and Exchange Commission rules.

Very truly yours,

LEHMAN BROTHERS

/s/ Robert J. Levy

Robert J. Levy
Managing Director

F-2

ANNEX G

GUARDIAN ACQUISITION VOTING AGREEMENT

VOTING AGREEMENT

VOTING AGREEMENT, dated as of November 9, 2005 (this “Agreement”), by and between Devcon International Corp., a Florida corporation (“Parent”) and the undersigned (the “Stockholder”).

WHEREAS, concurrently herewith, Parent, Devcon Acquisition, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Guardian International, Inc., a Florida corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) the Merger Sub shall merge with and into Company (the “Merger”), and each issued and outstanding share of the Common Stock (the “Company Common Stock”), will be converted into the right to receive the Merger Consideration and the Preferred Stock will be redeemed or converted into the right to receive the Redemption Amount;

WHEREAS, Stockholder beneficially owns shares of Company Common Stock as set forth on Schedule A hereto (the “Owned Shares” and, together with any shares of Company Common Stock or other Company securities with voting rights, including, but not limited to, certain shares of Series D Preferred Stock, of which the Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants, conversion of other convertible securities or otherwise, are collectively referred to herein as the “Covered Shares”);

WHEREAS, in order to induce Parent to enter into the Merger Agreement and proceed with the Merger, Parent and Stockholder are entering into this Agreement; and

WHEREAS, Stockholder acknowledges that Parent is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement and would not enter into the Merger Agreement if Stockholder did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and Stockholder hereby agree as follows:

1. Agreement to Vote.

(a) Prior to any termination of this Agreement, Stockholder hereby agrees that it shall, and shall cause any other holder of record of its Covered Shares (which it has the authority to direct) to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or cause to be voted) in person or by proxy all Covered Shares in favor of the Merger and any other matters necessary for the consummation of the Transactions and (iii) vote (or cause to be voted) all Covered Shares against (A) any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combination between the Company and any other Person (other than the Merger) and (B) any other action that could reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or any of the Transactions, or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement. For the purposes of this Agreement, the term “Person” means a natural person, corporation, trust, partnership, joint venture, association, limited liability company or other business or other legal entity of any kind.

(b) IN THE EVENT THE STOCKHOLDER FAILS TO VOTE THE COVERED SHARES AS INDICATED IN CLAUSE (a) OF THIS SECTION 1, STOCKHOLDER INDIVIDUALLY HEREBY GRANTS TO, AND APPOINTS, PARENT, THE PRESIDENT OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE, AS DEFINED BELOW) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN CLAUSE (a) OF THIS

SECTION 1. STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE, AS DEFINED BELOW) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKE ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO THE COVERED SHARES IF AND ONLY TO THE EXTENT SUCH PROXY RELATES TO THE MATTERS COVERED BY CLAUSE (a) OF THIS SECTION 1.

(c) Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company, except as set forth in clause (a) of this Section 1. In addition, nothing in this Agreement shall give Parent or any of its officers or designees the right to vote any Covered Shares in connection with the election of directors.

(d) In the event that Stockholder receives an offer to purchase any of the Covered Shares held by Stockholder (other than pursuant to the Merger Agreement), Stockholder hereby agrees that it shall (i) promptly notify Company and notify any other Person who is entitled to purchase the Covered Shares that Stockholder has received an offer to purchase its Covered Shares, and (ii) promptly reject any first offer right that Stockholder may have to purchase any Covered Shares or securities of the Company convertible into Covered Shares insofar as such first offer right arises from the execution of the Merger Agreement or consummation of the Merger.

2. No Inconsistent Agreements. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and by any agreement listed in Schedule B, attached hereto, it (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Covered Shares, in either case, which is inconsistent with its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of this Agreement by Parent to Stockholder, such earliest date being referred to herein as the “Termination Date”.

4. Representations and Warranties.

(a) Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

(i) Valid Existence. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(ii) Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by the Merger Agreement. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated by the Merger Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate or shareholder proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by the Merger Agreement. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

(iii) No Conflicts. Except for the applicable requirements of the Exchange Act and HSR Act, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by the Merger Agreement and (B) neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated by the Merger Agreement nor compliance by Parent with any of the provisions hereof or thereof shall (1) conflict with or violate the Articles of Incorporation or Bylaws of Parent, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Parent to perform its obligations hereunder and under the Merger Agreement.

(b) Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(i) Ownership of Securities. As of the date of this Agreement, (A) Stockholder beneficially owns the Owned Shares as set forth on Schedule A attached hereto, (B) Stockholder is the sole record holder of its respective Owned Shares free and clear of Liens (other than Liens created by this Agreement), (C) Stockholder has sole (or joint, as applicable) voting power and sole power of disposition with respect to all of its respective Owned Shares, with no restrictions (other than those created by this Agreement or in connection with the arrangements set forth on Schedule B attached to this Agreement), subject to applicable federal securities laws on their rights of disposition pertaining thereto, (D) Stockholder beneficially owns stock options representing the right to buy shares of Company Common Stock as shown on Schedule A hereto, some of which are issuable upon the exercise of currently exercisable stock options, and some of which are issuable upon the exercise of currently unvested stock options as shown on such schedule (collectively, the “Options”), and (E) except as set forth on Schedule A Stockholder does not own beneficially or of record any equity securities of the Company or securities convertible into equity securities of the Company other than the Covered Shares or the Options. As used in this Agreement, the terms “beneficial owner”, “beneficial ownership”, “beneficially owns” or “owns beneficially”, with respect to any securities, refer to the beneficial ownership of such securities as determined under Rule 13d-3(a) of the Exchange Act.

(ii) Existence, Power; Binding Agreement. Stockholder has full power, capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

(iii) No Conflicts. Except for the applicable requirements of the Exchange Act (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign Governmental Authority is necessary on the part of Stockholder for the execution and delivery of this Agreement by Stockholder and the performance by Stockholder of its obligations hereunder and (B) neither the execution and delivery of this Agreement by Stockholder nor the compliance by Stockholder with any of the provisions hereof will (1) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Stockholder pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any property or asset of Stockholder is bound or affected (other than those created by this Agreement or in connection with the arrangements set forth on Schedule B attached to this Agreement) or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder to perform its obligations hereunder.

5. Certain Covenants. Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Prior to any termination of this Agreement, subject to Section 7 hereof (with respect to Stockholder), Stockholder agrees that neither it nor any of its Representatives on its behalf, shall, directly or indirectly, solicit (including by way of furnishing information) any inquiries with respect to, or the making of, any proposal by any Person or entity (other than Parent or any affiliate of Parent) which constitutes, or could reasonably be expected to lead to, a Competing Transaction Proposal (as defined in the Merger Agreement). In addition, the Stockholder shall not, directly or indirectly, make any proposal or offer which constitutes, or could reasonably be expected to lead to, a Competing Transaction Proposal. If Stockholder or its Representatives have prior to the date of this Agreement, engaged in any of the foregoing activities, Stockholder will immediately cease and cause to be terminated any such activities. If Stockholder receives a bona fide inquiry or proposal with respect to the purchase or sale of shares of Company Common Stock including with respect to the Shareholder Agreements (as defined in the Merger Agreement), then Stockholder shall promptly inform the Company of the terms and conditions, if any, of such inquiry or proposal and the identity of the Person making it.

(b) Restriction on Transfer, Proxies and Non-Interference. Except as set forth in Section 8 hereof (and subject to the provisions of the Shareholder Agreements), Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby or by the Merger Agreement, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Covered Shares or Options, (ii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iii) knowingly take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

(c) Additional Covered Shares. Stockholder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Company Common Stock or other securities of the Company of which Stockholder acquires beneficial ownership after the date hereof (including upon the exercise of Options).

6. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreements or understandings herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of Covered Shares, (b) nothing herein shall be construed to limit or affect, directly or indirectly, any right, duty, action or inaction by Stockholder, other than in its capacity as a record holder and beneficial owner of Covered Shares, including such person’s capacity as a director, officer or employee of the Company, (c) Stockholder may provide information and engage in discussions with a third party, as and to the extent that the Company is permitted to do so in accordance with the provisions of Section 6.02(a) of the Merger Agreement, and (d) Stockholder shall have no liability to Parent or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by Stockholder in any capacity other than such person’s capacity as a record and beneficial owner of Covered Shares.

8. Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, each Stockholder may transfer any or all of the Covered Shares, in accordance with provisions of applicable Law, to Stockholder’s spouse, ancestors, descendants or any trust or partnership (controlled by Stockholder) for any of their benefit or to a charitable trust (controlled by Stockholder); provided, however, that, prior to and as a condition to the effectiveness of such transfer, each Person to which any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement, and shall have agreed in writing with Parent to hold such Covered Shares or interest in such Covered Shares subject to all of the terms and provisions of this Agreement.

9. No Control. Nothing contained in this Agreement shall give Parent the right to control or direct the Company or the Company’s operations.

10. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

11. Non-survival of Representations and Warranties. The respective representations and warranties of Stockholder and Parent contained herein shall not survive the closing of the transactions contemplated by the Merger Agreement or the termination of the Merger Agreement in accordance with its terms.

12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

if to Parent:

Devcon International Corp.

595 South Federal Hwy

Suite 500

Boca Raton, FL 33432

Attention: President

with a copy to:

Akerman Senterfitt

One Southeast Third Avenue, 28th Floor

Miami, Florida 33131

Facsimile No: (305) 374-5095

Attention: Stephen K. Roddenberry, Esq.

if to Stockholder:

To the addresses set forth on Schedule A attached hereto

with a copy to:

Squire, Sanders & Dempsey, L.L.P.

777 South Flagler Drive, 19W

West Palm Beach, FL 33401

Attn: Thomas R. McGuigan, Esq.

13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

15. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court for Broward County, Florida. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Circuit Court for Broward County, Florida for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named court.

17. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

18. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent and Stockholder have caused to be executed or executed this Agreement as of the date first written above.

DEVCON INTERNATIONAL CORP.

By:
Name:
Title:

STOCKHOLDER

By:
Name:
Title:

ANNEX H

FORM OF PROMISSORY NOTE

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144(K) UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THIS SECURITY MAY BE PLEDGED PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THIS SECURITY.

PROMISSORY NOTE

US$[$35,000,000][$7,000,000][$3,000,000]	New York, New York
February __, 2006

FOR VALUE RECEIVED, the undersigned, Devcon International Corp., a Florida corporation (the “Borrower”), HEREBY PROMISES TO PAY to [STEELHEADS INVESTMENT LTD.] [CASTLERIGG MASTER INVESTMENTS LTD.] [CS EQUITY II LLC](the “Lender”) (i) the principal sum of [THIRTY FIVE][SEVEN][THREE] MILLION UNITED STATES DOLLARS (US[$35,000,000][$7,000,000][$3,000,000]), and (ii) interest on the principal amount remaining unpaid hereunder from time to time outstanding, from the date hereof until paid in full, at a fixed rate equal to 8% per annum, in each case, payable on the earlier of the following dates (the “Maturity Date”): (x) the Additional Closing Deadline (as defined in that certain Securities Purchase Agreement, dated as of February 10, 2006, (the “Securities Purchase Agreement”), by and among the Borrower and the investors referred to therein (the “Buyers”)) and the date of the Additional Closing (as defined the Securities Purchase Agreement). This Note (including all Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Notes issued pursuant to the Securities Purchase Agreement (collectively, the “Notes” and such other Notes, the “Other Notes”).

Any amount of principal hereof that is not paid when due (whether upon demand, by acceleration or otherwise) shall bear interest from the day when due until such principal amount is paid in full, payable on demand, at a fixed rate equal to 18.0% per annum (the “Default Rate”). All interest shall be computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

Notwithstanding any other provision of this Note, interest paid or becoming due hereunder, or any document or instrument executed in connection herewith, shall in no event exceed the maximum rate permitted by applicable law. Both principal and interest are payable in lawful money of the United States in immediately available funds to the Lender of by (i) wire transfer to the Lender at such account as the Lender shall designate or (ii) as a credit to the Additional Purchase Price (as defined in the Securities Purchase Agreement) of such Lender pursuant to the Securities Purchase Agreement or (iii) a combination of the foregoing.

If any amount payable hereunder shall be due on any Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed (any other day being a “Business Day”), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest payable hereon.

The Borrower may not prepay this Note, in whole or in part, prior to the Maturity Date without the written consent of the Lender.

The Borrower represents and warrants that this Note and each other instrument, agreement and other document delivered by the Borrower to the Lender in connection with this Note (the Note, together with all such other agreements, instruments and other documents, are hereinafter referred to individually as a “Document” and collectively as the “Documents”) constitute the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

So long as this Note is outstanding, the Borrower shall not, and the Borrower shall not permit any of its Subsidiaries (as defined in the Securities Purchase Agreement) to, (a) directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (as defined in the Securities Purchase Agreement), other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) Permitted Indebtedness (as defined below); (b) allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Borrower or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens (as defined below); and (c) without the prior written consent of the holders of a majority in principal amount outstanding of the Notes and Other Notes, issue any Common Stock, Common Stock Equivalents (as defined in the Securities Purchase Agreement) or other equity or equity-linked securities of the Borrower (other than the Preferred Shares (as defined in the Securities Purchase Agreement) and Warrants (as defined in the Securities Purchase Agreement) to the Buyers as contemplated thereby) and other than in connection with an Approved Share Plan (as defined in the form of certificate of designations of Series A Convertible Preferred Stock of the Company attached to the Securities Purchase Agreement as Exhibit B thereto (the “Certificate of Designations”)).

The Borrower shall not, and the Borrower shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness or any Permitted Indebtedness (other than (i) in connection with the cancellation of the Don Smith Jr. Note (as defined on Schedule 3(s) to the Securities Purchase Agreement) in connection with partial payment of the purchase price to be received by the Company with respect to its sale of its Antigua operations to Mr. Smith, (ii) debt between the Company and its Subsidiaries and (iii) as expressly set forth on Schedule I) whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness so long as this Note or the Other Notes remain outstanding. Until all of the Notes have been redeemed or otherwise satisfied in accordance with their terms, the Borrower shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Lender.

For the purpose of this Note, (x) “Permitted Indebtedness” means (A) the CapitalSource Credit Agreements (as defined in the Certificate of Designations) (the “Senior Facility”), including any amendment to increase the loans issued pursuant to the Senior Facility to an amount not to exceed $100 million, in the aggregate, (B) that certain Wachovia Line of Credit Agreement maturing on June 30, 2006 (the “Wachovia Facility”), (C) Indebtedness incurred by the Borrower that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Lender and approved by the Lender in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of six percent (6%) per annum, (D) Indebtedness secured by Permitted Liens, (E) Indebtedness to trade creditors incurred in the ordinary course of business, (F) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Borrower or its Subsidiary, as the case may be and (G) surety bonds arising in the ordinary course of business, and (y) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) any Lien incurred to secure the Senior Facility or the Wachovia Facility, (v) Liens securing the Borrower’s obligations under the Notes, (vi) Liens (A) upon or in any equipment acquired or held by the Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (vii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (vi) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (viii) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Borrower’s business, not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole, (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (x) deposits and pledges of cash securing obligations on surety bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due and (xi) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default (defined below).

If any of the following shall occur (each a “Event of Default”):

(a) the suspension from trading or failure of the Common Stock, $0.10 par value of the Borrower to be listed on an Eligible Market (as defined in the Warrant) for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period;

(b) (1) the Borrower’s failure to pay to the Lender any amount of Principal, when and as due under this Note (including, without limitation, the Borrower’s failure to pay any redemption payments) or (2) the Borrower’s failure to pay to the Lender any other amounts when due hereunder, under any Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Lender is a party, if such failure continues for a period of at least five (5) Business Days;

(c) (1) any payment default or other default occurs under any Indebtedness of the Borrower or any of its Subsidiaries that results in a redemption of or acceleration prior to maturity of $250,000 or more of such Indebtedness in the aggregate, (2) any material default occurs under any Indebtedness of the Borrower or any of its Subsidiaries having an aggregate outstanding balance in excess of $250,000 and such default continues uncured for more than ten (10) Business Days, other than, in each case (1) and (2) above, a default with respect to any Other Notes , or (C) any “event of default” occurs under any Indebtedness;

(d) the Borrower or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(e) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Borrower or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Borrower or any of its Subsidiaries or (C) orders the liquidation of the Borrower or any of its Subsidiaries;

(f) a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Borrower or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Borrower provides the Lender a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Lender) to the effect that such judgment is covered by insurance or an indemnity and the Borrower will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(g) the Borrower breaches in any material respect any representation, warranty, covenant or other term or condition of any Transaction Document, after giving effect to any relevant grace or cure period but in no event more ten (10) consecutive Business Days;

(h) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes; or

(i) any provision of this Note shall at any time for any reason be declared to be null and void by a court of competent jurisdiction, or the validity or enforceability thereof shall be contested by the Borrower, or a proceeding shall be commenced by the Borrower seeking to establish the invalidity or unenforceability thereof, or the Borrower shall deny that the Borrower has any liability or obligation hereunder;

then, the Lender may (i) declare the outstanding principal amount of this Note and all other amounts due hereunder to be immediately due and payable, whereupon the outstanding principal amount of this Note and all such other amounts shall become and shall be forthwith due and payable, without diligence, presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and (ii) exercise any and all of its other rights under applicable law and/or hereunder.

The Borrower hereby indemnifies and holds harmless the Lender, each of its affiliates and correspondents and each of their respective directors, officers, employees, agents and advisors (each an “Indemnified Party”) from and against any and all actions, claims, damages, losses, liabilities, fines, penalties, costs and expenses of any kind (including, without limitation, counsel fees and disbursements in connection with any subpoena, investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto) which may be incurred by the Indemnified Party or which may be claimed against the Indemnified Party by any person by reason of or in connection with the execution, delivery or performance of this Note, or action taken or omitted to be taken by the Lender under, this Note, (but in no event by reason of or in connection with the execution, delivery or performance of the Securities Purchase Agreement or any transaction contemplated by (other than the execution, delivery and performance of this Note), or action taken or omitted to be taken by the Lender under the Securities Purchase Agreement), provided, however, that the Borrower shall not be liable for any portion of such damages, losses, liabilities, fines, penalties, costs and expenses resulting from any Indemnified Party’s gross negligence or willful misconduct. Nothing in this paragraph is intended to limit the Borrower’s obligations contained elsewhere in this Note. Without prejudice to the survival of any other obligation of the Borrower hereunder, the indemnities and obligations of the Borrower contained in this paragraph shall survive the payment in full of all obligations hereunder.

All notices or other communications provided for hereunder shall be made in accordance with Section 9(f) of the Securities Purchase Agreement.

No failure on the part of the Lender to exercise, and no delay in exercising, any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof by the Lender preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy of the Lender. No amendment or waiver of any provision of this Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Lender’s right to pursue actual and consequential damages for any failure by the Borrower to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Lender and shall not, except as expressly provided herein, be subject to any other obligation of the Borrower (or the performance thereof). The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Lender and that the remedy at law for any such breach may be inadequate. The Borrower therefore agrees that, in the event of any such breach or threatened breach, the Lender shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

The Borrower hereby agrees to pay on demand all costs and expenses (including, without limitation, all reasonable fees, expenses and other client charges of counsel to the Lender) incurred by the Lender in connection with the enforcement of the Lender’s rights, and the collection of all amounts due, hereunder.

This Note may not be amended except by an instrument in writing signed by the Lender and the Borrower. This Note shall be binding upon and inure to each benefit of the Lender and the Borrower and their respective successors and, if permitted, their assigns. The Borrower shall not delegate any of its obligations under this Note without the prior written consent of the Lender.

In the case of any assignment of this Note, Borrower shall maintain a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount of the Note (and stated interest thereon) (the “Registered Note”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. The Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Any assignment or sale of all or part of such Registered Loan may be effected only by registration of such assignment or sale on the Register.

The Borrower acknowledges that the transaction of which this Note is a part is a commercial transaction and hereby waives its right to any notice and hearing as may be allowed by any state or federal law with respect to any prejudgment remedy which the Lender or its successors or assigns may use.

Upon receipt by the Borrower of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Lender to the Borrower in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Borrower shall execute and deliver to the Lender a new Note representing the outstanding principal amount of the Note.

The Borrower hereby (i) irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Note, (ii) waives any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines, and (iii) irrevocably agrees that all claims in respect of such an action or proceeding may be heard and determined in such New York State or Federal court. The Borrower and each Lender (by its acceptance hereof) mutually waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Note.

[The remainder of this page is intentionally left blank]

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

DEVCON INTERNATIONAL CORP.

By:
Name:
Title:

Address:

Attention:

Telephone:

Telecopier:

AMENDMENT TO PROMISSORY NOTE

THIS AMENDMENT TO PROMISSORY NOTES (this “Amendment”) is made as of this 12th day of April, 2006, by and between Devcon International Corp., a Florida corporation, with headquarters located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432 (the ”Borrower”), on the one hand, and the lender that is a signatory to this Agreement (the “Lender”), on the other hand.

Recitals

WHEREAS, the Borrower and Lender are parties to that certain Promissory Note, dated as of March 6, 2006 (the “Note”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Securities Purchase Agreement, dated as of February 10, 2006, by and among the Borrower and the investors set forth in the schedule attached thereto; and

WHEREAS, the Borrower and the Lender desire to amend the Note to include a provision pertaining to the Additional Closing Date required under the Note due to certain timing issue concerning the filing, review by the Securities and Exchange Commission (the “SEC”) and mailing of the Information Statement required under the terms of the Note.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Note is hereby amended by inserting the following sentence after the end of the first complete paragraph of the Note to read as follows:

“Notwithstanding the foregoing, upon the Maturity Date, if the Additional Closing Date has not occurred on or prior to such date and either (a) (x) the Company has received the SEC Indication of Completion of Review (as defined in the Securities Purchase Agreement) and (y) the Company is using its reasonable best efforts to print the information statement required in connection with the Shareholder Approval (as defined in the Securities Purchase Agreement) (the “Information Statement”) and mail such Information Statement to the Company’s stockholders as promptly as commercially practicable; or (b) (x) the SEC is conducting a full review (which is continuing) of the Information Statement and (y) the Company has used its reasonable best efforts to respond to any comments of the SEC, to cause such Information Statement to become effective, to print such Information Statement and to mail such Information Statement to the Company’s stockholders as promptly as commercially practicable, the Maturity Date shall be extended until the earlier to occur of (i) the date of the Additional Closing Date and (ii) in the case of the scenario described in (a) above, June 9, 2006 and, in the case of the scenario described in (b) above, the earlier to occur of (x) January 1, 2007 and (y) thirty days after the date the Company has received the SEC Indication of Completion of Review.”

2. The Note is hereby amended by inserting the following paragraphs after the fifth complete paragraph of the Note to read as follows:

“The Borrower shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing (with the purchase of at least a majority of the outstanding shares of the Company’s Common Stock automatically constituting an assumption in writing) all of the obligations of the Borrower under this Note and the other Transactional Documents contemplated in the Securities Purchase Agreement pursuant to written agreements in form and substance satisfactory to the Lender and approved by the Lender prior to such Fundamental Transaction, including agreements to deliver to the Lender a Note of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note and satisfactory to the Lender, including, without limitation, having principal equal to the principal amount outstanding and accrued but unpaid interest under this Note at the time of such Change of Control and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common shares are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Borrower” shall refer instead to the Successor Entity), and may exercise every right and power of the Borrower and shall assume all of the obligations of the Borrower under this Note with the same effect as if such Successor Entity had been named as the Borrower herein. The provisions of this paragraph shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the redemption of the Note. Notwithstanding the foregoing, this paragraph shall not apply to the outstanding amounts under the Note to the extent such amounts are the subject of a Change of Control Repayment Notice (as defined below).

No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Borrower shall deliver written notice thereof via facsimile and overnight courier to the Lender (a “Change of Control Notice”). At any time during the period (the “Change of Control Period”) beginning after the Lender’s receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, the Lender may require the Borrower to repay this Note at a price (the “Change of Control Repayment Price”) equal to the greater of (i) the product of (x) the sum of the principal and accrued but unpaid interest due and payable under this Note and being redeemed and (y) the quotient determined by dividing (A) the Closing Sales Price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) $9.54 and (ii) 115% of the principal and accrued but unpaid interest due and payable under this Note and being redeemed by delivering written notice thereof (“Change of Control Repayment Notice”) to the Borrower, which Change of Control Repayment Notice shall indicate the repayment amount sought by the Lender. The Company shall make payment of the Change of Control Repayment Price concurrently with the consummation of such Change of Control if such a Change of Control Repayment Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Borrower’s receipt of such notice otherwise. To the extent redemptions required by this paragraph are deemed or determined by a court of competent jurisdiction to be prepayments of the outstanding principal and interest under this Note, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Borrower’s redemption of any portion of the Note under this paragraph, the Lender’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Lender. Accordingly, any redemption premium due under this paragraph is intended by the parties to be, and shall be deemed, a reasonable estimate of the Lender’s actual loss of its investment opportunity and not as a penalty.

For the purpose of this Note, a “Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification in which holders of the Borrower’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Borrower.

For the purpose of this Note, “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Lender. If the Company and the Lender are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to the dispute resolution mechanisms set forth in the Securities Purchase Agreement. All such determinations to be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.

For purpose of this Note, “Eligible Market” means the Principal Market, New York Stock Exchange, the Nasdaq National Market, The American Stock Exchange or The Nasdaq Capital Market.

For the purpose of this Note, “Fundamental Transaction” means that (i) the Borrower shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Borrower is the surviving corporation) another Person, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower to another Person, or (C) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding Common Stock (not including any Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (D) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify its Common Stock or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the issued and outstanding Common Stock or the aggregate ordinary voting power represented by issued and outstanding Common Stock. Notwithstanding anything stated herein to the contrary, a sale of all or any portion of the Lender’s Legacy Operations or Legacy Operations Assets shall not constitute a Fundamental Transaction.

For the purpose of this Note, “Legacy Operations” means the Borrower’s Construction Division, the Borrower’s remaining Materials operations and DevMat, an 80 percent-owned joint venture which conducts the Borrower’s desalination utility operations.

For the purpose of this Note, “Legacy Operations Assets” means those certain directly and indirectly held subsidiaries and other net assets of the Borrower that collectively comprise the Legacy Operations.

For the purposes of this Note, “ “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

For the purposes of this Note, “Principal Market” means the Nasdaq National Market.

For the purpose of this Note, “Successor Entity” means the Person, which may be the Borrower, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common shares or equivalent equity security are quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

For the purpose of this Note, “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided, that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).”

3. Except as specifically amended hereby, the Note is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

4. The Borrower shall reimburse Lender or its designee(s) (in addition to any other expense amounts paid to Lender prior to the date hereof) for the costs and expenses of Schulte Roth & Zabel LLP incurred in connection with the transactions contemplated by the Securities Purchase Agreement, this Amendment and any ancillary documents related thereto in the amount of $40,000, which amount shall be in addition to any amounts payable pursuant to Section 4(g) of the Securities Purchase Agreement, and shall be paid to Lender or its counsel within two (2) Business Days of execution of this Amendment and the payment of such amount to Schulte Roth & Zabel LLP shall be a condition to the effectiveness of this Amendment.

5. On or before 8:30 a.m., New York Time, on the third (3rd) Business Day following the date of this Amendment, the Borrower shall file a Current Report on Form 8-K or the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the applicable filing, the “Disclosure Report”) describing the terms of the Amendment in the form required by the 1934 Act and attaching the Amendment (or a form thereof). From and after the filing with the SEC of the Disclosure Report, and as to the Guardian Information, on or after such information is made public, which shall occur by no later than May 15, 2006, the Borrower shall have disclosed any material nonpublic information delivered to the Lenders by the Borrower or any of its Subsidiaries, or any of their respective officers, directors, employees or agents.

6. The Note to which this Amendment relates is one of an issue of Notes issued pursuant to the Securities Purchase Agreement (collectively, the “Notes” and such other Notes, the “Other Notes”); and the execution of Amendments of substantially similar form and substance hereof relating to each of the outstanding Other Notes outstanding and the satisfaction of any conditions to effectiveness contained therein shall be a condition to the effectiveness of this Amendment.

7. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND

AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

9. The obligations of Lender under any Transaction Document (as defined in the Securities Purchase Agreement) are several and not joint with the obligations of any other Lender under the Notes, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by Lender pursuant hereto or thereto, shall be deemed to constitute Lender and the lenders under the Other Notes (collectively, the “Lenders”) as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and the Borrower acknowledges that the Lenders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Lender confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Lender under the Notes shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment or out of any other Transaction Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the Lender and the Borrower have caused their respective signature page to this Amendment to Promissory Note to be duly executed as of the date first written above.

BORROWER:

DEVCON INTERNATIONAL CORP.

By:	/s/ Stephen J. Ruzika
Name: Stephen J. Ruzika
Title: Chief Executive Officer and President

IN WITNESS WHEREOF, the Lender and the Borrower have caused their respective signature page to this Amendment to Promissory Note to be duly executed as of the date first written above.

LENDER:

HBK MAIN STREET INVESTMENTS L.P.

By:	/s/ Laurence H. Lebowitz
Name: Laurence H. Lebowitz
Title: Authorized Signatory

AMENDMENT TO PROMISSORY NOTE

THIS AMENDMENT TO PROMISSORY NOTES (this “Amendment”) is made as of this 12th day of April, 2006, by and between Devcon International Corp., a Florida corporation, with headquarters located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432 (the ”Borrower”), on the one hand, and the lender that is a signatory to this Agreement (the “Lender”), on the other hand.

Recitals

WHEREAS, the Borrower and Lender are parties to that certain Promissory Note, dated as of March 6, 2006 (the “Note”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Securities Purchase Agreement, dated as of February 10, 2006, by and among the Borrower and the investors set forth in the schedule attached thereto (the “Securities Purchase Agreement”); and

WHEREAS, the Borrower and the Lender desire to amend the Note to include a provision pertaining to the Additional Closing Date required under the Note due to certain timing issue concerning the filing, review by the Securities and Exchange Commission (the “SEC”) and mailing of the Information Statement required under the terms of the Note.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Note is hereby amended by inserting the following sentence after the end of the first complete paragraph of the Note to read as follows:

“Notwithstanding the foregoing, upon the Maturity Date, if the Additional Closing Date has not occurred on or prior to such date and either (a) (x) the Company has received the SEC Indication of Completion of Review (as defined in the Securities Purchase Agreement) and (y) the Company is using its reasonable best efforts to print the information statement required in connection with the Shareholder Approval (as defined in the Securities Purchase Agreement) (the “Information Statement”) and mail such Information Statement to the Company’s stockholders as promptly as commercially practicable; or (b) (x) the SEC is conducting a full review (which is continuing) of the Information Statement and (y) the Company has used its reasonable best efforts to respond to any comments of the SEC, to cause such Information Statement to become effective, to print such Information Statement and to mail such Information Statement to the Company’s stockholders as promptly as commercially practicable, the Maturity Date shall be extended until the earlier to occur of (i) the date of the Additional Closing Date and (ii) in the case of the scenario described in (a) above, June 9, 2006 and, in the case of the scenario described in (b) above, the earlier to occur of (x) January 1, 2007 and (y) thirty days after the date the Company has received the SEC Indication of Completion of Review.”

2. The Note is hereby amended by inserting the following paragraphs after the fifth complete paragraph of the Note to read as follows:

“The Borrower shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing (with the purchase of at least a majority of the outstanding shares of the Company’s Common Stock automatically constituting an assumption in writing) all of the obligations of the Borrower under this Note and the other Transactional Documents contemplated in the Securities Purchase Agreement pursuant to written agreements in form and substance satisfactory to the Lender and approved by the Lender prior to such Fundamental Transaction, including agreements to deliver to the Lender a Note of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note and satisfactory to the Lender, including, without limitation, having principal equal to the principal amount outstanding and accrued but unpaid interest under this Note at the time of such Change of Control and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common shares are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Borrower” shall refer instead to the Successor Entity), and may exercise every right and power of the Borrower and shall assume all of the obligations of the Borrower under this Note with the same effect as if such Successor Entity had been named as the Borrower herein. The provisions of this paragraph shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the redemption of the Note. Notwithstanding the foregoing, this paragraph shall not apply to the outstanding amounts under the Note to the extent such amounts are the subject of a Change of Control Repayment Notice (as defined below).

No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Borrower shall deliver written notice thereof via facsimile and overnight courier to the Lender (a “Change of Control Notice”). At any time during the period (the “Change of Control Period”) beginning after the Lender’s receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, the Lender may require the Borrower to repay this Note at a price (the “Change of Control Repayment Price”) equal to the greater of (i) the product of (x) the sum of the principal and accrued but unpaid interest due and payable under this Note and being redeemed and (y) the quotient determined by dividing (A) the Closing Sales Price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) $9.54 and (ii) 115% of the principal and accrued but unpaid interest due and payable under this Note and being redeemed by delivering written notice thereof (“Change of Control Repayment Notice”) to the Borrower, which Change of Control Repayment Notice shall indicate the repayment amount sought by the Lender. The Company shall make payment of the Change of Control Repayment Price concurrently with the consummation of such Change of Control if such a Change of Control Repayment Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Borrower’s receipt of such notice otherwise. To the extent redemptions required by this paragraph are deemed or determined by a court of competent jurisdiction to be prepayments of the outstanding principal and interest under this Note, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Borrower’s redemption of any portion of the Note under this paragraph, the Lender’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Lender. Accordingly, any redemption premium due under this paragraph is intended by the parties to be, and shall be deemed, a reasonable estimate of the Lender’s actual loss of its investment opportunity and not as a penalty.

For the purpose of this Note, a “Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification in which holders of the Borrower’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Borrower.

For the purpose of this Note, “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Lender. If the Company and the Lender are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to the dispute resolution mechanisms set forth in the Securities Purchase Agreement. All such determinations to be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.

For purpose of this Note, “Eligible Market” means the Principal Market, New York Stock Exchange, the Nasdaq National Market, The American Stock Exchange or The Nasdaq Capital Market.

For the purpose of this Note, “Fundamental Transaction” means that (i) the Borrower shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Borrower is the surviving corporation) another Person, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower to another Person, or (C) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding Common Stock (not including any Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (D) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify its Common Stock or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the issued and outstanding Common Stock or the aggregate ordinary voting power represented by issued and outstanding Common Stock. Notwithstanding anything stated herein to the contrary, a sale of all or any portion of the Lender’s Legacy Operations or Legacy Operations Assets shall not constitute a Fundamental Transaction.

For the purpose of this Note, “Legacy Operations” means the Borrower’s Construction Division, the Borrower’s remaining Materials operations and DevMat, an 80 percent-owned joint venture which conducts the Borrower’s desalination utility operations.

For the purpose of this Note, “Legacy Operations Assets” means those certain directly and indirectly held subsidiaries and other net assets of the Borrower that collectively comprise the Legacy Operations.

For the purposes of this Note, “ “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

For the purposes of this Note, “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common shares or equivalent equity security are quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

For the purposes of this Note, “Principal Market” means the Nasdaq National Market.

For the purpose of this Note, “Successor Entity” means the Person, which may be the Borrower, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common shares or equivalent equity security are quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

For the purpose of this Note, “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided, that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).”

3. Except as specifically amended hereby, the Note is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

4. The Borrower shall reimburse Lender or its designee(s) (in addition to any other expense amounts paid to Lender prior to the date hereof) for all reasonable costs and expenses, incurred in connection with the execution of this Amendment, which amount shall be non-accountable, and shall be paid to Lender or its counsel within two (2) Business Days of execution of this Amendment.

5. On or before 8:30 a.m., New York Time, on the third (3rd) Business Day following the date of this Amendment, the Borrower shall file a Current Report on Form 8-K or the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the applicable filing, the “Disclosure Report”) describing the terms of the Amendment in the form required by the 1934 Act and attaching the Amendment (or a form thereof). From and after the filing with the SEC of the Disclosure Report, and as to the Guardian Information, on or after such information is made public, which shall occur by no later than May 15, 2006, the Borrower shall have disclosed any material nonpublic information delivered to the Lenders by the Borrower or any of its Subsidiaries, or any of their respective officers, directors, employees or agents.

6. The Note to which this Amendment relates is one of an issue of Notes issued pursuant to the Securities Purchase Agreement (collectively, the “Notes” and such other Notes, the “Other Notes”); and the execution of Amendments of substantially similar form and substance hereof relating to each of the outstanding Other Notes outstanding and the satisfaction of any conditions to effectiveness contained therein shall be a condition to the effectiveness of this Amendment.

7. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

9. The obligations of Lender under any Transaction Document (as defined in the Securities Purchase Agreement) are several and not joint with the obligations of any other Lender under the Notes, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by Lender pursuant hereto or thereto, shall be deemed to constitute Lender and the lenders under the Other Notes (collectively, the “Lenders”) as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and the Borrower acknowledges that the Lenders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Lender confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Lender under the Notes shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment or out of any other Transaction Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the Lender and the Borrower have caused their respective signature page to this Amendment to Promissory Note to be duly executed as of the date first written above.

BORROWER:

DEVCON INTERNATIONAL CORP.

By:	/s/ Stephen J. Ruzika
	Name:	Stephen J. Ruzika
	Title:	Chief Executive Officer and President

IN WITNESS WHEREOF, the Lender and the Borrower have caused their respective signature page to this Amendment to Promissory Note to be duly executed as of the date first written above.

LENDER:

CS EQUITY II LLC

By:	/s/ Steven A. Museles
	Name:	Steven A. Museles
	Title:	Executive Vice President

AMENDMENT TO PROMISSORY NOTE

THIS AMENDMENT TO PROMISSORY NOTES (this “Amendment”) is made as of this 12th day of April, 2006, by and between Devcon International Corp., a Florida corporation, with headquarters located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432 (the “Borrower”), on the one hand, and the lender that is a signatory to this Agreement (the “Lender”), on the other hand.

Recitals

WHEREAS, the Borrower and Lender are parties to that certain Promissory Note, dated as of March 6, 2006 (the “Note”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Securities Purchase Agreement, dated as of February 10, 2006, by and among the Borrower and the investors set forth in the schedule attached thereto; and

WHEREAS, the Borrower and the Lender desire to amend the Note to include a provision pertaining to the Additional Closing Date required under the Note due to certain timing issue concerning the filing, review by the Securities and Exchange Commission (the “SEC”) and mailing of the Information Statement required under the terms of the Note.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Note is hereby amended by inserting the following sentence after the end of the first complete paragraph of the Note to read as follows:

“Notwithstanding the foregoing, upon the Maturity Date, if the Additional Closing Date has not occurred on or prior to such date and either (a) (x) the Company has received the SEC Indication of Completion of Review (as defined in the Securities Purchase Agreement) and (y) the Company is using its reasonable best efforts to print the information statement required in connection with the Shareholder Approval (as defined in the Securities Purchase Agreement) (the “Information Statement”) and mail such Information Statement to the Company’s stockholders as promptly as commercially practicable; or (b) (x) the SEC is conducting a full review (which is continuing) of the Information Statement and (y) the Company has used its reasonable best efforts to respond to any comments of the SEC, to cause such Information Statement to become effective, to print such Information Statement and to mail such Information Statement to the Company’s stockholders as promptly as commercially practicable, the Maturity Date shall be extended until the earlier to occur of (i) the date of the Additional Closing Date and (ii) in the case of the scenario described in (a) above, June 9, 2006 and, in the case of the scenario described in (b) above, the earlier to occur of (x) January 1, 2007 and (y) thirty days after the date the Company has received the SEC Indication of Completion of Review.”

2. The Note is hereby amended by inserting the following paragraphs after the fifth complete paragraph of the Note to read as follows:

“The Borrower shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing (with the purchase of at least a majority of the outstanding shares of the Company’s Common Stock automatically constituting an assumption in writing) all of the obligations of the Borrower under this Note and the other Transactional Documents contemplated in the Securities Purchase Agreement pursuant to written agreements in form and substance satisfactory to the Lender and approved by the Lender prior to such Fundamental Transaction, including agreements to deliver to the Lender a Note of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note and satisfactory to the Lender, including, without limitation, having principal equal to the principal amount outstanding and accrued but unpaid interest under this Note at the time of such Change of Control and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common shares are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Borrower” shall refer instead to the Successor Entity), and may exercise every right and power of the Borrower and shall assume all of the obligations of the Borrower under this Note with the same effect as if such Successor Entity had been named as the Borrower herein. The provisions of this paragraph shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the redemption of the Note. Notwithstanding the foregoing, this paragraph shall not apply to the outstanding amounts under the Note to the extent such amounts are the subject of a Change of Control Repayment Notice (as defined below).

No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Borrower shall deliver written notice thereof via facsimile and overnight courier to the Lender (a “Change of Control Notice”). At any time during the period (the “Change of Control Period”) beginning after the Lender’s receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, the Lender may require the Borrower to repay this Note at a price (the “Change of Control Repayment Price”) equal to the greater of (i) the product of (x) the sum of the principal and accrued but unpaid interest due and payable under this Note and being redeemed and (y) the quotient determined by dividing (A) the Closing Sales Price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) $9.54 and (ii) 115% of the principal and accrued but unpaid interest due and payable under this Note and being redeemed by delivering written notice thereof (“Change of Control Repayment Notice”) to the Borrower, which Change of Control Repayment Notice shall indicate the repayment amount sought by the Lender. The Company shall make payment of the Change of Control Repayment Price concurrently with the consummation of such Change of Control if such a Change of Control Repayment Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Borrower’s receipt of such notice otherwise. To the extent redemptions required by this paragraph are deemed or determined by a court of competent jurisdiction to be prepayments of the outstanding principal and interest under this Note, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Borrower’s redemption of any portion of the Note under this paragraph, the Lender’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Lender. Accordingly, any redemption premium due under this paragraph is intended by the parties to be, and shall be deemed, a reasonable estimate of the Lender’s actual loss of its investment opportunity and not as a penalty.

For the purpose of this Note, a “Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification in which holders of the Borrower’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Borrower.

For the purpose of this Note, “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Lender. If the Company and the Lender are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to the dispute resolution mechanisms set forth in the Securities Purchase Agreement. All such determinations to be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.

For purpose of this Note, “Eligible Market” means the Principal Market, New York Stock Exchange, the Nasdaq National Market, The American Stock Exchange or The Nasdaq Capital Market.

For the purpose of this Note, “Fundamental Transaction” means that (i) the Borrower shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Borrower is the surviving corporation) another Person, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower to another Person, or (C) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding Common Stock (not including any Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (D) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify its Common Stock or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the issued and outstanding Common Stock or the aggregate ordinary voting power represented by issued and outstanding Common Stock. Notwithstanding anything stated herein to the contrary, a sale of all or any portion of the Lender’s Legacy Operations or Legacy Operations Assets shall not constitute a Fundamental Transaction.

For the purpose of this Note, “Legacy Operations” means the Borrower’s Construction Division, the Borrower’s remaining Materials operations and DevMat, an 80 percent-owned joint venture which conducts the Borrower’s desalination utility operations.

For the purpose of this Note, “Legacy Operations Assets” means those certain directly and indirectly held subsidiaries and other net assets of the Borrower that collectively comprise the Legacy Operations.

For the purposes of this Note, “ “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

For the purposes of this Note, “Principal Market” means the Nasdaq National Market.

For the purpose of this Note, “Successor Entity” means the Person, which may be the Borrower, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common shares or equivalent equity security are quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

For the purpose of this Note, “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided, that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).”

3. Except as specifically amended hereby, the Note is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

4. The Borrower shall reimburse Lender or its designee(s) (in addition to any other expense amounts paid to Lender prior to the date hereof) for all reasonable costs and expenses, incurred in connection with the execution of this Amendment, which amount shall be non-accountable, and shall be paid to Lender or its counsel within two (2) Business Days of execution of this Amendment.

5. On or before 8:30 a.m., New York Time, on the third (3rd) Business Day following the date of this Amendment, the Borrower shall file a Current Report on Form 8-K or the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the applicable filing, the “Disclosure Report”) describing the terms of the Amendment in the form required by the 1934 Act and attaching the Amendment (or a form thereof). From and after the filing with the SEC of the Disclosure Report, and as to the Guardian Information, on or after such information is made public, which shall occur by no later than May 15, 2006, the Borrower shall have disclosed any material nonpublic information delivered to the Lenders by the Borrower or any of its Subsidiaries, or any of their respective officers, directors, employees or agents.

6. The Note to which this Amendment relates is one of an issue of Notes issued pursuant to the Securities Purchase Agreement (collectively, the “Notes” and such other Notes, the “Other Notes”); and the execution of Amendments of substantially similar form and substance hereof relating to each of the outstanding Other Notes outstanding and the satisfaction of any conditions to effectiveness contained therein shall be a condition to the effectiveness of this Amendment.

7. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

9. The obligations of Lender under any Transaction Document (as defined in the Securities Purchase Agreement) are several and not joint with the obligations of any other Lender under the Notes, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by Lender pursuant hereto or thereto, shall be deemed to constitute Lender and the lenders under the Other Notes (collectively, the “Lenders”) as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and the Borrower acknowledges that the Lenders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Lender confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Lender under the Notes shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment or out of any other Transaction Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the Lender and the Borrower have caused their respective signature page to this Amendment to Promissory Note to be duly executed as of the date first written above.

BORROWER:
DEVCON INTERNATIONAL CORP.

By:	/s/ Stephen J. Ruzika
	Name:	Stephen J. Ruzika
	Title:	Chief Executive Officer and President

IN WITNESS WHEREOF, the Lender and the Borrower have caused their respective signature page to this Amendment to Promissory Note to be duly executed as of the date first written above.

LENDER:
CASTLERIGG MASTER INVESTMENTS LTD.

By:	/s/ Patrick T. Burke
	Name:	Patrick T. Burke
	Title:	Senior Managing Director

SECOND AMENDMENT TO PROMISSORY NOTE

THIS SECOND AMENDMENT TO PROMISSORY NOTE (this “Amendment”) is made as of this 10h day of May, 2006, by and between Devcon International Corp., a Florida corporation, with headquarters located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432 (the “Borrower”), on the one hand, and the lender that is a signatory to this Agreement (the “Lender”), on the other hand.

Recitals

WHEREAS, the Borrower and Lender are parties to that certain Promissory Note, dated as of March 6, 2006 (as amended from time to time, the “Note”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Securities Purchase Agreement, dated as of February 10, 2006, as amended from time to time (the “Securities Purchase Agreement”) by and among the Borrower and the investors set forth in the schedule attached thereto; and

WHEREAS, on April 12, 2006, the Borrower and Lender entered into that certain Amendment to Promissory Note; and

WHEREAS, the Borrower and the Lender desire to further amend the Note to revise the Additional Closing Date required under the Note in the event the Securities and Exchange Commission (the “SEC”) elects not to review the Information Statement required under the terms of the Note such that such Additional Closing Date shall be June 30, 2006 instead of June 9, 2006.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Note is hereby amended by deleting in its entirety the paragraph appearing below:

“Notwithstanding the foregoing, upon the Maturity Date, if the Additional Closing Date has not occurred on or prior to such date and either (a) (x) the Company has received the SEC Indication of Completion of Review (as defined in the Securities Purchase Agreement) and (y) the Company is using its reasonable best efforts to print the information statement required in connection with the Shareholder Approval (as defined in the Securities Purchase Agreement) (the “Information Statement”) and mail such Information Statement to the Company’s stockholders as promptly as commercially practicable; or (b) (x) the SEC is conducting a full review (which is continuing) of the Information Statement and (y) the Company has used its reasonable best efforts to respond to any comments of the SEC, to cause such Information Statement to become effective, to print such Information Statement and to mail such Information Statement to the Company’s stockholders as promptly as commercially practicable, the Maturity Date shall be extended until the earlier to occur of (i) the date of the Additional Closing Date and (ii) in the case of the scenario described in (a) above, June 9, 2006 and, in the case of the scenario described in (b) above, the earlier to occur of (x) January 1, 2007 and (y) thirty days after the date the Company has received the SEC Indication of Completion of Review.”

And substituting the following therefor:

“Notwithstanding the foregoing, upon the Maturity Date, if the Additional Closing Date has not occurred on or prior to such date and either (a) (x) the Company has received the SEC Indication of Completion of Review (as defined in the Securities Purchase Agreement) and (y) the Company is using its reasonable best efforts to print the information statement required in connection with the Shareholder Approval (as defined in the Securities Purchase Agreement) (the “Information Statement”) and mail such Information Statement to the Company’s stockholders as promptly as commercially practicable; or (b) (x) the SEC is conducting a full review (which is continuing) of the Information Statement and (y) the Company has used its reasonable best efforts to respond to any comments of the SEC, to cause such Information Statement to become effective, to print such Information Statement and to mail such Information Statement to the Company’s stockholders as promptly as commercially practicable, the Maturity Date shall be extended until the earlier to occur of (i) the date of the Additional Closing Date and (ii) in the case of the scenario described in (a) above, June 30, 2006 and, in the case of the scenario described in (b) above, the earlier to occur of (x) January 1, 2007 and (y) thirty days after the date the Company has received the SEC Indication of Completion of Review.”

2. Except as specifically amended hereby, the Note is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

3. The Borrower shall reimburse Lender or its designee(s) (in addition to any other expense amounts paid to Lender prior to the date hereof) for the reasonable costs and expenses of such Lender incurred in connection with the execution of this Amendment and any ancillary documents related thereto, which amount shall be in addition to any amounts payable pursuant to Section 4(g) of the Securities Purchase Agreement.

4. On or before 8:30 a.m., New York Time, on the third (3rd) Business Day following the date of this Amendment, the Borrower shall file a Current Report on Form 8-K or the Borrower’s Annual Report on Form 10-Q for the fiscal quarter ended March 31, 2006 (the “Disclosure Report”) describing the terms of the Amendment in the form required by the 1934 Act and attaching the Amendment (or a form thereof). From and after the filing with the SEC of the Disclosure Report, and as to the Guardian Information, on or after such information is made public, which shall occur by no later than May 22, 2006, the Borrower shall have disclosed any material nonpublic information delivered to the Lenders by the Borrower or any of its Subsidiaries, or any of their respective officers, directors, employees or agents.

5. The Note to which this Amendment relates is one of an issue of Notes issued pursuant to the Securities Purchase Agreement (collectively, the “Notes” and such other Notes, the “Other Notes”); and the execution of Amendments of substantially similar form and substance hereof relating to each of the outstanding Other Notes outstanding and the satisfaction of any conditions to effectiveness contained therein shall be a condition to the effectiveness of this Amendment.

6. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

7. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

8. The obligations of Lender under any Transaction Document (as defined in the Securities Purchase Agreement) are several and not joint with the obligations of any other Lender under the Notes, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by Lender pursuant hereto or thereto, shall be deemed to constitute Lender and the lenders under the Other Notes (collectively, the “Lenders”) as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and the Borrower acknowledges that the Lenders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Lender confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Lender under the Notes shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment or out of any other Transaction Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the Lender and the Borrower have caused their respective signature page to this Second Amendment to Promissory Note to be duly executed as of the date first written above.

BORROWER:

DEVCON INTERNATIONAL CORP.

By:	/s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	Chief Executive Officer and President

IN WITNESS WHEREOF, the Lender and the Borrower have caused their respective signature page to this Second Amendment to Promissory Note to be duly executed as of the date first written above.

LENDER:

HBK MAIN STREET INVESTMENTS L.P.

By:	HBK INVESTMENT L.P., INVESTMENT ADVISOR

By:	/s/ J. Baker Gentry, Jr.
Name:	J. Baker Gentry, Jr.
Title:	Authorized Signatory

SECOND AMENDMENT TO PROMISSORY NOTE

THIS SECOND AMENDMENT TO PROMISSORY NOTE (this “Amendment”) is made as of this 10h day of May, 2006, by and between Devcon International Corp., a Florida corporation, with headquarters located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432 (the “Borrower”), on the one hand, and the lender that is a signatory to this Agreement (the “Lender”), on the other hand.

Recitals

WHEREAS, the Borrower and Lender are parties to that certain Promissory Note, dated as of March 6, 2006 (as amended from time to time, the “Note”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Securities Purchase Agreement, dated as of February 10, 2006, as amended from time to time (the “Securities Purchase Agreement”) by and among the Borrower and the investors set forth in the schedule attached thereto; and

WHEREAS, on April 12, 2006, the Borrower and Lender entered into that certain Amendment to Promissory Note; and

WHEREAS, the Borrower and the Lender desire to further amend the Note to revise the Additional Closing Date required under the Note in the event the Securities and Exchange Commission (the “SEC”) elects not to review the Information Statement required under the terms of the Note such that such Additional Closing Date shall be June 30, 2006 instead of June 9, 2006.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Note is hereby amended by deleting in its entirety the paragraph appearing below:

“Notwithstanding the foregoing, upon the Maturity Date, if the Additional Closing Date has not occurred on or prior to such date and either (a) (x) the Company has received the SEC Indication of Completion of Review (as defined in the Securities Purchase Agreement) and (y) the Company is using its reasonable best efforts to print the information statement required in connection with the Shareholder Approval (as defined in the Securities Purchase Agreement) (the “Information Statement”) and mail such Information Statement to the Company’s stockholders as promptly as commercially practicable; or (b) (x) the SEC is conducting a full review (which is continuing) of the Information Statement and (y) the Company has used its reasonable best efforts to respond to any comments of the SEC, to cause such Information Statement to become effective, to print such Information Statement and to mail such Information Statement to the Company’s stockholders as promptly as commercially practicable, the Maturity Date shall be extended until the earlier to occur of (i) the date of the Additional Closing Date and (ii) in the case of the scenario described in (a) above, June 9, 2006 and, in the case of the scenario described in (b) above, the earlier to occur of (x) January 1, 2007 and (y) thirty days after the date the Company has received the SEC Indication of Completion of Review.”

And substituting the following therefor:

“Notwithstanding the foregoing, upon the Maturity Date, if the Additional Closing Date has not occurred on or prior to such date and either (a) (x) the Company has received the SEC Indication of Completion of Review (as defined in the Securities Purchase Agreement) and (y) the Company is using its reasonable best efforts to print the information statement required in connection with the Shareholder Approval (as defined in the Securities Purchase Agreement) (the “Information Statement”) and mail such Information Statement to the Company’s stockholders as promptly as commercially practicable; or (b) (x) the SEC is conducting a full review (which is continuing) of the Information Statement and (y) the Company has used its reasonable best efforts to respond to any comments of the SEC, to cause such Information Statement to become effective, to print such Information Statement and to mail such Information Statement to the Company’s stockholders as promptly as commercially practicable, the Maturity Date shall be extended until the earlier to occur of (i) the date of the Additional Closing Date and (ii) in the case of the scenario described in (a) above, June 30, 2006 and, in the case of the scenario described in (b) above, the earlier to occur of (x) January 1, 2007 and (y) thirty days after the date the Company has received the SEC Indication of Completion of Review.”

2. Except as specifically amended hereby, the Note is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

3. The Borrower shall reimburse Lender or its designee(s) (in addition to any other expense amounts paid to Lender prior to the date hereof) for the reasonable costs and expenses of such Lender incurred in connection with the execution of this Amendment and any ancillary documents related thereto, which amount shall be in addition to any amounts payable pursuant to Section 4(g) of the Securities Purchase Agreement.

4. On or before 8:30 a.m., New York Time, on the third (3rd) Business Day following the date of this Amendment, the Borrower shall file a Current Report on Form 8-K or the Borrower’s Annual Report on Form 10-Q for the fiscal quarter ended March 31, 2006 (the “Disclosure Report”) describing the terms of the Amendment in the form required by the 1934 Act and attaching the Amendment (or a form thereof). From and after the filing with the SEC of the Disclosure Report, and as to the Guardian Information, on or after such information is made public, which shall occur by no later than May 22, 2006, the Borrower shall have disclosed any material nonpublic information delivered to the Lenders by the Borrower or any of its Subsidiaries, or any of their respective officers, directors, employees or agents.

5. The Note to which this Amendment relates is one of an issue of Notes issued pursuant to the Securities Purchase Agreement (collectively, the “Notes” and such other Notes, the “Other Notes”); and the execution of Amendments of substantially similar form and substance hereof relating to each of the outstanding Other Notes outstanding and the satisfaction of any conditions to effectiveness contained therein shall be a condition to the effectiveness of this Amendment.

6. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

7. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

8. The obligations of Lender under any Transaction Document (as defined in the Securities Purchase Agreement) are several and not joint with the obligations of any other Lender under the Notes, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by Lender pursuant hereto or thereto, shall be deemed to constitute Lender and the lenders under the Other Notes (collectively, the “Lenders”) as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and the Borrower acknowledges that the Lenders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Lender confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Lender under the Notes shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment or out of any other Transaction Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the Lender and the Borrower have caused their respective signature page to this Second Amendment to Promissory Note to be duly executed as of the date first written above.

BORROWER:

DEVCON INTERNATIONAL CORP.

By:	/s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	Chief Executive Officer and President

IN WITNESS WHEREOF, the Lender and the Borrower have caused their respective signature page to this Second Amendment to Promissory Note to be duly executed as of the date first written above.

LENDER:

CS EQUITY II LLC

By:	/s/ Joseph Turitz
Name:	Joseph Turitz
Title:	Authorized Signatory

SECOND AMENDMENT TO PROMISSORY NOTE

THIS SECOND AMENDMENT TO PROMISSORY NOTE (this “Amendment”) is made as of this 10h day of May, 2006, by and between Devcon International Corp., a Florida corporation, with headquarters located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432 (the “Borrower”), on the one hand, and the lender that is a signatory to this Agreement (the “Lender”), on the other hand.

Recitals

WHEREAS, the Borrower and Lender are parties to that certain Promissory Note, dated as of March 6, 2006 (as amended from time to time, the “Note”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Securities Purchase Agreement, dated as of February 10, 2006, as amended from time to time (the “Securities Purchase Agreement”) by and among the Borrower and the investors set forth in the schedule attached thereto; and

WHEREAS, on April 12, 2006, the Borrower and Lender entered into that certain Amendment to Promissory Note; and

WHEREAS, the Borrower and the Lender desire to further amend the Note to revise the Additional Closing Date required under the Note in the event the Securities and Exchange Commission (the “SEC”) elects not to review the Information Statement required under the terms of the Note such that such Additional Closing Date shall be June 30, 2006 instead of June 9, 2006.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Note is hereby amended by deleting in its entirety the paragraph appearing below:

“Notwithstanding the foregoing, upon the Maturity Date, if the Additional Closing Date has not occurred on or prior to such date and either (a) (x) the Company has received the SEC Indication of Completion of Review (as defined in the Securities Purchase Agreement) and (y) the Company is using its reasonable best efforts to print the information statement required in connection with the Shareholder Approval (as defined in the Securities Purchase Agreement) (the “Information Statement”) and mail such Information Statement to the Company’s stockholders as promptly as commercially practicable; or (b) (x) the SEC is conducting a full review (which is continuing) of the Information Statement and (y) the Company has used its reasonable best efforts to respond to any comments of the SEC, to cause such Information Statement to become effective, to print such Information Statement and to mail such Information Statement to the Company’s stockholders as promptly as commercially practicable, the Maturity Date shall be extended until the earlier to occur of (i) the date of the Additional Closing Date and (ii) in the case of the scenario described in (a) above, June 9, 2006 and, in the case of the scenario described in (b) above, the earlier to occur of (x) January 1, 2007 and (y) thirty days after the date the Company has received the SEC Indication of Completion of Review.”

And substituting the following therefor:

“Notwithstanding the foregoing, upon the Maturity Date, if the Additional Closing Date has not occurred on or prior to such date and either (a) (x) the Company has received the SEC Indication of Completion of Review (as defined in the Securities Purchase Agreement) and (y) the Company is using its reasonable best efforts to print the information statement required in connection with the Shareholder Approval (as defined in the Securities Purchase Agreement) (the “Information Statement”) and mail such Information Statement to the Company’s stockholders as promptly as commercially practicable; or (b) (x) the SEC is conducting a full review (which is continuing) of the Information Statement and (y) the Company has used its reasonable best efforts to respond to any comments of the SEC, to cause such Information Statement to become effective, to print such Information Statement and to mail such Information Statement to the Company’s stockholders as promptly as commercially practicable, the Maturity Date shall be extended until the earlier to occur of (i) the date of the Additional Closing Date and (ii) in the case of the scenario described in (a) above, June 30, 2006 and, in the case of the scenario described in (b) above, the earlier to occur of (x) January 1, 2007 and (y) thirty days after the date the Company has received the SEC Indication of Completion of Review.”

2. Except as specifically amended hereby, the Note is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

3. The Borrower shall reimburse Lender or its designee(s) (in addition to any other expense amounts paid to Lender prior to the date hereof) for the reasonable costs and expenses of such Lender incurred in connection with the execution of this Amendment and any ancillary documents related thereto, which amount shall be in addition to any amounts payable pursuant to Section 4(g) of the Securities Purchase Agreement.

4. On or before 8:30 a.m., New York Time, on the third (3rd) Business Day following the date of this Amendment, the Borrower shall file a Current Report on Form 8-K or the Borrower’s Annual Report on Form 10-Q for the fiscal quarter ended March 31, 2006 (the “Disclosure Report”) describing the terms of the Amendment in the form required by the 1934 Act and attaching the Amendment (or a form thereof). From and after the filing with the SEC of the Disclosure Report, and as to the Guardian Information, on or after such information is made public, which shall occur by no later than May 22, 2006, the Borrower shall have disclosed any material nonpublic information delivered to the Lenders by the Borrower or any of its Subsidiaries, or any of their respective officers, directors, employees or agents.

5. The Note to which this Amendment relates is one of an issue of Notes issued pursuant to the Securities Purchase Agreement (collectively, the “Notes” and such other Notes, the “Other Notes”); and the execution of Amendments of substantially similar form and substance hereof relating to each of the outstanding Other Notes outstanding and the satisfaction of any conditions to effectiveness contained therein shall be a condition to the effectiveness of this Amendment.

6. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

7. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

8. The obligations of Lender under any Transaction Document (as defined in the Securities Purchase Agreement) are several and not joint with the obligations of any other Lender under the Notes, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by Lender pursuant hereto or thereto, shall be deemed to constitute Lender and the lenders under the Other Notes (collectively, the “Lenders”) as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and the Borrower acknowledges that the Lenders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Lender confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Lender under the Notes shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment or out of any other Transaction Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the Lender and the Borrower have caused their respective signature page to this Second Amendment to Promissory Note to be duly executed as of the date first written above.

BORROWER:

DEVCON INTERNATIONAL CORP.

By:	/s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	Chief Executive Officer and President

IN WITNESS WHEREOF, the Lender and the Borrower have caused their respective signature page to this Second Amendment to Promissory Note to be duly executed as of the date first written above.

LENDER:

CASTLERIGG MASTER INVESTMENTS LTD.

By:	/s/ Timothy O’Brien
Name:	Timothy O’Brien
Title:	Chief Financial Officer

ANNEX I

FORM OF REGISTRATION RIGHTS AGREEMENT

[FORM OF REGISTRATION RIGHTS AGREEMENT]

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of February __, 2006, by and among Devcon International Corp., a Florida corporation, with headquarters located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432 (the ”Company”), and the undersigned buyers (each, a “Buyer”, and collectively, the “Buyers”).

WHEREAS:

A. In connection with the Securities Purchase Agreement by and among the parties hereto of even date herewith (the “Securities Purchase Agreement”), the Company has agreed, upon the terms and subject to the conditions set forth in the Securities Purchase Agreement, to issue and sell to each Buyer (i) at the Initial Closing (as defined in the Securities Purchase Agreement) warrants (the “Warrants”) which will be exercisable to purchase shares of Common Stock (as exercised collectively, the “Warrant Shares”) and (ii) at the Additional Closing (as defined in the Securities Purchase Agreement), subject the satisfaction of certain terms and conditions, preferred shares of the Company designated as Series A Convertible Preferred Stock, the terms of which are set forth in the certificate of designation for such series of preferred shares (the “Certificate of Designations”) in the form attached as Exhibit A to the Securities Purchase Agreement (the “Preferred Shares”) which, among other things, will be convertible into shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”) (as converted, the “Conversion Shares”), in accordance with the terms of the Certificate of Designations

B. The Preferred Shares may be entitled to dividends, which the Company, subject to certain conditions, may pay in shares of Common Stock (the “Dividend Shares”).

C. To induce the Buyers to execute and deliver the Securities Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “1933 Act”), and applicable state securities laws.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Buyers hereby agree as follows:

1. Definitions.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

a. “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

b. “Effective Date” means the date that the Registration Statement has been declared effective by the SEC.

c. “Effectiveness Deadline” means the date which is 45 days after the Filing Deadline (as defined below), or if there is a full review of the Registration Statement by the SEC, 90 days after the Filing Deadline.

d. “Filing Deadline” means five (5) Business Days following the earlier to occur of (a) the Additional Closing Date and (b) the Additional Closing Deadline (as defined in the Securities Purchase Agreement).

e. “Investor” means a Buyer or any transferee or assignee of the Preferred Shares or Warrants, as applicable, to whom a Buyer assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9 and any transferee or assignee thereof to whom a transferee or assignee of the Preferred Shares or Warrants, as applicable, assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9.

f. “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

g. “register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements (as defined below) in compliance with the 1933 Act and pursuant to Rule 415 and the declaration of effectiveness of such Registration Statement(s) by the SEC.

h. “Registrable Securities” means (i) the Conversion Shares issued or issuable upon conversion of the Preferred Shares, (ii) the Warrant Shares issued or issuable upon exercise of the Warrants, (iii) any Dividend Shares issued or issuable with respect to the Preferred Shares and (iv) any share capital of the Company issued or issuable, with respect to the Preferred Shares, the Conversion Shares, the Dividend Shares, the Warrant Shares or the Warrants as a result of any share split, share dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on conversions of the Preferred Shares or exercises of the Warrants.

i. “Registration Statement” means a registration statement or registration statements of the Company filed under the 1933 Act covering the Registrable Securities.

j. “Required Holders” means the holders of at least a majority of the Registrable Securities.

k. “Required Registration Amount” means 120% of the sum of (i) the number of Conversion Shares issued and issuable pursuant to the Certificate of Designation, as of the trading day immediately preceding the applicable date of determination, (ii) the number of Dividend Shares issuable pursuant to the terms of the Certificate of Designation, determined as if issued as of the trading day immediately preceding the applicable date of determination and assuming that all of the Preferred Shares remain outstanding until the Mandatory Date (as defined in the Certificate of Designations), and (iii) the number of Warrant Shares issued and issuable pursuant to the Warrants as of the trading day immediately preceding the applicable date of determination, all subject to adjustment as provided in Section 2(e), without regard to any limitations on conversion of the Preferred Shares.

l. “Rule 415” means Rule 415 under the 1933 Act or any successor rule providing for offering securities on a continuous or delayed basis.

m. “SEC” means the United States Securities and Exchange Commission.

2. Registration.

a. Mandatory Registration. The Company shall prepare, and, as soon as practicable, but in no event later than the Filing Deadline, file with the SEC the Registration Statement on Form S-3 covering the resale of all of the Registrable Securities. In the event that Form S-3 is unavailable for such a registration, the Company shall use such other form as is available for such a registration on another appropriate form reasonably acceptable to the Required Holders, subject to the provisions of Section 2(d). The Registration Statement prepared pursuant hereto shall register for resale at least the number of shares of Common Stock equal to the Required Registration Amount as of the date the Registration Statement is initially filed with the SEC. The Registration Statement shall contain (except if otherwise directed by the Required Holders) the “Selling Shareholders” and “Plan of Distribution” sections in substantially the form attached hereto as Exhibit B. The Company shall use its best efforts to have the Registration Statement declared effective by the SEC as soon as practicable, but in no event later than the Effectiveness Deadline. By 9:30 a.m. on the first Business Day following the Effective Date, the Company shall file with the SEC in accordance with Rule 424 under the 1933 Act the final prospectus to be used in connection with sales pursuant to such Registration Statement.

b. Allocation of Registrable Securities. The initial number of Registrable Securities included in any Registration Statement and any increase in the number of Registrable Securities included therein shall be allocated pro rata among the Investors based on the number of Registrable Securities held by each Investor at the time the Registration Statement covering such initial number of Registrable Securities or increase thereof is declared effective by the SEC. In the event that an Investor sells or otherwise transfers any of such Investor’s Registrable Securities, each transferee that becomes an Investor shall be allocated a pro rata portion of the then remaining number of Registrable Securities included in such Registration Statement for such transferor. Any shares of Common Stock included in a Registration Statement and which remain allocated to any Person which ceases to hold any Registrable Securities covered by such Registration Statement shall be allocated to the remaining Investors, pro rata based on the number of Registrable Securities then held by such Investors which are covered by such Registration Statement. In no event shall the Company include any securities other than Registrable Securities on any Registration Statement without the prior written consent of the Required Holders.

c. Legal Counsel. Subject to Section 5 hereof, the Required Holders shall have the right to select one legal counsel to review and oversee any registration pursuant to this Section 2 (“Legal Counsel”), which shall be Schulte Roth & Zabel LLP or such other counsel as thereafter designated by the Required Holders. The Company and Legal Counsel shall reasonably cooperate with each other in regards to the performance of the Company’s obligations under this Agreement.

d. Ineligibility for Form S-3. In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form reasonably acceptable to the Required Holders and (ii) undertake to register the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

e. Sufficient Number of Shares Registered. In the event the number of shares available under a Registration Statement filed pursuant to Section 2(a) is insufficient to cover all of the Registrable Securities required to be covered by such Registration Statement or an Investor’s allocated portion of the Registrable Securities pursuant to Section 2(b), the Company shall amend the applicable Registration Statement, or file a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover at least the Required Registration Amount as of the trading day immediately preceding the date of the filing of such amendment or new Registration Statement, in each case, as soon as practicable, but in any event not later than fifteen (15) days after the necessity therefor arises. The Company shall use its best efforts to cause such amendment and/or new Registration Statement to become effective as soon as practicable following the filing thereof. For purposes of the foregoing provision, the number of shares available under a Registration Statement shall be deemed “insufficient to cover all of the Registrable Securities” if at any time the number of shares of Common Stock available for resale under the Registration Statement is less than the product determined by multiplying (i) the Required Registration Amount as of such time by (ii) 0.90. The calculation set forth in the foregoing sentence shall be made without regard to any limitations on the conversion of the Preferred Shares or the exercise of the Warrants and such calculation shall assume that the Preferred Shares are then convertible into shares of Common Stock at the then prevailing Conversion Rate (as defined in the Certificate of Designations) and that the Warrants are then exercisable for shares of Common Stock at the then prevailing Exercise Price (as defined in the Warrants).

f. Effect of Failure to File and Obtain and Maintain Effectiveness of Registration Statement. If (i) a Registration Statement covering all of the Registrable Securities required to be covered thereby and required to be filed by the Company pursuant to this Agreement is (A) not filed with the SEC on or before the respective Filing Deadline (a “Filing Failure”) or (B) filed with the SEC but not declared effective by the SEC on or before the respective Effectiveness Deadline (an “Effectiveness Failure”) or (ii) on any day after the Effective Date sales of all of the Registrable Securities required to be included on such

Registration Statement cannot be made (other than during an Allowable Grace Period (as defined in Section 3(r)) pursuant to such Registration Statement (including, without limitation, because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement, a suspension or delisting of the Common Stock on its principal trading market or exchange, or to register a sufficient number of shares of Common Stock) (a “Maintenance Failure”) then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each holder of Registrable Securities relating to such Registration Statement an amount in cash equal to one percent (1%) of the aggregate Purchase Price (as such term is defined in the Securities Purchase Agreement) of such Investor’s Registrable Securities included in such Registration Statement on each of the following dates: (i) on every thirtieth day (pro rated for periods totaling less than thirty days) after a Filing Failure until such Filing Failure is cured; (ii) on every thirtieth day (pro rated for periods totaling less than thirty days) after an Effectiveness Failure until such Effectiveness Failure is cured; and (iii) on every thirtieth day (pro rated for periods totaling less than thirty days) after a Maintenance Failure until such Maintenance Failure is cured. The Company shall also pay the reasonable fees of Legal Counsel to enforce the provisions hereof. The payments to which a holder shall be entitled pursuant to this Section 2(f) are referred to herein as “Registration Delay Payments.” Registration Delay Payments shall be paid on the day of the Filing Failure, Effectiveness Failure and the initial day of a Maintenance Failure, as applicable, and thereafter on the earlier of (I) the thirtieth day after the event or failure giving rise to the Registration Delay Payments has occurred and (II) the third Business Day after the event or failure giving rise to the Registration Delay Payments is cured. In the event the Company fails to make Registration Delay Payments in a timely manner, such Registration Delay Payments shall bear interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) until paid in full.

3. Related Obligations.

At such time as the Company is obligated to file a Registration Statement with the SEC pursuant to Section 2(a), 2(d) or 2(e), the Company will use its best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

a. The Company shall promptly prepare and file with the SEC a Registration Statement with respect to the Registrable Securities and use its best efforts to cause such Registration Statement relating to the Registrable Securities to become effective as soon as practicable after such filing (but in no event later than the Effectiveness Deadline). The Company shall keep each Registration Statement effective pursuant to Rule 415 at all times until the earlier of (i) the date as of which all of the Investors (other than any Investors who are “affiliates” of the Company as such term is used in Rule 144(k) promulgated under the Securities Act) may sell all of the Registrable Securities covered by such Registration Statement without restriction pursuant to Rule 144(k) (or any successor thereto) promulgated under the 1933 Act or (ii) the date on which the Investors shall have sold all of the Registrable Securities covered by such Registration Statement (the “Registration Period”). The Company shall ensure that each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading. The Company shall submit to the SEC, within two (2) Business Days after the later of the date that (i) the Company learns that no review of a particular Registration Statement will be made by the staff of the SEC or that the staff has no further comments on a particular Registration Statement, as the case may be, and (ii) the approval of Legal Counsel pursuant to Section 3(c) (which approval is immediately sought), a request for acceleration of effectiveness of such Registration Statement to a time and date not later than 48 hours after the submission of such request.

b. Subject to Section 3(r) of this Agreement, the Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the 1933 Act, as may be necessary to keep such Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 3(b)) by reason of the Company filing a report on Form 10-Q, Form 10-K or any analogous report under the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the SEC on the same day on which the 1934 Act report is filed which created the requirement for the Company to amend or supplement such Registration Statement.

c. The Company shall (A) permit Legal Counsel to review and comment upon (i) a Registration Statement at least five (5) Business Days prior to its filing with the SEC (and for at least two (2) Business Days after any final, material changes are made to any draft thereof) (provided that the Filing Deadline shall be extended by the time taken by Legal Counsel beyond such specified periods in exercising its right to review the Registration Statement pursuant to this Section 3) and (ii) all amendments and supplements to all Registration Statements (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports) within a reasonable number of days prior to their filing with the SEC, and (B) not file any Registration Statement or amendment or supplement thereto in a form to which Legal Counsel reasonably objects. The Company shall not submit a request for acceleration of the effectiveness of a Registration Statement or any amendment or supplement thereto without the prior approval of Legal Counsel, which consent shall not be unreasonably withheld. The Company shall furnish to Legal Counsel, without charge, (i) copies of any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to any Registration Statement (except for reports previously filed pursuant to the Securities Exchange Act of 1934, as amended), (ii) promptly after the same is prepared and filed with the SEC, one copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by an Investor, and all exhibits and (iii) upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto. The Company shall reasonably cooperate with Legal Counsel in performing the Company’s obligations pursuant to this Section 3.

d. The Company shall furnish to each Investor whose Registrable Securities are included in any Registration Statement, without charge, (i) promptly after the same is prepared and filed with the SEC, at least one copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by an Investor, all exhibits and each preliminary prospectus, (ii) upon the effectiveness of any Registration Statement, one (1) copy of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as such Investor may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as such Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Investor.

e. The Company shall use its reasonable best efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by Investors of the Registrable Securities covered by a Registration Statement under such other securities or “blue sky” laws of all applicable jurisdictions in the United States, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(e), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify Legal Counsel and each Investor who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

f. The Company shall notify Legal Counsel and each Investor in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and, subject to Section 3(r), promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission and deliver one (1) copy of such supplement or amendment to Legal Counsel and each Investor (or such other number of copies as Legal Counsel or such Investor may reasonably request). The Company shall also promptly notify Legal Counsel and each Investor in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Legal Counsel and each Investor by facsimile or e-mail on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information, and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

g. The Company shall use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify Legal Counsel and each Investor who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

h. If any Investor may be required under applicable securities law to be described in the Registration Statement as an underwriter, at the reasonable request of any Investor, the Company shall furnish to such Investor, on the date of the effectiveness of the Registration Statement and thereafter from time to time on such dates as an Investor may reasonably request (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Investors, and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to the Investors.

i. If any Investor may be required under applicable securities law to be described in the Registration Statement as an underwriter, the Company shall make available for inspection by (i) any Investor, (ii) Legal Counsel and (iii) one firm of accountants or other agents retained by the Investors (collectively, the “Inspectors”), all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably deemed necessary by each Inspector, and cause the Company’s officers, directors and employees to supply all information which any Inspector may reasonably request; provided, however, that each Inspector shall agree in writing to hold in strict confidence and not to make any disclosure (except to an Investor) or use of any Record or other information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (a) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the 1933 Act, (b) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, or (c) the information in such Records has been made generally available to the public other than by disclosure in violation of this or any other agreement of which the Inspector has knowledge. Each Investor agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential. Nothing herein (or in any other confidentiality agreement between the Company and any Investor) shall be deemed to limit the Investors’ ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations.

j. The Company shall hold in confidence and not make any disclosure of information concerning an Investor provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning an Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Investor and allow such Investor, at the Investor’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

k. The Company shall use its best efforts either to (i) cause all of the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) secure designation and quotation of all of the Registrable Securities covered by a Registration Statement on the Nasdaq National Market, or (iii) if, despite the Company’s best efforts to satisfy the preceding clause (i) or (ii) the Company is unsuccessful in satisfying the preceding clause (i) or (ii), to secure the inclusion for quotation on The Nasdaq Capital Market for such Registrable Securities and, without limiting the generality of the foregoing, to use its best efforts to arrange for at least two market makers to register with the National Association of Securities Dealers, Inc. (“NASD”) as such with respect to such Registrable Securities. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 3(k).

l. The Company shall cooperate with the Investors who hold Registrable Securities being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Investors may reasonably request and registered in such names as the Investors may request.

m. If requested by an Investor, the Company shall as soon as practicable after receipt of notice from such Investor and subject to Section 3(r) hereof, (i) incorporate in a prospectus supplement or post-effective amendment such information as an Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable

Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement if reasonably requested by an Investor holding any Registrable Securities.

n. The Company shall use its best efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

o. The Company shall make generally available to its security holders as soon as practical, but not later than one hundred five(105) days after the close of the period covered thereby, an earnings statement (in form complying with, and in the manner provided by, the provisions of Rule 158 under the 1933 Act) covering a twelve-month period beginning not later than the first day of the Company’s fiscal quarter next following the effective date of the Registration Statement.

p. The Company shall otherwise use its best efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

q. Within two (2) Business Days after a Registration Statement which covers Registrable Securities is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Investors whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the SEC in the form attached hereto as Exhibit A.

r. Notwithstanding anything to the contrary herein, at any time after the Registration Statement has been declared effective by the SEC, the Company may delay the disclosure of material, non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company, in the best interest of the Company and, in the opinion of counsel to the Company, otherwise required (a “Grace Period”); provided, that the Company shall promptly (i) notify the Investors in writing of the existence of material, non-public information giving rise to a Grace Period (provided that in each notice the Company will not disclose the content of such material, non-public information to the Investors) and the date on which the Grace Period will begin, and (ii) notify the Investors in writing of the date on which the Grace Period ends; and, provided further, that no Grace Period shall exceed twenty (20) consecutive days and during any three hundred sixty five (365) day period such Grace Periods shall not exceed an aggregate of sixty (60) days and the first day of any Grace Period must be at least five (5) trading days after the last day of any prior Grace Period (each, an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Investors receive the notice referred to in clause (i) and shall end on and include the later of the date the Investors receive the notice referred to in clause (ii) and the date referred to in such notice. The provisions of Section 3(g) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of the Grace Period, the Company shall again be bound by the first sentence of Section 3(f) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of an Investor in accordance with the terms of the Securities Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale, and delivered a copy of the prospectus included as part of the applicable Registration Statement, prior to the Investor’s receipt of the notice of a Grace Period and for which the Investor has not yet settled.

4. Obligations of the Investors.

a. At least five (5) Business Days prior to the first anticipated filing date of a Registration Statement, the Company shall notify each Investor in writing of the information the Company requires from each such Investor if such Investor elects to have any of such Investor’s Registrable Securities included in such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect and maintain the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

b. Each Investor, by such Investor’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless such Investor has notified the Company in writing of such Investor’s election to exclude all of such Investor’s Registrable Securities from such Registration Statement.

c. Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(g) or the first sentence of 3(f), such Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until such Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(g) or the first sentence of 3(f) or receipt of notice that no supplement or amendment is required. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of an Investor in accordance with the terms of the Securities Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale prior to the Investor’s receipt of a notice from the Company of the happening of any event of the kind described in Section 3(g) or the first sentence of 3(f) and for which the Investor has not yet settled.

d. Each Investor covenants and agrees that it will comply with the prospectus delivery requirements of the 1933 Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.

5. Expenses of Registration.

All reasonable expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for the Company shall be paid by the Company. The Company shall also reimburse the Investors for the fees and disbursements of Legal Counsel in connection with registration, filing or qualification pursuant to Sections 2 and 3 of this Agreement which amount shall be limited to $15,000.

6. Indemnification.

In the event any Registrable Securities are included in a Registration Statement under this Agreement:

a. To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Investor, the directors, officers, members, partners, employees, agents, representatives of, and each Person, if any, who controls any Investor within the meaning of the 1933 Act or the 1934 Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several, (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement or (iv) any violation of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, “Violations”). Subject to Section 6(c), the

Company shall reimburse the Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person for such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto; (ii) shall not be available to the extent such Claim is based on a failure of the Investor to deliver or to cause to be delivered the prospectus made available by the Company, including a corrected prospectus, if such prospectus or corrected prospectus was timely made available by the Company pursuant to Section 3(d); and (iii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9.

b. In connection with any Registration Statement in which an Investor is participating, each such Investor agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6(a), the Company, each of its directors, each of its officers who signs the Registration Statement and each Person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act (each, an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Investor expressly for use in connection with such Registration Statement; and, subject to Section 6(c), such Investor will reimburse any legal or other expenses reasonably incurred by an Indemnified Party in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6(b) and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Investor, which consent shall not be unreasonably withheld or delayed; provided, further, however, that the Investor shall be liable under this Section 6(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to such Investor as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(b) with respect to any preliminary prospectus shall not inure to the benefit of any Indemnified Party if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented.

c. Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for all such Indemnified Person or Indemnified Party to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding; provided further, that the indemnifying party shall not be responsible for the reasonable fees and expenses of more than one (1) separate legal counsel for all such Indemnified Person or Indemnified Party. In the case of an Indemnified Person, legal counsel referred to in the immediately preceding sentence shall be selected by the Investors holding at least a majority in interest of the Registrable Securities included in the Registration Statement to which the Claim relates. The Indemnified Party or Indemnified Person shall cooperate reasonably with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or Claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such Claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

d. No Person involved in the sale of Registrable Securities who is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to indemnification from any Person involved in such sale of Registrable Securities who is not guilty of fraudulent misrepresentation.

e. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

f. The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7. Contribution.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 6 of this Agreement, (ii) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (iii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities pursuant to such Registration Statement.

8. Reports Under the 1934 Act.

With a view to making available to the Investors the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to:

a. make and keep public information available, as those terms are understood and defined in Rule 144;

b. file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act so long as the Company remains subject to such requirements (it being understood that nothing herein shall limit the Company’s obligations under Section 4(c) of the Securities Purchase Agreement) and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

c. furnish to each Investor so long as such Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

9. Assignment of Registration Rights.

The rights under this Agreement shall be automatically assignable by the Investors to any transferee of all or any portion of such Investor’s Registrable Securities if: (i) the Investor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act and applicable state securities laws; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein; (v) such transfer shall have been made in accordance with the applicable requirements of the Securities Purchase Agreement; and (vi) such transfer shall have been conducted in accordance with all applicable federal and state securities laws.

10. Amendment of Registration Rights.

Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Holders; provided, however, that any such amendment or waiver that would have an adverse and disproportionate effect on any Investor must be approved by such Investor. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each Investor and the Company. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Registrable Securities. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

11. Miscellaneous.

a. A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from such record owner of such Registrable Securities.

b. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Devcon International Corp. 595 South Federal Highway Suite 500 Boca Raton, Florida 33432
Telephone:	(561) 955-7300
Facsimile:	(561) 955-7333
Attention:	Stephen J. Ruzika

With a copy (for informational purposes only) to:

Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131
Telephone:	(305) 579-0756
Facsimile:	(305) 961-5756
Attention:	Robert L. Grossman, Esq.

If to the Transfer Agent:

Registrar and Transfer Company 10 Commerce Drive Cranford, NJ 07016
Telephone:	(908) 497-2300
Facsimile:	(908) 497-2310
Attention:	Michael Jones

If to Legal Counsel:

Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022
Telephone:	(212) 756-2000
Facsimile:	(212) 593-5955
Attention:	Eleazer N. Klein, Esq.

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers attached hereto, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

c. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

d. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

e. This Agreement, the other Transaction Documents (as defined in the Securities Purchase Agreement) and the instruments referenced herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the other Transaction Documents and the instruments referenced herein and therein supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

f. Subject to the requirements of Section 9, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

g. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

h. This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

i. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

j. All consents and other determinations required to be made by the Investors pursuant to this Agreement shall be made, unless otherwise specified in this Agreement, by the Required Holders.

k. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

l. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

m. The obligations of each Investor hereunder are several and not joint with the obligations of any other Investor, and no provision of this Agreement is intended to confer any obligations on any Investor vis-à-vis any other Investor. Nothing contained herein, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.

* * * * * *

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

COMPANY:
DEVCON INTERNATIONAL CORP.

By:
Name:
Title:

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

BUYERS:
STEELHEAD INVESTMENTS LTD.

By:
Name:
Title:

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

BUYERS:
CASTLERIGG MASTER INVESTMENTS, LTD.

By:
Name:
Title:

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

CS EQUITY II LLC

By:
Name:
Title:

SCHEDULE OF BUYERS

Buyer	Buyer Address and Facsimile Number	Buyer’s Representative’s Address and Facsimile Number

Steelhead Investments Ltd.	c/o HBK Investments L.P. 300 Crescent Court, Suite 700 Dallas, TX 75201 Attn: Legal (PP) Telephone: 214-758-6107 Facsimile: 214-758-1207	Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Attn: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2000

Castlerigg Master Investments Ltd.	c/o Sandell Asset Management 40 West 57th St 26th Floor New York, NY 10019 Attention: Cem Hacioglu / Matthew Pliskin Fax: 212-603-5710 Telephone: 212-603-5700 Residence: British Virgin Islands	McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10017 Attention: Stephen Older, Esq. Facsimile: (212) 547-5444 Telephone: (212) 547-5649

CS Equity II LLC	c/o CapitalSource Finance, LLC 4445 Willard Avenue, 12th Floor Chevy Chase, Maryland 20815 Attention: HSB, Portfolio Manager Telephone: (301) 841-2700 Fax: (301) 841-2360	Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Ill. 60661 Attention: Jeffrey L. Elegant, Esq. and Mark R. Grossman, Esq. Facsimile: (312) 577-4408 Telephone: (312) 902-5200

EXHIBIT A

FORM OF NOTICE OF EFFECTIVENESS

OF REGISTRATION STATEMENT

[Transfer Agent]

[Address]

Attention:

Re: Devcon International Corp.

Ladies and Gentlemen:

[We are][I am] counsel to Devcon International Corp., a Florida corporation (the “Company”), and have represented the Company in connection with that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) entered into by and among the Company and the buyers named therein (collectively, the “Holders”) pursuant to which the Company issued to the Holders preferred shares (the “Preferred Shares”) convertible into the Company’s common stock, $0.10 par value (the ”Common Stock”), warrants exercisable for shares of Common Stock (the “Warrants”). Pursuant to the Securities Purchase Agreement, the Company also has entered into a Registration Rights Agreement with the Holders (the “Registration Rights Agreement”) pursuant to which the Company agreed, among other things, to register the Registrable Securities (as defined in the Registration Rights Agreement), including the shares of Common Stock issuable upon conversion of the Preferred Shares and the shares of Common Stock issuable upon exercise of the Warrants, under the Securities Act of 1933, as amended (the “1933 Act”). In connection with the Company’s obligations under the Registration Rights Agreement, on ____________ ___, 200_, the Company filed a Registration Statement on Form S-3 (File No. 333-_____________) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) relating to the Registrable Securities which names each of the Holders as a selling shareholder thereunder.

In connection with the foregoing, [we][I] advise you that a member of the SEC’s staff has advised [us][me] by telephone that the SEC has entered an order declaring the Registration Statement effective under the 1933 Act at [ENTER TIME OF EFFECTIVENESS] on [ENTER DATE OF EFFECTIVENESS] and [we][I] have no knowledge, after telephonic inquiry of a member of the SEC’s staff, that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the SEC and the Registrable Securities are available for resale under the 1933 Act pursuant to the Registration Statement.

Unless we inform you otherwise, this letter shall serve as our standing opinion to you that the shares of Common Stock are freely transferable by the Holders pursuant to the Registration Statement. You need not require further letters from us to effect any future legend-free issuance or reissuance of shares of Common Stock to the Holders as contemplated by the Company’s Irrevocable Transfer Agent Instructions dated February __, 2006.

Very truly yours,

[ISSUER’S COUNSEL]

By:

CC:	[LIST NAMES OF HOLDERS]

EXHIBIT B

SELLING SHAREHOLDERS

The shares of Common Stock being offered by the selling shareholders are issuable upon conversion of the convertible preferred shares, upon exercise of the warrants and in payment of certain dividend requirements as set forth in the Certificate of Designation. For additional information regarding the issuance of those convertible preferred shares and warrants, see “Private Placement of Convertible Preferred Shares and Warrants” above. We are registering the shares of Common Stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the preferred shares and warrants issued pursuant to the Securities Purchase Agreement, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling shareholders. The second column lists the number of shares of Common Stock beneficially owned by each selling shareholder, based on its ownership of the convertible preferred shares and warrants, as of ________, 200_, assuming conversion of all convertible preferred shares and exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercise.

The third column lists the shares of Common Stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of at least 120%, of the sum of (i) the number of shares of Common Stock issuable upon conversion of the convertible preferred shares (and the dividends accrued and payable thereunder) as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, (ii) the number of shares of Common Stock issuable upon payment of the dividend shares as of the trading day immediately preceding the date the registration statement is initially filed with the SEC assuming that all of the Preferred Shares remain outstanding through the Mandatory Date (as defined in the Certificate of Designations) and (iii) the number of shares of Common Stock issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the convertible preferred shares and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the certificate of designations and the warrants, a selling shareholder may not convert the preferred shares or exercise the warrants to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 9.99% or 4.99% as applicable of our then outstanding shares of Common Stock following such conversion or exercise, excluding for purposes of such determination shares of Common Stock issuable upon conversion of the convertible preferred shares which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
Steelhead Investments Ltd. (1)			0

Castlerigg Master Investments Ltd. (2)			0

CS Equity II LLC (3)

(1)	HBK Investments L.P. may be deemed to have sole voting and sole dispositive power over the securities pursuant to an Investment Management Agreement between HBK Investments L.P. and Steelhead Investments Ltd. Additionally, the following individuals may be deemed to have control over HBK Investments L.P.: Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, David C. Haley and Jamiel A. Akhtar. Steelhead Investments Ltd. is an affiliate of a registered broker-dealer and has represented to the Company that it acquired the securities in the ordinary course of business and, at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(2)	Sandell Asset Management Corp. is the investment manager of Castlerigg Master Investment Ltd. (“Castlerigg”) and has shared voting and dispositive power over the securities owned by Castlerigg. Sandell Asset Management Corp. and Thomas E. Sandell, its sole shareholder, disclaim beneficial ownership of the securities owned by Castlerigg.

(3)	CapitalSource Finance LLC may be deemed to have sole voting and sole dispositive power over the securities pursuant to its relationship with CS Equity II LLC. Additionally Keith Reuben may be deemed to have control over CapitalSource. Keith Reuben disclaims beneficial ownership of the securities owned by CapitalSource.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable upon conversion of the convertible preferred shares, upon exercise of the warrants and in payment of certain dividend requirements to permit the resale of these shares of Common Stock by the holders of the convertible preferred shares and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling shareholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the convertible preferred shares or warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $[            ] in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

ANNEX J

PRIVATE PLACEMENT VOTING AGREEMENT

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT, dated as of February 10, 2006 (this “Agreement”), by and among Devcon International Corp., a Florida corporation (the “Company”), and the shareholders listed on the signature pages hereto under the heading “Shareholders” (each a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, the Company and certain investors (each, an “Investor”, and collectively, the “Investors”) have entered into a Securities Purchase Agreement, dated as of the date hereof (the “Securities Purchase Agreement”), pursuant to which, among other things, the Company has agreed to issue and sell to the Investors and the Investors have agreed to purchase, (i) shares of preferred stock of the Company (the “Preferred Shares”) which Preferred Shares shall be convertible into shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), (ii) notes of the Company and (iii) warrants to acquire shares of Common Stock.

WHEREAS, as of the date hereof, the Shareholders own or have the power and authority to vote with respect to collectively 3,082,640 shares of Common Stock, which represent in the aggregate approximately 51.4% of the total issued and outstanding capital stock of the Company; and

WHEREAS, as a condition to the willingness of the Investors to enter into the Securities Purchase Agreement and to consummate the transactions contemplated thereby (collectively, the “Transaction”), the Investors have required that each Shareholder agree, and in order to induce the Investors to enter into the Securities Purchase Agreement, each Shareholder has agreed, to enter into this Agreement with respect to all the Common Stock now owned and which may hereafter be acquired by the Shareholder and any other securities, if any, which such Shareholder is currently entitled to vote, or after the date hereof, becomes entitled to vote, at any meeting of shareholders of the Company (the “Other Securities”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING AGREEMENT OF THE SHAREHOLDER

SECTION 1.01. Voting Agreement. Subject to the last sentence of this Section 1.01, each Shareholder hereby agrees that at any meeting of the shareholders of the Company, however called, and in any action by written consent of the Company’s shareholders, each of the Shareholders shall vote the Common Stock and the Other Securities: (a) in favor of the Shareholder Approval (as defined in the Securities Purchase Agreement) as described in Section 4(p) of the Securities Purchase Agreement; and (b) against any proposal or any other corporate action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Securities Purchase Agreement or which could result in any of the conditions to the Company’s obligations under the Securities Purchase Agreement not being fulfilled. Each Shareholder acknowledges receipt and review of a copy of the Securities Purchase Agreement and the other Transaction Documents (as defined in the Securities Purchase Agreement). The obligations of the Shareholders under this Section 1.01 shall terminate immediately following the occurrence of the Shareholder Approval.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

Each Shareholder hereby represents and warrants, severally but not jointly, to each of the Investors as follows:

SECTION 2.01. Authority Relative to This Agreement. Each Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform his or its obligations hereunder and to consummate the transactions contemplated hereby. Each Shareholder has taken whatever steps necessary, including without limitation, moving the Common Stock and Other Securities from a margin account to a cash account and/or delivering any voting instructions or legal proxy to any necessary broker or agent, to ensure that such Shareholder has the necessary power and authority to vote all of the Common Stock or Other Securities held by such Shareholder or has properly empowered such broker or agent to vote in accordance herewith. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect relating to, or affecting generally the enforcement of creditors’ and other obligees’ rights, (b) where the remedy of specific performance or other forms of equitable relief may be subject to certain equitable defenses and principles and to the discretion of the court before which the proceeding may be brought, and (c) where rights to indemnity and contribution thereunder may be limited by applicable law and public policy.

SECTION 2.02. No Conflict. (a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not, (i) conflict with or violate any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree applicable to any Shareholder or by which the Common Stock or the Other Securities owned by such Shareholder are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Common Stock or the Other Securities owned by such Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or the Common Stock or Other Securities owned by such Shareholder are bound.

(b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity by such Shareholder.

SECTION 2.03. Title to the Stock. As of the date hereof, each Shareholder is the owner of the number of shares of Common Stock and Other Securities set forth opposite its name on Appendix A attached hereto, entitled to vote, without restriction, on all matters brought before holders of capital stock of the Company, which Common Stock and Other Securities represent on the date hereof the percentage of the outstanding stock and voting power of the Company set forth on such Appendix. Such Common Stock and Other Securities are all the securities of the Company owned, either of record or beneficially, by such Shareholder. Except as permitted pursuant to the Certificate of Designations and the pledge of certain shares of Common Stock held by Royal Palm, such Common Stock and Other Securities are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Shareholder’s voting rights, charges and other encumbrances of any nature whatsoever. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Common Stock or Other Securities owned by such Shareholder.

ARTICLE III

COVENANTS

SECTION 3.01. No Disposition or Encumbrance of Stock. (a) Notwithstanding anything to the contrary in Section 3.03, each Shareholder hereby covenants and agrees that, until Shareholder Approval, except as contemplated by this Agreement, such Shareholder shall not offer or agree to sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant a proxy or power of attorney with respect to, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Shareholder’s voting rights, charge or other encumbrance of any nature whatsoever (“Encumbrance”) with respect to the Common Stock or Other Securities, directly or indirectly, initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing; provided, however, that any such Shareholder may assign, sell or transfer any Common Stock or Other Securities provided that any such recipient of the Common Stock or Other Securities has delivered to the Company and each Investor a written agreement in a form reasonably satisfactory to the Investors that the recipient shall be bound by, and the Common Stock and/or Other Securities so transferred, assigned or sold shall remain subject to this Agreement. The restrictions set forth in this Section 3.01 shall not apply to Donald L. Smith, Jr., Smithcon Family Investments, Ltd. and Smithcon Investments, Inc.

SECTION 3.02. Company Cooperation. The Company hereby covenants and agrees that it will not, and each Shareholder irrevocably and unconditionally acknowledges and agrees that the Company will not (and waives any rights against the Company in relation thereto), recognize any Encumbrance or agreement on any of the Common Stock or Other Securities subject to this Agreement (except those contemplated by Section 2.03) unless the provisions of Section 3.01 have been complied with. The Company agrees to use its reasonable best efforts to ensure that at any time in which any Shareholder Approval is required pursuant to Section 4(p) of the Securities Purchase Agreement, it will cause holders of Common Stock or Other Securities representing the percentage of outstanding capital stock required to vote in favor of the Transaction in order for the Company to comply with its obligations under Section 4(p) of the Securities Purchase Agreement to become party to and bound by the terms and conditions of this Agreement and the Common Stock and Other Securities held by such holders to be subject to the terms and conditions of this Agreement.

SECTION 3.03. Limitations on Sales. The Company shall not permit any Shareholder to and no Shareholder shall, sell or transfer, directly or indirectly, any Common Stock, Option (as defined in the Certificate of Designations), Convertible Security (as defined in the Certificate of Designations) or any other instrument convertible into or exercisable or exchangeable for Common Stock, or to convert or exercise any such convertible or exercisable instrument (except as may be issued pursuant to the terms of an Approved Share Plan (as defined in the Certificate of Designations), beneficially owned by such Person unless (i) the Required Holders (as defined in the Certificate of Designations) shall have executed a written consent to such sale, transfer or exercise or (ii) the Weighted Average Price (as defined in the Certificate of Designations) of the Common Stock shall have equaled or exceeded 175% of the initial Conversion Price (as defined in the Certificate of Designations) (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Subscription Date (as defined in the Certificate of Designations)) for each of the sixty (60) consecutive Trading Days (as defined in the Certificate of Designations) (the “Limitation Measuring Period”) prior to the date of such sale, transfer or exercise (the “Senior Management Limitation”). Notwithstanding the foregoing, the Senior Management Limitation shall not apply to such sale, transfer or exercise if either (x) the Market Capitalization (as defined in the Certificate of Designations) of the Company exceeds $200 million on the date of such sale, transfer or exercise, (y) the average daily trading volume as reported by Bloomberg of the Company’s Common Stock on the Principal Market (as defined in the Certificate of Designations) during the Limitation Measuring Period exceeds 50,000 shares. Notwithstanding anything stated herein to the contrary, the Common Stock or Other Securities may be pledged by the Shareholder in connection with a bona fide margin account or other loan or financing arrangement secured by such Common Stock or Other Securities and such pledge of Common Stock or Other Securities (or resulting foreclosure on such securities by such lender) shall not be deemed to be a transfer, sale or assignment of the Common Stock or Other Securities hereunder, and the Shareholder shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or (z) such sale, transfer or exercise occurs at such time as such Shareholder is no longer an employee, consultant, officer or director of the Company. The restrictions set forth in this Section 3.03 shall not apply to Donald L. Smith, Jr., Smithcon Family Investments, Ltd. and Smithcon Investments, Inc.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Further Assurances. Each Shareholder will execute and deliver such further documents and instruments and take all further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

SECTION 4.02. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that any Investor (without being joined by any other Investor) shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Any Investor shall be entitled to its reasonable attorneys’ fees in any action brought to enforce this Agreement in which it is the prevailing party.

SECTION 4.03. Entire Agreement. This Agreement constitutes the entire agreement among the Company and the Shareholders (other than the Securities Purchase Agreement and the other Transaction Documents) with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Company and the Shareholders with respect to the subject matter hereof.

SECTION 4.04. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 4.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

SECTION 4.06. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The parties hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York. The parties consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to any of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed to the party being served at its address set forth on the signature ages to this Agreement (and service so made shall be deemed complete three (3) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. Each of the Company and each Shareholder irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

SECTION 4.07. Third-Party Beneficiaries. The Investors shall be intended third party beneficiaries of this Agreement to the same extent as if they were parties hereto, and shall be entitled to enforce the provisions hereof.

SECTION 4.08. Termination. This Agreement shall terminate immediately following the occurrence of the Shareholder Approval or upon the mutual consent of each Shareholder and the Investors.

IN WITNESS WHEREOF, each Shareholder and the Company has duly executed this Agreement.

THE COMPANY:

DEVCON INTERNATIONAL CORP.

By:	/s/ Stephen J. Ruzika
Name: Stephen J. Ruzika
Title: Chief Executive office and President

Dated: February 10, 2006	Address:	595 South Federal Highway Suite 500 Boca Raton, Florida 33432

SHAREHOLDER:

SMITHCON FAMILY INVESTMENTS, INC.

By:	/s/ Donald L. Smith, Jr.
Name: Donald L. Smith, Jr.
Title: President

Dated: February 10, 2006	Address:

SHAREHOLDER:

SMITHCON FAMILY INVESTMENTS, LTD.

By:	/s/ Donald L. Smith, Jr.
	Name:	Donald L. Smith, Jr.
	Title:	President, Smithcon Family Investments, Inc., General Partner

SHAREHOLDER:

COCONUT PALM CAPITAL INVESTORS I, LTD.

By:	Coconut Palm Capital Investors I, Inc.
Its General Partner

By:	/s/ Jack I. Ruff
Name: Jack I. Ruff
Title: Vice President

Dated: February 10, 2006	Address:

SHAREHOLDER:

COCONUT PALM CAPITAL INVESTORS I, LTD., AS TRUE AND LAWFUL ATTORNEY PARTNERS OF COCONUT PALM CAPITAL INVESTORS I, LTD.

By:	Coconut Palm Capital Investors I, Inc.
Its General Partner

By:	/s/ Jack I. Ruff
Name: Jack I. Ruff
Title: Vice President

Dated: February 10, 2006	Address:

SHAREHOLDER:

COCONUT PALM CAPITAL INVESTORS I, INC., ON ITS OWN BEHALF AND AS TRUE AND LAWFUL ATTORNEY AND PROXY FOR THE LIMITED PARTNERS OF COCONUT PALM CAPITAL INVESTORS I, LTD.

By:	/s/ Jack I. Ruff
Name: Jack I. Ruff
Title: Vice President

Dated: February 10, 2006	Address:

SHAREHOLDER:

STEPHEN J. RUZIKA

/s/ Stephen J. Ruzika

Dated: February 10, 2006	Address:

SHAREHOLDER:

RICHARD C. ROCHON

/s/ Richard C. Rochon

Dated: February 10, 2006	Address:

SHAREHOLDER:

DONALD L. SMITH, JR.

/s/ Donald L. Smith, Jr.

Dated: February 10, 2006	Address:

SHAREHOLDER:

GEORGE M. HARE

/s/ George M. Hare

Dated: February 10, 2006	Address:	2005 Hunters View Roswell, GA 30075

SHAREHOLDER:

RONALD G. LAKEY

/s/ Ronald G. Lakey

Dated: February 10, 2006	Address:	2821 Banyan Blvd Circle NW Boca Raton, FL 33431

APPENDIX A

Shareholder	Common Stock Owned	Other Securities Owned	Percentage of Stock Outstanding	Voting Percentage of Stock Outstanding
Stephen J. Ruzika	70,000	50,000 options	1.2%	1.2%
Donald L. Smith, Jr.	305,481	80,700 options	5.1%	5.1%
Smithcon Family Investments, Ltd.	985,365		16.4%	16.4%
Smithcon Investments, Inc.	17,628		0.3%	0.3%
George M. Hare
Ron G. Lakey
Richard C. Rochon		8,000 options
Coconut Palm Capital Investors I, Ltd. and		1,704,166	28.4%	28.4%
Coconut Palm Capital Investors I, Inc.

*	excludes options/warrants owned by such shareholder